Filed pursuant to Rule 424(b)(3)

Registration No. 333-110974

PROPOSED MERGER —YOUR VOTE IS IMPORTANT

The boards of directors of Prime Medical Services, Inc., or Prime, and Medstone International, Inc., or Medstone, have agreed upon a transaction in which a newly-formed, wholly-owned subsidiary of Prime will be merged into Medstone. We are sending this joint proxy statement/prospectus to ask you to vote in favor of this transaction and other matters.

Prime will acquire by merger all of the Medstone common stock for total consideration of approximately $18.8 million, to be paid in shares of Prime common stock. Assuming Medstone has 3,758,220 shares of Medstone common stock outstanding (which was the number of shares outstanding on January 5, 2004) on the closing date for the merger and assuming the merger consideration is based on a price of Prime common stock of $4.77 (which was the closing price per share of Prime common stock on January 5, 2004, as reported on the Nasdaq National Market), Medstone stockholders would receive 1.048 shares of Prime common stock for each share of Medstone common stock they own, or a total of 3,938,614 shares of Prime common stock in the aggregate. These aggregate figures may increase to the extent stock options to acquire Medstone common stock are exercised before the closing. We have provided a detailed description of the calculation of the purchase price under the heading “Summary—The Merger” and “Terms of the Merger Agreement—Manner and Basis of Converting Stock.”

Prime common stock is quoted on the Nasdaq National Market under the symbol “PMSI.”

Medstone common stock is quoted on the Nasdaq National Market under the symbol “MEDS.”

Your vote is very important. We cannot complete the merger unless the Prime stockholders vote to approve the issuance of Prime common stock and the Medstone stockholders vote to approve and adopt the merger agreement. Additionally, at the Prime special meeting of stockholders, the Prime stockholders are being asked to approve Prime’s 2003 Stock Option Plan.

This document is a prospectus relating to the shares of Prime common stock to be issued in the merger and a joint proxy statement for both Prime to solicit proxies for its special meeting of stockholders and Medstone to solicit proxies for its special meeting of stockholders. It contains answers to frequently asked questions and a summary of the important terms of the merger, the merger agreement and related transactions, followed by a more detailed discussion.

For a discussion of certain significant matters that you should consider before voting on the merger agreement or the issuance of Prime common stock in connection with the merger, see “Risk Factors” beginning on page 15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Prime common stock to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This document is dated January 7, 2004 and is first being mailed to stockholders of Prime and Medstone on or about January 9, 2004.

PRIME MEDICAL SERVICES, INC.

1301 S. Capital of Texas Highway, Suite B-200

Austin, Texas 78746

(512) 328-2892

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 19, 2004

To the Stockholders of Prime Medical Services, Inc.:

NOTICE IS HEREBY GIVEN that the special meeting of stockholders of Prime Medical Services, Inc. will be held at 1301 S. Capital of Texas Highway, the Atrium of Suite B-200, Austin, Texas, 78746, on February 19, 2004 at 10:00 a.m., Austin, Texas time, for the following purposes:

1.	to consider and vote upon a proposal to approve the issuance of Prime common stock to the stockholders of Medstone International, Inc. as a result of the transactions contemplated by the Agreement and Plan of Merger dated November 11, 2003, by and among Prime, its wholly-owned subsidiary, ABC Merger, Inc., and Medstone International, Inc. pursuant to which ABC Merger will be merged with and into Medstone;

2.	to consider and vote upon a proposal to approve Prime’s 2003 Stock Option Plan; and

3.	to transact such other business incident to the conduct of the meeting as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on January 5, 2004 are entitled to notice of and to vote at the special meeting or at any adjournments or postponements thereof. Each share of Prime common stock is entitled to one vote. For all proposals, the affirmative vote of a majority of the shares of Prime common stock present in person or by proxy at the special meeting and entitled to vote is required. A complete list of stockholders entitled to vote at the special meeting will be available for examination at Prime’s offices in Austin, Texas during normal business hours by any holder of Prime common stock for any purpose relevant to the special meeting for a period of 10 days before the special meeting. Such list will also be available at the special meeting and any Prime stockholder may inspect it for any purpose relevant to the special meeting.

The board of directors of Prime unanimously approved the merger agreement and the transactions contemplated by it, including the issuance of Prime common stock to the Medstone stockholders as a result of such transactions, declared the advisability of the merger agreement, and recommends that Prime stockholders vote at the special meeting “FOR” the issuance of Prime common stock as a result of the transactions contemplated by the merger agreement. In addition, the Prime board of directors has unanimously approved and recommends that Prime stockholders vote “FOR” the approval of the Prime 2003 Stock Option Plan.

By Order of the Board of Directors,

/s/ Brad A. Hummel

Brad A. Hummel

President and Chief Executive Officer

Austin, Texas

January 7, 2004

Your vote is important. Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

MEDSTONE INTERNATIONAL, INC.

100 Columbia, Suite 100

Aliso Viejo, California 92656

(949) 448-7700

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 19, 2004

To the Stockholders of Medstone International, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Medstone International, Inc. will be held at 100 Columbia, Suite 100, Aliso Viejo, California, 92656, on February 19, 2004 at 2:00 p.m., Aliso Viejo, California time, for the following purposes:

1.	to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated November 11, 2003, by and among Prime Medical Services, Inc., its wholly-owned subsidiary, ABC Merger, Inc., and Medstone, pursuant to which ABC Merger will be merged with and into Medstone; and

2.	to transact such other business incident to the conduct of the meeting as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on January 5, 2004 are entitled to notice of and to vote at the special meeting or at any adjournments or postponements thereof. Each share of Medstone common stock is entitled to one vote. The affirmative vote of a majority of the outstanding Medstone common stock is required to approve and adopt the merger agreement. A complete list of stockholders entitled to vote at the special meeting will be available for examination at Medstone’s offices in Aliso Viejo, California during normal business hours by any Medstone stockholder for any purpose relevant to the special meeting for a period of 10 days before the special meeting. This list will also be available at the special meeting and any Medstone stockholder may inspect it for any purpose relevant to the special meeting. Medstone stockholders are not entitled to appraisal rights under the Delaware General Corporation Law with respect to the merger.

The Medstone board of directors unanimously (except for David Radlinski, who did not participate in the approval of the merger agreement) approved the merger agreement and declared the merger agreement advisable. The Medstone board (including Mr. Radlinski) unanimously recommends that Medstone stockholders vote at the special meeting “FOR” the approval and adoption of the merger agreement.

By Order of the Board of Directors,

/s/ David V. Radlinski

David V. Radlinski

Chairman of the Board and Chief Executive Officer

Aliso Viejo, California

January 7, 2004

Your vote is important. Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows Prime to “incorporate by reference” business and financial information that is not included in or delivered with this document, which means that Prime can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document.

This document incorporates by reference the documents set forth below:

•	Prime’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed March 14, 2003;

•	Prime’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed May 14, 2003;

•	Prime’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed August 12, 2003;

•	Prime’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed November 12, 2003;

•	Prime’s Current Reports on Form 8-K, filed on April 16, 2003, April 24, 2003, June 5, 2003, August 1, 2003, two reports on November 12, 2003 and November 17, 2003;

•	The description of Prime’s outstanding common stock contained in Prime’s Form 8-A, dated September 14, 1993; and

•	The description of the rights issued to stockholders of Prime contained in Prime’s Form 8-A, dated March 10, 1994.

Prime is also incorporating by reference additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of the filing of this document and the date of the Prime special meeting.

You can obtain any of the documents listed above from Prime or the SEC. Documents listed above are available from Prime without charge, excluding all exhibits unless the exhibits have specifically been incorporated by reference in this document. Holders of this document may obtain documents listed above by requesting them upon written or oral request from Prime at the following address:

Prime Medical Services, Inc.

1301 S. Capital of Texas Highway, Suite B-200

Austin, Texas 78746

Attention: Investor Relations

(512) 328-2892

If you would like to request documents from us, please do so by February 11, 2004 to receive timely delivery of the documents in advance of the Prime special meeting.

In addition, see “Where You Can Find More Information” on page 95.

i

Vote Required	94
New Plan Benefits	94
EXPERTS	94
LEGAL AND TAX MATTERS	94
WHERE YOU CAN FIND MORE INFORMATION	95
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF MEDSTONE INTERNATIONAL, INC.	F-1

LIST OF ANNEXES

Annex A — Agreement and Plan of Merger
Annex B — Opinion of Friend & Company
Annex C — Opinion of Banc of America Securities LLC
Annex D — Prime 2003 Stock Option Plan

QUESTIONS AND ANSWERS ABOUT THE MERGER

Set forth below are commonly asked questions and answers about the merger, including, if applicable, parenthetical page references to the more complete discussion in this document of the questions answered in this section. For a more complete description of the legal and other terms of the merger, please read carefully this entire document and the other available information referred to in “Where You Can Find More Information.”

Q:	What will happen in the merger?

A:	The proposed merger will combine the businesses of Prime and Medstone. At the effective time of the merger, ABC Merger, Inc., a newly-formed, wholly-owned subsidiary of Prime, will be merged with and into Medstone, and Medstone will be the surviving corporation. As a result of the merger, Prime will continue as a public company, with Medstone as its wholly-owned subsidiary.

Q:	How will the merger affect Medstone stockholders? What will Medstone stockholders receive for their shares in the merger? (see page 54)

A:	Under the terms of the merger agreement, Medstone stockholders will receive, for each share of Medstone common stock they own, $5.00 worth of Prime common stock valued on the basis of the average closing prices of Prime common stock, as reported on the Nasdaq National Market, for the 30 consecutive trading days immediately preceding the third trading day before the merger closing. The number of shares of Prime common stock to be received for each Medstone share will be equal to $5.00 divided by this 30-day average price. Assuming this average price were to be $4.77, which was the closing price of Prime common stock on January 5, 2004 as reported on the Nasdaq National Market, Medstone stockholders would receive 1.048 shares of Prime common stock for each share of Medstone common stock they own.

If the number of shares of Prime common stock to be received for each share of Medstone common stock is greater than 1.43, which would occur if this 30-day average price of Prime common stock is less than $3.50 per share, then either Prime or Medstone may terminate the merger agreement. However, if Prime desires to terminate the merger agreement on such basis, Medstone may (but is not required to) elect to set the number of Prime shares to be received for each Medstone share at 1.43 and Prime will then not have such right to terminate. If Medstone so elects to accept 1.43 Prime shares for each Medstone share at a time when this 30-day average price of Prime shares is less than $3.50 per share, then the Medstone stockholders would receive less than $5.00 of Prime common stock for each Medstone share. (See “Risk Factors” on page 15).

If the number of shares of Prime common stock to be received for each share of Medstone common stock is less than .91, which would occur if this 30-day average price of Prime common common stock is greater than $5.49 per share, then Medstone may terminate the merger agreement.

Q:	What will happen to Medstone’s stock options in the merger? (see page 56)

A:	In the case of options to purchase Medstone common stock at an exercise price of less than $5.00 per share, before the merger, Medstone will offer each of the holders of these options a cash payment equal to the number of shares underlying these options (whether or not vested) multiplied by the difference between $5.00 and the exercise price(s) of these options. To the extent these option holders accept this offer, their options will be cancelled at the time of the merger and they will receive their cash payments promptly following the merger. If the merger is not consummated, these options will retain their status as they existed before the offer.

All options that are not so cancelled, including all options to purchase Medstone common stock with an exercise price equal to or more than $5.00 per share, will become fully vested immediately before the effective time of the merger. To the extent these options are exercised before the merger, the option holders will receive Medstone common stock, which will be converted into the merger consideration in the same manner as other shares of Medstone common stock. If the merger is consummated, all unexercised options

v

will terminate. If the merger is not consummated, all options will return to their status as outstanding options as they existed before their accelerated vesting and exercise (if exercised in connection with the merger).

Medstone will deliver a written notice to Medstone option holders no later than 15 days prior to the consummation of the merger containing instructions regarding accepting the cash offer or exercising their options.

Q:	Will Prime stockholders receive any shares in the merger?

A:	No. Prime stockholders will continue to hold the Prime common stock they own before the time of the merger.

Q:	Where will my shares be traded after the merger?

A:	Prime common stock will continue to be traded on the Nasdaq National Market under the symbol “PMSI.” Medstone common stock will no longer be traded.

Q:	What vote does my board of directors recommend? (see page 26)

A:	The Prime board of directors unanimously recommends that their stockholders vote “FOR” the proposals, including the issuance of the Prime common stock as a result of the merger. The Medstone board of directors unanimously recommends that their stockholders vote “FOR” the approval and adoption of the merger agreement.

Q:	Why are Prime and Medstone proposing the merger?

A:	Prime and Medstone believe that the merger will create a stronger combined company and benefit their respective stockholders. For discussions of both the positive and negative factors considered by the board of directors of each company in approving the merger, see pages 35 and 38. Prime and Medstone believe that the merger will:

•	Broaden the Urology Platform and Increase Prominence in the Urology Market. The merger will increase the combined company’s customer and physician base and its services to the urology market. The merger will also strengthen the combined company’s vertical participation in the urology market. We believe that this, along with the combined company’s extensive relationships in the healthcare community, will enable it to increase its ambulatory and fixed base services and increase its prominence in the urology market.

•	Improve Financial Flexibility. We believe that the merger will provide the combined company with more efficient access to capital, at a lower cost, than either Prime or Medstone has individually. In addition, the combined company should be better positioned to fund future growth and reduce leverage through the possible sale of equity.

•	Operating Efficiencies. The merger should enable the combined company to operate the combined lithotripsy businesses on a more cost efficient and effective basis with anticipated cost reductions in administration, facilities, services, and mobile operations.

A:	Prime also believes that the merger will:

•	Increase Its Position as the Country’s Leading Provider of Lithotripsy Services. The merger should increase Prime’s customer and physician base in the urology market and therefore its position as the leading lithotripsy service provider in the country.

•	Geographic and Customer Expansion. The merger will enable Prime to operate with a broader, more diverse set of markets and customers within the United States, providing additional revenue and geographic diversity.

•	Provide Accretion to Earnings. The merger should increase Prime earnings per share.

•	Provide Balance Sheet Benefits. The merger should improve Prime’s balance sheet because, as of September 30, 2003, Medstone had no long-term debt and had working capital of $16.5 million, including more than $7 million in cash and short-term investments.

•	Provide Fair Exchange Ratio. Prime believes that the exchange ratio in the merger is fair from a financial point of view to Prime. The Prime board of directors received the written opinion of Banc of America Securities LLC that, as of November 7, 2003 and based upon and subject to the various assumptions and limitations stated in its opinion, the exchange ratio in the merger was fair from a financial point of view to Prime. The full text of the opinion of Banc of America Securities LLC, dated November 7, 2003, is attached as Annex C to this document. The opinion sets forth the assumptions made, procedures followed, other matters considered and limits of the review undertaken. The stockholders of Prime are urged to read the opinion in its entirety.

A:	Medstone also believes that the merger will:

•	Provide Medstone Stockholders the Opportunity for Continued Investment in a Business Focused Primarily on Urology-Related Products and Services. The merger is a strategic transaction which will provide Medstone stockholders with the opportunity for continued investment in a combined company whose business focuses primarily on urology-related products and services. In addition, the combined business is expected to realize certain synergies by virtue of the strategic business combination.

•	Provide Premium Merger Consideration. For each Medstone share held by them, the Medstone stockholders will receive $5.00 of Prime common stock, based on the average closing prices of Prime common stock, as reported on the Nasdaq National Market, for the 30 consecutive trading days immediately preceding the third trading day before the merger closing. This $5.00 value per share consideration to Medstone’s stockholders represents a 27% premium over the last reported sale price per share of Medstone common stock on November 11, 2003, the last full trading day before the public announcement of the merger, and a 26% premium over the average last reported sale prices per share of Medstone common stock for the 10 trading days preceding the announcement.

•	Provide Increased Liquidity. Both Prime and Medstone common stock trade on the Nasdaq National Market. The average daily trading volume of Prime common stock over the one-year period ending on November 11, 2003, the date the merger was publicly announced, was approximately 78,500 shares per day. The average daily trading volume of Medstone common stock over that period was approximately 8,600 shares per day. Medstone anticipates that in view of the substantially increased size of the combined company following the merger, the Prime common stock will continue to trade at significantly greater daily volumes than the volumes at which the Medstone common stock traded before the merger announcement, thereby providing increased liquidity for Medstone stockholders.

•	Qualify as a Tax-Free Reorganization. The merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes, and the transaction should be tax-free to Medstone stockholders (except for cash received in lieu of fractional shares).

•

Provide Fair Consideration. The Medstone board of directors believes that the consideration to be received by the Medstone stockholders in the merger is fair from a financial point of view. In forming that belief, the board considered, among other things, the written opinion of its financial advisor, Friend & Company, that, as of November 6, 2003 and based upon and subject to the various assumptions and limitations stated in its opinion, the consideration offered to the Medstone stockholders in the merger was fair from a financial point of view. The full text of the opinion of Friend & Company, dated

November 6, 2003, is attached as Annex B to this document. In addition, the opinion is discussed under “The Merger—Opinion of Medstone’s Financial Advisor” beginning of page 40 of this document. The stockholders of Medstone are urged to read the opinion and such discussion in their entirety.

•	Avoid the Uncertainty regarding Medstone Alone Being Able to Successfully Implement its Current Business Plan or to Substantially Increase Stockholder Value through Successful Implementation of its Business Plan. Medstone’s current business plans include the introduction of new products and the realization of increased revenue as a result. Historically, Medstone has encountered significant delays in the introduction of new products and has often not realized the revenue growth anticipated by the introduction of such products. The merger will allow Medstone to avoid the uncertainty associated with trying to implement its current plan alone as its business will be combined with the operations and resources of Prime.

•	Allow Medstone’s Business to Capitalize on Prime’s Position in the Urology Market and the Larger Size of the Combined Company. The merger should enable the Medstone business to take advantage of Prime’s extensive relationships with physicians and other health care providers. The much larger size of the combined company after the merger should also enable it to absorb, better than Medstone could alone, the impact of a decrease in revenues or an increase in expenses in Medstone’s business.

Q:	Are there any risks in the merger that I should consider? (see page 15)

A:	Yes. There are risks associated with all business combinations, including the proposed merger. We have described these risks and other risks in more detail under “Risk Factors” beginning on page 15.

Q:	When do you expect the merger to be completed?

A:	We expect to complete the merger promptly following approval by the Prime stockholders at the Prime special meeting of stockholders and approval by the Medstone stockholders at the Medstone special meeting of stockholders.

Q:	How do I vote my shares at my stockholder meeting? (see page 27)

A:	After carefully reading this document and the information incorporated by reference, indicate on the enclosed proxy how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible so that your shares will be represented at your stockholder meeting. To assure that we obtain your vote, please vote as instructed on your proxy card, even if you plan to attend your stockholder meeting in person. If you are a Medstone stockholder and you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the approval and adoption of the merger agreement and may be voted in the discretion of the proxyholder for any other proposals that may be submitted at the Medstone stockholder meeting. If you are a Prime stockholder and you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the issuance of Prime common stock and the adoption of the Prime 2003 Stock Option Plan and may be voted in the discretion of the proxyholder for any other proposals that may be submitted at the Prime stockholder meeting. Approval of the Prime 2003 Stock Option Plan is not a condition to approval and completion of the merger. You may revoke your proxy on or before the day of your stockholder meeting by following the instructions on page 28. You then may either change your vote or attend your stockholder meeting and vote in person.

Q:	What happens if I abstain from voting, or do not submit a proxy or vote? (see pages 27 and 28)

A:	If you are a Medstone stockholder, any of these actions will have the effect of a vote against the approval and adoption of the merger agreement.

A:	If you are a Prime stockholder, an abstention will have the effect of a vote against the share issuance and the adoption of the Prime 2003 Stock Option Plan. If you fail to submit a proxy or vote, this failure will have no effect on the vote regarding the share issuance and the adoption of the Prime 2003 Stock Option Plan.

In either case, if you sign your proxy card but do not indicate how you want to vote, your shares will be voted in favor of each proposal.

Q:	What should I do if I want to change my vote? (see page 28)

A:	You can change your vote at any time before your proxy card is voted at your stockholder meeting. You can do this in one of three ways:

•	you can send a written notice to the corporate secretary of the company of which you are a stockholder stating that you would like to revoke your proxy;

•	you can complete and submit a later dated proxy card to that company; or

•	you can attend your stockholder meeting and vote in person.

However, your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the procedure your broker provides to change those instructions.

Q:	If my broker holds my shares in “street name,” will my broker vote them for me without my instructions? (see page 27)

A:	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures your broker provides.

Q:	Should I send in my stock certificates now? (see page 55)

A:	No. After the merger, if you are a Medstone stockholder, we will send you written instructions on how to exchange your Medstone stock certificates for certificates representing Prime common stock. Prime stockholders should continue to hold their certificates after the merger and do not need to take any further action.

Q:	Am I entitled to appraisal rights?

A:	No. Medstone stockholders are not entitled to appraisal rights under Section 262 of the Delaware General Corporation Law, which we will refer to as the DGCL.

Q:	Is the merger taxable? (see page 61)

A:	Medstone and Prime each expect the merger to be tax free pursuant to Section 368(a) of the Internal Revenue Code.

It is a condition to closing that Medstone receive an opinion from its legal counsel or outside accountants that the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code.

Please review carefully the information under the caption “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 61 for a description of the material U.S. federal income tax consequences of the merger to Medstone stockholders. The tax consequences to you will depend on your own situation. Please consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Q:	Where can I find more information about the companies? (see page 95)

A:	Both Prime and Medstone file periodic reports and other information with the Securities and Exchange Commission, or the SEC. You may read and copy this information at the SEC’s public reference facility. Please call the SEC at 1-800-SEC-0330 for information about this facility. This information is also available through the Internet site maintained by the SEC at http://www.sec.gov and at the offices of the Nasdaq National Market. In addition, you may obtain some of this information directly from the companies. For a more detailed description of the information available, please see “Where You Can Find More Information” on page 95.

Q:	Who can help answer my questions?

A:	If you have more questions about the merger, please call the Investor Relations department of Prime at (888) 948-1970 or Medstone at (949) 448-7700.

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SUMMARY

This summary primarily highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this entire document and the other available information referred to under “Where You Can Find More Information” on page 95. We encourage you to read the merger agreement, the legal document governing the merger, which is included as Annex A to this joint proxy statement/prospectus. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary.

The Companies

Prime Medical Services, Inc.

1301 S. Capital of Texas Highway, Suite B-200

Austin, Texas 78746

(512) 328-2892

Prime provides lithotripsy services and designs and manufactures trailers and coaches for transporting high technology medical devices and broadcast and communication equipment. Lithotripsy is a non-invasive procedure for treating kidney stones. Prime provides services related to the operation of lithotripters, including scheduling, staffing, training, quality assurance, maintenance, regulatory compliance and contracting with payors, hospitals and surgery centers. Physicians, not Prime, render medical care utilizing the lithotripters. Prime also designs, constructs and engineers mobile trailers, coaches and special purpose mobile units that transport high technology medical devices and equipment designed for broadcasting and communications applications, such as magnetic resonance imaging, cardiac catheterization labs, CT scanware, lithotripters, postitron emission tomography, mobile command and control centers and satellite news gathering vehicles. Prime common stock is quoted on the Nasdaq National Market under the symbol “PMSI.”

Medstone International, Inc.

100 Columbia, Suite 100

Aliso Viejo, California 92656

(949) 448-7700

Medstone manufactures, sells and maintains lithotripters and makes them available for use by health care providers under various fee-for-service arrangements in both fixed and mobile settings. Medstone and its subsidiaries also market fixed and mobile tables for urological treatments and imaging, patient handling tables for use by pain management clinics and other users, and x-ray generators for medical imaging. Medstone common stock is quoted in the Nasdaq National Market system under the symbol “MEDS.”

The Merger (see page 54)

Pursuant to the merger agreement, a newly formed wholly-owned subsidiary of Prime, ABC Merger, Inc., will merge with and into Medstone.

Under the terms of the merger agreement, Medstone stockholders will receive, for each share of Medstone common stock they own, $5.00 worth of Prime common stock valued on the basis of the average closing prices of Prime common stock, as reported on the Nasdaq National Market, for the 30 consecutive trading days immediately preceding the third trading day before the merger closing. The number of shares of Prime common stock to be received for each Medstone share will be equal to $5.00 divided by this 30-day average price. If the number of shares of Prime common stock to be issued for each share of Medstone common stock is greater than 1.43, which would occur if this 30-day average price of Prime common stock is less than $3.50 per share, then either Prime or Medstone may terminate the merger agreement. However, if Prime desires to terminate the merger agreement on such basis, Medstone may (but is not required to) elect to set the number of Prime shares to be received for each Medstone share at 1.43 and Prime will then not have such right to terminate. If Medstone so elects to set the number of Prime shares to be received for each share of Medstone common stock at 1.43 at a time when this 30-day average price of Prime shares is less than $3.50 per share, Medstone stockholders would receive in the merger less than $5.00 of Prime common stock for each share of Medstone common stock. If the number of shares of Prime common stock to be received for each share of Medstone common stock is less than .91, which would occur if this 30-day average price of Prime common stock is greater than $5.49 per share, then Medstone may terminate the merger agreement. If either party so terminates the merger agreement, the merger will not occur.

This mechanism is intended to:

•	provide that the total value of the consideration received by Medstone stockholders at the effective time of the merger will be approximately $18.8 million (not taking into account any future exercises of options to acquire Medstone common stock),

•	enable the Medstone board of directors and/or its stockholders to evaluate the reasons for a significant decrease or increase in the price of Prime common stock that results in the number of Prime shares received per Medstone share being more than 1.43 or less than .91, and to determine if the merger should nevertheless be completed, and

•	protect Prime stockholders against short-term price decreases in Prime common stock during the trading days leading up to the merger resulting in Medstone stockholders receiving more shares of Prime common stock in the merger.

The following table illustrates the number of shares of Prime common stock to be received by holders of Medstone common stock in the merger, for each share of Medstone common stock they own, under seven different Prime common stock price scenarios:

	Market price of Prime common stock as determined in the merger agreement(a)
	$5.50	(b)	$5.49	$5.00	$4.50	$4.00	$3.50	$3.49	(c)
Shares of Prime stock	.909		.911	1.000	1.111	1.250	1.429	1.433
Stock value per Medstone share	$5.00		$5.00	$5.00	$5.00	$5.00	$5.00	$5.00

(a)	The market price of Prime common stock will be calculated at the effective date of the merger based upon the average of the closing prices of Prime common stock for 30 trading days immediately preceding three trading days before the closing.
(b)	Assumes that Medstone does not terminate the merger agreement pursuant to its rights described in footnote (d).
(c)	Assumes that neither Prime nor Medstone terminates the merger agreement pursuant to their rights described in footnote (d).
(d)	If the number of shares of Prime common stock to be issued for each share of Medstone common stock is greater than 1.43, then either Prime or Medstone may terminate the merger agreement except that, if Prime desires to terminate the merger agreement on such basis, Medstone may (but is not required to) elect to set the number of Prime shares at 1.43 and Prime will then not have such termination right. If the number of shares of Prime common stock to be received for each share of Medstone common stock is less than .91, then Medstone may terminate the merger agreement.

After the merger is completed, Medstone stockholders will own approximately 17% to 24% of Prime, and Prime stockholders will own approximately 76% to 83% of Prime.

The merger is expected to qualify as a tax free reorganization under Section 368(a) of the Internal Revenue Code. Accordingly, the merger is expected to be tax-free to Medstone stockholders.

In the case of options to purchase Medstone common stock at an exercise price of less than $5.00 per share, before the merger, Medstone will offer each of the holders of these options a cash payment equal to the number of shares underlying these options (whether or not vested) multiplied by the difference between $5.00 and the exercise price(s) of these options. To the extent these option holders accept this offer, their options will be cancelled at the time of the merger and they will receive their cash payments promptly following the merger. If the merger is not consummated, these options will retain their status as they existed before the offer.

All options that are not cancelled, including all options to purchase Medstone common stock with an exercise price equal to or more than $5.00 per share, will become fully vested immediately before the effective time of the merger. To the extent these options are exercised before the merger, the option holders will receive Medstone common stock, which will be converted into merger consideration in the same manner as other shares of Medstone common stock. If the merger is consummated, all unexercised options will terminate. If the merger is not consummated, all options will return to their status as outstanding options as they existed before their accelerated vesting and exercise (if exercised in connection with the merger).

Medstone will deliver a written notice to Medstone option holders no later than 15 days prior to the consummation of the merger containing instructions regarding accepting the cash offer or exercising their options.

Recommendations of the Boards of Directors (see pages 35 and 38)

Prime. The board of directors of Prime unanimously approved the merger agreement and the transactions contemplated by it, including the issuance of Prime common stock to the Medstone stockholders as a result of such transactions, declared the advisability of the merger agreement, and recommends that Prime stockholders vote at the special meeting “FOR” the issuance of Prime common stock as a result of the transactions contemplated by the merger agreement. In addition, the Prime board of directors unanimously recommends that Prime stockholders vote “FOR” the 2003 Stock Option Plan.

Medstone. The Medstone board of directors unanimously (except for David Radlinski, who did not participate in the approval of the merger agreement) approved the merger agreement and declared the merger agreement advisable. The Medstone board (including Mr. Radlinski) unanimously recommends that Medstone stockholders vote “FOR” the approval and adoption of the merger agreement.

Opinions of Financial Advisors (see pages 40 and 45)

In deciding to recommend the merger, the boards of directors of Prime and Medstone each considered opinions from their companies’ respective financial advisors.

Prime. Banc of America Securities LLC delivered its written opinion to the board of directors of Prime that, as of November 7, 2003 and based upon and subject to the various assumptions and limitations stated in its opinion, the exchange ratio in the merger was fair from a financial point of view to Prime.

Medstone. Medstone received a written opinion from its financial advisor, Friend & Company, to the effect that as of the date of its opinion, November 6, 2003, and subject to the various assumptions and limitations stated in its opinion, the merger consideration offered to the Medstone stockholders in the merger was fair, from a financial point of view.

The full texts of these opinions describe the bases and assumptions on which they were rendered and are attached as Annexes B and C. We urge you to read these opinions in their entirety as well as the discussions of such opinions under “The Merger — Opinion of Medstone’s Financial Advisor” and “The Merger — Opinion of Prime’s Financial Advisor” beginning on page 40 of this document.

Board of Directors and Management of Prime following the Merger (see page 51)

The Prime board of directors immediately before the merger will remain unchanged after the merger. As a result, following the merger, the Prime board will consist of the nine individuals who served on the Prime board immediately before the merger. Prime’s senior management will not change as a result of the merger.

The Stockholder Meetings (see page 26)

Prime. The Prime special meeting will be held for the following purposes:

•	to consider and vote upon a proposal to approve the issuance of Prime common stock to Medstone stockholders as a result of the transactions contemplated by the Agreement and Plan of Merger dated November 11, 2003 by and among Prime, ABC Merger and Medstone pursuant to which ABC Merger will be merged with and into Medstone; and

•	to consider and vote upon a proposal to approve the Prime 2003 Stock Option Plan.

Medstone. At the Medstone special meeting, Medstone stockholders will be asked to approve and adopt the merger agreement.

Record Dates (see page 27)

Prime. You can vote at the special meeting of Prime stockholders if you owned Prime common stock at the close of business on January 5, 2004.

Medstone. You can vote at the special meeting of Medstone stockholders if you owned Medstone common stock at the close of business on January 5, 2004.

Votes Required (see page 27)

Prime. Each share of Prime common stock will be entitled to one vote at the special meeting.

To establish a quorum at the Prime special meeting, holders of a majority of outstanding shares of Prime common stock must be present, in person or by proxy, at the meeting. For the approval of the proposals relating to the issuance of Prime common stock in connection with the merger and Prime’s 2003 Stock Option Plan, the affirmative vote of a majority of the shares of Prime common stock present, in person or by proxy, at the meeting and entitled to vote thereon is required. Approval of the Prime 2003 Stock Option Plan is not a condition to the approval and completion of the merger.

Abstentions and “broker non-votes” (i.e., shares held by brokers or nominees that are represented at the special meeting but with respect to which the broker or nominee does not have discretionary power to vote on a particular matter and has received no instructions from the beneficial owners thereof or persons entitled to vote thereon) will count for purposes of establishing a quorum at the Prime special meeting. Abstentions will be the equivalent of a “no” vote against the Prime proposals. Broker non-votes will have no effect on the vote on the Prime proposals.

Medstone. Each share of Medstone common stock will be entitled to one vote at the special meeting.

To establish a quorum at the Medstone special meeting, holders of a majority of the outstanding shares of Medstone common stock must be present, in person or by proxy, at the meeting. Approval and adoption of the merger agreement by Medstone stockholders requires the affirmative vote of a majority of the outstanding shares of Medstone common stock.

If you are a holder of Medstone common stock and you do not vote your shares or you abstain from voting your shares, such actions will be the equivalent of a “no” vote because the approval and adoption of the merger agreement requires an affirmative vote of a majority of the outstanding shares of Medstone common stock. In addition, broker non-votes will be the equivalent of a “no” vote because the approval and adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Medstone common stock.

Abstentions and broker non-votes will count for purposes of establishing a quorum at the Medstone special meeting.

Voting Agreement (see page 29)

In connection with the signing of the merger agreement, David Radlinski, chairman of the board and chief executive officer of Medstone, and The Radlinski Family Trust entered into a voting agreement to vote all of their shares of common stock in favor of the approval and adoption of the merger agreement. The number of outstanding shares of Medstone common stock subject to the voting agreement (not including shares underlying stock options held by Mr. Radlinski) represented approximately 2.2% of the outstanding shares of Medstone common stock as of the record date. Mr. Radlinski has indicated that, in connection with the merger closing, he will accept Medstone’s offer described above to make a cash payment for the cancellation of his options with an exercise price of less than $5.00 per share and does not expect to exercise any of his other options.

Share Ownership of Management (see pages 85 and 86)

Prime. As of the record date for the Prime special meeting, there were 17,248,535 shares of Prime common stock outstanding. Directors and executive officers of Prime beneficially owned approximately 9.1% of the outstanding Prime common stock on the record date.

Medstone. As of the record date for the Medstone special meeting, there were 3,758,220 shares of Medstone common stock outstanding. Directors and executive officers of Medstone beneficially owned approximately 12.3% of the outstanding Medstone common stock on the record date, including all shares underlying stock options held by them, which will become fully exercisable by them immediately before the merger.

Risks Associated with the Merger (see page 15)

You should be aware of and carefully consider the risks relating to the merger described under “Risk Factors” beginning on page 15. These risks include possible difficulties in combining two companies that have previously operated independently.

Regulatory Approvals (see page 50)

Neither Prime nor Medstone is aware of the need to obtain any regulatory approvals to consummate the merger other than the following:

•	effectiveness of the registration statement of which this joint proxy statement/prospectus is a part;

•	approval to list the shares of Prime common stock to be issued in connection with the proposed merger on the Nasdaq National Market; and

•	filings under applicable state securities laws.

We intend to try to obtain these approvals and any additional regulatory approvals that may be required. However, we cannot assure you that we will be able to obtain any approvals.

Accounting Treatment (see page 51)

The merger will be accounted for by Prime under the “purchase” method of accounting.

Conditions to the Merger (see page 58)

We will complete the merger only if the conditions to the merger are satisfied, including the following:

•	the approval and adoption of the merger agreement by Medstone stockholders;

•	the approval of the Prime common stock issuance in connection with the merger by Prime stockholders;

•	the absence of any material adverse effect upon either Prime or Medstone;

•	the receipt by each party of a “comfort” letter given by the other party’s outside accounting firm; and

•	the absence of any law or court order that prohibits the merger.

Medstone will complete the merger only if it receives a tax opinion from counsel to Medstone that the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code.

Either of us may choose to complete the merger even though a condition has not been satisfied if the law allows us to do so.

Termination of the Merger Agreement (see page 58)

We can agree to terminate the merger agreement at any time. In addition, either of us can unilaterally terminate the merger agreement in various circumstances, including the following:

•	if the merger has not been completed by May 31, 2004, and if the terminating company has not materially breached its obligations under the merger agreement in a manner that proximately contributed to the failure to consummate the merger on or before that date;

•	if the Medstone stockholders fail to approve and adopt the merger agreement or the Prime stockholders fail to approve the issuance of Prime common stock as a result of the merger; and

•	if the number of shares of Prime common stock to be issued in the merger for each share of Medstone common stock is greater than 1.43, except that, if Prime desires to terminate the merger agreement on such basis, Medstone may (but is not required to) elect to set the number of Prime shares at 1.43 and Prime will not have such termination right.

Medstone can unilaterally terminate the merger agreement if the number of shares of Prime common stock to be issued in the merger for each share of Medstone common stock is less than .91.

The merger agreement can be terminated in other circumstances, which are described on pages 59 and 60.

Termination Fees (see page 60)

The occurrence of certain termination events in connection with an offer or proposal regarding an acquisition of Medstone or a substantial amount of its assets will require Medstone to pay Prime a termination fee of $750,000. In addition, the occurrence of certain termination events in connection with a tender offer or exchange offer regarding a substantial amount of Prime’s stock will require Prime to pay Medstone an amount equal to any retention bonuses and other non-salary incentives that Medstone deems necessary to provide to its employees (other than Mr. Radlinski) to keep available their services after the merger or the termination of the merger agreement and that were agreed to by Prime. A more detailed discussion of such termination events is presented on pages 59 and 60.

Interests of Certain Persons in the Merger that Differ from Your Interests (see page 51)

Some of Medstone’s directors, officers and employees have interests in the merger being consummated that differ from, or are in addition to, your interests as stockholders of Medstone.

Under the Medstone stock incentive plans, all options to acquire Medstone common stock under these plans will become fully vested and, to the extent they are not exercised, cancelled in connection with the merger. In the case of options to purchase Medstone common stock at an exercise price of less than $5.00 per share, before the merger, Medstone will offer each of the holders of these options a cash payment equal to the number of shares underlying these options (whether or not vested) multiplied by the difference between $5.00 and the exercise price(s) of these options. To the extent these option holders accept this offer, their options will be cancelled at the time of the merger and they will receive their cash payments promptly following the merger. If the merger is not consummated, these options will retain their status as they existed before the offer.

All options that are not cancelled, including all options to purchase Medstone common stock with an exercise price equal to or more than $5.00 per share, will become fully vested immediately before the effective time of the merger. To the extent these options are exercised before the merger, the option holders will receive Medstone common stock, which will be converted into merger consideration in the same manner as other shares of Medstone common stock. If the merger is consummated, all unexercised options will terminate. If the merger is not consummated, all options will return to their status as outstanding options as they existed before their accelerated vesting and exercise (if exercised in connection with the merger).

Medstone will deliver a written notice to Medstone option holders no later than 15 days prior to the consummation of the merger containing instructions regarding accepting the cash offer or exercising their options.

In addition to options they hold, executive officers of Medstone and a key employee, Graham Wale, are parties to employment agreements that contain severance provisions that will be triggered by the merger. Pursuant to the stock option agreements of Medstone’s directors and executive officers and these employment agreements, the following directors and executive officers of Medstone and Mr. Wale are entitled to receive the following:

•	immediately prior to the effective time of the merger, the following options held by David V. Radlinski, who is currently the chairman of the board and chief executive officer of Medstone, will automatically vest (to the extent not already vested): (i) 50,000 stock options with an exercise price of $6.375 per share, (ii) 50,000 stock options with an exercise price of $4.85 per share, (iii) 100,000 stock options with an exercise price of $5.00 per share, (iv) 50,000 stock options with an exercise price of $4.51 per share, and (v) 50,000 stock options with an exercise price of $3.11 per share;

•	immediately prior to the effective time of the merger, the following options held by Mark Selawski, who is currently the chief financial officer of Medstone, will automatically vest (to the extent not already vested): (i) 20,000 stock options with an exercise price of $6.375 per share, (ii) 20,000 stock options with an exercise price of $4.85 per share, and (iii) 20,000 stock options with an exercise price of $4.51 per share;

•	immediately prior to the effective time of the merger, the following options held by Eva Novotny, who is currently the executive vice president of sales and marketing of Medstone, will automatically vest (to the extent not already vested): (i) 20,000 stock options with an exercise price of $6.375 per share and (ii) 20,000 stock options with an exercise price of $4.85 per share;

•

immediately prior to the effective time of the merger, the following options held by the non-employee directors of Medstone will automatically vest (to the extent not already vested): (i) 5,000 stock options held by Frank R. Pope with an exercise price of $4.40 per share; (ii) 5,000 stock options held by

Michael C. Tibbitts with an exercise price of $4.40 per share; (iii) 5,000 stock options held by Jack Olshansky with an exercise price of $4.50 per share; and (iv) 5,000 stock options held by David A. Reed with an exercise price of $6.56 per share;

•	at the effective time of the merger, pursuant to his existing employment agreement with Medstone, Mr. Radlinski will receive a severance payment of $750,000; and

•	if his or her employment by Medstone is terminated for any reason, including his or her voluntary termination, after the merger and before June 30, 2004, each of Mr. Selawski, Ms. Novotny and Graham Wale will be entitled to a severance payment equal to $120,000, $130,000 and $105,000, respectively, and such individual will be entitled to receive reimbursement for his or her COBRA insurance expenses for one year.

Medstone’s directors and executive officers beneficially owned approximately 10.3% of the outstanding shares of Medstone common stock as of the record date for the Medstone special meeting, including shares underlying stock options held by them with exercise prices of $5.00 or less, but excluding shares underlying other options held by them. The directors and executive officers of Prime and of the Prime merger subsidiary did not beneficially own any shares of Medstone common stock as of that date.

In addition, at the closing of the merger, Mr. Radlinski will enter into an employment and noncompetition agreement with Prime pursuant to which Mr. Radlinski will receive $250,000 each year for the first three years following the merger and $50,000 a year for years four and five following the merger. Additionally under this agreement, Mr. Radlinski will continue to receive the following fringe benefits for the first three years of the agreement: health insurance, dental insurance, disability insurance, life insurance, and the right to participate in the Prime 401(k) plan. Under this agreement, for the first three years of the agreement, Mr. Radlinski will provide Prime and its affiliates with approximately 120 hours of service per month advising Prime and its affiliates on their business and promoting the interests and preserving the goodwill of Prime and its affiliates. The agreement further provides that, for a period of five years following the merger, Mr. Radlinski will refrain from (i) soliciting Prime’s and its affiliates’ employees and other similar persons; (ii) soliciting vendors, customers, and other similar persons and entities to adversely alter their relationship with Prime or its affiliates; and (iii) engaging in certain business activities related to the manufacture of lithotripsy equipment and the provision of lithotripsy services.

The merger agreement provides that for six years after the merger, the surviving corporation in the merger will indemnify the present and former officers and directors of Medstone from liabilities arising out of actions or omissions in their capacities as such at or before the effective time of the merger, to the full extent permitted under Delaware law or the surviving corporation’s certificate of incorporation and bylaws. In addition, the surviving corporation in the merger will maintain Medstone’s current directors’ and officers’ insurance coverage for six years after the effective time of the merger, but only to the extent related to actions or omissions before the effective time of the merger, provided that the surviving corporation in the merger may substitute insurance policies with substantially similar coverage and amounts containing no less advantageous terms than those maintained by Medstone as of the effective time of the merger.

The boards of directors of both Medstone and Prime were aware of these interests and considered them in approving the merger and the merger agreement.

Acquisition Proposals (see page 57)

Medstone has agreed not to engage in any discussions or negotiations with anyone that has made or is considering making an offer or proposal for a business combination involving Medstone or the purchase of a substantial amount of its stock or assets, other than as contemplated in the merger agreement. However,

Medstone or its board of directors may take and disclose a position with respect to a tender offer by a third party pursuant to applicable law and before obtaining Medstone stockholder approval and adoption of the merger agreement, or, if certain conditions are met, furnish information or enter into negotiations with any person, organization or entity indicating a willingness to make an unsolicited bona fide proposal for a business combination involving Medstone or the purchase of a substantial amount of its stock or assets. For a more detailed discussion of such conditions, see “Terms of the Merger Agreement — Additional Agreements —Acquisition Proposals (No-Shop Provisions)” on page 57.

Material Differences in the Rights of Stockholders (see page 88)

Medstone and Prime are both Delaware corporations. Upon completion of the merger, your rights as stockholders of Prime will be governed by Prime’s certificate of incorporation and bylaws, and Delaware law. Medstone stockholders should consider the fact that Prime’s certificate of incorporation and bylaws differ in some material respects from Medstone’s certificate of incorporation and bylaws.

Comparative Per Share Market Price Information (see page 25)

Prime common stock is quoted on the Nasdaq National Market under the symbol “PMSI” and Medstone common stock is quoted on the Nasdaq National Market under the symbol “MEDS.” On November 11, 2003, the last full trading day before public announcement of the proposed merger, the last reported sale price of Prime common stock was $5.13 per share and the last reported sale price of Medstone common stock was $3.94 per share. On January 6, 2004 (the last full trading day before the date of this document), the last reported sale price of Prime common stock was $4.85 per share and the last reported sale price of Medstone common stock was $4.78 per share. We urge you to obtain current market quotations before making any decision with respect to the merger. We also remind you that the number of Prime shares to be received by Medstone stockholders is based on the average of the closing prices of Prime common stock for the 30 consecutive trading days immediately preceding the third trading day before the closing of the merger, and is not based on the price of Prime common stock on the date the merger closes.

Summary Selected Historical Consolidated Financial Data

Prime

The following table sets forth Prime’s summary consolidated historical financial information that has been derived from (a) the audited consolidated statements of income and cash flows of Prime for each of the years ended December 31, 2002, 2001 and 2000, (b) the unaudited consolidated statements of income and cash flows of Prime for the nine months ended September 30, 2003 and 2002, and (c) Prime’s unaudited consolidated balance sheet as of September 30, 2003. The unaudited consolidated financial statements include all adjustments that Prime considers necessary for a fair presentation of the financial position and results of operations for those periods. This discussion does not include the effect of the merger. You should read this financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Prime’s historical consolidated financial statements and notes thereto included in Prime’s Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, which are incorporated by reference into this joint proxy statement/prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000
	(Amounts in thousands, except per share data)
Statement of Income Data:
Revenue:
Lithotripsy	$45,756	$53,438	$70,301	$80,887	$83,335
Manufacturing	70,780	62,316	88,753	51,579	22,157
Refractive(1)	—	9,955	10,143	22,332	23,501
Other	785	596	739	70	1,702

	117,321	126,305	169,936	154,868	130,695

Cost of services and general and administrative expenses:
Lithotripsy	18,974	20,039	26,292	26,167	22,416
Manufacturing	64,923	52,330	74,112	43,901	17,149
Refractive(1)	—	8,490	8,862	15,224	13,856
Corporate	2,341	2,554	3,603	3,986	4,486
Depreciation and amortization	5,410	5,300	6,671	14,235	14,187
Other(1)	—	17,740	17,740	44,580	3,987

Operating income	25,673	19,852	32,656	6,775	54,614
Other income (expenses):
Interest and dividends	264	167	237	445	1,176
Interest expense	(6,875)	(7,563)	(9,697)	(10,983)	(10,563)
Loan fees	(257)	(1,069)	(1,069)	(163)	(173)
Other, net	(55)	790	498	197	83

Income (loss) before provision (benefit) for income taxes and minority interest	18,750	12,177	22,625	(3,729)	45,137
Minority interest in consolidated income	12,803	16,978	21,830	19,250	27,754
Provision (benefit) for income taxes	2,022	(1,831)	25	(8,514)	6,726

Net income (loss)	$3,925	$(2,970)	$770	$(14,465)	$10,657

Basic earnings (loss) per share:
Net income (loss)	$.23	$(.18)	$.05	$(.92)	$.66
Weighted average shares outstanding	17,182	16,163	16,352	15,704	16,085
Diluted earnings (loss) per share:
Net income (loss)	$.23	$(.18)	$.05	$(.92)	$.66
Weighted average shares outstanding	17,387	16,163	16,621	15,704	16,170
Other Financial Data:
Net cash provided by operating activities	$24,809	$35,167	$48,131	$47,532	$45,180
Net cash used in investing activities	(18,866)	(18,156)	(20,607)	(17,835)	(33,802)
Net cash used in financing activities	(17,416)	(25,823)	(23,853)	(28,724)	(15,912)

(footnotes on following page)

As of September 30, 2003
(Amounts in thousands)
Balance Sheet Data:
Cash and cash equivalents	$8,701
Working capital	38,188
Goodwill Total assets	177,378 276,608
Total long-term debt (excluding current portion)	124,929
Stockholders’ equity	104,313

(1)	During the three months ended September 30, 2002, Prime recognized an impairment of approximately $17.0 million related to the disposal of its refractive vision operations. Additionally, Prime recognized an impairment related to certain lithotripsy assets located in south Florida due to a loss of the related revenue contracts. During the three months ended December 31, 2001, Prime recognized a charge totaling $44.6 million, of which $8.2 million relates to minority interest, leaving a net impact to Prime of $36.4 million, all but $2.5 million of which was non-cash. Of this amount, approximately $21.6 million was for Prime’s impairment of goodwill associated with acquisitions made in the refractive vision segment during 1999 and 2000, $4.4 million related to a loss on Prime’s sale of its Kansas City refractive center, $3.8 million related to Prime recognizing impairments of certain lithotripsy assets, $3.8 million related to an increase in reserves on lithotripsy receivables, net of the related minority interest position of the increased reserves of $8.2 million, and $2.5 million for the severance of certain contractual obligations. Prime based its increase in reserves on certain lithotripsy receivables on negotiated settlements with hospitals and on additional information now available to Prime from a full year’s operations of its new receivables system, which was placed in service in late 2000. During the second and third quarters of 2000, Prime recorded charges totaling $570,000 for relocating its central business office from North Carolina to Texas. Prime relocated in conjunction with purchasing and implementing its new receivables and scheduling system in late 2000.

Medstone

The following table sets forth Medstone’s summary consolidated historical financial information that has been derived from (a) the audited consolidated statements of operations and cash flows of Medstone for the years ended December 31, 2002, 2001 and 2000, (b) the unaudited consolidated statements of operations and cash flows of Medstone for the nine months ended September 30, 2003 and 2002 and (c) Medstone’s unaudited consolidated balance sheet as of September 30, 2003. The unaudited consolidated financial statements include all adjustments that Medstone considers necessary for a fair presentation of the financial position and results of operations for those periods. You should read this financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Medstone” and Medstone’s historical consolidated financial statements and notes thereto included elsewhere in this document.

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001		2000
	(Amounts in thousands, except per share data)
Statement of Operations Data:
Revenue:
Procedures, maintenance fees and fee-for-service	$12,410	$13,278	$17,422		$18,591	$18,930
Net equipment sales	3,562	4,779	5,576		3,651	3,284
Interest income	117	247	300		464	608

Total revenues	16,089	18,304	23,298		22,706	22,822

Costs and expenses:
Cost of procedures and maintenance fees	7,101	7,642	10,439		11,021	11,678
Cost of equipment sales	3,025	3,507	4,076		2,716	2,264
Research and development	1,363	935	1,468		1,320	1,180
Selling	2,030	2,309	3,044		2,682	2,175
General and administrative	2,402	2,360	3,034		2,554	2,651
Goodwill impairment	—	—	270		—	—

Total costs and expenses	15,921	16,753	22,331		20,293	19,948

Operating income	168	1,551	967		2,413	2,874

Other (expense) income	(41)	(25)	958		(2,746)	1,774
Minority interest in subsidiaries income	(573)	(522)	(668)		(635)	(834)
Equity in income (loss) from unconsolidated subsidiaries	160	(31)	(175)		(121)	(61)

Income (loss) before provision for/benefit from income taxes	(286)	973	1,082		(1,089)	3,753
Provision (benefit) for income taxes	4	497	782		(431)	1,663

Net income (loss)	$(290)	$476	$300		$(658)	$2,090

Net income (loss) per share:
Basic	$(.08)	$.12	$.08		$(.16)	$.46
Diluted	N/A	$.12	$.08	$	N/A	$.46
Number of shares used in the computation of net income (loss) per share:
Basic	3,758	3,897	3,862		4,205	4,504
Diluted	N/A	3,897	3,862		N/A	4,511
Other Financial Data:
Net cash provided by operating activities	$2,077	$2,763	$2,357		$3,975	$1,903
Net cash (used in) provided by investing activities	(1,281)	(1,349)	(618)		(1,948)	207
Net cash used in financing activities	(12)	(1,603)	(1,617)		(1,044)	(2,225)

As of September 30, 2003
(Amounts in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$7,226
Working capital	16,558
Goodwill	2,930
Total assets	26,534
Total liabilities	3,502
Stockholders’ equity	23,032

Summary Unaudited Pro Forma Combined Financial Data of the Combined Company

The following table sets forth summary unaudited pro forma combined financial data which is presented to give effect to the merger.

The unaudited pro forma combined financial information is not necessarily indicative of the results of operations or the financial position that would have occurred had the merger been consummated at January 1, 2002 or January 1, 2003, nor is it necessarily indicative of future results of operations or financial position. The unaudited pro forma combined financial information should be read together with the historical financial statements of Prime and Medstone included or incorporated by reference into this document and with the information in “Selected Historical Consolidated Financial and Other Data — Prime” beginning on page 63, “Selected Historical Consolidated Financial and Other Data — Medstone” beginning on page 64, and “Prime Unaudited Pro Forma Consolidated Financial Statements” beginning on page 66.

	Pro Forma
	Nine Months Ended September 30, 2003	Year Ended December 31, 2002
	(Amounts in thousands, except per share data)
Statement of Income Data:
Revenue:
Lithotripsy	$58,166	$87,723
Manufacturing	74,342	94,329
Refractive	—	10,143
Other	785	739

	133,293	192,934

Cost of services and general and administrative expenses:
Lithotripsy	26,075	36,731
Manufacturing	67,948	78,188
Refractive	—	8,862
Corporate	5,919	7,855
Depreciation and amortization	6,787	8,716
Other	841	19,260

Operating income	25,723	33,322
Other income (expenses):
Interest and dividends	381	537
Interest expense	(6,875)	(9,697)
Loan fees	(257)	(1,069)
Other, net	64	1,281

Income (loss) before provision (benefit) for income taxes and minority interest	19,036	24,374
Minority interest in consolidated income	13,376	22,498
Provision (benefit) for income taxes	2,026	807

Net income (loss)	$3,634	$1,069

Basic earnings (loss) per share:
Net income (loss)	$0.17	$0.05
Weighted average shares outstanding	21,130	20,300
Diluted earnings (loss) per share:
Net income (loss)	$0.17	$0.05
Weighted average shares outstanding	21,335	20,569
Other Financial Data:
Net cash provided by operating activities	$26,886	$50,488
Net cash used in investing activities	(20,147)	(21,225)
Net cash used in financing activities	(17,428)	(25,470)

As of September 30, 2003
(Amounts in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$12,827
Working capital	51,533
Goodwill	177,378
Total assets	299,237
Total liabilities	167,494
Stockholders’ equity	121,754

Comparative Per Share Data

The following table sets forth (a) the net income and book value per share of Prime common stock in comparison with the pro forma net income and book value per share after giving effect to the merger under the purchase method of accounting, and (b) the historical net income and book value per share of Medstone common stock in comparison with the equivalent pro forma net income and book value per share attributable to one share of Prime common stock, which we have assumed for purposes of this calculation will be received for each share of Medstone. The information presented in this table should be read in conjunction with the pro forma consolidated financial statements and the separate financial statements of the respective companies and the notes thereto appearing elsewhere herein or incorporated herein by reference.

	Nine Months Ended September 30, 2003	Year Ended December 31, 2002
Historical – Medstone
Earnings (Loss) Per Share:
Basic	$(.08)	$.08
Diluted	N/A	$.08
Book Value Per Share – Diluted	$6.13	$6.18
Historical – Prime
Earnings (Loss) Per Share:
Basic	$.23	$.05
Diluted	$.23	$.05
Book Value Per Share – Diluted	$6.11	$5.83
Pro Forma Combined
Earnings (Loss) Per Share:
Basic	$.17	$.05
Diluted	$.17	$.05
Book Value Per Share – Diluted	$5.77	$5.41
Equivalent Pro Forma Per Share
Earnings (Loss) Per Share:
Basic	$(.08)	$.08
Diluted	N/A	$.08
Book Value Per Share – Diluted	$6.13	$6.18

RISK FACTORS

In deciding whether to approve the merger, you should consider the following risks related to the merger and your investment in Prime following the merger. You should consider carefully these risks along with the other information in this document.

Risks Relating to the Merger

Prime may not realize the benefits of integrating Prime and Medstone.

To be successful after the merger, Prime and Medstone will need to combine and integrate the operations of their separate companies into one company. Integration will require substantial management attention and could detract attention away from the day-to-day business of the combined company. Prime and Medstone could encounter difficulties in the integration process, such as the loss of key employees, customers or suppliers. If Prime and Medstone cannot integrate their businesses successfully, they may fail to realize the benefits they expect to realize from the merger.

Prime and Medstone both have incurred and will incur significant charges and expenses as a result of the merger, which will reduce the amount of capital available to fund their combined operations.

Prime expects to incur approximately $1.3 million of expenses related to the merger. These expenses have included or will include investment banking fees, other bank fees, legal and accounting fees, printing costs, transition costs and other related charges. Medstone expects to incur approximately $1.8 million of costs related to the merger. These expenses have included or will include fees for a fairness opinion, legal and accounting fees, other related charges, option cancellation payments, employee retention bonuses, and a severance payment to its chief executive officer. Prime and Medstone may also incur unanticipated costs relating to the merger. As a result, Prime and Medstone will have less capital available to fund their combined activities after the merger.

The consideration to be paid for outstanding shares of Medstone common stock will be $5.00 per share, which will be paid in shares of Prime common stock. The number of shares of Prime common stock to be paid to the Medstone stockholders is based on an average Prime stock price for 30 trading days just before the closing of the merger. Thus, the number of shares of Prime common stock to be issued in the merger will fluctuate depending on the trading prices of Prime common stock just before the merger.

Under the terms of the merger agreement, each share of Medstone common stock will be converted into a number of shares of Prime common stock based on an exchange ratio. This exchange ratio has a numerator equal to $5.00 and a denominator equal to the average of the closing prices of Prime common stock, as reported on the Nasdaq National Market, for the 30 consecutive trading days immediately preceding the third trading day before the closing of the merger. Because the exchange ratio is based in part on the market price of Prime’s common stock, Medstone stockholders could receive fewer shares of Prime common stock if there is an increase in the Prime stock price before the merger is completed. For example, if the average Prime common stock price were to be $4.50 per share, then Medstone stockholders would receive 1.111 shares of Prime common stock for each share of Medstone common stock. However, if the average Prime stock price were to be $5.25 per share, then Medstone stockholders would receive only .952 shares of Prime common stock for each share of Medstone common stock.

If the average Prime stock price were to be $5.50 per share or higher, resulting in an exchange ratio of less than .91, then Medstone may unilaterally terminate the merger agreement without penalty. In this event, the merger would not occur.

The consideration to be paid for outstanding shares of Medstone common stock will be $5.00 per share, which will be paid in shares of Prime common stock. The number of shares of Prime common stock to be paid to the Medstone stockholders is based on an average Prime stock price for 30 trading days just before the closing of the merger. This average price is likely to be higher or lower than the trading price of Prime common stock at the time of the merger. Thus, the value of Prime common stock to be issued in the merger, based on the Prime stock trading price at the time of the merger, is likely to be more or less than $5.00 for each share of Medstone common stock.

Under the terms of the merger agreement, each share of Medstone common stock will be converted into $5.00 worth of Prime common stock valued on the basis of the average closing prices of Prime stock, as reported on the Nasdaq National Market, for the 30 consecutive trading days immediately preceding the third trading day before the merger closing. The number of shares of Prime common stock to be received for each Medstone share will be equal to $5.00 divided by this 30-day average of the Prime stock price. Because this valuation and this exchange ratio are based on such 30-day average price, Medstone stockholders could receive at the date of the merger less than $5.00 of Prime common stock if the Prime share trading price as of the date of the merger is less than the price based on the 30-day average. For example, if the average closing price of Prime stock for the 30-day period were to be $4.50 per share and the Prime closing price at the date of the merger was only $4.25, then Medstone stockholders would receive 1.111 ($5.00/$4.50) shares of Prime common stock for each share of Medstone common stock and such Prime shares would have a value of only $4.72 based on their trading price at the date of the merger, rather than $5.00. If the Prime stock price at the time of the merger instead were to be $4.75 per share, then at the date of the merger the Medstone stockholders would still receive 1.111 shares of Prime common stock for each share of Medstone common stock and such Prime shares would have a value of $5.28 based on their trading price at the time of the merger.

Prime may terminate the merger agreement without penalty if the number of shares of Prime common stock to be issued in the merger, for each share of Medstone common stock, is more than 1.43 shares, even if Medstone stockholders approve the merger, subject to Medstone’s right to set the number of Prime shares at 1.43. If the number of Prime shares to be issued in exchange for each share of Medstone common stock is more than 1.43 and Medstone elects to set the number of Prime shares at 1.43, Medstone stockholders would receive less than $5.00 of Prime common stock (based on the average price of Prime common stock for the 30-day trading period) for each share of Medstone common stock.

If the number of shares of Prime common stock to be issued in the merger, for each share of Medstone common stock, is greater than 1.43, which would occur if the average price of Prime stock for the 30-day measurement period is less than $3.50 per share, then Prime may elect to terminate the merger agreement without penalty except as described in the following paragraph. Thus, a decrease in the Prime stock price before the merger may entitle Prime to terminate the merger agreement to avoid paying too many shares of Prime common stock to acquire Medstone. For example, if the average Prime stock price were to be $3.50 per share, then Medstone stockholders would be entitled to receive 1.429 shares of Prime common stock for each share of Medstone common stock. Prime would have no right to terminate the merger agreement on this basis. If, however, the average Prime stock price were to be $3.49 per share or lower, then Medstone stockholders would be entitled to receive more than 1.43 Prime shares and Prime would be entitled to terminate the merger agreement without penalty.

Prime’s right to terminate the merger agreement on this basis is subject to Medstone’s right to elect to set the number of Prime shares at 1.43 per Medstone share in which case Prime would not have such termination right. For example, if the average Prime stock price were to be $3.25 per share, then Medstone stockholders would be entitled to receive 1.538 shares of Prime common stock for each share of Medstone common stock and Prime would be entitled to terminate the merger agreement. If Prime desired to do so, and if Medstone then elected to set the number of Prime shares at 1.43, Prime would not have the right to terminate on this basis. However, Medstone stockholders would receive only 1.43 shares of Prime common stock for each Medstone share. Thus, Medstone stockholders would receive, based on the $3.25 average Prime stock price, only $4.65 of Prime common stock for each share of Medstone common stock rather than $5.00.

If Medstone were to have such a right to avoid the merger termination by reducing the exchange ratio to 1.43, in making a decision whether or not to exercise the right, the board of directors of Medstone would reexamine the factors it considered in originally determining to approve the merger, specifically including consulting with Friend & Company as to its then current view regarding the fairness of the lower exchange ratio to the Medstone stockholders from a financial point of view, and would consider any new information not previously considered. (See “The Merger—Reasons for the Merger—Medstone” on page 35.)

Medstone may terminate the merger agreement without penalty if the number of shares of Prime common stock to be issued in the merger, for each share of Medstone common stock, is more than 1.43 shares or less than .91 shares, even if the merger transaction is approved by the Medstone stockholders and the Prime stockholders. This would occur if the average Prime stock closing price for the 30-day measurement period were to be less than $3.50 or more than $5.49 per share. No such termination right would exist if the Prime trading price at the time of the merger were to be less than $3.50 or more than $5.49 per share but the 30-day average price was between those amounts.

If at the merger closing the number of shares of Prime common stock to be issued in the merger for each Medstone share is more than 1.43 or less than .91 shares, Medstone may terminate the merger without penalty, even if the merger transaction is approved by the Medstone stockholders and the Prime stockholders. This would occur if the average Prime stock closing price for the 30 trading days immediately preceding the third trading day before the merger were to be less than $3.50 or more than $5.49 per share. If the Prime trading price at the time of the merger were to be less than $3.50 or more than $5.49 per share, Medstone would not have such a termination right unless the average closing price for the 30-day period was also less than $3.50 or more than $5.49 per share.

If Medstone were to have such a termination right, in making a decision whether or not to exercise the termination right, the board of directors of Medstone would reexamine the factors it considered in originally determining to approve the merger, specifically including consulting with Friend & Company as to its then current view regarding the fairness of the transaction to the Medstone stockholders from a financial point of view, and would consider any new information not previously considered. (See “The Merger—Reasons for the Merger—Medstone” on page 35.)

Directors and executive officers of Medstone have interests in the merger that are different from, or in addition to, the interests of other Medstone stockholders.

The executive officers of Medstone are parties to agreements and hold stock options that give them interests in the merger that are different from your interests as a stockholder of Medstone. Each Medstone non-employee director also has a partially vested stock option to purchase up to 5,000 shares of Medstone common stock, which will become fully exercisable if the merger occurs. You should consider these interests in voting on the merger. We have described these different interests under “The Merger — Interests of Certain Persons in the Merger” on page 51.

The market price of Prime common stock may decline as a result of the merger.

The market price of Prime common stock could decline as a result of the merger, based on the occurrence of a number of events, including:

•	the failure to successfully integrate Medstone into Prime; and

•	the belief that Prime has not realized the perceived benefits of the acquisition of Medstone in a timely manner or at all.

Failure to complete the merger could harm Prime’s and Medstone’s businesses and could cause a decline in Prime’s and Medstone’s stock prices.

Failure to complete the merger could harm the businesses of Prime and Medstone in a number of ways. The transaction costs, including accounting, legal and certain financial advisory fees, must still be paid. In the event Medstone elects to seek another merger or business combination, it may not be able to find another party willing to pay an equal or greater price than the price to be paid in the merger. Following announcement of the merger, Medstone’s relationships with employees and customers may have been, or might be in the future, negatively affected because of uncertainties surrounding Medstone’s future status and direction. If the merger is not completed, Medstone may experience difficulty reestablishing or replacing these relationships. Further, during the merger process, Medstone may have refrained from pursuing other business opportunities that may no longer be available if the merger agreement is terminated. During the time while the merger agreement is in effect, Medstone is prohibited from soliciting, initiating or encouraging or entering into certain transactions, such as a merger, sale of assets or other business combination with a party other than Prime, and from taking certain other actions in its business without Prime’s consent. In addition, if the merger is not completed, the market prices of Prime common stock and Medstone common stock could decline, to the extent that the market prices of the stocks reflect a market belief that the merger will be completed and its potential benefits realized.

Risks Relating to the Combined Company after the Merger

Prime’s high levels of indebtedness may limit its financial and operating flexibility.

After the merger, Prime will continue to have high levels of debt and interest expense. Prime’s long-term debt as of September 30, 2003 was approximately $124.9 million, not including the current portion of long-term debt of $3.3 million on that date. Medstone had no long-term debt as of September 30, 2003. Prime’s debt to equity ratio as of September 30, 2003, was approximately 1.20. Following the merger, Prime’s debt to equity ratio, on a pro forma combined company basis as of September 30, 2003 would have been 1.03.

Prime has a revolving line of credit with a borrowing limit of $50 million, $13.0 million of which was drawn at September 30, 2003. In addition, Prime has outstanding $100 million of 8.75% senior subordinated notes due April 2008. The 8.75% notes are unsecured general obligations and are subordinated in right of payment to all of Prime’s existing and future senior indebtedness and are guaranteed by Prime’s subsidiaries on a full, unconditional, joint and several basis.

Prime has been assigned a B-1 senior implied rating and its 8.75% notes have been assigned a B-3 rating by Moody’s Investor Service Inc. Prime has also been assigned a BB- corporate credit rating by Standard and Poor’s Ratings Group. All of these ratings are below investment grade. As a result, at times Prime may have difficulty accessing capital markets or raising capital on favorable terms as it will incur higher borrowing costs than its competitors that have higher ratings. Therefore, Prime’s financial results may be negatively affected by its inability to raise capital or the cost of such capital as a result of its credit ratings.

Prime and all of its restricted subsidiaries (which will include the Prime merger subsidiary) must comply with various covenants contained in its revolving credit facility, the indenture related to its 8.75% notes and any of its future debt arrangements that, among other things, limit the ability of Prime and those subsidiaries to:

•	incur additional debt or liens;

•	make payments in respect of or redeem or acquire any debt or equity issued by Prime;

•	sell assets;

•	make loans or investments;

•	acquire or be acquired by other companies; and

•	amend some of Prime’s contracts.

Prime’s substantial debt could have important consequences to you. For example, it could:

•	increase Prime’s vulnerability to general adverse economic and industry conditions;

•	limit Prime’s ability to fund future working capital and capital expenditures, to engage in future acquisitions, or to otherwise realize the value of its assets and opportunities fully because of the need to dedicate a substantial portion of its cash flow from operations to payments on its debt or to comply with any restrictive terms of its debt;

•	limit Prime’s flexibility in planning for, or reacting to, changes in the industry in which it operates; and

•	place Prime at a competitive disadvantage as compared to its competitors that have less debt.

In addition, if Prime fails to comply with the terms of any of its debt, its lenders will have the right to accelerate the maturity of that debt and foreclose upon the collateral, if any, securing that debt. Realization of any of these factors could adversely affect Prime’s financial condition and results of operations.

If Prime is not able to establish or maintain relationships with physicians and hospitals, Prime’s ability to successfully commercialize its current or future service offerings will be materially harmed.

Prime is dependent on health care providers in two respects. First, if physicians and hospitals and other health care facilities, or Customers, determine that Prime’s services are not of sufficiently high quality or reliability, or if Prime’s Customers determine that Prime’s services are not cost effective, they will not utilize Prime’s services. In addition, any change in the rates of or conditions for reimbursement could substantially reduce the number of procedures for which Prime or its Customers can obtain reimbursement or the amounts reimbursed to Prime or its Customers for services provided by Prime. If third-party payors reduce the amount of their payments to the Customers, Prime’s Customers may seek to reduce their payments to Prime or seek an alternate supplier of services. Because unfavorable reimbursement policies have constricted and may continue to constrict the profit margins of the hospitals and clinics Prime bills directly, Prime may need to lower its fees to retain existing customers and attract new ones. These reductions could have a significant adverse effect on Prime’s revenues and financial results by decreasing demand for services or creating downward pricing pressure. Second, physicians generally own equity interests in Prime’s partnerships. Prime provides a variety of services to the partnerships and in general manages their day-to-day affairs. Prime’s operations could become disrupted, and financial results adversely affected, if these physician partners became dissatisfied with Prime’s services or if Prime became involved in disputes with its partners.

Prime is subject to extensive federal and state health care regulation.

Prime is directly, or indirectly through its Customers, subject to extensive regulation by both the federal government and the governments in states in which it conducts business, including:

•	the federal False Claims Act;

•	the federal Medicare and Medicaid Anti-Kickback Law, and state anti-kickback prohibitions;

•	federal and state billing and claims submission laws and regulations;

•	the federal Health Insurance Portability and Accountability Act of 1996 and state laws relating to patient privacy;

•	the federal physician self-referral prohibition commonly known as the Stark Law and the state law equivalents of the Stark Law;

•	state laws that prohibit the practice of medicine by non-physicians, and prohibit fee-splitting arrangements involving physicians; and

•	federal and state laws governing the equipment Prime uses in its business concerning patient safety and equipment operating specifications.

Practices prohibited by these statutes include, but are not limited to, the payment, receipt, offer, or solicitation of money or other consideration in connection with the referral of patients for services covered by a federal or state health care program. Prime contracts with physicians under a variety of financial arrangements, and physicians have ownership interests in some entities in which Prime also has an interest. If Prime’s operations are found to be in violation of any of the laws and regulations to which Prime or its Customers are subject, Prime may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines, exclusion from the Medicare, Medicaid, and other governmental healthcare programs, loss of licenses, and the curtailment of Prime’s operations. While Prime believes that it is in compliance with all applicable laws, no assurances can be given that Prime’s activities will be found to be in compliance with these laws if scrutinized by regulatory authorities. Any penalties, damages, fines or curtailment of Prime’s operations, individually or in the aggregate, could adversely affect Prime’s ability to operate its business and Prime’s financial results. The risks of Prime being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or in the courts, and their provisions are open to a variety of interpretations. Any action brought against Prime for violation of these laws or regulations, even if Prime successfully defended against it, could cause Prime to incur significant legal expenses and divert Prime’s management’s attention from the operation of Prime’s business.

Third party payors could refuse to reimburse health care providers for use of Prime’s current or future service offerings and products, which could make Prime’s revenues decline.

Third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of medical procedures and treatments. In addition, significant uncertainty exists as to the reimbursement status of newly approved health care products. Lithotripsy treatments are reimbursed under various federal and state programs, including Medicare and Medicaid, as well as under private health care programs, primarily at fixed rates. Governmental programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy and governmental funding restrictions, and private programs are subject to policy changes and commercial considerations, all of which may have the effect of decreasing program payments, increasing costs or requiring Prime to modify the way in which it operates its business. These changes could have a material adverse effect on Prime.

Prime faces intense competition and rapid technological change that could result in products that are superior to the products Prime manufactures or superior to the products on which Prime’s current or proposed services are based.

Competition in Prime’s business segments is intense. Prime competes with national, regional and local providers of lithotripsy services and designers and manufacturers of trailers and coaches for transporting medical equipment and equipment for the media and broadcast industry. This competition could lead to a decrease in Prime’s profitability. Moreover, if Prime’s customers determine that Prime’s competitors offer better quality products or services or are more cost effective, Prime could lose business to these competitors. The medical device and specialty vehicle industries are subject to rapid and significant technological change. Others may develop technologies or products that are more effective or less costly than Prime’s products or the products on which Prime’s services are based, which could render Prime’s products or services obsolete or noncompetitive. Prime’s business is also impacted by competition between lithotripsy services, on the one hand, and surgical and other established methods for treating urological conditions, on the other hand.

Prime may be subject to costly and time-consuming product liability actions that would materially harm its business.

Prime’s lithotripsy services and manufacturing business exposes it to potential product liability risks that are inherent in these industries. All medical procedures performed in connection with Prime’s business activities are performed by or under the supervision of physicians who are not Prime employees. Prime does not perform medical procedures. However, Prime may be held liable if patients undergoing lithotripsy treatments using

Prime’s devices are injured. Prime may also face product liability claims as a result of its specialty vehicle manufacturing. Prime cannot ensure that it will be able to avoid product liability exposure. Product liability insurance is generally expensive, if available at all. Prime cannot ensure that its present insurance coverage is adequate or that it can obtain adequate insurance coverage at a reasonable cost in the future.

Prime’s success will depend partly on its ability to operate without infringing on or utilizing the proprietary rights of others.

The medical device industry is characterized by a substantial amount of litigation over patent and other intellectual property rights. No one has claimed that any of Prime’s medical devices infringe on their intellectual property rights; however, it is possible that Prime may have unintentionally infringed on others’ patents or other intellectual property rights. Intellectual property litigation is costly. If Prime does not prevail in any litigation, in addition to any damages Prime might have to pay, Prime could be required to stop the infringing activity or obtain a license. Any required license may not be available to Prime on acceptable terms. If Prime fails to obtain a required license or is unable to design around a patent, it may be unable to sell some of its products, which would reduce Prime’s revenues and net income.

If Prime fails to attract and retain key personnel and principal members of its management staff, Prime’s business, financial condition and operating results could be materially harmed.

Prime’s success depends greatly on its ability to attract and retain qualified management and technical personnel, as well as to retain the principal members of its existing management staff. The loss of services of any key personnel could adversely affect Prime’s current operations and its ability to implement its growth strategy. There is intense competition within Prime’s industry for qualified staff, and Prime cannot assure you that it will be able to attract and retain the necessary qualified staff to develop its business. If Prime fails to attract and retain key management staff, or if it loses any of its current management team, its business, financial condition and operating results could be materially harmed.

The market price of Prime’s common stock may experience substantial fluctuation for reasons over which Prime has little control.

Prime’s stock price has a history of volatility. Fluctuations have occurred even in the absence of significant developments pertaining to Prime’s business. Stock prices and trading volume of companies in the health care and health services industry have fallen and risen dramatically in recent years. Both company-specific and industry-wide developments may cause this volatility. During 2003, Prime’s stock price has ranged from $3.80 to $9.07. Factors that could impact the market price of Prime’s common stock include the following:

•	future announcements concerning Prime, its competition or the health care services market generally;

•	developments relating to Prime’s relationships with hospitals, surgery centers or physicians;

•	developments relating to Prime’s sources of supply;

•	claims made or litigation filed against Prime;

•	changes in, or new interpretations of, government regulations;

•	changes in operating results from quarter to quarter;

•	sales of stock by insiders;

•	news reports relating to trends in Prime’s markets;

•	acquisitions and financings in Prime’s industry; and

•	overall volatility of the stock market.

Furthermore, stock prices for many companies fluctuate widely for reasons that may be unrelated to their operating results. These fluctuations, coupled with changes in Prime’s results of operations and general economic, political and market conditions, may adversely affect the market price of Prime’s common stock.

Prime’s acquisition strategy could fail or present unanticipated problems for its business in the future, which could adversely affect its ability to make acquisitions or realize anticipated benefits of those acquisitions.

Prime has followed an acquisition strategy since 1992 that has resulted in rapid growth in its business. This acquisition strategy may include acquiring healthcare services and specialty vehicle manufacturing businesses and is dependent on the continued availability of suitable acquisition candidates and Prime’s ability to finance and complete any particular acquisition successfully. Moreover, the Federal Trade Commission, or FTC, initiated an investigation in 1991 to determine whether the limited partnerships in which Lithotripters, Inc., now one of Prime’s wholly-owned subsidiaries, was the general partner posed an unreasonable threat to competition in the healthcare field. While the FTC closed its investigation and took no action, the FTC or another governmental authority charged with the enforcement of federal or state antitrust laws or a private litigant might, due to Prime’s size and market share, seek to (1) restrict Prime’s future growth by prohibiting or restricting the acquisition of additional lithotripsy operations or (2) require that Prime divest of certain of its lithotripsy operations. Furthermore, acquisitions involve a number of risks and challenges, including:

•	diversion of management’s attention;

•	the need to integrate acquired operations;

•	potential loss of key employees of the acquired companies; and

•	an increase in Prime’s expenses and working capital requirements.

Any of these factors could adversely affect Prime’s ability to achieve anticipated levels of cash flows from its acquired businesses or realize other anticipated benefits of those acquisitions.

Prime’s results of operations could be adversely affected as a result of goodwill impairments.

Goodwill represents the excess of the purchase price paid for a company over the fair value of that company’s tangible net assets acquired. As of September 30, 2003, Prime had goodwill of $177.4 million. If Prime determines in the future that it will not receive the full amount of the benefits represented by goodwill, the remaining balance of goodwill will be deemed impaired. If impaired, the amount of goodwill or intangible assets will be reduced to the value determined by Prime as the future benefit, if any, that Prime will receive from the goodwill. The amount of the reduction will be deducted from earnings during the period in which the impairment occurs. An impairment will also reduce stockholders’ equity in the period incurred by the amount of the impairment. If the benefits of previous acquisitions for which goodwill was reflected do not materialize, Prime may be required to record a charge against future earnings.

The increase in the number of shares of Prime common stock outstanding after the merger could cause volatility in the market price of Prime common stock and sales of large amounts of Prime common stock following the merger could result in a decline of the market value of Prime common stock.

As a result of the merger, assuming one share of Prime common stock is issued in the merger for each share of Medstone common stock and assuming 3,758,220 shares of Medstone common stock outstanding on the date of the merger, stockholders of Medstone will receive shares of Prime common stock representing approximately 18% of the outstanding common stock of Prime. Subject to certain restrictions, all of the Prime common stock issued to Medstone stockholders in the merger may be resold into the public market immediately after the merger in brokers’ transactions. Trading volumes in Prime common stock have been relatively low in the past, and the potential increase in trading activity resulting from the issuance of Prime common stock in the merger could result in increased volatility in the price of Prime common stock. In addition, if large amounts of Prime common stock are sold after the merger, the price of Prime common stock could decline.

Prime’s manufacturing operations are partially dependent upon third-party suppliers, making Prime vulnerable to a supply shortage.

Prime obtains materials and manufactured components from third-party suppliers. Some of Prime’s suppliers are the sole source for a particular supply item. Any delay in Prime’s suppliers’ abilities to provide Prime with necessary material and components may affect Prime’s manufacturing capabilities or may require Prime to seek alternative supply sources. Delays in obtaining supplies may result from a number of factors affecting Prime’s suppliers, such as capacity constraints, labor disputes, the impaired financial condition of a particular supplier, suppliers’ allocations to other purchasers, weather emergencies or acts of war or terrorism. Any delay in receiving supplies could impair Prime’s ability to deliver products to its customers and, accordingly, could have a material adverse effect on Prime’s business, results of operations and financial condition.

Prime could be adversely affected by special risks and requirements related to Medstone’s medical equipment manufacturing business.

The merger with Medstone will subject Prime’s consolidated operations to various special risks and requirements associated with Medstone’s business as a medical equipment manufacturer, which could have adverse effects. These include the following:

•	the need to comply with applicable federal Food and Drug Administration regulations relating to good manufacturing practices and medical device approval requirements, and with state licensing requirements;

•	the need for special non-governmental certifications and registrations regarding product safety, product quality and manufacturing procedures in order to market products in the European Union;

•	potential product liability claims for any defective goods that are distributed;

•	the need for research and development expenditures to develop or enhance products and compete in the equipment markets; and

•	competition from other equipment manufacturers.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995 about Prime and Medstone that are subject to risks and uncertainties. All statements other than statements of historical fact included in this document are forward-looking statements. Forward-looking statements may be found under “Questions and Answers About the Merger,” “Summary,” “The Merger,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Medstone,” “Information about Medstone,” “Prime-The Combined Company,” “Risk Factors,” “Prime Unaudited Pro Forma Consolidated Financial Statements,” and the risk factors and other information in the periodic reports filed under the Exchange Act by Prime and Medstone and elsewhere in this document regarding the financial position, business strategy, growth, possible or assumed future results of operations, other plans and objectives for the future operations of Prime and Medstone, statements regarding integration of the businesses of Prime and Medstone and general economic conditions.

Forward-looking statements are subject to risks and uncertainties and include information concerning cost savings from the merger. Although we believe that in making such statements our expectations are based on reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.

Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “will”, “would”, “should”, “plans”, “likely”, “expects”, “anticipates”, “intends”, “believes”, “estimates”, “thinks”, “may”, and similar expressions, are forward-looking statements. The following important factors, in addition to those discussed under “Risk Factors” and elsewhere in this document, could affect the future results of the health care industry in general, and Prime and Medstone after the merger in particular, and could cause those results to differ materially from those expressed in such forward-looking statements:

•	unexpected difficulties in integrating the operations of Prime and Medstone;

•	the effects of our indebtedness, which could adversely restrict our ability to operate, could make us vulnerable to general adverse economic and industry conditions, could place us at a competitive disadvantage compared to our competitors that have less debt, and could have other adverse consequences;

•	uncertainties in our establishing or maintaining relationships with physicians and hospitals;

•	the impact of current and future laws and governmental regulations;

•	uncertainties inherent in third party payors’ attempts to limit health care coverages and levels of reimbursement;

•	the effects of competition and technological changes;

•	the availability (or lack thereof) of acquisition or combination opportunities; and

•	general economic, market or business conditions.

All written and oral forward-looking statements attributable to Prime or Medstone or persons acting on behalf of Prime or Medstone are expressly qualified in their entirety by such factors. For additional information with respect to these factors, see “Where You Can Find More Information” on page 95.

MARKET PRICE AND DIVIDEND INFORMATION

Historical Market Prices of Prime and Medstone

Prime common stock is quoted on the Nasdaq National Market under the symbol “PMSI.” Medstone common stock is quoted on the Nasdaq National Market under the symbol “MEDS.” The following table sets forth the high and low closing prices per share of Prime common stock and Medstone common stock on the Nasdaq National Market.

	Prime Common Stock		Medstone Common Stock
	High	Low	High	Low
2001
First Quarter	$7.03	$4.94	$6.69	$5.25
Second Quarter	6.88	4.42	5.38	4.40
Third Quarter	5.50	4.30	4.75	3.10
Fourth Quarter	5.22	3.33	4.78	3.61
2002
First Quarter	$8.00	$4.68	$4.67	$4.25
Second Quarter	11.88	7.20	5.44	4.02
Third Quarter	11.65	8.75	5.00	3.25
Fourth Quarter	9.95	6.31	3.30	2.68
2003
First Quarter	$8.88	$7.00	$3.21	$2.82
Second Quarter Third Quarter	8.10 5.54	4.71 4.05	3.79 4.10	2.97 3.05
Fourth Quarter	5.34	4.12	4.80	3.86
2004
First Quarter (through January 5, 2004)	$4.77	$4.68	$4.79	$4.78

On November 11, 2003, the last full trading day before the public announcement of the proposed merger, the last reported sale price per share of Prime common stock on the Nasdaq National Market was $5.13 and the last reported sale price per share of Medstone common stock on the Nasdaq National Market was $3.94.

As of January 5, 2004, there were approximately 563 record holders of Prime common stock, and there were approximately 190 record holders of Medstone common stock.

No History of Dividends and No Dividends Expected in the Foreseeable Future

Neither Prime nor Medstone is currently paying dividends on its common stock. Following the merger, Prime’s board of directors will have the authority to declare and pay dividends on its common stock in its discretion, as long as Prime has funds legally available to do so and Prime’s credit facility and indenture relating to its 8.75% notes permit the declaration and payment. Prime’s credit facility and the indenture relating to its 8.75% notes restrict its ability to pay cash dividends. In addition, Prime intends to retain its earnings to finance the expansion of its business and for general corporate purposes. Therefore, Prime does not anticipate paying cash dividends on its common stock in the foreseeable future.

THE STOCKHOLDER MEETINGS

The Prime board is using this document to solicit proxies from Prime stockholders for use at Prime’s special meeting of stockholders. The Medstone board is using this document to solicit proxies from Medstone stockholders for use at Medstone’s special meeting of stockholders. In addition, this document constitutes a prospectus covering the issuance of Prime common stock as a result of the transactions contemplated by the merger agreement.

Times and Places

The stockholder meetings will be held as follows:

For Prime stockholders:	For Medstone stockholders:
10:00 a.m., Austin, Texas time	2:00 p.m., Aliso Viejo, California time
February 19, 2004	February 19, 2004
1301 S. Capital of Texas Highway	100 Columbia
Atrium of Suite B-200	Suite 100
Austin, Texas	Aliso Viejo, California

Purposes of the Stockholder Meetings

Prime. The purpose of the Prime special meeting is as follows:

•	to consider and vote upon a proposal to approve the issuance of Prime common stock to the stockholders of Medstone as a result of the transactions contemplated by the merger agreement;

•	to consider and vote upon a proposal to approve Prime’s 2003 Stock Option Plan; and

•	to transact such other business incident to the conduct of the meeting as may properly come before the meeting or any adjournments or postponements thereof.

Prime knows of no other matters to come before the special meeting.

The board of directors of Prime unanimously approved the merger agreement and the transactions contemplated by it, including the issuance of Prime common stock to the Medstone stockholders as a result of such transactions, declared the advisability of the merger agreement, and recommends that Prime stockholders vote at the special meeting “FOR” the issuance of Prime common stock as a result of the transactions contemplated by the merger agreement. In addition, the Prime board of directors unanimously approved and recommends that Prime stockholders vote “FOR” the approval of the Prime 2003 Stock Option Plan.

Medstone. The purpose of Medstone’s special meeting is as follows:

•	to consider and vote upon a proposal to approve and adopt the merger agreement; and

•	to transact such other business incident to the conduct of the meeting as may properly come before the meeting or any adjournments or postponements thereof.

Medstone knows of no other matters to come before the special meeting.

The Medstone board of directors unanimously (except for David Radlinski, who did not participate in the approval of the merger agreement) approved the merger agreement and declared the merger agreement advisable. The Medstone board (including Mr. Radlinski) unanimously recommends that Medstone stockholders vote at the special meeting “FOR” the approval and adoption of the merger agreement.

Record Date and Outstanding Shares

Prime. Only holders of record of Prime common stock at the close of business on January 5, 2004 are entitled to notice of, and to vote at, the Prime special meeting. On the record date, there were 17,248,535 shares of Prime common stock issued and outstanding held by approximately 563 holders of record. Each share of Prime common stock entitles the holder of that share to one vote on each matter submitted for stockholder approval.

Medstone. Only holders of record of Medstone common stock at the close of business on January 5, 2004 are entitled to notice of, and to vote at, the Medstone special meeting. On the record date, there were 3,758,220 shares of Medstone common stock issued and outstanding held by approximately 190 holders of record. Each share of Medstone common stock entitles the holder of that share to one vote on each matter submitted for stockholder approval.

Quorum and Vote Necessary to Approve Proposals

Prime. The presence, in person or by proxy, of the holders of a majority of the shares of Prime common stock outstanding is necessary to constitute a quorum at the Prime special meeting. Approval of the issuance of the Prime common stock as a result of the transactions contemplated by the merger agreement and Prime’s 2003 Stock Option Plan requires the affirmative vote of a majority of the outstanding shares of Prime common stock present, in person or by proxy, at the special meeting and entitled to vote thereon. Approval of the Prime 2003 Stock Option Plan is not a condition to the approval and completion of the merger.

Medstone. The presence, in person or by proxy, of the holders of a majority of the shares of Medstone common stock outstanding is necessary to constitute a quorum at the Medstone special meeting. Approval and adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Medstone common stock.

If you are a holder of Medstone common stock and you do not vote your shares, such action will be the equivalent of a “no” vote because the approval and adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Medstone common stock.

Proxies

The applicable proxy card will be sent to each Prime and Medstone stockholder on their respective record dates. If you receive a proxy card, you may grant a proxy vote on the proposals by marking and signing your proxy card and returning it to Prime or Medstone, as applicable. If you hold your stock in the name of a bank, broker or other nominee, you should follow the instructions of the bank, broker or nominee when voting your shares. All shares of stock represented by properly executed proxies received before or at the Prime special meeting and the Medstone special meeting will be voted in accordance with the instructions indicated on such proxies. Proxies that have been revoked properly and on time will not be counted. If no instructions are indicated on a properly executed proxy returned by a Medstone stockholder, that proxy will be voted “FOR” approval and adoption of the merger agreement with respect to Medstone. If no instructions are indicated on a properly executed proxy returned by a Prime stockholder, that proxy will be voted “FOR” the issuance of Prime common stock as a result of the transactions contemplated by the merger agreement and “FOR” Prime’s 2003 Stock Option Plan.

Prime. In accordance with the Nasdaq National Market rules, brokers and nominees who hold shares in street name for customers may not exercise their voting discretion with respect to the approval of the issuance of Prime common stock as a result of the transactions contemplated by the merger agreement and the approval of Prime’s 2003 Stock Option Plan. Thus, absent specific instructions from the beneficial owner of such shares, brokers and nominees may not vote such shares with respect to the approval of those proposals. “Broker non-votes” (i.e., shares held by brokers or nominees that are represented at the special meeting but with respect to which the broker or nominee does not have discretionary power to vote on a particular matter and has received no instructions from the beneficial owners thereof or persons entitled to vote thereon) will be counted for purposes of determining whether there is a quorum at the Prime special meeting but they will have no effect on the vote on the Prime proposals.

A properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum, will not be voted. Accordingly, if you mark your proxy “ABSTAIN,” with respect to a Prime proposal that will have the effect of a vote against that Prime proposal.

Medstone. In accordance with the Nasdaq National Market rules, brokers and nominees who hold shares in street name for customers may not exercise their voting discretion with respect to the approval and adoption of the merger agreement. Thus, absent specific instructions from the beneficial owner of such shares, brokers and nominees may not vote such shares with respect to the approval and adoption of such proposal. “Broker non-votes” will be counted for purposes of determining whether there is a quorum at the Medstone special meeting but will have the effect of a vote against the approval and adoption of the merger agreement.

A properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum, will not be voted. Accordingly, if you mark your proxy “ABSTAIN,” that will have the effect of a vote against the approval and adoption of the merger agreement.

Other Business. The Prime and Medstone boards are not currently aware of any business to be acted upon at the stockholders meetings other than the matters described under “Purposes of the Stockholders Meetings.” If, however, other matters are properly brought before a stockholders meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act on those matters according to their judgment. Adjournments or postponements of a stockholders meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment of the Medstone stockholders meeting may be made from time to time by the meeting chairman or approval of the holders of Medstone common stock representing a majority of the votes present in person or by proxy at the Medstone stockholders meeting, whether or not a quorum exists, without further notice other than by an announcement made at the stockholders meeting. An adjournment of the Prime stockholders meeting may be made from time to time by approval of the holders of Prime common stock representing a majority of the votes present in person or by proxy at the Prime stockholders meeting if a quorum does not exist, or by approval of any officer of Prime if no Prime stockholder entitled to vote is present at the stockholders meeting. Proxies from Medstone stockholders voted against the approval and adoption of the merger agreement will not be voted in favor of an adjournment or postponement of the special meeting for the purpose of soliciting additional proxies. Proxies from Prime stockholders voted against approving the issuance of Prime common stock in the merger will not be voted in favor of an adjournment or postponement of the special meeting for the purpose of soliciting additional proxies on this matter, and proxies from Prime stockholders voted against approving the Prime 2003 Stock Option Plan will not be voted in favor of an adjournment or postponement of the special meeting for the purpose of soliciting additional proxies on this matter.

Revocation of Proxies. Unless you have executed a valid irrevocable proxy, you may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying the corporate secretary of Prime or Medstone, as appropriate, in writing before the stockholders meeting that you have revoked your proxy; or

•	voting in person, or notifying the corporate secretary of Prime or Medstone, as appropriate, orally at the stockholders meeting of your wish to revoke your proxy.

Solicitation of Proxies

In addition to solicitation by mail, we will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners. We will reimburse them for their reasonable expenses in doing so. Prime and Medstone have engaged Mellon Investor Services LLC, a proxy solicitation firm, to solicit proxies. In addition, the directors, officers and employees of Prime and Medstone may solicit proxies by telephone, telecopy, fax, telegram or in person. These directors, officers and employees will receive no additional compensation for doing so. Prime and Medstone estimate that the total fees paid to Mellon Investor Services LLC will be less than $15,000.

To ensure sufficient representation at the stockholder meetings, we may request the return of proxy cards by telephone, telegram, or in person. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. You are urged to send in your proxies without delay.

The cost of soliciting proxies, including the cost of preparing and mailing this document and the expenses incurred by brokerage houses, nominees and fiduciaries in forwarding proxy materials to beneficial owners, will be paid by Prime if the merger is consummated. In the merger agreement, we have agreed to split most of the costs of preparing and distributing this document, other than legal, accounting and investment banking fees, if the merger agreement is terminated.

Voting Agreement

In connection with the execution of the merger agreement, David V. Radlinski and The Radlinski Family Trust entered into a voting agreement with Prime and Medstone to vote all of the shares of Medstone common stock they own in favor of the approval and adoption of the merger agreement. Mr. Radlinski is an officer and director of Medstone. In addition, each has agreed not to transfer their shares of Medstone common stock (except they may transfer their shares to an affiliate who agrees to be bound by the terms of the voting agreement), not to grant a proxy with respect to such shares, and not to solicit or vote in favor of any competing transaction to the merger. The number of outstanding shares of Medstone common stock subject to the voting agreement (not including shares underlying stock options held by Mr. Radlinski) represented approximately 2.2% of the outstanding shares of Medstone common stock as of the record date. Mr. Radlinski has indicated that, in connection with the merger closing, he will accept Medstone’s offer described on page 56 to make a cash payment for the cancellation of his options with an exercise price of less than $5.00 per share and does not expect to exercise any of his other options.

The voting agreement will terminate upon the first to occur of (i) the effective time of the merger or (ii) the date upon which the merger agreement is terminated.

THE MERGER

Background of the Merger

On November 27, 2000, Prime formally retained Aspen Equity Partners, LLC to advise it in connection with potential mergers and acquisitions.

In early March 2003, the chief executive officer of Medstone, David Radlinski, was contacted by the chief executive officer of another medical company, which we will refer to as the Medical Company, about a possible strategic acquisition of Medstone by the Medical Company. On March 6, 2003, Medstone and the Medical Company entered into a confidentiality agreement and discussions ensued. On March 24, 2003, Mr. Radlinski was also contacted by a private equity firm about that firm’s interest in acquiring Medstone. A confidentiality agreement was signed with the private equity firm and discussions also ensued with that firm. The discussions with both the Medical Company and the private equity firm were preliminary in nature and, by the middle of June 2003, both entities had indicated that they were currently not interested in further pursuing an acquisition of Medstone.

Also in March 2003, Prime instructed Aspen to prepare a brief overview and analysis of Medstone based on its historical financial data. In early April 2003, Brad Hummel, the chief executive officer of Prime, met with Paul Voorheis of Aspen to discuss this overview and analysis and Prime’s interest in a potential acquisition of Medstone. As a result of these discussions, Mr. Hummel asked Mr. Voorheis to solicit a confidentiality agreement from Medstone.

On April 14, 2003, Mr. Voorheis called Mr. Radlinski and advised Mr. Radlinski that Mr. Voorheis was representing Prime regarding Prime’s interest in a potential acquisition of Medstone. The discussion was very general but Mr. Voorheis indicated that Prime was considering an acquisition price of about 20% to 30% in excess of Medstone’s then market price of approximately $3.20 per share. Prime and Medstone executed a confidentiality agreement, and Prime began to perform preliminary due diligence using publicly available information concerning Medstone.

On May 12, 2003, the Prime board of directors met and Mr. Hummel indicated to the Prime board a corporate development opportunity to acquire Medstone. Mr. Hummel provided information related to Medstone and discussed an acquisition premium of 20% to 30% in excess of Medstone’s current market price and the potential impact to Prime of acquiring Medstone. The Prime board encouraged Mr. Hummel to continue seeking a determination of Medstone’s level of interest in an acquisition.

The Medstone board of directors also met on May 12, 2003, and Mr. Radlinski informed the board of the status of his discussions with the Medical Company, the private equity firm and Prime. The board expressed the thought that the 20-30% premium above Medstone’s then market price talked about by Prime was insufficient.

Shortly after the board meetings, Mr. Hummel invited Mr. Radlinski to meet with Mr. Hummel and Mr. Voorheis in San Francisco on May 19, 2003. Mr. Radlinski met with Mr. Hummel and Mr. Voorheis on that date. At the meeting, Mr. Hummel gave a brief overview of Prime and generally explained Prime’s reasons for investigating an acquisition of Medstone. Mr. Hummel conveyed Prime’s belief that acquiring Medstone would increase Prime’s earnings per share.

Over the next several weeks, Mr. Voorheis made several telephone calls to Mr. Radlinski in which they generally discussed the acquisition of Medstone by Prime. Mr. Hummel also called Mr. Radlinski and expressed the continued interest of Prime’s board of directors in an acquisition of Medstone. During the same timeframe, Mr. Hummel had various conversations with each member of the Prime board in which he brought them up to date on the status of the conversations with Medstone and solicited input from them concerning interest in, and the structure and terms of, an acquisition of Medstone by Prime.

On July 7, 2003, the Prime board of directors held a meeting at which Mr. Hummel updated the board on the ongoing discussions with Medstone. In addition, Prime management discussed their findings as a result of their preliminary due diligence on Medstone. At this meeting the Prime board of directors authorized Mr. Hummel to proceed with making an offer to acquire Medstone for approximately $4.50 per share of Medstone common stock subject to completion of due diligence and other approval requirements. Before making an offer, Prime continued to gather information regarding Medstone.

On July 16, 2003, Prime sent Medstone a written indication of interest, in the form of a non-binding letter of intent, that would result in Prime acquiring all of the capital stock of Medstone for $17,160,000, which would be paid in shares of Prime’s common stock. Mr. Radlinski advised the members of the Medstone board and its general counsel, Michael G. Balmages, of the receipt of Prime’s indication of interest. The consensus of the Medstone board was that Mr. Radlinski should issue an invitation to Mr. Hummel to meet with the Medstone board. Mr. Radlinski made the invitation to Mr. Hummel.

On July 24, 2003, Mr. Hummel met with the Medstone board, its executive officers and its general counsel to discuss the written indication of interest and provide a brief overview of Prime and its reasons for investigating an acquisition of Medstone. A question and answer period followed Mr. Hummel’s presentation.

Between July 24 and August 2, 2003, the chief executive officers and counsel of Prime and Medstone negotiated the terms of the letter of intent. On July 30, 2003, Mr. Hummel met with Mr. Radlinski in Washington, D.C. to discuss the status of due diligence efforts and findings and Prime’s July 16 indication of interest. Mr. Radlinski commented on certain aspects of the indication of interest, and Mr. Hummel pointed out that Prime would need additional diligence access to proceed forward with a transaction. Following these negotiations, Mr. Radlinski obtained consent of the Medstone board members for the execution of the letter of intent.

On August 2, 2003, Prime and Medstone executed a non-binding (except for certain provisions) letter of intent, which contemplated Prime acquiring all of the capital stock of Medstone for $17,160,000 (equivalent to $4.56 per share of Medstone common stock based on the number of Medstone shares then outstanding) to be paid in a number of shares of Prime’s common stock equal to the purchase price divided by the average of the closing prices of Prime common stock for the 30 trading day period ending on the second business day before closing, with a right of termination by either Prime or Medstone if the total number of shares of Prime’s common stock to be issued in the acquisition would be greater than 3,900,000 (i.e., Prime’s shares valued at less than $4.40 per share) or less than 2,800,000 (i.e., Prime’s shares valued at more than $6.13 per share).

From August 3, 2003 until the merger agreement was signed on November 11, 2003, Prime and Medstone continued with due diligence on each other. This process included diligence being done by each company’s internal personnel, financial advisors, legal advisors and other consultants.

On August 8, 2003, Medstone retained Friend & Company, investment advisors, to advise it in connection with the proposed transaction with Prime. On approximately August 15, 2003, Akin Gump Strauss Hauer & Feld LLP, counsel to Prime, provided an initial draft of the merger agreement to Medstone and its counsel.

The Medstone board met again on August 21, 2003, with its general counsel, to obtain a status report on the proposed Prime acquisition and to provide company management with direction on how to proceed. All board members and Medstone’s executive officers were in attendance. Mr. Radlinski explained to the Medstone board that Medstone had performed preliminary due diligence on Prime. It was resolved that Medstone would proceed further with its own due diligence on Prime. The board also generally discussed possible alternatives to the Prime acquisition that could increase Medstone stockholder value, including continuing with Medstone’s current business plans and introduction of new products, a dividend policy and the possible acquisition by Medstone of certain business opportunities. Board members expressed their concern that the Prime acquisition or any alternative must be considered in view of its effects on the stockholders of Medstone, the employees of Medstone and the customers and vendors of Medstone. The board resolved that representatives for Prime be requested to make a presentation to the board to address the above concerns.

On August 26, 2003, Mr. Radlinski, Mr. Hummel and Medstone’s general counsel had a lengthy telephone conversation in which they discussed the concerns of the Medstone board regarding the potential acquisition. On August 27, 2003, Mr. Radlinski had telephone conversations with Medstone board members in which he reported the substance of his discussion with Mr. Hummel. The consensus of the Medstone board members was that Mr. Radlinski should issue an invitation to Mr. Hummel to make a presentation to the Medstone board on September 24, 2003 with respect to the business, financial condition and business prospects of Prime and the impact thereon of the proposed acquisition of Medstone.

On August 28, 2003, the Prime board of directors held a meeting, at which Prime management discussed the financial aspects of the proposed transaction and the strategic fit that management thought the combination would provide. The Prime board authorized Prime’s management to continue discussions with Medstone regarding the transaction and to initiate discussions with Banc of America Securities to engage it with respect to the transaction.

Also, on August 28, 2003, Palmieri, Tyler, Wiener, Wilhelm & Waldron LLP was engaged as special counsel to Medstone in connection with the potential Prime acquisition.

On August 29, 2003, Mr. Radlinski had further extensive discussions by telephone with Mr. Voorheis and then Mr. Hummel. Mr. Hummel was invited to again address the Medstone board at its meeting of September 24, 2003. On September 2, 2003, Mr. Radlinski had additional telephone conversations with various Medstone board members. The board members emphasized their desire for legal counsel regarding various regulatory aspects of Prime’s business and again emphasized their desire that Mr. Hummel address the board.

Winston & Strawn LLP was consulted as special counsel to Medstone regarding regulatory matters on September 4, 2003, and was engaged by Medstone on September 18, 2003.

On September 17, 2003, by telephone conference, Palmeiri, Tyler advised Mr. Voorheis and Akin Gump of Palmeiri, Tyler’s comments on the merger agreement following an initial review of the agreement. Negotiation of the terms and conditions of the merger agreement were ongoing from approximately September 25, 2003 through November 10, 2003.

On September 18, 2003, Medstone received an unsolicited letter from a medical company (the same Medical Company who had previously expressed a strategic interest in Medstone in March of 2003), containing a competing, all-stock offer to acquire all of the outstanding shares of Medstone for $4.50 per share, or $16,911,990. The competing offer was subject to execution of definitive documents and mutual due diligence and approval of each party’s board of directors. The offer letter requested that Medstone respond within ten days as to whether Medstone would like to continue discussions. On September 19, 2003, Mr. Hummel was advised in writing of this competing offer. Each of the Medstone board members and Medstone’s general and special counsel were also advised of the competing offer.

After receiving notice of this competing offer, Mr. Hummel communicated the competing offer to Ken Shifrin, chairman of the board of Prime, and to Aspen and Akin Gump. Mr. Hummel, Mr. Voorheis, and representatives of Akin Gump discussed a response to Medstone regarding this competing offer.

A meeting of the Medstone board of directors was held on September 24, 2003 at the offices of Palmieri, Tyler. All board members were in attendance. Also attending were Medstone’s executive officers, Medstone’s general and special counsel and representatives from Friend & Company. Mr. Hummel and Mr. Barnidge, along with representatives of Aspen and Akin Gump, presented at the meeting information regarding Prime’s business, financial condition, and business prospects and the manner in which they proposed that the business of Medstone would be integrated with the business of Prime. After a lengthy question and answer session, Mr. Hummel and the Prime group left.

Subsequent to the departure of the Prime group, Friend & Company made a detailed presentation of its analysis of the proposed transaction with Prime from a financial point of view. In addition to its detailed oral presentation, Friend & Company provided each board member with supplemental written materials containing analyses, assumptions, methodologies and factual data upon which Friend & Company indicated it was prepared to deliver an opinion to the board of directors of Medstone stating that the consideration offered by Prime to the stockholders of Medstone was fair from a financial point of view.

The Medstone board also received a detailed report by telephone from special regulatory counsel, Winston & Strawn, analyzing applicable health care law and regulations and their effect on the manner in which Prime presently conducts its business.

Palmieri, Tyler then advised the board of its fiduciary duties in connection with the transaction and the competing offer and reviewed and discussed with the board the provisions of the initial draft of the proposed merger agreement as presented to Medstone. The board determined to have further communications with respect to the competing offer which had been received. Finally, in connection with its long term planning and as alternatives to any acquisition transaction, the board further discussed Medstone’s current business plans including the introduction of new products, the possible implementation of a dividend payment plan and the possibility of acquiring certain business opportunities.

Between September 25, 2003 and October 7, 2003, Mr. Hummel communicated by telephone separately with members of Prime’s board to discuss Prime’s presentation to the Medstone board on September 24 and increasing Prime’s offer to acquire Medstone. Based on these conversations, the consensus of the Prime board was to increase Prime’s offer.

On October 2, 2003 the Medstone board held another meeting at the offices of Palmieri, Tyler. All directors were in attendance, as were the executive officers of Medstone and Medstone’s general and special counsel. Pursuant to an invitation extended by Mr. Radlinski, the chief executive officer of the Medical Company (that had made the competing offer) made a presentation with respect to his company and its proposed business combination with Medstone. At the meeting the Medical Company advised that the consideration set forth in its offer would be changed from all stock to one-half stock and one-half cash. After a question and answer session, the chief executive officer of the Medical Company left the meeting. A discussion ensued and the board concluded that the offer of the Medical Company was not adequate and directed Mr. Radlinski to so advise the Medical Company. In addition, the board directed Mr. Radlinski to advise Prime that the board was not in favor of proceeding with the transaction with Prime based on an acquisition price of $4.56 per share.

As directed by the board, Mr. Radlinski advised Mr. Hummel that the board was not in favor of proceeding with the transaction with Prime based on the price of $4.56 per share. By letter dated October 8, 2003, Prime increased its offer to $5.00 per share of Prime stock for each share of Medstone common stock.

After further communications between Mr. Radlinski and the chief executive officer of the Medical Company, the Medical Company submitted a written indication of interest in pursuing a transaction with Medstone based on a price of $5.10 per share, the price to be paid one-half cash and one-half stock of the Medical Company. The transaction proposed by the indication of interest was subject to certain adjustments, the conduct of due diligence and other contingencies. Mr. Radlinski advised the Medical Company that Medstone was contractually obligated by an already pending deal to pay a termination fee in the amount of $1,000,000 in the event that Medstone were to consummate an acquisition transaction with the Medical Company, however, the Medical Company did not address this issue. Following further communications between Mr. Radlinski and the chief executive officer of the Medical Company, the Medical Company advised Mr. Radlinski that it was unwilling to proceed further. The Medstone board determined that the $5.10 per share offer by the Medical Company was inadequate due to the substantial contingencies inherent in the offer, the relatively small additional premium as compared to the Prime proposal, and the advanced status of the Prime transaction. The board also noted that the Medical Company is not precluded by the terms of the Prime transaction from resuming negotiations with Medstone in the future.

On October 30, 2003, Prime management distributed an information package of materials to the Prime board members regarding various analyses of the Medstone acquisition and resulting accretion and dilution, as applicable, to the combined company. Mr. Hummel had various discussions with individual Prime board members regarding aspects of the proposed transaction. Also, on November 7, 2003, Prime management sent a supplemental package to the Prime board members regarding the proposed transaction in preparation for the board meeting to approve the transaction.

On November 6, 2003, the Medstone board held another meeting at the law offices of Palmieri, Tyler. All directors were in attendance. Also in attendance were representatives of Friend & Company, Medstone’s executive officers and Medstone’s general and special counsel. At the meeting representatives from Friend & Company updated its analyses used in formulating its fairness opinion to take into account the increased offering price from Prime and the changes that had been made to the initial draft of the merger agreement, and confirmed its opinion that the consideration to be paid by Prime pursuant to the merger agreement was fair to Medstone and its stockholders from a financial point of view.

Additionally, at the meeting Mr. Radlinski reviewed the background and history of the proposed transaction, the discussions that had been held with the Medical Company and the status of due diligence that had been conducted by Medstone with respect to Prime. Palmieri, Tyler reviewed with the Medstone board the terms and conditions of the proposed merger agreement including, among other things, the structure of the merger as a reverse triangular merger intended as a tax-free reorganization, the terms for conversion of the Medstone common stock and stock options, the representations and warranties of Medstone, the limits on Medstone’s operation of its business pending the merger, the required filing of a registration statement with the SEC, provisions relating to the termination of the agreement, the payment of a termination fee under certain circumstances and the conditions required to be satisfied to consummate the merger. Following this presentation, the board conducted a lengthy discussion with respect to the advisability of the merger transaction including consideration of each of those matters identified below in the sections entitled, “Reasons for the Merger —Medstone.” At the meeting the Medstone board authorized Medstone’s management to continue negotiation of certain provisions of the merger agreement with Prime and called a meeting for November 11, to be held telephonically, for a vote by the board of directors as to the approval of the proposed merger agreement. It was agreed that Mr. Radlinski should not attend this meeting because of the substantial benefits he would receive if the transaction were consummated that would not be received by the other stockholders of Medstone.

Between November 7, 2003 and November 10, 2003, Prime management, representatives of Prime, Medstone management, and representatives of Medstone negotiated the final outstanding issues in the merger agreement, including the treatment of Medstone stock options, Prime’s ability to terminate the merger agreement at the high end of the collar, and the amount of the termination fee. The merger agreement was finalized the morning of November 11, 2003.

On November 7, 2003, Banc of America Securities delivered its written opinion to the board of directors of Prime that as of that date and based upon and subject to the various assumptions and limitations stated in its opinion, the exchange ratio in the merger was fair from a financial point of view to Prime. For a discussion of the opinion of Banc of America Securities, see “—Opinion of Prime’s Financial Advisor” on page 45.

The Medstone board held a telephonic meeting during the morning of November 11, 2003. All members of the Medstone board except Mr. Radlinski attended. Medstone’s general and special counsel also attended. Palmieri, Tyler advised the board of the most recent changes to the merger agreement, including the elimination of Prime’s ability to terminate the agreement by reason of Prime’s stock being in excess of $5.49 per share and the reduction in the amount of the termination fee that would be payable to Prime in the event a superior acquisition proposal were accepted by Medstone. Palmieri, Tyler again reviewed the terms and conditions of the proposed merger, the board’s past and proposed actions in light of its fiduciary duties, the fairness opinion previously delivered by Friend & Company, the nature of the due diligence that had been conducted with respect to Prime and the alternative courses of action that had been considered by the Medstone board as potentially available to increase stockholder value for Medstone stockholders over the long term. Following a discussion, Medstone’s board of directors approved the merger, the merger agreement and the related transactions.

In the afternoon of November 11, 2003, after being apprised of the results of the Medstone board meeting, the Prime board met. At the meeting, Prime management updated the board as to the status of the negotiations and other aspects of the proposed merger. Mr. Hummel discussed with Prime’s board the contents of Banc of America Securities’ fairness opinion. Mr. Hummel and representatives of Akin Gump also discussed changes to the merger agreement based on recent negotiations and the treatment of Medstone stock options. Following a discussion, Prime’s board approved the merger, the merger agreement and the related transactions.

Signing of the Voting Agreement. Concurrently with the execution of the merger agreement, Mr. Radlinski and The Radlinski Family Trust executed a voting agreement with Prime under which they agreed to vote in favor of the merger. Prime requested that these Medstone security holders execute a voting agreement to provide greater assurances that the merger would be consummated.

Reasons for the Merger — Medstone

The board of directors of Medstone unanimously (except for Mr. Radlinski, who did not participate in the approval of the merger agreement) approved the merger agreement and declared the merger agreement advisable. The Medstone board (including Mr. Radlinski) unanimously recommends that Medstone stockholders vote at the special meeting “FOR” the approval and adoption of the merger agreement.

The board of directors considered various factors, including the following, in approving the merger agreement and the merger. The potential positive factors include the following:

•	Provide Medstone Stockholders the Opportunity for Continued Investment in a Business Focused Primarily on Urology-Related Products and Services. The merger is a strategic transaction designed to provide Medstone stockholders with the opportunity for continued investment in a combined company whose business focuses primarily on urology-related products and services. In addition, the combined business is expected to realize certain synergies by virtue of the strategic business combination.

•	Provide Premium Merger Consideration. For each Medstone share held by them, the Medstone stockholders will receive $5.00 of Prime common stock, based on the average closing prices of Prime stock, as reported on the Nasdaq National Market, for the 30 consecutive trading days immediately preceding the third trading day before the merger closing. This $5.00 value per share consideration to Medstone’s stockholders represents a 27% premium over the last reported sale price per share of Medstone common stock on November 11, 2003, the last full trading day before the public announcement of the merger, and a 26% premium over the average last reported sale prices per share of Medstone common stock for the 10 trading days preceding the announcement.

•

Provide Protection against Significant Price Fluctuations. Pursuant to the merger agreement, the Medstone stockholders will receive a number of shares of Prime common stock for each share of Medstone common stock equal to one share of Prime common stock multiplied by a fraction, the numerator of which is $5.00 and the denominator of which is the average of the closing prices of Prime common stock, as reported on the Nasdaq National Market, for the 30 consecutive trading days immediately preceding the third trading day before the closing of the merger. If the number of shares of Prime common stock to be received for each share of Medstone common stock is greater than 1.43, which would occur if the 30-day average price of Prime common stock is less than $3.50, then either Prime or Medstone may terminate the merger agreement except that, if Prime desires to terminate the merger agreement on such basis, Medstone may (but is not required to) elect to set the number of Prime shares to be received for each Medstone share at 1.43 and Prime will then not have such right to terminate. However, if Medstone so elects to set the number of Prime shares at 1.43, Medstone stockholders would receive in the merger less than $5.00 of Prime common stock for each share of

Medstone common stock. If the number of shares of Prime common stock to be received for each share of Medstone common stock is less than .91, which would occur if the 30-day average price of Prime common stock is more than $5.49, then Medstone may terminate the merger agreement. These provisions are intended, among other things, to enable the Medstone board of directors and/or its stockholders to evaluate the reasons for a significant decrease or increase in the price of Prime common stock and determine if the merger should nevertheless be completed.

•	Provide Increased Liquidity. Both Prime and Medstone common stock trade on the Nasdaq National Market. The average daily trading volume of Prime common stock over the one-year period ending on November 11, 2003, the date the merger was publicly announced, was approximately 78,500 shares per day. The average daily trading volume of Medstone common stock over that period was approximately 8,600 shares per day. Medstone anticipates that in view of the substantially increased size of the combined company following the merger, the Prime common stock will continue to trade at significantly greater daily volumes than the volumes at which the Medstone common stock traded before the merger announcement, thereby providing increased liquidity for Medstone stockholders.

•	Qualify as a Tax-Free Reorganization. The merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes, and the transaction should be tax-free to Medstone stockholders (except for cash received in lieu of fractional shares).

•	Fairness Opinion. Friend & Company presented its review and opinion that, based upon its review and assumptions and subject to specific matters stated in its opinion, as of November 6, 2003, the merger consideration to be received by the Medstone stockholders in the merger was fair, from a financial point of view.

•	Permit Third Parties to Make Alternative Acquisition Proposals. Under the terms of the merger agreement, another party can make an acquisition proposal that could be accepted by the Medstone board of directors if it were deemed to be a superior proposal. In this connection the Medstone board considered that only approximately 2.2% of the outstanding Medstone shares (based on the number of outstanding Medstone shares as of the date of this document) were agreeing in advance to vote in favor of the merger with Prime, but that in connection with the acceptance of a superior acquisition proposal Medstone (or a new acquirer) would be required to pay to Prime a fee of $750,000 (approximately $.20 per outstanding Medstone share based on the number of outstanding Medstone shares as of the date of this document).

•	History of Discussions with Other Prospective Acquirers. As discussed under “The Merger — Background of the Merger,” the Medstone board of directors engaged in discussions with another potential acquirer, and the opportunity remains for such potential acquirer to make a superior acquisition proposal (which proposal, if accepted, would be subject to the termination fee discussed under the immediately preceding bullet point).

•	Likelihood of Transaction Being Completed. The conditions that need to be satisfied prior to the closing of the merger with Prime are limited to matters that Medstone anticipates are likely to be satisfied.

•	Limited Number of Other Potential Strategic Acquirers. Given Medstone’s involvement in the lithotripsy business, there are a very limited number of companies engaged principally in this business with which a strategic business combination could be consummated.

•	Ability of Medstone Stockholders to Analyze Transaction. Because the number of Prime shares to be received in exchange for Medstone stock is based on a 30-day trading average immediately preceding the third trading day before the closing, before and at the time of the Medstone stockholders meeting for the purpose of approving and adopting the merger agreement, the Medstone stockholders will be able to estimate or calculate the average trading price for Prime stock for that 30-day trading period.

•	Uncertainty regarding Medstone Alone Being Able to Successfully Implement its Current Business Plan or to Substantially Increase Stockholder Value through Successful Implementation of its Business Plan. Medstone’s current business plans include the introduction of new products and the realization of increased revenue as the result. Historically, Medstone has encountered significant delays in the introduction of new products and has often not realized the revenue growth anticipated by the introduction of such products. The merger will allow Medstone to avoid the uncertainty associated with trying to implement its current plan alone as its business will be combined with the operations and resources of Prime.

•	Allow Medstone’s Business to Capitalize on Prime’s Position in the Urology Market and the Larger Size of the Combined Company. The merger should enable the Medstone business to take advantage of Prime’s extensive relationships with physicians and other health care providers. The much larger size of the combined company after the merger should also enable it to absorb, better than Medstone could alone, the impact of a decrease in revenues or an increase in expenses in Medstone’s business.

The Medstone board also considered and balanced against the potential benefits of the merger a number of potentially adverse factors concerning the merger. Many of the factors are explained in more detail in this document under the heading “Risk Factors” beginning on page 15. These factors include the following:

•	Integration. The operations of the two companies may not be successfully integrated.

•	Satisfaction of Conditions to the Merger. The merger might not be completed as a result of a failure to satisfy the conditions contained in the merger agreement. Failure to complete the merger could harm Medstone’s business in a number of ways. The transaction costs, including accounting, legal and certain financial advisory fees, must still be paid, without any offsetting benefits from the merger. In the event Medstone elects to seek another merger or business combination, it may not be able to find another party willing to pay an equal or greater price than the price to be paid in the merger. During the time while the merger agreement is in effect, Medstone is prohibited from soliciting, initiating or encouraging or entering into certain transactions, such as a merger, sale of assets or other business combination with a party other than Prime. In addition, if the merger is not completed, the market price of Medstone common stock could decline, to the extent that the market price of the Medstone stock reflects a market belief that the merger will be completed and its potential benefits realized.

•	Uncertainty in Number of Prime Shares to Be Issued in the Merger. Because the number of shares of Prime common stock to be issued in the merger depends on the market price of Prime’s common stock, Medstone stockholders could receive fewer shares than currently anticipated if there is an increase in the Prime stock price before the merger is completed.

•	Right of Prime to Terminate the Merger Agreement. The market price of Prime common stock could decrease by an amount that gives Prime the right to terminate the merger agreement without any liability to Medstone or its stockholders. If, however, Medstone then elects to set the number of Prime shares at 1.43, Medstone stockholders would receive less than $5.00 of Prime common stock for each share of Medstone common stock they own.

•	Debt of Combined Company. The combined company will be significantly more leveraged than Medstone, putting it at greater risk in the event of a downturn in its business. Long-term debt of Prime as of September 30, 2003 was $124.9 million (not including the current portion of long-term debt of $3.3 million on that date) compared with no long-term debt of Medstone on that date.

•	Uncertainties Caused by Entering into the Merger Agreement. Following announcement of the merger agreement with Prime, Medstone’s relationship with its employees and customers might be negatively affected because of uncertainty surrounding Medstone’s future status and direction. In this connection the Medstone board considered the impact of these potentially damaged relationships on Medstone if for some unforeseen reason the merger with Prime were not consummated.

•

Alternatives Available to Medstone. By entering into the merger transaction, Medstone will not have the opportunity to implement alternatives for increasing stockholder value including (i) implementation of Medstone’s existing business plan, which calls for an increase in Medstone’s business of manufacturing and selling products, (ii) implementation of a dividend policy, (iii) attempting to acquire a strategic business or (iv) putting the company up for sale (rather than entering into a strategic business combination). In this connection, as of September 30, 2003, Medstone had more than $7.0 million of cash and short-term investments and no long-term debt, meaning that Medstone’s ability to exist as a company and explore other alternatives is not in jeopardy.

•	Price of Prime Shares at Closing May Differ from the Price Used to Calculate the Number of Shares to Be Received by Medstone Stockholders. Under the terms of the merger agreement, each share of Medstone common stock will be converted into $5.00 worth of Prime common stock valued on the basis of the average closing prices of Prime stock, as reported on the Nasdaq National Market, for the 30 consecutive trading days immediately preceding the third trading day before the merger closing. The number of shares of Prime common stock to be received for each Medstone share will be equal to $5.00 divided by this 30-day average of the Prime stock price. Because this valuation and this exchange ratio are based on such 30-day average price, Medstone stockholders could receive at the date of the merger less than $5.00 of Prime common stock if the Prime share trading price as of the date of the merger is less than the price based on the 30-day average. For example, if the average closing price of Prime stock for the 30-day period were to be $4.50 per share and such stock’s price at the date of the merger was only $4.25, then Medstone stockholders would receive 1.111 ($5.00/$4.50) shares of Prime common stock for each share of Medstone common stock and such Prime shares would have a value of only $4.72 based on their trading price at the date of the merger, rather than $5.00. If the Prime stock price at the time of the merger instead were to be $4.75 per share, then at the date of the merger the Medstone stockholders would still receive 1.111 shares of Prime common stock for each share of Medstone common stock and such Prime shares would have a value of $5.28 based on their trading price at the time of the merger.

•	Payment of Termination Fee. The merger agreement provides that Medstone will be required to pay a termination fee in the amount of $750,000 as a condition to accepting a superior acquisition proposal from another person. The requirement to pay this fee may discourage other persons from making an acquisition proposal to Medstone.

The preceding discussion of the information and factors considered and given weight by the Medstone board is not intended to be exhaustive. However, the Medstone board believes that the discussion encompasses all of the material factors considered. Projections for Prime that Prime provided to Medstone were not material to the Medstone board’s decision. In reaching their decision to approve and to recommend approval of the merger agreement to Medstone stockholders, the Medstone board did not assign any relative or specific weights to factors they considered. Individual directors may have given different weights to different factors. The order of presentation of the factors does not reflect the relative significance of the factors considered.

Having considered these factors and the risks discussed more fully under “Risk Factors” beginning on page 15 as well as the potential rewards of the merger, the Medstone board believes that the positive factors should outweigh the negative factors.

In considering the recommendation of the Medstone board with respect to the merger, the merger agreement and the transactions contemplated thereby, Medstone stockholders should be aware that certain officers and directors of Medstone have certain interests in the proposed merger that are different from and in addition to the interests of Medstone stockholders generally. The Medstone board was aware of these interests and considered them in approving the merger and merger agreement. Please refer to “The Merger — Interests of Certain Persons in the Merger” beginning on page 51 for more information about these interests.

Reasons for the Merger — Prime

At its November 11, 2003 meeting the members of the Prime board unanimously approved the merger agreement and the transactions contemplated by it, and recommended that the Prime stockholders approve the issuance of Prime common stock to Medstone stockholders as a result of the merger. The Prime board believes that the merger agreement and the terms of the merger are fair to, and in the best interests of, Prime and the Prime stockholders. Therefore, the Prime board recommends that Prime’s stockholders vote “FOR” approval of the above described share issuance.

In reaching its recommendation, the Prime board consulted with Prime’s management, as well as Aspen and Akin Gump, and considered the following material factors:

•	Broaden the Urology Platform and Increase Prominence in the Urology Market. The merger will increase the combined company’s customer and physician base and its services to the urology market. The merger will also strengthen the combined company’s vertical participation in the urology market. Prime believes that this, along with the combined company’s extensive relationships in the healthcare community, will enable it to increase its ambulatory and fixed base services and increase its prominence in the urology market.

•	Improve Financial Flexibility. Prime believes that the merger will provide the combined company with more efficient access to capital, at a lower cost, than either Prime or Medstone has individually. In addition, the combined company should be better positioned to fund future growth and reduce leverage through the possible sale of equity.

•	Operating Efficiencies. The merger should enable the combined company to operate the combined lithotripsy businesses on a more cost efficient and effective basis with anticipated cost reductions in administration, facilities, services, and mobile operations.

•	Increase its Position as the Country’s Leading Provider of Lithotripsy Services. The merger should increase Prime’s customer and physician base in the urology market and therefore its position as the leading lithotripsy service provider in the country.

•	Geographic and Customer Expansion. The merger will enable Prime to operate with a broader, more diverse set of markets and customers within the United States, providing additional revenue and geographic diversity.

•	Provide Accretion to Earnings. The merger should increase Prime earnings per share.

•	Provide Balance Sheet Benefits. The merger should improve Prime’s balance sheet because, as of September 30, 2003, Medstone had no long-term debt and had working capital of $16.5 million, including more than $7 million in cash and short-term investments.

•	Opinion as to Fairness of Exchange Ratio. Banc of America Securities LLC delivered its written opinion to the board of directors of Prime that, as of November 7, 2003 and based upon and subject to the various assumptions and limitations stated in its opinion, the exchange ratio in the merger was fair from a financial point of view to Prime.

In reaching its decision to recommend the merger to its stockholders, the Prime board also considered a number of additional factors, including:

•	its discussions with Prime’s management concerning the results of Prime’s investigation of Medstone; and

•	the strategic, operational and financial opportunities available to Prime in the normal course of its business compared to those that might be available following the merger.

The Prime board also considered certain risks and potential disadvantages associated with the merger, including:

•	Merger-Related Expenses. Prime and Medstone expect to incur approximately $3.1 million in expenses as a result of the merger, which will reduce the amount of capital available to fund its operations.

•	Integration. The operations of the two companies may not be successfully integrated.

•	Lack of Expected Cost Savings. Expected cost savings may not be realized to the degree anticipated.

•	Satisfaction of Conditions to the Merger. The time and resources required to complete the merger and the risk that the merger might not be completed as a result of a failure to satisfy the conditions to the merger agreement.

•	Right of Medstone to Terminate Merger Agreement. The market price of Prime common stock could increase or decrease by an amount that gives Medstone the right to terminate the merger agreement without any liability to Prime.

•	other matters described under “Risk Factors” beginning on page 15.

In the judgment of the Prime board, the potential benefits of the merger outweigh these considerations. The foregoing discussion of the information and factors that were given weight by the Prime board is not intended to be exhaustive, but it is believed to include all material factors considered by the Prime board. Projections for Medstone that Medstone provided to Prime were not material to the Prime board’s decision.

In view of the variety of factors considered in connection with its evaluation of the proposed merger and the terms of the merger agreement, the Prime board did not deem it practicable to quantify or assign relative weights to the factors considered in reaching its conclusion. In addition, individual Prime directors may have given different weights to different factors.

Opinion of Medstone’s Financial Advisor

Friend & Company, or Friend, provided to the Medstone board of directors its written opinion on November 6, 2003 that, as of that date, based upon and subject to the various factors and assumptions set forth in the opinion, the consideration offered to the holders of Medstone common stock as provided in the Agreement and Plan of Merger was fair from a financial point of view.

The full text of the opinion of Friend, which sets forth assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. Medstone stockholders are urged to read the opinion carefully and in its entirety. The summary of the opinion of Friend set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Friend’s opinion is directed only to the fairness of the merger from a financial point of view to the stockholders of Medstone and does not address Medstone’s underlying business decision to proceed with or effect the merger or the structure thereof, or the relative merits of the merger compared to any alternative business strategy or transaction in which Medstone might engage, and does not imply or constitute a recommendation to Medstone stockholders as to how to vote with respect to the merger or to any action a stockholder should take with respect to the proposed merger.

In rendering its opinion, among other things, Friend:

•	reviewed certain publicly available financial statements and other information of Medstone and Prime;

•	reviewed certain internal financial statements and other financial and operating data concerning Medstone and Prime prepared by the managements of Medstone and Prime, respectively;

•	reviewed certain financial projections prepared by the managements of Medstone and Prime;

•	discussed the past and current operations and financial condition and the prospects of Medstone and Prime, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Medstone and Prime;

•	reviewed the reported prices and trading activity for the common stock of Medstone and Prime;

•	compared the financial performance of Medstone and Prime and the prices and trading activity of the common shares of Medstone and Prime with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions; and

•	reviewed the merger agreement and certain related documents, and performed such other analyses and considered such other factors as Friend deemed appropriate.

For purposes of its opinion, Friend relied upon and assumed the accuracy and completeness of the financial statements and other information provided to it by Medstone or otherwise made available to it, and did not assume responsibility for the independent verification of that information. Friend relied upon the assurances of the Medstone board of directors that the information provided to it was prepared on a reasonable basis in accordance with industry practice, that the financial planning data and other business outlook information reflected the best currently available estimates and judgment of the board, that no material changes occurred in the information reviewed between the date the information was provided and the date of the opinion, and that the board was not aware of any information or facts that would make the information provided to Friend incomplete or misleading. Friend expressed no opinion as to such financial planning data or the assumptions on which it is based.

In accordance with customary investment banking practice, Friend employed generally accepted valuation methods in reaching its opinion. The following is a brief summary of the material financial analyses performed by Friend in connection with its oral opinion and the preparation of its written opinion dated November 6, 2003. This summary of Friend’s financial analyses includes information presented in tabular format. In order to fully understand the financial analyses performed by Friend, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Premiums Paid Analysis. Friend reviewed the implied premium paid based on the offer price of $5.00 relative to the daily closing prices of Medstone’s common stock over various periods ended November 4, 2003. The premiums were calculated by dividing the offer price by the average of the closing prices for the various periods. The range of implied premiums paid over the periods covered is presented in the table below.

Trading Period	Medstone Price	Implied Premium Based on $5.00 Offer
Closing Price: November 4, 2003	$3.96	26.3%
7-Day Average (a)	$3.96	26.2%
30-Day Average (b)	$3.98	25.5%
60-Day Average (c)	$3.84	30.1%
90-Day Average (d)	$3.74	33.6%
180-Day Average (e)	$3.45	45.1%
1-Year Average (f)	$3.33	50.1%
2-Year Average (g)	$3.83	30.4%
52-Week High (October 20, 2003) (h)	$4.10	22.0%
52-Week Low (July 29, 2003)	$2.50	100.0%

(a)	7-consecutive day period represents trading days from October 27, 2003 through November 4, 2003
(b)	30-consecutive day period represents trading days from September 24, 2003 through November 4, 2003
(c)	60-consecutive day period represents trading days from August 12, 2003 through November 4, 2003
(d)	90-consecutive day period represents trading days from June 30, 2003 through November 4, 2003
(e)	180-consecutive day period represents trading days from February 20, 2003 through November 4, 2003
(f)	1 year represents trading days from November 5, 2002 through November 4, 2003
(g)	2 year represents trading days from November 5, 2001 through November 4, 2003
(h)	This price occurred also on September 19, 2003 and October 16 and 17, 2003.

Friend also reviewed 20 completed and reported public acquisitions of surgical and medical equipment and services companies announced since January 2000 that had aggregate values ranging from $3.0 million to $84.0 million (based on data provided by public filings). With respect to these transactions, Friend analyzed the percentage premium of equity value paid above closing stock price one trading day, one week and one month prior to the announcement of the transaction. This analysis indicated the following premiums paid in such transactions:

	Premiums Paid in Selected Precedent Transactions
	1 Day	1 Week	1 Month
High	88.5%	97.6%	176.4%
Low	(9.2)%	9.6%	18.2%
Harmonic Mean	35.2%	37.2%	55.9%

The premiums paid analysis compared the merger to selected transactions deemed to be the most relevant given the factors set forth above.

Comparable Company Analysis. Friend compared and analyzed Medstone’s market value and trading multiples with those of five selected publicly traded companies in the surgical and medical equipment and services industry that Friend believed were reasonably comparable. The selected companies are as follows:

•	Prime Medical Services, Inc.

•	Healthtronics Surgical Services, Inc.

•	EDAP TMS

•	Urologix

•	Rita Medical Systems

In examining these comparable companies, Friend calculated the Enterprise Value (“EV”) of each company (i.e., the market value of common equity, plus total interest bearing debt and liquidation value of outstanding preferred stock less cash and equivalents) as a multiple of its latest twelve-month (“LTM”) and projected fiscal year 2003 revenue, and its LTM earnings before interest and taxes plus depreciation and amortization (“EBITDA”). Friend also calculated the equity value of each company as a multiple of its respective projected fiscal year 2003 net income per share (the “P/E ratio”), and multiples of total equity market value of common equity to book value (“Price/Book ratio”). All projected data were obtained through publicly available research reports and analyst estimates.

The share prices used in calculating the market values of common equity were based on the preceding 20-day average closing prices as of November 4, 2003. All historical data were derived from publicly available sources, from which Friend excluded all non-recurring and extraordinary items. Based on an analysis of the selected companies, Friend derived a selected range of multiples based on the high, low and average observed multiple. The average of the observed range represents the harmonic mean, which is equal to the reciprocal of the arithmetic mean of the reciprocals of each data set. Friend’s analysis of the comparable companies’ trading multiples yielded the following results:

Enterprise Value as a Multiple of:	Implied Medstone/Prime Merger Multiples		Comparable Company Analysis Multiples
			Low		Harmonic Mean		High
LTM Revenues	0.55	x	0.97	x	1.58	x	3.29	x
LTM EBITDA	9.26	x	2.91	x	4.12	x	7.05	x
FY 2003 Revenues	0.53	x	0.94	x	1.52	x	3.24	x
FY 2003 Earnings	28.52	x	8.41	x	10.52	x	14.04	x
Price/Book	0.50	x	0.44	x	1.00	x	2.82	x

Friend noted that the implied merger multiple of 0.55x and 0.53x under the merger agreement is below the range of implied consideration determined by the LTM and fiscal year 2003 revenue multiple of the comparable companies. The fact that the implied merger multiple is less than the observed range, in this instance, did not alter Friend’s overall opinion as to the fairness from a financial point of view, since no company utilized in the comparable company analysis is identical to Medstone. In evaluating the comparable companies, Friend made judgments and assumptions with regard to industry performance, general business, financial condition and prospects of each company. Friend also made judgments as to the relative comparability of such companies and Medstone and judgments as to the relative comparability of the various valuation parameters with respect to the companies. Mathematical analysis (such as determining the average or median) is not, by itself, a meaningful method of using comparable transaction data.

Selected Mergers and Acquisitions Transactions. Using publicly available information, Friend reviewed the consideration paid in 20 selected acquisition transactions of companies in the surgical and medical equipment and services industry it deemed relevant from January 2000 through the present that had aggregate values ranging from $3.0 million to $84.0 million. Specifically, Friend reviewed the following transactions listed in reverse chronological order:

Date Effective	Target	Acquirer
18-Jul-03	CIVCO Holding Inc	Colorado MEDtech Inc
30-Jun-03	Intuitive Surgical Inc	Computer Motion Inc
10-Mar-03	CONMED Corp	Bionx Implants Inc
31-Jan-03	Angiotech Pharmaceuticals Inc	Cohesion Technologies Inc
24-Jan-03	HEI Inc	Colorado MEDtech Inc-CO Ops
8-Jan-03	CONMED Corp	CORE Dynamics Inc
30-Dec-02	PhotoMedex Inc	Surgical Laser Technologies
1-Aug-02	Integra LifeSciences Hldg Corp	NMT Medical Inc-Neurosciences
15-Apr-02	Respironics Inc	Novametrix Medical Systems Inc
3-Dec-01	Lumenis Ltd	HGM Medical Laser Systems Inc
3-Sep-01	Boston Scientific Corp	Cardiac Pathways Corp
19-Jun-01	Gyrus Group PLC	Somnus Medical Technologies
21-May-01	Praxair Distribution Inc	Interwest Home Medical Inc
11-May-01	Coherent Inc	DeMaria ElectroOptics Systems
18-Apr-01	Johnson & Johnson	Heartport Inc
5-Feb-01	Card Guard Scientific Survival	Quality Diagnostic Services
17-Nov-00	Perkins Papers Ltd	Wyant Corp
10-Jul-00	DJ Orthopedics Inc	DePuy Orthopaedie SA(DePuy)
15-May-00	Gyrus Group PLC	Everest Medical Corp

In examining these acquisitions, Friend calculated the Enterprise Value of the acquired company implied by each of these transactions as a multiple of LTM revenue and EBITDA. Based on an analysis of the selected transactions, Friend derived a selected range of multiples based on the high, low and average observed multiple. The average of the observed range represents the harmonic mean, which is equal to the reciprocal of the arithmetic mean of the reciprocals of each data set. Friend’s analysis of the comparable companies’ trading multiples yielded the following results:

Enterprise Value as a Multiple of:	Implied Medstone/Prime Merger Multiples		Multiples for Selected Transactions
			Low		Harmonic Mean		High
LTM Revenues	0.55	x	0.12	x	0.62	x	7.29	x
LTM EBITDA	9.26	x	2.62	x	8.02	x	73.96	x

No company utilized in the selected transactions analysis is identical to Medstone nor is any transaction identical to the contemplated transaction between Medstone and Prime. An analysis of the results therefore requires complex considerations and judgments regarding the financial and operating characteristics of Medstone and the companies involved in the selected transactions. The numerical results are not in themselves meaningful in analyzing the contemplated transaction as compared to the selected transactions.

Discounted Cash Flow Analysis. Friend performed a discounted cash flow analysis of both Medstone and Prime wherein the present value of projected after-tax unlevered net free cash flows was determined by discounting those cash flows using discount rates and terminal year EBITDA multiples indicated below. The analysis began by using operating projections provided by Medstone and Prime for revenue, expense and balance sheet accounts based on latest-twelve month financial statements as of September 30, 2003.

The analysis calculated the present value of the after-tax unlevered net free cash flows for Medstone using a range of discount rates from 7.0% to 9.0%, and the analysis for Prime utilized a range of discount rates from 6.0% to 8.0%. The discount rates used were based on the weighted average cost of capital (“WACC”). The WACC reflects both the after-tax cost of debt and the cost of equity, taking into account various premia for market and company specific risk.

The terminal value was calculated using a range of terminal year EBITDA multiples. The range of multiples used in the analysis of Medstone was 3.0x to 4.0x and the range of multiples used in the analysis of Prime was 4.5x – 5.5x. The terminal multiples were derived based on multiples of comparable publicly traded companies and precedent transactions and based on Friend’s experience and professional judgment as to the appropriate range of multiples at the end of the projected period. The terminal values were then discounted to the present using the discount rates above. The analysis yielded an implied value range for the common stock as follows:

Medstone:

Equity Value per Share

Discount Rate	Exit Multiple
	3.0x	3.5x	4.0x
7.0%	$3.41	$3.81	$4.21
8.0%	$3.33	$3.72	$4.10
9.0%	$3.25	$3.62	$3.99

Prime:

Equity Value per Share

Discount Rate	Exit Multiple
	4.5x	5.0x	5.5x
6.0%	$3.84	$4.63	$5.41
7.0%	$3.49	$4.21	$4.99
8.0%	$3.16	$3.88	$4.60

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analysis and the application of those methods to particular circumstances. Therefore, such an opinion is not readily susceptible to a partial analysis or summary description.

The summary of Friend’s analyses set forth above does not purport to be a complete description of the presentation by Friend to Medstone. In arriving at its opinion, Friend did not rely on any single analysis or factor described above, assign any particular weight to any analysis or factor considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Friend believes that its analyses and the summary set forth above must be considered as a whole, and that considering any portion of such analyses and summary of the factors considered, without considering all such analyses and factors, could create a misleading or incomplete view of the processes underlying the opinion.

Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. The ranges of valuations resulting from any particular analysis described above should not be taken to be Friend’s view of the actual value of Medstone nor are they indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Because this analysis is inherently subject to uncertainty, being based on numerous factors or events beyond Medstone’s control, Friend assumes no responsibility for future results or actual values that are materially different from the forecast or assumptions.

In arriving at its opinion, Friend did not perform appraisals or valuations of any specific assets or liabilities of Medstone, and was not furnished with any such appraisals or valuations. Without limiting the generality of the foregoing, Friend undertook no independent analysis of any owned real estate, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which Medstone was a party or may be subject and Friend’s opinion made no assumption concerning and therefore did not consider the possible assertion of claims, outcomes or damages arising out of any such matters. Friend made no physical inspection of the assets of Medstone. Friend analyzed Medstone as a going concern and, accordingly, expressed no opinion as to liquidation value.

Friend assumed that the merger will be non-taxable for United States federal and state income tax purposes.

Friend has advised the Medstone board of directors expressly in its opinion that Friend does not believe that any person (including a Medstone common stockholder) other than the board of directors has the legal right to rely upon its opinion to support any claims against Friend arising under applicable state law and that, should any such claims be brought against Friend by any such person, this assertion will be raised as a defense. Should a claim arise, the availability of such a defense would be resolved by a court of competent jurisdiction. Resolution of the question of the availability of such a defense, however, will have no effect on the rights and responsibilities of the board of directors under applicable state law. Nor would the availability of such a state law defense to Friend have any effect on the rights and responsibilities of either Friend or the board of directors under the federal securities laws.

Pursuant to a letter agreement dated as of August 8, 2003, Medstone has paid Friend a non-refundable fee for its services referred to above including rendering its opinion, and has agreed to reimburse Friend for its reasonable expenses incurred in connection with its engagement by Medstone. Medstone has also agreed to indemnify Friend and its directors, officers, agents, employees, affiliates, and controlling persons against any losses, claims, or liabilities to which Friend becomes subject in connection with its rendering of services, except those that arise from Friend’s gross negligence or willful misconduct.

Whether or not the merger is consummated, Medstone has agreed to pay the reasonable out-of-pocket expenses of Friend and to indemnify Friend against liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of Friend by Medstone.

Opinion of Prime’s Financial Advisor

Pursuant to its engagement in connection with the merger, Banc of America Securities LLC, or BAS, was asked to render an opinion to the board of directors of Prime as to the fairness, from a financial point of view, to Prime of the Exchange Ratio (as defined in the BAS opinion attached as Annex C). On November 7, 2003, BAS delivered certain written analyses and its opinion to the board of directors of Prime that, as of that date and subject to the various assumptions summarized below, the Exchange Ratio was fair, from a financial point of view, to Prime.

The full text of BAS’ written opinion, dated November 7, 2003, is attached as Annex C to this document. The opinion sets forth the assumptions made, procedures followed, other matters considered and limits of the review undertaken. The BAS opinion and the summary of the opinion are incorporated by reference into this document and the stockholders of Prime are urged to read the opinion in its entirety. This section is only a summary of the BAS opinion and as a summary is qualified and not a substitute for the full text of such opinion. BAS’ analyses and opinion were prepared for and addressed to Prime’s board of directors and are directed only to the fairness, from a financial point of view, of the Exchange Ratio pursuant to the merger and do not constitute an opinion or recommendation as to how the stockholders of Prime should vote at the stockholders’ meeting held in connection with the merger. The Exchange Ratio was determined through negotiations between Prime and Medstone and not pursuant to the advice or recommendations of BAS.

For the purposes of its opinion, BAS:

•	reviewed certain publicly available financial statements and other business and financial information of Medstone and Prime, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Medstone and Prime, respectively;

•	analyzed certain financial forecasts prepared by the managements of Medstone and Prime, respectively;

•	reviewed and discussed with senior executives of Medstone and Prime information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of Medstone and Prime, respectively;

•	discussed the past and current operations, financial condition and prospects of Medstone with senior executives of Medstone and discussed the past and current operations, financial conditions and prospects of Prime with senior executives of Prime;

•	reviewed the pro forma impact of the merger on Prime’s earnings per share, cash flow, consolidated capitalization and financial ratios;

•	reviewed and considered in the analysis, information prepared by members of senior management of Medstone and Prime relating to the relative contributions of Medstone and Prime to the combined company;

•	reviewed the reported prices and trading activity for Medstone’s common stock and Prime’s common stock;

•	compared the financial performance of Medstone and Prime and the prices and trading activity of Medstone’s common stock and Prime’s common stock with that of certain other publicly traded companies BAS deemed relevant;

•	reviewed certain financial terms as compared to financial terms, to the extent publicly available, of certain other business combination transactions BAS deemed relevant;

•	reviewed the November 3, 2003 draft of the Agreement and Plan of Merger and certain related documents; and

•	performed such other analyses and considered such other factors as BAS deemed appropriate.

BAS assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by BAS for the purposes of this opinion. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the merger, BAS assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of Medstone and Prime. BAS did not make any independent valuation or appraisal of the assets or liabilities of Medstone or Prime, nor has BAS been furnished with any such appraisals.

BAS was not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the transactions contemplated by the Agreement and Plan of Merger, or to provide services other than the delivery of this opinion. BAS did not participate in negotiations with respect to the terms of the transactions contemplated by the Agreement and Plan of Merger. Consequently, BAS assumed that such terms were the most beneficial terms from Prime’s perspective that could under the circumstances be negotiated among the parties to such transactions, and no opinion was expressed as to whether any alternative transaction might be more favorable for Prime.

BAS assumed that the final executed Agreement and Plan of Merger would not differ in any material respect from the draft Agreement and Plan of Merger reviewed by BAS and that the merger would be consummated as provided in the draft Agreement and Plan of Merger, with full satisfaction of all covenants and conditions set forth in the draft Agreement and Plan of Merger and without any waivers thereof. It was understood that the opinion was for the benefit and use of the board of directors of Prime in connection with and for purposes of its evaluation of the merger and was not for the benefit of, and did not confer rights or remedies upon, any person other than the board of directors. BAS’ opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to BAS as of, November 7, 2003. It was understood that subsequent developments might affect BAS’ opinion and BAS did not have any obligation to update, revise or reaffirm its opinion. BAS’ opinion did not in any manner address the prices at which Prime’s common stock would trade following consummation of the merger.

In accordance with customary investment banking practice, BAS employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that BAS utilized in providing its opinion. We have presented some of the summaries of financial analyses in tabular format. In order to understand the financial analyses used by BAS more fully, you should read the tables together with the related text. The tables alone do not constitute a complete description of BAS’ financial analyses.

Analysis of Selected Precedent Transactions. BAS analyzed publicly available financial information relating to selected transactions in the medical imaging industry which were announced or completed since 1997 and which BAS deemed relevant in evaluating the transaction. BAS analyzed the following transactions:

Acquiror	Target
Advent International Corporation	American Radiology Services, Inc. (ARS)

United Medical Systems International AG	Alliance Imaging Inc. (Lithotripsy Unit)

JP Morgan Partners, LLC	MedQuest, Inc.

Healthtronics Surgical Services, Inc. (f/k/a Healthtronics Inc.)	IHS Corp. (Lithotripsy Unit)

J.W. Childs Associates, L.P./The Halifax Group	InSight Health Services Corp.

Kohlberg, Kravis & Roberts & Co.	Alliance Imaging, Inc.

The Carlyle Group	InSight Health Services Corp.

BAS reviewed the consideration paid in the selected transactions and calculated multiples of total enterprise value represented by that consideration to certain standard measures of financial performance. This analysis of selected transactions resulted in a range of multiples for total enterprise value to 2003 earnings before interest, tax depreciation and amortization (“EBITDA”) of 5.0 to 6.0.

Based on the proposed price of $5.00 per share of Medstone common stock, Medstone’s implied multiples, calculated on the same basis as the selected transactions, were as follows:

Analysis	Multiple
Total Enterprise Value to 2003 EBITDA	6.3x

Total Enterprise Value to 2004 EBITDA	3.7x

In addition, $5.00 per share of Medstone common stock represented a premium of 30.9% to the price one trading day prior to November 4, 2003.

Although the selected transactions were used for comparison purposes, none of these transactions is directly comparable to the merger, and none of the companies in such transactions is directly comparable to Prime or Medstone. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Medstone to which they are being compared.

Analysis of Selected Publicly Traded Companies. Using publicly available information, BAS compared selected historical and projected operating and financial data of Prime and Medstone furnished by the managements of Prime and Medstone with similar data for selected publicly traded companies engaged in businesses that BAS judged to be analogous to those of Prime and Medstone. The purpose of this analysis was to provide information regarding the fairness from a financial point of view of the Exchange Ratio based upon a comparison of specific financial information of Prime and Medstone with the following comparable public companies.

•	Healthtronics Surgical Services, Inc.

•	United Surgical Partners International, Inc.

•	Amsurg Corporation

•	Radiologix, Inc.

•	Alliance Imaging, Inc.

BAS selected these companies because they engage in businesses analogous to those of Prime and Medstone, among other reasons. For each comparable company, BAS measured publicly available financial performance through the latest twelve months, as well as adjusted EBITDA and financial projections by the equity analysts covering each comparable company for the period ending December 31, 2003. BAS selected a range of multiples of 4.5 to 5.5 around the middle value for the 2003 EBITDA benchmark. BAS then applied this range of multiples to each of Prime’s and Medstone’s 2003 EBITDA, yielding implied trading values for Prime’s and Medstone’s common stock of approximately $4.20 to $6.80 per share and $4.80 to $5.40 per share, respectively.

Although the selected comparable companies were used for comparison purposes, none of such companies is directly comparable to Prime or Medstone. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of these comparable companies and other factors that could affect the public trading value of such comparable companies or Prime or Medstone to which they are being compared.

Historical Stock Price Analysis. BAS reviewed the ratios of the closing stock prices per share of Medstone common stock to those of Prime common stock over the following periods ending November 4, 2003.

Trading Period	Average Ratio
Prior Six Months	0.749
Prior Twelve Months	0.580

BAS also noted that the ratio of the closing market prices of Medstone common stock and Prime common stock on November 4, 2003 was approximately 0.788.

Discounted Cash Flow Analysis. BAS conducted a discounted cash flow analysis to determine the fully diluted equity value per share for each of Prime’s and Medstone’s common stock by valuing each company based on the present value of that company’s projected free cash flows, assuming no debt obligations. In conducting this analysis, BAS calculated the debt-free free cash flows that Prime and Medstone were expected to generate during fiscal years 2004 through 2008. In the case of Medstone, the financial projections used in the analysis were prepared by the managements of Prime and Medstone. In the case of Prime, the financial projections used in the analysis were prepared by the management of Prime. In addition, in the case of Medstone, projections were reviewed including and excluding certain strategic financial and operational benefits anticipated from the merger and prepared by the managements of Prime and Medstone (“Synergies”).

BAS also calculated terminal values for Prime and Medstone at the conclusion of a five-year period ending in 2008. In calculating this range of terminal values, BAS applied an unlevered free cash flow perpetuity growth rate, ranging from 1% to 3% for Prime and Medstone during the final year of the five-year period. BAS then discounted these free cash flows, assuming no debt obligations, and the range of these terminal values to present values using a range of discount rates from 9% to 11% and 10% to 14% for Prime and Medstone, respectively. BAS thereafter adjusted the present value of these debt-free free cash flows and the range of terminal values for estimated 2003 fiscal year-end excess cash, option exercise proceeds, total debt and the value of net operating losses, for each of Prime and Medstone.

The discounted cash flow analysis indicated a range of equity values of between $34.6 million and $123.6 million or $2.03 and $7.20 per share for Prime’s common stock on a stand-alone basis (i.e., excluding Synergies), and a range of equity values of between $27.5 million and $44.3 million or $7.32 to $11.78 per share for Medstone on a stand-alone basis (i.e., excluding Synergies). With Synergies included in the analysis, Medstone’s equity value was $46.9 million to $77.9 million or $12.49 to $20.72 per share.

Contribution Analysis. BAS compared the pro forma ownership of the combined company to the level implied by the pro forma contribution by each of Prime and Medstone to EBITDA, Adjusted EBITDA (EBITDA minus minority interest), net income of the combined company and the discounted cash flow equity values based on a mid-point valuation adjusted to reflect the companies’ respective net debt balances, assuming completion of the merger. The purpose of this analysis was to assess the fairness from a financial point of view of the Exchange Ratio based on specific historical and estimated future operating and financial information comparing the contribution of Prime and Medstone to the combined company with the percentage of the combined company that each company’s stockholders would hold upon completion of the merger.

The following table sets forth the ownership levels suggested by the selected financial performance benchmarks, as compared to the pro forma fully diluted ownership of the Prime stockholders of 82% following consummation of the merger and based on the Exchange Ratio.

	Prime	Medstone
2003 EBITDA	82%	18%
2004 EBITDA	77%	23%
2003 Adjusted EBITDA	79%	21%
2004 Adjusted EBITDA	72%	28%
2003 Net Income	99%	1%
2004 Net Income	87%	13%
2003 Discounted Cash Flow Analysis (including Synergies)	54%	46%
2003 Discounted Cash Flow Analysis (excluding Synergies)	67%	33%

Pro Forma Merger Analysis. BAS performed pro forma analyses of the financial impact of the merger using financial projections prepared by the managements of Prime and Medstone and assuming, among other things, consummation of the merger on December 31, 2003. In conducting these analyses, BAS assumed that the companies would perform in accordance with these projections. For 2003 and 2004, BAS analyzed the pro forma accretion/dilution to Prime’s earnings per share as a result of the merger. Based on this analysis, the merger would result in a $0.05 increase in Prime’s earnings per share in 2003 and a $0.09 increase in Prime’s earnings per share in 2004.

The summary set forth above does not purport to be a complete description of all the analyses performed by BAS. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. BAS did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, BAS believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion.

In performing its analyses, BAS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Prime and Medstone. These analyses performed by BAS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors; none of Prime and Medstone, BAS or any other person assumes responsibility if future results are materially different from those projected. As mentioned above, the analyses supplied by BAS and its opinion were among the factors taken into consideration by Prime’s board of directors in making its decision to enter into the agreement and should not be considered as determinative of such decision.

BAS was selected by Prime’s board of directors to render an opinion to Prime’s board of directors, because BAS is a nationally recognized investment banking firm and because, as part of its investment banking business, BAS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, BAS or its affiliates have provided financial advisory and financing services for Prime and Medstone and have received fees for the rendering of these services. BAS or its affiliates may also provide such services to Prime and Medstone in the future and would expect to receive fees for the rendering of such services. In addition, an affiliate of BAS is a lender and administrative agent under Prime’s $50 million revolving credit facility due July 25, 2005. In the ordinary course of their businesses, our affiliates may actively trade the debt and equity securities of Medstone and Prime for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Pursuant to a letter agreement, Prime has agreed to pay a fee to BAS for its services in connection with the merger, which is contingent upon the rendering of this opinion. Regardless of whether a transaction is proposed or completed or an opinion is rendered, Prime has agreed to reimburse BAS, immediately upon BAS’ request, for all reasonable expenses, including any reasonable fees and disbursements of BAS’ counsel, and has agreed to indemnify BAS against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with BAS, which are customary in transactions of this nature, were negotiated at arm’s length between Prime and BAS, and Prime’s board of directors was aware of such arrangement.

Regulatory Approvals

Neither Prime nor Medstone is aware of the need to obtain any regulatory approvals to consummate the merger other than the following:

•	effectiveness of the registration statement of which this joint proxy statement/prospectus is a part;

•	approval to list the shares of Prime common stock to be issued in connection with the proposed merger on the Nasdaq National Market; and

•	filings under applicable state securities laws.

We intend to try to obtain these approvals and any additional regulatory approvals that may be required. However, we cannot assure you that we will be able to obtain any approvals.

Accounting Treatment

Prime intends to account for the merger as a purchase under generally accepted accounting principles in the United States of America.

Opinion as to Material U.S. Federal Income Tax Consequences of the Merger

As a condition to the merger, Medstone must receive an opinion of its tax counsel or tax accountants that the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code. In addition, such opinion will provide that Medstone and Prime shall each be a party to the reorganization, and that no gain or loss shall be recognized by the Medstone stockholders upon the receipt of Prime common stock in exchange for Medstone common stock pursuant to the merger, except with respect to any cash received in lieu of fractional shares.

The opinion will be based on certain factual representations and certifications contained in certificates signed by duly authorized officers of Medstone, Prime, and the Prime merger subsidiary. An opinion represents the opinion giver’s best judgment and is not binding on the IRS, and there can be no assurance that following the merger the IRS will not challenge the conclusions expressed in the opinion. Please review carefully the information under the caption “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 61 for a description of the material U.S. federal income tax consequences of the merger.

Board of Directors and Management of Prime following the Merger

Immediately after the merger, the Prime board will have nine members, consisting of the nine Prime directors immediately before the merger.

The management of Prime will not be affected as a result of the merger.

Interests of Certain Persons in the Merger

In considering the recommendation of the boards with respect to the merger, stockholders of Prime and Medstone should be aware that certain officers, directors and employees of Medstone have the following interests in the merger that are separate from and in addition to the interests of stockholders of Medstone generally. The boards were aware of these interests and took them into account in approving the merger agreement and the transactions contemplated thereby.

Under the Medstone stock incentive plans, all options to acquire Medstone common stock under these plans will become fully vested and, to the extent they are not exercised, cancelled in connection with the merger. In the case of options to purchase Medstone common stock at an exercise price of less than $5.00 per share, before the merger, Medstone will offer each of the holders of these options a cash payment equal to the number of shares underlying these options (whether or not vested) multiplied by the difference between $5.00 and the exercise price(s) of these options. To the extent these option holders accept this offer, their options will be cancelled at the time of the merger and they will receive their cash payments promptly following the merger. If the merger is not consummated, these options will retain their status as they existed before the offer.

All options that are not cancelled, including all options to purchase Medstone common stock with an exercise price equal to or more than $5.00 per share, will become fully vested immediately before the effective time of the merger. To the extent these options are exercised before the merger, the option holders will receive Medstone common stock, which will be converted into merger consideration in the same manner as other shares of Medstone common stock. If the merger is consummated, all unexercised options will terminate. If the merger is not consummated, all options will return to their status as outstanding options as they existed before their accelerated vesting and exercise (if exercised in connection with the merger).

Medstone will deliver a written notice to Medstone option holders no later than 15 days prior to the consummation of the merger containing instructions regarding accepting the cash offer or exercising their options.

In addition to options they hold, executive officers of Medstone and a key employee, Graham Wale, are parties to employment agreements that contain severance provisions that will be triggered by the merger. Pursuant to the stock option agreements of Medstone’s directors and executive officers and these employment agreements, the following directors and executive officers of Medstone and Mr. Wale are entitled to receive the following:

•	immediately prior to the effective time of the merger, the following options held by David V. Radlinski, who is currently the chairman of the board and chief executive officer of Medstone, will automatically vest (to the extent not already vested): (i) 50,000 stock options with an exercise price of $6.375 per share, (ii) 50,000 stock options with an exercise price of $4.85 per share, (iii) 100,000 stock options with an exercise price of $5.00 per share, (iv) 50,000 stock options with an exercise price of $4.51 per share, and (v) 50,000 stock options with an exercise price of $3.11 per share;

•	immediately prior to the effective time of the merger, the following options held by Mark Selawski, who is currently the chief financial officer of Medstone, will automatically vest (to the extent not already vested): (i) 20,000 stock options with an exercise price of $6.375 per share, (ii) 20,000 stock options with an exercise price of $4.85 per share, and (iii) 20,000 stock options with an exercise price of $4.51 per share;

•	immediately prior to the effective time of the merger, the following options held by Eva Novotny, who is currently the executive vice president of sales and marketing of Medstone, will automatically vest (to the extent not already vested): (i) 20,000 stock options with an exercise price of $6.375 per share and (ii) 20,000 stock options with an exercise price of $4.85 per share;

•	immediately prior to the effective time of the merger, the following options held by the non-employee directors of Medstone will automatically vest (to the extent not already vested): (i) 5,000 stock options held by Frank R. Pope with an exercise price of $4.40 per share; (ii) 5,000 stock options held by Michael C. Tibbitts with an exercise price of $4.40 per share; (iii) 5,000 stock options held by Jack Olshansky with an exercise price of $4.50 per share; and (iv) 5,000 stock options held by David A. Reed with an exercise price of $6.56 per share;

•	at the effective time of the merger, pursuant to his existing employment agreement with Medstone, Mr. Radlinski will receive a severance payment of $750,000; and

•	if his or her employment by Medstone is terminated for any reason, including his or her voluntary termination, after the merger and before June 30, 2004, each of Mr. Selawski, Ms. Novotny and Mr. Wale will be entitled to a severance payment equal to $120,000, $130,000 and $105,000, respectively, and such individual will be entitled to receive reimbursement for his or her COBRA insurance expenses for one year.

Medstone’s directors and executive officers beneficially owned approximately 10.3% of the outstanding shares of Medstone common stock as of the record date for the Medstone special meeting, including shares underlying stock options held by them with exercise prices of $5.00 or less but not shares underlying other options held by them. The directors and executive officers of Prime and of Prime merger subsidiary did not beneficially own any shares of Medstone common stock as of that date.

In addition, at the closing of the merger, Mr. Radlinski will enter into an employment and noncompetition agreement with Prime pursuant to which Mr. Radlinski will receive $250,000 each year for the first three years following the merger and $50,000 a year for years four and five following the merger. Additionally under this agreement, Mr. Radlinski will continue to receive the following fringe benefits for the first three years of the agreement: health insurance, dental insurance, disability insurance, life insurance, and the right to participate in the Prime 401(k) plan. Under this agreement, for the first three years of the agreement, Mr. Radlinski will provide Prime and its affiliates with approximately 120 hours of service per month advising Prime and its affiliates on their business and promoting the interests and preserving the goodwill of Prime and its affiliates. The agreement further provides that, for a period of five years following the merger, Mr. Radlinski will refrain from (i) soliciting Prime’s and its affiliates’ employees and other similar persons; (ii) soliciting vendors, customers, and other similar persons and entities to adversely alter their relationship with Prime or its affiliates; and (iii) engaging in certain business activities related to the manufacture of lithotripsy equipment and the provision of lithotripsy services.

The merger agreement provides that for six years after the merger, the surviving corporation will indemnify the present and former officers and directors of Medstone from liabilities arising out of actions or omissions in their capacities as such at or before the effective time of the merger, to the full extent permitted under Delaware law or the surviving corporation’s certificate of incorporation and bylaws. In addition, the surviving corporation will maintain Medstone’s current directors’ and officers’ insurance coverage for six years after the effective time of the merger, but only to the extent related to actions or omissions before the effective time of the merger, provided that the surviving corporation may substitute insurance policies with substantially similar coverage and amounts containing no less advantageous terms than those maintained by Medstone as of the effective time of the merger.

Appraisal Rights

Prime and Medstone are Delaware corporations. Under Delaware law, the Medstone stockholders are not entitled to dissenter’s rights of appraisal.

Termination of Trading of Medstone Common Stock

If the merger is completed, the shares of Medstone common stock will cease quotation on the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

TERMS OF THE MERGER AGREEMENT

The following describes the material terms of the merger agreement. The full text of the merger agreement is attached as Annex A and is incorporated herein by reference. We encourage you to read the entire merger agreement.

Merger

By virtue of the merger agreement, ABC Merger, Inc., a wholly-owned subsidiary of Prime, will merge with and into Medstone, with Medstone being the surviving entity in the merger. In the merger, Medstone stockholders will receive stock of Prime, as described below under “Manner and Basis of Converting Stock.” The merger is expected to constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

The merger agreement provides that the closing of the merger will take place on the business day on which all of the conditions to closing of the merger are satisfied or waived, or on such other date agreed to by Prime and Medstone. Prime and Medstone anticipate that the closing date will be on the business day immediately following the Prime and Medstone stockholders meetings. The filing of a certificate of merger with the Secretary of State of Delaware will be made as soon as practicable after the closing. The merger will become effective on the later of (i) the date of filing of such certificate of merger or (ii) on a date agreed to by the parties to the merger as stated in the certificate of merger.

Manner and Basis of Converting Stock

Conversion of Medstone Common Stock. Once the merger becomes effective, each outstanding share of Medstone common stock will be converted into the right to receive one share of Prime common stock multiplied by a fraction, the numerator of which is $5.00 and the denominator of which is the average of the closing prices of Prime common stock, as reported on the Nasdaq National Market, for the 30 consecutive trading days immediately preceding the third trading day before the closing of the merger.

If the number of shares of Prime common stock to be received by Medstone stockholders for each share of Medstone common stock is greater than 1.43, which would occur if the 30-day average price of Prime common stock is less than $3.50 per share, then either Prime or Medstone may terminate the merger agreement. However, if Prime desires to terminate the merger agreement on such basis, Medstone may (but is not required to) elect to set the number of Prime shares to be received for each Medstone share at 1.43 and Prime will then not have such right to terminate. If the number of shares of Prime common stock to be received for each share of Medstone common stock is less than .91, which would occur if the 30-day average price of Prime common stock is greater than $5.49 per share, then Medstone may terminate the merger agreement. If either party so terminates the merger agreement, the merger will not occur.

The following table illustrates the number of shares of Prime common stock to be received by holders of Medstone common stock in the merger, for each share of Medstone common stock they own, under seven different Prime common stock price scenarios:

	Market price of Prime common stock as determined in the merger agreement(a)
	$5.50	(b)	$5.49	$5.00	$4.50	$4.00	$3.50	$3.49	(c)

Shares of Prime stock	.909		.911	1.000	1.111	1.250	1.429	1.433

Stock value per Medstone share	$5.00		$5.00	$5.00	$5.00	$5.00	$5.00	$5.00

(a)	The market price of Prime common stock will be calculated at the effective date of the merger based upon the average of the closing prices of Prime common stock for 30 trading days immediately preceding three trading days before the closing.

(b)	Assumes that Medstone does not terminate the merger agreement pursuant to its rights described in footnote (d).
(c)	Assumes that neither Prime nor Medstone terminates the merger agreement pursuant to their rights described in footnote (d).
(d)	If the number of shares of Prime common stock to be issued for each share of Medstone common stock is greater than 1.43, then either Prime or Medstone may terminate the merger agreement except that, if Prime desires to terminate the merger agreement on such basis, Medstone may (but is not required to) elect to set the number of Prime shares at 1.43 and Prime will then not have such termination right. If the number of shares of Prime common stock to be received for each share of Medstone common stock is less than .91, then Medstone may terminate the merger agreement.

After the effective time of the merger, each certificate representing Medstone common stock will represent only a right to receive, without interest, upon surrender, (i) the applicable number of shares of Prime common stock, (ii) certain dividends and distributions discussed in the next paragraph and (iii) cash, in lieu of fractional shares of Prime common stock. If, before the effective time of the merger, Medstone common stock or Prime common stock is changed as a result of a stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the exchange ratio discussed above will be correspondingly adjusted.

No dividends or distributions declared or made after the merger becomes effective with a record date after the effective time will be paid to a holder of certificates formerly representing Medstone common stock until certificates reflecting such common stock have been surrendered in accordance with the merger agreement. Subject to applicable laws, upon such surrender, the record holder of each surrendered certificate will be paid, without interest, the amount of dividends or other distributions with a record date after the time when the merger becomes effective, but if the payment date for any such dividend or distribution payable has not occurred before such surrender, payment will occur at the designated payment date.

After the time the merger becomes effective, upon presentation of certificates representing Medstone common stock to the exchange agent, those certificates will be cancelled and exchanged as set forth below and in the merger agreement. The merger will not affect Prime common stock or the stock of the Prime merger subsidiary that are issued and outstanding immediately before the effective time of the merger.

Surrender and Payment. Before the effective time of the merger, Prime will deposit with American Stock Transfer & Trust Company, the exchange agent, certificates representing the Prime common stock to be issued and cash to be paid to the Medstone stockholders. Promptly after the effective time of the merger, the exchange agent will send to each holder of record of Medstone common stock a letter of transmittal and instructions for use in effecting the exchange of their certificates for Prime common stock and, if applicable, cash. The exchange agent will exchange the Prime common stock and, if applicable, cash for surrendered Medstone stock certificates pursuant to the terms of the merger agreement.

Before any person, entity or organization that is not the record holder of surrendered Medstone stock certificate(s) receives any of the merger consideration discussed above, (i) the surrendered stock certificate(s) must be properly endorsed or otherwise in proper form for transfer and (ii) the person, entity or organization must pay the exchange agent any transfer or other taxes required as a result of such issuance of merger consideration unless he, she or it establishes to the exchange agent’s satisfaction that such tax has been paid or is not applicable.

Any shares of Prime common stock and cash that remain unclaimed one year after the effective time of the merger will be returned to Prime. Any holder of Medstone common stock who has not exchanged his, her or its certificates representing such stock before that time may thereafter look only to Prime, as a general creditor, to exchange their stock certificates or to pay amounts that they are entitled pursuant to the merger agreement. If outstanding Medstone stock certificates are not surrendered within six years after the effective time of the merger (or, before any earlier date on which the merger consideration issuable and/or payable with respect to such certificates would otherwise escheat to or become the property of any governmental unit or agency), the merger consideration issuable and/or payable with respect to those shares will become the property of Prime to the extent permitted by applicable law. Neither Medstone, Prime nor the Prime merger subsidiary will be liable to any holder of Medstone stock certificates for any amount paid, or merger consideration delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

Stock Options. In the case of options to purchase Medstone common stock at an exercise price of less than $5.00 per share, before the merger, Medstone will offer each of the holders of these options a cash payment equal to the number of shares underlying these options multiplied by the difference between $5.00 and the exercise price(s) of these options. To the extent these option holders accept this offer, their options will be cancelled at the time of the merger and they will receive their cash payments promptly following the merger. If the merger is not consummated, these options will retain their status as they existed before the offer.

All options that are not cancelled, including all options to purchase Medstone common stock with an exercise price equal to or more than $5.00 per share, will become fully vested immediately before the effective time of the merger. To the extent these options are exercised before the merger, the option holders will receive Medstone common stock, which will be converted into merger consideration in the same manner as other shares of Medstone common stock. If the merger is consummated, all unexercised options will terminate. If the merger is not consummated, all options will return to their status as outstanding options as they existed before their accelerated vesting and exercise (if exercised in connection with the merger).

Medstone will deliver a written notice to Medstone option holders no later than 15 days prior to the consummation of the merger containing instructions regarding accepting the cash offer or exercising their options.

Appraisal Rights. Medstone stockholders are not entitled to appraisal rights under Section 262 of the DGCL.

Representations and Warranties

The merger agreement contains customary representations and warranties of Prime and Medstone relating to various aspects of the respective businesses and financial statements of the parties and other matters. The representations and warranties will not survive the merger, but they will serve as the basis of conditions to each of Prime’s and Medstone’s obligations to complete the merger.

Conduct of Business Pending the Merger

Prime and Medstone have agreed that, before the merger, each party will operate its business in the ordinary course consistent with past practice and will use all reasonable efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and key employees.

In addition, the merger agreement places specific restrictions on the ability of Medstone to:

•	adopt or amend its certificate of incorporation or bylaws (or similar organizational documents);

•	declare, set aside or pay any dividends on common stock;

•	merge or consolidate with another entity;

•	make a material acquisition, enter into a new line of business or commence business in a new country;

•	dispose of material assets or properties;

•	issue securities or amend the terms of any of its outstanding securities;

•	incur any indebtedness outside the ordinary course of business;

•	increase compensation to executive officers or employees, provided that Medstone may provide bonuses or other non-salary incentives to its employees (other than Mr. Radlinski), as deemed necessary in good faith by Medstone and as agreed to by Prime, to keep available the services of those employees after the merger or the termination of the merger agreement;

•	settle pending litigation outside the ordinary course of business;

•	adopt or amend or terminate any employee benefit plan or collective bargaining agreement or enter into or amend any employment, severance or similar contract; or

•	organize or acquire any entity that could become a subsidiary.

In addition, the merger agreement places specific restrictions on the ability of Prime to:

•	adopt or amend its certificate of incorporation or bylaws (or similar organizational documents); or

•	declare, set aside or pay any dividends on common stock.

Additional Agreements

Tax Treatment of the Merger. Prime and Medstone have agreed to use all reasonable efforts to cause the merger to qualify, and will not take or permit any actions that could prevent the merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code.

Acquisition Proposals (No-Shop Provisions). Until the termination of the merger agreement, Medstone will not solicit any offer or proposal for a merger or acquisition of Medstone, or an acquisition of all or a substantial portion of the assets of Medstone, or discuss or negotiate with third parties regarding a merger or acquisition of Medstone or its assets. Medstone may, however, under certain circumstances and upon satisfaction of certain requirements, communicate with third parties that make bona fide unsolicited offers to merge with or acquire Medstone or its assets. Further, subject to certain conditions, Medstone may, and in certain situations may be required to, pursue a transaction that the Medstone board determines is superior to the merger.

Stockholders’ Meetings. Both Prime and Medstone will, as soon as reasonably possible after the date of the merger agreement, (i) call a special meeting of their stockholders for the purpose of securing the approval of the transactions contemplated by the merger agreement; (ii) distribute to their stockholders the joint proxy statement/prospectus; (iii) use all reasonable efforts to solicit from their stockholders proxies approving the transactions contemplated by the merger agreement; and (iv) cooperate and consult with each other on the foregoing matters.

Directors’ and Officers’ Indemnification and Insurance. For six years after the merger, the surviving corporation will indemnify the present and former officers and directors of Medstone from liabilities arising out of actions or omissions in their capacities as such at or before the effective time of the merger, to the full extent permitted under Delaware law or the surviving corporation’s certificate of incorporation and bylaws. The surviving corporation will maintain Medstone’s existing directors’ and officers’ liability insurance for six years after the effective time of the merger to cover any acts or omissions that occurred before the effective time of the merger. The surviving corporation may substitute insurance policies with substantially similar coverage and amounts containing no less advantageous terms than those maintained by Medstone as of the effective time of the merger.

Other. Finally, other additional agreements, including those relating to access and information, further assurances, expenses, cooperation, publicity, additional actions, party filings, acquisition of consents, preparation of the joint proxy statement/prospectus and registration statement on Form S-4, stock exchange listing, notice of certain events by the parties, affiliate agreements, stockholder litigation, actions under Prime’s indenture and credit facility, assumption of employment and severance agreements, and Mr. Radlinski’s employment and noncompetition agreement, are contained in the merger agreement.

Conditions to Consummation of the Merger

Conditions to the Obligations of Each Party. Unless waived, the respective obligations of each party to effect the merger will be subject to the fulfillment at or before the effective time of the following conditions:

•	the required approval of the stockholders of Prime and Medstone must have been obtained;

•	the absence of any statute, injunction, order, judgment or other legal restraint prohibiting, enjoining or restricting the completion of the merger;

•	the absence of any stop order regarding the registration statement relating to the merger or any proceeding for such purpose pending before or threatened by the SEC;

•	the receipt of such material permits, authorizations, consents, or approvals required to consummate the transactions contemplated by the merger agreement; and

•	the approval for listing of the Prime common stock to be issued in the merger on the Nasdaq National Market.

Conditions to the Obligations of Prime. Unless waived by Prime, the obligation of Prime to effect the merger is subject to the satisfaction at or before the effective time of the merger of the following additional conditions, among others:

•	compliance by Medstone with its obligations under the merger agreement and the representations and warranties of Medstone contained in the merger agreement being true and correct both as of the date of the merger agreement and as of the effective time;

•	until the effective time of the merger, there must not have occurred any change in the financial condition, business, operations or prospects of Medstone that would constitute a material adverse effect; and

•	the receipt by Prime of a “comfort” letter given by Medstone’s outside accounting firm.

Conditions to the Obligations of Medstone. Unless waived by Medstone, the obligation of Medstone to effect the merger is subject to the satisfaction at or before the effective time to the merger of the following conditions, among others:

•	compliance by Prime with its obligations under the merger agreement and the representations and warranties of Prime contained in the merger agreement being true and correct both as of the date of the merger agreement and as of the effective time;

•	until the effective time of the merger, there must not have occurred any change in the financial condition, business, operations or prospects of Prime that would constitute a material adverse effect;

•	the receipt by Medstone of a “comfort” letter condition given by Prime’s outside accounting firm; and

•	the receipt by Medstone of an opinion from its tax counsel or tax accountants to the effect that the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code.

Termination

The merger agreement may be terminated at any time before the effective time of the merger, whether before or after approval by the Prime or Medstone stockholders:

•	by the mutual written consent of Prime and Medstone;

•	by either Prime or Medstone, if the effective time of the merger has not occurred on or before May 31, 2004, provided that the party seeking to terminate the merger agreement must not have materially breached its obligations under the merger agreement in any manner that has proximately contributed to the failure to consummate the merger on or before that date;

•	by Medstone, if there has been a material breach by Prime of any representation, warranty, covenant or agreement set forth in the merger agreement which breach (if susceptible to cure) has not been cured in all material respects within 20 business days following receipt by Prime of notice of the breach;

•	by Prime, if there has been a material breach by Medstone of any representation, warranty, covenant or agreement set forth in the merger agreement which breach (if susceptible to cure) has not been cured in all material respects within 20 business days following receipt by Medstone of notice of the breach;

•	by either Prime or Medstone, if there exists any applicable law, rule or regulation that makes the merger illegal or if there exists any judgment, injunction, order or decree that restrains or prohibits the consummation of the merger;

•	by either Prime or Medstone, if the stockholders of either Prime or Medstone do not approve the merger transaction at their stockholders meetings;

•	by Prime, if (i) Medstone’s board of directors withdraws, modifies or changes its recommendation of the merger agreement or the merger, or recommends to Medstone’s stockholders any merger or acquisition proposal from a third party; or (ii) a tender offer or exchange offer for outstanding shares of Medstone common stock then representing 30% or more of the combined power to vote generally for the election of directors is commenced, and Medstone’s board of directors does not recommend that Medstone’s stockholders not tender their shares into such tender or exchange offer;

•	by either Prime or Medstone, if Medstone accepts a superior proposal;

•	by Medstone, if (i) Prime’s board of directors withdraws, modifies, or changes its recommendation of the merger agreement or the merger; or (ii) a tender offer or exchange offer for outstanding shares of Prime common stock then representing 30% or more of the combined power to vote generally for the election of directors is commenced, and Prime’s board of directors does not recommend that Prime’s stockholders not tender their shares into such tender or exchange offer;

•	by either Prime or Medstone, if the number of shares of Prime common stock to be issued to Medstone stockholders for each share of Medstone common stock is greater than 1.43, except that, if Prime desires to terminate the merger agreement on this basis, it must provide Medstone at least 10 days’ prior written notice of that decision and Medstone may (but is not required to) elect to set the number of Prime shares at 1.43 and thereby prevent such termination by Prime; or

•	by Medstone, if the number of shares of Prime common stock to be issued to Medstone stockholders for each share of Medstone common stock is less than .91.

The term “superior proposal” means an unsolicited bona fide proposal made by a third party relating to an acquisition proposal on terms that Medstone’s board of directors in good faith determines, after consultation with its financial advisors and its outside legal counsel, is reasonably likely to be consummated taking into account the entity making such proposal and all legal, financial, regulatory and other relevant aspects of such proposal, and Medstone’s board of directors in good faith determines, after consultation with its financial advisors and its outside legal counsel, that the proposal would, if consummated, result in a transaction that is more favorable from a financial point of view to the Medstone stockholders than the merger.

If the merger agreement is terminated and the merger is abandoned, all obligations of the parties will terminate, except the parties’ obligations relating to: the effects of termination of the merger agreement; expenses in connection with the transactions contemplated by the merger agreement; publicity; and certain other provisions. Termination of the merger agreement will not relieve any party from liability for any breaches of the merger agreement occurring before the termination.

If Prime terminates the merger agreement under any of the second (and Medstone has materially breached the merger agreement), fourth or seventh bulletpoints immediately above, and, in each case, within six months after such termination of the merger agreement:

•	Medstone consummates a merger, acquisition, or similar transaction with a person other than Prime;

•	Medstone enters into a definitive agreement regarding a merger, acquisition, or similar transaction of Medstone with a person other than Prime; or

•	(i) any person acquires (either directly or as a group) 30% or more of the combined power to vote generally for the election of directors of Medstone, and (ii) Medstone’s board of directors has taken any action for the benefit of such person that facilitates the acquisition by such person of the ownership;

then Medstone will promptly pay (and in any event no later than two business days after such termination) to Prime a termination fee of $750,000.

If Prime or Medstone terminates the merger agreement under the eighth bulletpoint above, Medstone will promptly pay (and in any event no later than two business days after such termination) to Prime a termination fee of $750,000.

If Medstone terminates the merger agreement under any of the second (and Prime has materially breached the merger agreement), third, or ninth bulletpoints above, Prime will promptly pay (and in any event no later than two business days after such termination) to Medstone an amount equal to the retention bonuses and other non-salary incentives provided by Medstone to its employees (other than Mr. Radlinski), as deemed necessary in good faith by Medstone and as agreed to by Prime, to keep available the services of those employees after the merger or the termination of the merger agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following summarizes the material U.S. federal income tax consequences of the merger to Medstone stockholders. This summary constitutes the opinion of Palmeiri, Tyler, Wiener, Wilhelm and Waldron LLP as to the material U.S. federal income tax consequences to the Medstone stockholders as a result of the merger. This summary addresses only those stockholders who hold their shares of Medstone common stock as a capital asset, and does not address all of the U.S. federal income tax consequences that may be relevant to particular Medstone stockholders in light of their individual circumstances, or to Medstone stockholders who are subject to special rules, such as:

•	financial institutions;

•	mutual funds;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	foreign holders;

•	persons who hold shares of Medstone common stock as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction; or

•	holders who acquired their shares of Medstone common stock upon the exercise of warrants or employee stock options or otherwise as compensation.

The following summary is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code, and the regulations, rulings, and decisions thereunder in effect as of the date of this document, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws and U.S. federal laws other than U.S. federal income tax laws are not addressed. Medstone stockholders are urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in their particular circumstances.

It is a condition to the closing of the merger that Medstone receive an opinion from its tax counsel or tax accountants to the effect that the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code. This opinion will be given by Palmeiri, Tyler, Wiener, Wilhelm and Waldron LLP. The opinion will also conclude that Medstone and Prime shall each be a party to the reorganization, and that no gain or loss shall be recognized by the Medstone stockholders upon the receipt of Prime common stock in exchange for Medstone common stock pursuant to the merger, except with respect to any cash received in lieu of fractional shares.

This opinion will be based on customary assumptions and representations made by, among others, Prime, the Prime merger subsidiary and Medstone. Such an opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service or any court. No ruling has been, or will be, sought from the Internal Revenue Service as to the tax consequences of the merger.

The following discussion assumes that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Recognition of Gain or Loss. Medstone stockholders that receive shares of Prime common stock in the merger will not recognize gain or loss for U.S. federal income tax purposes, except to the extent they receive cash in lieu of fractional shares as part of the merger consideration.

Tax Basis for Prime Common Stock. Each Medstone stockholder’s aggregate tax basis in the shares of Prime common stock received in the merger will be the same as such stockholder’s aggregate tax basis in the shares of Medstone common stock surrendered in the merger, decreased by the amount of any tax basis allocable to any fractional share for which cash is received.

Holding Period for Prime Common Stock. The holding period of the shares of Prime common stock received in the merger by a Medstone stockholder will include the holding period of the shares of Medstone common stock that such stockholder surrendered in the merger.

Cash Received in Lieu of a Fractional Share of Prime Common Stock. A Medstone stockholder that receives cash in lieu of a fractional share of Prime common stock generally will recognize gain or loss equal to the difference between the amount of cash received and such stockholder’s tax basis in the shares of Medstone common stock allocable to the fractional share. The gain or loss recognized will generally be capital gain or loss. In the case of an individual stockholder, any such capital gain generally will be subject to a maximum U.S. federal income tax rate of 15% if the individual has held the shares of Medstone common stock for more than 12 months on the date of the merger. The deductibility of such capital loss is subject to limitations for both individuals and corporations.

Reporting Requirements. Medstone stockholders receiving Prime common stock in the merger should file a statement with their U.S. federal income tax returns setting forth their adjusted tax basis in the Medstone common stock exchanged in the merger and the fair market value of the Prime common stock and the amount of cash received in the merger. In addition, Medstone stockholders will be required to retain permanent records of these facts relating to the merger.

Backup Withholding. Under the Internal Revenue Code, a holder of Medstone common stock may be subject to backup withholding at a rate of 28% with respect to the amount of cash, if any, received unless the holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder’s federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

Prime

The following table sets forth Prime’s summary consolidated historical financial information that has been derived from (a) the audited consolidated statements of income and cash flows of Prime for each of the years ended December 31, 2002, 2001, 2000, 1999 and 1998, (b) the audited consolidated balance sheets of Prime as of December 31, 2002, 2001, 2000, 1999 and 1998, (c) the unaudited consolidated statements of income and cash flows of Prime for the nine months ended September 30, 2003 and 2002 and (d) the unaudited consolidated balance sheets of Prime as of September 30, 2003 and 2002. The unaudited consolidated financial statements include all adjustments that Prime considers necessary for a fair presentation of the financial position and results of operations for those periods. This discussion does not include the effect of the merger. You should read this financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Prime’s historical consolidated financial statements and notes thereto included in Prime’s Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, which is incorporated by reference into this joint proxy statement/prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Amounts in thousands, except per share data)
Statement of Income Data:
Revenue:
Lithotripsy	$45,756	$53,438	$70,301	$80,887	$83,335	$89,180	$92,053
Manufacturing	70,780	62,316	88,753	51,579	22,157	17,527	11,066
Refractive(1)	—	9,955	10,143	22,332	23,501	3,414	—
Other	785	596	739	70	1,702	2,053	1,517

	117,321	126,305	169,936	154,868	130,695	112,174	104,636

Cost of services and general and administrative expenses:
Lithotripsy	18,974	20,039	26,292	26,167	22,416	23,001	22,674
Manufacturing	64,923	52,330	74,112	43,901	17,149	12,880	9,204
Refractive(1)	—	8,490	8,862	15,224	13,856	1,954	—
Corporate	2,341	2,554	3,603	3,986	4,486	5,027	4,926
Depreciation and amortization	5,410	5,300	6,671	14,235	14,187	10,848	10,476
Other(1)	—	17,740	17,740	44,580	3,987	2,077	2,669

Operating Income	25,673	19,852	32,656	6,775	54,614	56,387	54,687
Other income (expenses):
Interest and dividends	264	167	237	445	1,176	1,505	1,417
Interest expense	(6,875)	(7,563)	(9,697)	(10,983)	(10,563)	(9,408)	(8,469)
Loan fees	(257)	(1,069)	(1,069)	(163)	(173)	(566)	(4,978)
Release of contractual obligation	—	—	—	—	—	1,140	—
Other, net	(55)	790	498	197	83	(79)	304

Income (loss) before provision (benefit) for income taxes and minority interest	18,750	12,177	22,625	(3,729)	45,137	48,979	42,961
Minority interest in consolidated income	12,803	16,978	21,830	19,250	27,754	24,508	24,790
Provision (benefit) for income taxes	2,022	(1,831)	25	(8,514)	6,726	9,432	7,377

Net income (loss)	$3,925	$(2,970)	$770	$(14,465)	$10,657	$15,039	$10,794

Basic earnings (loss) per share:
Net income (loss)	$.23	$(.18)	$.05	$(.92)	$.66	$.89	$.58
Weighted average shares outstanding	17,182	16,163	16,352	15,704	16,085	16,958	18,650
Diluted earnings (loss) per share:
Net income (loss)	$.23	$(.18)	$.05	$(.92)	$.66	$.88	$.57
Weighted average shares outstanding	17,387	16,163	16,621	15,704	16,170	17,114	18,783
Other Financial Data:
Net cash provided by operating activities	$24,809	$35,167	$48,131	$47,532	$45,180	$35,744	$45,551
Net cash used in investing activities	(18,866)	(18,156)	(20,607)	(17,835)	(33,802)	(26,241)	(2,142)
Net cash used in financing activities	(17,416)	(25,823)	(23,853)	(28,724)	(15,912)	(29,585)	(27,033)
Balance Sheet Data:
Cash and cash equivalents	$8,701	$7,691	$20,174	$16,503	$15,530	$20,064	$40,146
Working capital	38,188	30,057	36,194	30,863	38,117	37,519	41,699
Goodwill	177,378	161,154	161,783	151,687	172,824	149,088	140,863
Total assets	276,608	253,449	265,839	252,041	276,218	246,972	241,119
Total long-term debt (excluding current portion)	124,929	115,970	118,306	117,364	122,004	103,797	100,987
Stockholders’ equity	104,313	94,802	98,634	85,476	99,791	96,682	89,750

(1)	During the three months ended September 30, 2002, Prime recognized an impairment of approximately $17.0 million related to the disposal of its refractive vision operations. Additionally, Prime recognized an impairment related to certain lithotripsy assets located in south Florida due to a loss of the related revenue contracts. During the three months ended December 31, 2001, Prime recognized a charge totaling $44.6 million, of which $8.2 million relates to minority interest, leaving a net impact to Prime of $36.4 million, all but $2.5 million of which was non-cash. Of this amount, approximately $21.6 million was for Prime’s impairment of goodwill associated with acquisitions made in the refractive vision segment during 1999 and 2000, $4.4 million related to a loss on Prime’s sale of its Kansas City refractive center, $3.8 million related to Prime recognizing impairments of certain lithotripsy assets, $3.8 million related to an increase in reserves on lithotripsy receivables, net of the related minority interest position of the increased reserves of $8.2 million, and $2.5 million for the severance of certain contractual obligations. Prime based its increase in reserves on certain lithotripsy receivables on negotiated settlements with hospitals and on additional information now available to Prime from a full year’s operations of its new receivables system, which was placed in service in late 2000. During the second and third quarters of 2000, Prime recorded charges totaling $570,000 for relocating its central business office from North Carolina to Texas. Prime relocated in conjunction with purchasing and implementing its new receivables and scheduling system in late 2000.

Medstone

The following table sets forth Medstone’s summary consolidated historical financial information that has been derived from (a) the audited consolidated statements of operations and cash flows of Medstone for the years ended December 31, 2002, 2001, 2000, 1999 and 1998, (b) the audited consolidated balance sheets of Medstone as of December 31, 2002, 2001, 2000, 1999 and 1998, (c) the unaudited consolidated statements of operations and cash flows of Medstone for the nine months ended September 30, 2003 and 2002 and (d) the unaudited consolidated balance sheets of Medstone as of September 30, 2003 and 2002. The unaudited consolidated financial statements include all adjustments that Medstone considers necessary for a fair presentation of the financial position and results of operations for those periods. You should read this financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Medstone” and Medstone’s historical consolidated financial statements and notes thereto included elsewhere in this document.

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001		2000	1999	1998
	(Amounts in thousands, except per share data)
Statement of Operations Data:
Revenue:
Procedures, maintenance fees and fee-for-service	$12,410	$13,278	$17,422		$18,591	$18,930	$19,532	$21,129
Net equipment sales	3,562	4,779	5,576		3,651	3,284	3,338	2,144
Interest income	117	247	300		464	608	598	552

Total revenues	16,089	18,304	23,298		22,706	22,822	23,468	23,825

Costs and expenses:
Cost of procedures and maintenance fees	7,101	7,642	10,439		11,021	11,678	10,186	9,099
Cost of equipment sales	3,025	3,507	4,076		2,716	2,264	1,920	1,901
Research and development	1,363	935	1,468		1,320	1,180	1,456	1,079
Selling	2,030	2,309	3,044		2,682	2,175	2,048	1,988
General and administrative	2,402	2,360	3,034		2,554	2,651	2,592	2,131
Goodwill impairment	—	—	270		—	—	—	—

Total costs and expenses	15,921	16,753	22,331		20,293	19,948	18,202	16,198

Operating income	168	1,551	967		2,413	2,874	5,266	7,627

Other (expense) income:
Gain on sale of investments	—	—	1,000		628	1,883	244	—
Reserves for impairment of investments and long-term receivables	—	—	—		(3,233)	—	—	—
Other expense	(41)	(25)	(42)		(141)	(109)	(147)	61

Total other (expense) income	(41)	(25)	958		(2,746)	1,774	97	61

Minority interest in subsidiaries income	(573)	(522)	(668)		(635)	(834)	(603)	(628)
Equity in income (loss) from unconsolidated subsidiaries	160	(31)	(175)		(121)	(61)	—	—

Income (loss) before provision for/benefit from income taxes	(286)	973	1,082		(1,089)	3,753	4,760	7,060
Provision (benefit) for income taxes	4	497	782		(431)	1,663	1,919	2,718

Net income (loss)	$(290)	$476	$300		$(658)	$2,090	$2,841	$4,342

Net income (loss) per share:
Basic	$(.08)	$.12	$.08		$(.16)	$.46	$.57	$.84
Diluted	N/A	$.12	$.08	$	N/A	$.46	$.56	$.82
Number of shares used in the computation of net income (loss) per share:
Basic	3,758	3,897	3,862		4,205	4,504	4,957	5,162
Diluted	N/A	3,897	3,862		N/A	4,511	5,035	5,287
Other Financial Data:
Net cash provided by operating activities	$2,077	$2,763	$2,357		$3,975	$1,903	$4,121	$5,527
Net cash (used in) provided by investing activities	(1,281)	(1,349)	(618)		(1,948)	207	(1,836)	(2,994)
Net cash used in financing activities	(12)	(1,603)	(1,617)		(1,044)	(2,225)	(2,352)	(2,530)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$7,226	$6,045	$6,374		$6,499	$6,169	$9,691	$11,623
Working capital	16,558	15,888	16,623		16,617	15,597	17,539	18,432
Goodwill	2,930	3,188	2,930		3,205	3,307	3,410	3,182
Total assets	26,534	27,312	26,481		28,630	29,877	30,175	29,149
Total liabilities	3,502	3,920	3,249		4,041	3,569	3,758	3,216
Stockholders’ equity	23,032	23,392	23,232		24,590	26,308	26,417	25,933

Medstone Supplemental Financial Information

The tables below set forth selected quarterly unaudited consolidated financial information for Medstone for 2003, 2002 and 2001 (in thousands, except per share amounts):

2003	1st Quarter	2nd Quarter	3rd Quarter
Net sales	$4,828	$5,507	$5,754
Gross profit	1,801	1,933	2,229
Net income (loss)	(122)	(62)	(106)
Basic earnings (loss) per share	$(.03)	$(.02)	$(.03)

2002	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Net sales	$6,316	$6,031	$5,957	$4,994
Gross profit	2,414	2,225	2,515	1,628
Net income (loss)	167	81	227	(175)
Basic earnings (loss) per share	$$.04	$.02	$.06	$(.05)

For the 4th quarter of 2002, Medstone experienced net losses compared to profit in the first three quarters of the year due to recognition of additional reserves for inventory obsolescence, net of income taxes, of $93. Also recognized, without benefit of income taxes, were goodwill impairment charges ($255) and Medstone’s portion of losses from unconsolidated affiliates ($145).

2001	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Net sales	$5,006	$5,580	$5,987	$6,133
Gross profit	1,823	2,231	2,376	2,540
Net income (loss)	351	230	315	(1,554)
Basic earnings (loss) per share	$.08	$.05	$.08	$(.37)

For the 4th quarter of 2001, Medstone experienced net losses compared to profit in the first three quarters of the year due to recognition of an impairment reserves charge, net of income taxes, of approximately $1,840. These reserves included charges for Medstone’s Medicredit.com, Inc. investment and a related subordinated loan ($1,740) and Medstone’s investment in k. Biotech ($100). See Note 3 to Medstone’s audited consolidated financial statements included in this document.

PRIME

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated statements of income for the nine months ended September 30, 2003 and the year ended December 31, 2002 and the unaudited pro forma consolidated balance sheet as of September 30, 2003 have been prepared based on the historical consolidated financial statements of Prime and Medstone under the assumptions set forth in the accompanying footnotes.

On November 11, 2003 Prime and Medstone announced they had entered into a definitive agreement pursuant to which Prime will acquire Medstone for Prime common stock. Under the terms of the agreement Medstone stockholders will receive, for each share of Medstone common stock they own, one share of Prime common stock multiplied by a fraction, the numerator of which is $5.00 and the denominator of which is the average of the closing prices of Prime common stock, as reported on the Nasdaq National Market, for the 30 consecutive trading days immediately preceding the third trading day before the closing of the merger. This transaction will be accounted for by Prime using the purchase method of accounting. The effect of this transaction is reflected in the Merger Adjustments in the unaudited pro forma consolidated financial statements.

The unaudited pro forma consolidated statements of income for the nine months ended September 30, 2003 and the year ended December 31, 2002 assume the merger transactions occurred on January 1, 2002. The unaudited pro forma consolidated balance sheet as of September 30, 2003 assumes such transactions occurred on that date. We believe the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the merger transactions. The unaudited pro forma consolidated financial statements do not purport to represent what our results of operations would have been if such transactions had occurred on such dates. These unaudited pro forma consolidated financial statements should be read in conjunction with the Consolidated Financial Statements of Prime, the Consolidated Financial Statements of Medstone, and Management’s Discussion and Analysis of Financial Condition and Results of Operations of such companies, included elsewhere or incorporated by reference herein.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

(Amounts in thousands, except per share data)

	Prime	Medstone	Merger Adjustments		Prime Pro Forma Adjusted
Statement of Income Data:
Revenue:
Lithotripsy	$45,756	$12,410			$58,166
Manufacturing	70,780	3,562			74,342
Refractive	—	—			—
Other	785	—			785

	117,321	15,972			133,293

Cost of services and general and administrative expenses:
Lithotripsy	18,974	7,101			26,075
Manufacturing	64,923	3,025			67,948
Refractive	—	—			—
Corporate	2,341	3,765	(187	)(1)	5,919
Depreciation and amortization	5,410	1,189	236	(2)	6,787
			(48	)(2)
Other	—	841			841

Operating income	25,673	51	(1)		25,723

Other income (expenses):
Interest and dividends	264	117			381
Interest expense	(6,875)	—			(6,875)
Loan fees	(257)	—			(257)
Other, net	(55)	119			64

Income (loss) before provision (benefit) for income taxes and minority interest	18,750	287	(1)		19,036
Minority interest in consolidated income	12,803	573			13,376
Provision (benefit) for income taxes	2,022	4			2,026

Net income (loss)	$3,925	$(290)	(1)		$3,634

Basic earnings (loss) per share:
Net income (loss)	$0.23	$(0.08)			$0.17
Weighted average shares outstanding	17,182	3,758	190	(3)	21,130
Diluted earnings (loss) per share:
Net income (loss)	$0.23	$(0.08)			$0.17
Weighted average shares outstanding	17,387	3,758	190	(3)	21,335
Other Financial Data:
Net cash provided by operating activities	$24,809	$2,077			$26,886
Net cash used in investing activities	(18,866)	(1,281)			(20,147)
Net cash used in financing activities	(17,416)	(12)			(17,428)

(1)	To eliminate Medstone’s CEO salary in connection with the new employment and non-compete agreement entered into per the merger agreement.
(2)	To record amortization on a straight-line basis of the non-compete over five years and contracts over ten years. To adjust depreciation expense to reflect the new basis of Medstone’s property and equipment.
(3)	To adjust shares outstanding for the 3,947,710 Prime shares issued and 100% retirement of the Medstone shares.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2002

(Amounts in thousands, except per share data)

	Prime	Medstone	Merger Adjustments		Prime Pro Forma Adjusted
Statement of Income Data:
Revenues
Lithotripsy	$70,301	$17,422			$87,723
Manufacturing	88,753	5,576			94,329
Refractive	10,143	—			10,143
Other	739	—			739

	169,936	22,998			192,934

Cost of services and general and administrative expenses:
Lithotripsy	26,292	10,439			36,731
Manufacturing	74,112	4,076			78,188
Refractive	8,862	—			8,862
Corporate	3,603	4,502	(250	)(1)	7,855
Depreciation and amortization	6,671	1,794	315	(2)	8,716
			(64	)(2)
Other	17,740	1,520			19,260

Operating income	32,656	667	(1)		33,322

Other income (expenses):
Interest and dividends	237	300			537
Interest expense	(9,697)	—			(9,697)
Loan fees	(1,069)	—			(1,069)
Other, net	498	783			1,281

Income (loss) before provision (benefit) for income taxes and minority interest	22,625	1,750	(1)		24,374
Minority interest in consolidated income	21,830	668			22,498
Provision (benefit) for income taxes	25	782			807

Net income (loss)	$770	$300	$(1)		$1,069

Basic earnings (loss) per share:
Net income (loss)	$0.05	$0.08			$0.05
Weighted average shares outstanding	16,352	3,862	86	(3)	20,300

Diluted earnings (loss) per share:
Net income (loss)	$0.05	$0.08			$0.05
Weighted average shares outstanding	16,621	3,862	86	(3)	20,569

Other Financial Data:
Net cash provided by operating activities	$48,131	$2,357			$50,488
Net cash used in investing activities	(20,607)	(618)			(21,225)
Net cash used in financing activities	(23,853)	(1,617)			(25,470)

(1)	To eliminate Medstone’s CEO salary in connection with the new employment and non-compete agreement entered into per the merger agreement.
(2)	To record amortization on a straight-line basis of the non-compete over five years and contracts over ten years. To adjust depreciation expense to reflect the new basis of Medstone’s property and equipment.
(3)	To adjust shares outstanding for the 3,947,710 Prime shares issued and 100% retirement of the Medstone shares.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AT SEPTEMBER 30, 2003

(Amounts in thousands, except per share data)

	Prime	Medstone	Merger Adjustments			Prime Pro Forma
ASSETS
Current Assets
Cash and cash equivalents	$8,701	$7,226		$(3,100	)(1)	$12,827
Accounts receivable, net	21,606	3,615				25,221
Other receivables	450	—				450
Deferred income taxes and income	5,383	956		138	(4)	6,477
Prepaid expenses and other current assets	5,887	698				6,585
Inventory	21,577	6,317				27,894

Total current assets	63,604	18,812		(2,962)		79,454

Property and equipment:
Equipment, furniture and fixtures	43,834	17,017		(13,927	)(2)	46,628
				(296	)(4)

Building and leasehold improvements	11,214	537		(312	)(2)	11,417
				(22	)(4)

	55,048	17,554		(14,557)		58,045
Less accumulated depreciation and amortization	(30,090)	(14,239)		14,239	(2)	(30,090)

Property and equipment, net	24,958	3,315		(318)		27,955

Investment in subsidiaries and other investments	3,028	1,396		(84	)(4)	4,340
Goodwill, net of accumulated amort.	177,378	2,930		(2,930	)(2)	177,378

Other noncurrent assets	7,640	81		(261	)(4)
				2,650	(3)	10,110

TOTAL ASSETS	$276,608	$26,534		$(3,905)		$299,237

LIABILITIES
Current liabilities
Current portion of long-term debt	$3,286	$—	$			$3,286
Accounts payable	6,917	992				7,909
Accrued expenses	10,824	539		250	(3)	11,613
Customer deposits and deferred revenues	4,389	724				5,113

Total current liabilities	25,416	2,255		250		27,921
Long-term obligations, net of current portion	124,929	—		600	(3)	125,529
Deferred rent	—	70				70
Deferred income taxes	12,499	639		928	(3)	13,974
				(92	)(4)

Total liabilities	162,844	2,964		1,686		167,494
Minority interest	9,451	538				9,989

STOCKHOLDERS’ EQUITY
Common Stock	173	23		(23	)(5)	213
				40	(5)
Capital in excess of par value	70,813	19,646		(19,646	)(5)	88,214
				17,401	(5)
Accumulated earnings	34,541	16,129		(16,129	)(5)	34,541
Treasury stock	(1,214)	(12,766)		12,766	(5)	(1,214)

Total stockholder’s equity	104,313	23,032		(5,591)		121,754

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$276,608	$26,534		$(3,905)		$299,237

(1)	To record payment of Prime and Medstone costs incurred for the merger including investment banking fees, bank fees, legal and accounting fees, and printing costs. To record payment and cancellation of Medstone stock options and severance payment to Medstone chief executive officer in accordance with merger agreement.
(2)	To eliminate the existing goodwill and accumulated depreciation of Medstone.
(3)	To record estimated fair value of acquired intangibles including non-compete agreement with Medstone chief executive officer and certain contracts of Medstone based on preliminary estimates. To record related deferred tax liability using Prime’s 35% rate.
(4)	To allocate negative goodwill related to this merger to the non-financial assets of Medstone and adjust deferred tax asset account using Prime’s 35% rate.
(5)	To record the issuance of 3,947,710 shares of Prime common stock to the Medstone shareholders for 100% of their outstanding stock and elimination of Medstone’s equity accounts based on the closing price of Prime stock as of December 29, 2003, net of stock issuance costs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MEDSTONE

The following information should be read in connection with the information contained in Medstone’s consolidated financial statements and notes to such financial statements included in this joint proxy statement/prospectus.

General

Medstone manufactures, sells and maintains lithotripters and makes them available for use by health care providers under various fee-for-service arrangements in both fixed and mobile settings. Medstone and its subsidiaries also market fixed and mobile tables for urological treatments and imaging, x-ray generators for medical imaging, and patient handling tables for use by pain management clinics and other users.

Medstone and its subsidiaries sell Medstone lithotripters, related supplies and their other products in the United States and in other countries. However, most of Medstone’s revenues come from the recurring revenue segment of its business which is almost exclusively within the United States. This segment, designated as “fees for procedures, maintenance and management” in Medstone’s consolidated financial statements, represents recurring revenue from procedure fees, sales of disposable supplies, software license fees, maintenance contracts and other fee-for-service arrangements for use and maintenance of Medstone lithotripter equipment to treat kidney stones.

Results of Operations

Nine Months Ended September 30, 2003 Compared to Nine Months Ended September 30, 2002

Medstone recorded total revenue of $16.1 million in the first nine months of 2003 or a 12% decrease compared to $18.3 million in the corresponding period of 2002. Revenues from procedures, maintenance and management fees decreased by $869,000, or 6%, due to lower average reimbursement per patient and total patient count in both Medstone owned and third party procedures. Equipment revenue also decreased by $1.2 million, or 26%, as lithotripter shipments decreased from 8 in the nine months ended September 30, 2002 to 5 in the same period of 2003. Also decreasing was revenue related to the UroPro urology table, with five units shipped in the nine months ended September 30, 2002 and two units shipped in the comparable period of 2003. Partially offsetting these decreases, sales of various patient handling tables in the first nine months of 2003 increased to 95 units compared to 68 units in the same period of 2002.

Interest income decreased by 52% for the first nine months of 2003 when compared to the same period of the prior year as interest yields have remained at historic lows during the first nine months of 2003 and the average invested balance was $1.7 million lower when compared to the same period of 2002. Medstone considered the $2.0 million note receivable from Medicredit in 2002 as invested balance, although it had been fully reserved.

Procedure, maintenance and management fee cost of sales decreased to 57% of related revenue in the nine months ended September 30, 2003 compared to 58% in the same period of the prior year as costs decreased in the fee-for-service program due to a shift in equipment placements and the related lower depreciation and equipment rental costs.

Cost of sales on equipment sales increased to 85% of related revenue in the first nine months of 2003 compared to 73% of related revenue in the first nine months of 2002 due to higher expenses to meet shipment dates even as the total number of units for lithotripsy and urology tables decreased. Overall cost of sales, as a percentage of revenue (excluding interest), increased slightly to 63% in the first nine months of 2003 compared to 62% in the first nine months of 2002.

Research and development costs increased by $427,000, or 46%, in the first nine months of 2003 when compared to the same period of 2002 due to Medstone’s development costs associated with the UroPro Vista urology table and the Multi-Rad imaging system. Both projects have had ongoing expenses for the full nine month period of 2003.

Selling costs decreased by 12%, or $278,000, in the first nine months of 2003 compared to the same period of 2002 due to lower commissionable revenue and lower consulting due to the re-adjustment of the gallstone marketing efforts.

Minority interest decreased by 25% in the nine months ended September 30, 2003 when compared to the same period of the prior year due to recognition of Medstone’s portion of Arcoma’s profits, partially offset by higher minority share of profits in the Northern Nevada operations due to restructured service pricing.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Revenue for 2002 totaled $23.3 million, a 3% increase, compared to revenue of $22.7 million in 2001. Revenue from procedures, maintenance and management fees decreased to $17.4 million in 2002 when compared to $18.6 million in revenue in 2001. This decrease was due to lower patient counts on Medstone’s fee-for-service routes as well as the continuing trend of lower revenue per patient due to competition. Patient counts on the fee-for-service program decreased as several high volume sites were converted to equipment sales in late 2001 and early 2002. Third party patient counts increased on a year to year basis due to these conversions. Overall, patient volume increased in 2002 by 2% compared to the patient volume in 2001. Revenue from radiographic supplies decreased in 2002 compared to 2001 due to a significant slowdown in the United Kingdom market for radiology supplies and services. Partially offsetting the decreased fee-for-service and radiology revenue was an increase in service contract revenue as sites purchased maintenance contracts and more equipment was shipped during 2002, resulting in an increased number of sites under contract.

Equipment revenue increased by $1.9 million, or 53%, in 2002 when compared to 2001 due to the shipment of five UroPro systems in 2002, the first year of shipment of this product. The number of lithotripsy units shipped in 2002 also increased in 2002 when compared to 2001. Medstone also shipped 105 various imaging tables in 2002, compared to 92 in the prior year, but recognized slightly lower imaging table revenue due to the inclusion of an imaging system with tables shipped in 2001.

Interest income decreased by 35% in 2002 when compared to 2001 due to continued lower investment yields on short-term investments and a decreased average invested cash balance in 2002 compared to 2001.

Costs of recurring revenue decreased by $583,000 in 2002 when compared to 2001. This decrease was due to the lower activity in the fee-for-service lithotripsy units in 2002 even as fixed operating costs declined as depreciation costs decreased on Medstone’s fee-for-service equipment. Operating costs also declined as truck rental costs decreased with lower movement activity for the trailer equipment. Cost of equipment sales increased to $4.1 million in 2002, or 73% of related revenue in 2002, compared to $2.7 million in 2001, or 74% of related revenue in 2001. The increased cost is due to the higher volume of equipment shipments in 2002, with first revenue recorded for the UroPro urology table recorded in 2002. The cost of sales as a percentage of sales declined slightly due to the higher volume of shipments and a slightly higher profit margin on the UroPro urology tables compared to the patient handling tables.

Research and development costs increased to $1.5 million in 2002, compared to $1,320,000 in 2001, or an 11% increase. The increase is due to the spending on project consultants and materials for the Multi-Rad imaging system being developed in 2002, whereas in 2001 the major spending was on option enhancements to existing products already offered by Medstone.

Selling costs, as a percentage of revenue, increased to 13% of revenue in 2002 compared to 12% in 2001. This increase was due to additional payroll costs as Medstone expanded its staff expertise in imaging products as well as expanding its presence at imaging tradeshows. Medstone also increased advertising and recruitment spending for gallstone post-approval trial patients. Commission expenses also increased due to the higher equipment sales revenue in 2002 when compared to the prior year.

General and administrative expenses, as a percentage of revenue, increased to 13% of revenue in 2002 compared to 11% in 2001 due to higher utilization of consultants for several projects involving gallstone lithotripsy, studying alternatives for enhancing stockholder value and several tax matters. Insurance costs also increased in 2002 due to the trend of rising costs for directors and officers liability insurance.

Impairment of goodwill increased to $270,000 in 2002 without a comparable amount in 2001 due to Medstone’s comprehensive review of goodwill as required by the implementation of SFAS No. 142. The equipment sales and servicing segment operating in the United Kingdom was significantly impacted by termination of a distribution agreement effective in the first quarter of 2002. Upon review of projected future cash flows, there is not sufficient future profit to support the carrying value of the goodwill and Medstone took an impairment charge equivalent to the unamortized goodwill balance as of the review date of October 1, 2002.

Gain on sales of investments in 2002 was $1.0 million due to the sale of Medstone’s 46% interest in Medicredit and the associated subordinated loan. This gain partially offset the impairment reserves and Medstone’s portion of Medicredit’s operating losses totaling $3.0 million recognized in 2001 and 2000. Medstone’s net loss, including tax benefits taken at statutory rates, was approximately $1.2 million for the Medicredit transaction.

Gain on sales of investments in 2001 was composed of $628,000 as a result of Medstone’s sale of 187,000 shares of Cardiac Science, Inc. common stock, which had a net book value of $0 due to previous reserves.

Other expense decreased to $42,000 in 2002 from $141,000 in 2001, due to the discontinuation of amortization of goodwill with the adoption of SFAS No. 142 by Medstone as of January 1, 2002.

Minority interest in subsidiaries income increased by $86,000, or 11%, in 2002 compared to 2001. This increase was due to higher distributions of operating profits in the Northern Nevada and Southern Idaho operations and higher expenses in recognizing Medstone’s portion of unconsolidated subsidiaries losses at Arcoma.

Provision for income taxes for 2002 was $782,000 compared to a tax benefit of $431,000 in 2001 due to operating profits in the domestic operations of Medstone and non-deductible foreign losses incurred in 2002 compared to losses that generated deferred tax assets for Medstone in 2001.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Revenue for 2001 totaled $22.7 million, or a 1% decrease, compared to revenue of $22.8 million in 2000. Revenue from procedures, maintenance and management fees decreased to $18.6 million in 2001 when compared to $18.9 million in revenue in 2000. This decrease was due to the continuing trend of lower revenue per patient as competition forced price concessions during contract renewals even as patient counts on both third party and Medstone owned equipment increased in 2001. Overall, patient volume increased in 2001 by 3% on third party owned equipment and 7% on Medstone owned equipment when compared to 2000. Revenue from radiographic supplies increased in 2001 due to a significant contract for Medstone International, Ltd. x-ray generators and higher shipment volume of spare parts. Partially offsetting the increased radiology revenue was a decrease in service contract revenue as some maintenance contracts expired and renewals were at lower rates.

Equipment revenue increased by $367,000, or 11%, in 2001 when compared to 2000 due to the increased number of imaging tables shipped by Medstone in 2001. Medstone shipped 92 various patient handling tables in 2001, compared to 29 in the prior year. Partially offsetting this increase in imaging table revenue was a reduction of the number of lithotripters shipped in 2001, from seven in 2000 to six in 2001.

Interest income decreased by 24% in 2001 when compared to 2000 due to significantly lower investment yields resulting from the numerous cuts in the prime interest rate and a reduction of almost $900,000 in the average invested cash balance in 2001 compared to 2000.

Costs on recurring revenue decreased by $657,000 in 2001 when compared to 2000. As a percentage of related revenue, the recurring revenue cost of sales decreased from 62% in 2000 to 59% in 2001. This decrease was due to the reduced operating costs of the fixed-site fee-for-service lithotripsy units and reduced costs of operation for the mobile trailer fleet as more units reach the end of their depreciable lives.

Cost of equipment sales increased to $2.7 million in 2001, or 74% of related revenue in 2001, compared to $2.3 million in 2000, or 69% of related revenue in 2000. This increase was due to the lower margin associated with the sale of imaging tables compared to lithotripsy equipment.

Research and development costs increased by $138,000, or 12%, in 2001 when compared to 2000. This increase was due to the development work on optional equipment for the UroPro urology imaging table. Medstone also developed several enhancements for the STS-T(C) lithotripter that were introduced in 2002.

Selling costs increased from $2.2 million in 2000 to $2.7 million in 2001. This increase was due to higher staffing levels, as Medstone increased its number of imaging product specialists and increased tradeshow expenses as Medstone exhibited its products at more regional imaging tradeshows. Medstone also increased its bad debt expense as a result of the economic downturn increasing the number of customers extending payment of invoices and a dispute with a distributor over amounts owed on imaging tables.

General and administrative expenses decreased by $97,000, or 4%, in 2001 compared to 2000 due to lower consulting expenses for the gallstone treatment filing with the U.S. Food and Drug Administration in 2000 and lower audit expenses due to management’s decision to change auditing firms.

Gain on sale of investments decreased to approximately $628,000 in 2001 compared to $1.9 million in 2000. In 2001, Medstone sold 187,000 shares of Cardiac Science, Inc. common stock, while in 2000 Medstone sold 304,667 shares of Cardiac Science common stock and 5,000 shares of Genstar Therapeutics Corp. common stock. The net book value of all shares sold was $0.

Other expense increased to $141,000 in 2001 from $109,000 in 2000 due to a loss on disposal of assets in 2001.

Reserves for impairment of investments and long-term receivables increased by $3.2 million in 2001 from no comparable value in 2000 as a result of Medstone’s review of its k.Biotech and Medicredit investments and loans.

Minority interest in subsidiaries income decreased by $199,000, or 24%, in 2001 compared to 2000. This decrease was due to lower profits in the Northern Nevada and Southern Idaho operations.

Equity loss from unconsolidated subsidiaries increased to $121,000 in 2001 compared to $61,000 in 2000 due to losses at Arcoma in 2001.

Provision (benefit) for income taxes for 2001 changed by $2.1 million as a result of losses and reserves and the deferred tax benefits in 2001 when compared to 2000.

Liquidity and Capital Resources

As of September 30, 2003, Medstone had cash and short-term investments of approximately $7.2 million. These funds were generated from continuing operating activities.

As of September 30, 2003, Medstone held 13,571 shares of CorAutus Genetics, Inc. common stock, with an approximate market value of $77,898. Medstone currently plans to continue to liquidate its holdings in CorAutus as markets allow.

Medstone’s long-term capital expenditure requirements will depend upon numerous factors, including the progress of Medstone’s research and development programs, the time required to obtain regulatory approvals, the resources that Medstone devotes to the development of self-funded products, proprietary manufacturing methods and advanced technologies, the cost of acquisition and/or new revenue opportunities, the ability of Medstone to obtain additional licensing arrangements and to manufacture products under those arrangements, the demand for its products if and when approved, and possible acquisitions of products, technologies and companies.

Medstone believes that its existing working capital and funds anticipated to be generated from operations will be sufficient to meet the cash needs for continuation of its present operations during the remainder of 2003 and 2004.

Critical Accounting Policies

In the ordinary course of business, Medstone has made a number of estimates and assumptions related to the reporting of results of operations and financial condition in the preparation of its consolidated financial statements in conformity with accounting principles generally accepted in the United States. Actual results could differ significantly from those estimates under different assumptions and conditions. Medstone believes that the discussion below addresses Medstone’s most critical accounting policies, which are those that are most important to the portrayal of Medstone’s financial condition and results of operations. Medstone constantly re-evaluates these significant factors and makes adjustments where facts and circumstances dictate. Historically, actual results have not significantly deviated from those determined using the necessary estimates inherent in the preparation of financial statements. Estimates and assumptions include, but are not limited to, equity investments, customer receivables, inventories, fixed asset lives, contingencies and litigation. Medstone has also chosen certain accounting policies when options were available, including:

•	The average cost method to value a majority of its inventories;

•	The intrinsic value method, or APB Opinion No. 25, to account for Medstone’s common stock incentive awards; and

•	Medstone records an allowance for credit losses based on estimates of customers’ ability to pay. If the financial condition of Medstone’s customers were to deteriorate, additional allowances may be required.

These accounting policies are applied consistently for all years presented. Medstone’s operating results would be affected if other alternatives were used. Information about the impact on Medstone’s operating results is included in the footnotes to Medstone’s consolidated financial statements.

Consolidation. Medstone’s consolidated financial statements include the accounts of those significant subsidiaries that it controls. They also include Medstone’s undivided interests in these subsidiaries’ assets and liabilities. Amounts representing Medstone’s percentage interest in the underlying net assets of other significant affiliates that it does not control, but over which it exercises significant influence, are included in “Investments in unconsolidated subsidiaries.” Medstone’s share of the net income of these companies is included in the consolidated statement of income caption “Equity in income/loss from unconsolidated subsidiaries.” The accounting for these non-consolidated companies is referred to as the equity method of accounting. Medstone’s investments in other companies that it does not control and for which it does not have the ability to exercise significant influence as discussed above are carried at cost or fair value, as appropriate. In accounting for Medstone’s investments in these subsidiaries and other companies, Medstone must determine whether control and/or significant influence exists. This determination may require Medstone to exercise judgment. If Medstone’s determinations are ultimately determined to be wrong, this would change individual line items within Medstone’s consolidated financial statements, but it would have no effect on Medstone’s net income and total stockholders equity.

Allowance for Doubtful Accounts. To record accounts receivable at their net realizable value, Medstone must assess their collectibility. A considerable amount of judgment is required to make this assessment, including the analysis of historical bad debts and other adjustments, a review of the aging of Medstone’s receivables and the current creditworthiness of Medstone’s customers. Medstone has recorded allowances for receivables that it feels are uncollectible, including amounts for the resolution of potential credit and other collection issues. However, depending upon how such potential issues are resolved, or if the financial condition of any of Medstone’s customers was to deteriorate and their ability to make required payments became impaired, increases in these allowances may be required.

Inventory. Medstone is required to state its inventories at the lower of average cost or market. Medstone’s inventories include medical devices, parts for servicing the medical equipment Medstone sells and consumables for the medical equipment Medstone uses. Medstone continually evaluates the inventory for excess and obsolescence. A considerable amount of judgment is required to make this assessment.

Long-Lived Assets and Goodwill. Medstone has recorded building, property, equipment and intangible assets at cost less accumulated depreciation and amortization. The determination of useful lives and whether or not these assets are impaired involves significant judgment. Medstone reviews long-lived assets, including intangible assets and goodwill, for impairment annually, or sooner whenever events or changes in circumstances indicate the carrying amounts of such assets may not be recoverable. Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations accounted for as purchases. Goodwill and certain other intangible assets having indefinite lives, which were previously amortized on a straight line basis over the periods benefited, are no longer being amortized to earnings, but instead are subject to periodic testing for impairment. Intangible assets determined to have definite lives are amortized over their remaining useful lives. Goodwill of a reporting unit is tested for impairment on an annual basis or between annual tests if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying amount.

Recently Issued Accounting Pronouncements

The Financial Accounting Standards Board, or the FASB, has recently issued the following accounting pronouncements:

SFAS No. 148, Accounting for Stock-Based Compensation. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 permits two additional transition methods for entities that adopt the preferable method of accounting for stock-based employee compensation. Both of those methods avoid the ramp-up effect arising from prospective application of the fair value based method. In addition, to address concerns raised by some constituents about the lack of comparability caused by multiple transition methods, SFAS No. 148 does not permit the use of the original SFAS No. 123 prospective method of transition for changes to the fair value based method made in fiscal years beginning after December 15, 2003. Medstone has adopted the disclosure requirements of SFAS No. 148 and continues to follow the intrinsic value method to account for stock-based employee compensation.

The FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. This Interpretation addresses consolidation by business enterprises of variable interest entities in which (1) the equity investment is insufficient for the entity to finance its activities without additional financial support through other interests that will absorb some or all of the entity’s expected losses, or (2) the equity investors lack one or more essential characteristics of a controlling interest. Those characteristics include the ability to make decisions about an entity’s activities through voting rights or similar rights; the obligation to absorb the entity’s expected losses, which makes it possible for the entity to finance its activities; and the right to receive the entity’s expected residual returns as compensation for the risk of absorbing expected losses. This Interpretation is effective for Medstone beginning the third quarter of 2003, and is not currently expected to have a material effect on Medstone’s consolidated financial statements.

The FASB issued SFAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which is effective for contracts entered into or modified after June 30, 2003. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133, Accounting for Derivative Instruments and Hedging Activities. The adoption of SFAS 149 is not expected to have a material effect on Medstone’s consolidated financial statements.

The FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. The adoption of SFAS 150 is not expected to have a material effect on Medstone’s consolidated financial statements.

Commitments and Contingencies

Medstone’s operating lease for its executive offices and plant runs through November 2005, with an average monthly rent of $19,449.

Medstone’s wholly-owned subsidiary, United Physicians Resources, Inc., has an operating lease for its executive offices in Phoenix, Arizona with a lease term through September 2005 and an average monthly rent of $4,178.

Medstone’s wholly-owned subsidiary, Medstone International, Ltd., has an operating lease for its offices and plant in Fife, Scotland with a lease term through October 2005 and a monthly rent of $2,980.

The future minimum cash lease payments under all operating leases are as follows:

Minimum Rental
2003	$340,000
2004	$352,000
2005	$319,000
2006	$3,000

Medstone is involved in legal proceedings incidental to the normal conduct of its business. Medstone has obtained various liability insurance policies providing coverage for general liability, product liability and other claims. Medstone does not believe that the resolution of any current proceedings will have a material financial impact on Medstone or its consolidated financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosure about Market Risk

Medstone has no financial instruments that are subject to market risk. Although Medstone earnings and cash flows are subject to fluctuations due to changes in the interest rates on its investments, a hypothetical 10% adverse decrease in the interest rates would not have a material adverse effect on the results of operations because the majority of Medstone investments are short-term treasury bills. A 10% reduction in interest rates would reduce interest income by approximately $30,000 annually. Due to the short period to maturity, Medstone believes that the impact of a 10% reduction in interest rates would not have a material effect on the carrying value of its securities.

Medstone’s earnings and cash flows at Medstone International, Ltd., a Scottish subsidiary, are subject to fluctuations due to changes in foreign currency rates. Medstone believes that changes in the foreign currency exchange rate would not have a material adverse effect on its results of operations as the majority of its foreign transactions are delineated in Medstone International, Ltd.’s functional currency, the British Pound.

INFORMATION ABOUT MEDSTONE

Introduction

Medstone manufactures, sells and maintains lithotripters and makes them available for use by health care providers under various fee-for-service arrangements in both fixed and mobile settings. Lithotripters are devices used to disintegrate kidney stones in humans without invasive surgery. Medstone and its subsidiaries also market fixed and mobile tables for urological treatments and imaging, x-ray generators for medical imaging, and patient handling tables for use by pain management clinics and other users.

Medstone and its subsidiaries sell Medstone lithotripters, related supplies and their other products in the United States and in other countries. However, most of Medstone’s consolidated revenues come from the recurring revenue segment of its business which is almost exclusively within the United States. This segment, designated as “fees for procedures, maintenance and management” in Medstone’s consolidated financial statements, represents recurring revenue from procedure fees, sales of disposable supplies, software license fees, maintenance contracts and other fee-for-service arrangements for use and maintenance of Medstone lithotripter equipment to treat kidney stones. Medstone receives such recurring revenues from third-party owners of Medstone lithotripters and also by making Medstone-owned lithotripters available for use by hospitals, physician groups and surgical centers throughout the continental United States. For financial data separately calculated for the equipment sales and recurring revenue segments, see “Business Segments and Geographic Information” in Note 2 to Medstone’s Audited Consolidated Financial Statements and Note C to Medstone’s Unaudited Consolidated Financial Statements included elsewhere in this document.

Products and Services

Lithotripsy Equipment

The Medstone STS and STS-T(C) lithotripsy systems are lithotripter devices used to treat kidney stones without invasive surgery. After prior development and required clinical studies, Medstone received a pre-market approval for the STS system from the U.S. Food and Drug Administration in 1988, authorizing commercial sales and use of the device for treating patients with kidney stones. Medstone has been marketing its lithotripters in the United States and other countries since that time.

The Medstone systems treat kidney stones, which are made of crystals of salt and mineral substances, in the kidney and ureter using shockwave technology. X-rays or ultrasound are used to target the stone, and then a series of shockwaves are created outside the patient’s body and focused to travel through water-based fluids until they enter the body and disintegrate the stone. Each successive shockwave serves to further break apart the kidney stone into smaller particles until they are small enough to be passed in the patient’s urine. A treatment typically requires 1200-2400 shockwaves in a procedure which lasts 45 to 60 minutes.

In addition to the shockwave generator, the Medstone system components include a customized X-ray table on which the patient lies horizontally with his or her kidney positioned above the shockwave generator, a computer, an X-ray system, an ultrasound system and an electrocardiogram monitor. The computer generates information regarding the treatment and monitors the patient’s condition. The X-ray/ultrasound system produces images that are converted and analyzed by the computer and then used by the physician for proper positioning and to determine when the kidney stone has been sufficiently disintegrated to terminate the treatment. The electrocardiogram monitor supplies the data that allows the computer to synchronize the shockwaves with phases of the patient’s heartbeat. The software that controls the systems has been developed by Medstone and is normally licensed to customers on a per procedure basis.

The Medstone STS-T(C) system is a transportable lithotripter which is smaller than the STS System. Its components are modular and allow it to be moved in and out of a hospital surgical suite or other treatment location. Hospitals and clinics are able to set up the system for patient treatment in existing operating rooms and, once the treatments are completed, the system can be moved to an equipment holding area or loaded on to a truck for transportation to another facility. This transportability allows hospitals and clinics the flexibility of full-time access to a lithotripter without dedication of a surgical suite to a fixed unit installation. The STS-T(C) system, without its C-arm imaging feature, has been commercially distributed for treatment of kidney stones since Medstone’s pre-market approval supplement was approved by the FDA in 1998. Its C-arm imaging feature was approved by the FDA in 2001. The system has been certified as to electrical safety by Electronic Testing Laboratories.

Medstone has developed and manufactures its own disposable components for use with the STS and STS-T(C) systems. Electrodes manufactured by Medstone are used to produce electrical sparks in the shockwave generator part of the device. A disposable coupling bag containing fluid for transmission of the shockwave is placed between the shockwave generator and the patient’s back or stomach during the treatment.

In September 2000, the FDA approved Medstone’s pre-market approval application for commercial treatment of certain gallstones with the STS system, in conjunction with the drug Actigall. The combination of the STS system and Actigall was approved by the FDA for use in treating symptomic, radiolucent, non-calcified gallstones, less than 20 millimeters in maximum diameter, in certain patients with functioning gallbladders. The STS-T(C) system may also now be used under the pre-market approval. This approval makes the Medstone systems the only dual-modality lithotripters available for both kidney stone and gallstone treatments in the United States. However, Medstone believes that to date there has been little use of the systems for gallstone treatments.

Lithotripsy Services

Medstone, as a vertically integrated manufacturer, offers fee-for-service lithotripsy arrangements, using Medstone lithotripter systems, within the continental United States. In connection with its sales of Medstone systems, it may charge software license fees for each procedure performed using the purchased systems. Medstone also enters into maintenance contracts with owners of Medstone systems, generally under annual service contracts. In addition, Medstone contracts with hospitals, clinics and surgery centers to provide Medstone-owned equipment necessary for treatments of kidney stones, typically on an out-patient basis. In the current cost conscious healthcare environment, many such facilities do not have the patient flow to justify owning, or the available capital to purchase, a lithotripsy machine, and they are candidates for such arrangements. Each such customer signs a contract with Medstone for a period of time, typically one to three years, and then pays a fixed fee for each patient treated on the lithotripter or a flat monthly equipment charge. The medical procedures using the Medstone equipment are performed by or under the direct supervision of licensed physicians who are not employees of Medstone.

Medstone moves some of its company-owned, fee-for-service lithotripter systems from place to place. Treatments on mobile STS system equipment take place in self-contained mobile trailers owned by Medstone. Medstone-owned STS-T(C) systems are moved from site to site in small trucks and moved into and out of the customers’ operating rooms. This allows small and mid-size facilities in wide ranging geographic locations to access on a part-time basis equipment and technology that otherwise would only be economically viable in larger population centers. There are currently over 80 sites in the United States that are active sites on Medstone’s mobile trailer and trans-mobile routes. In addition, since 1999 Medstone has placed company-owned STS-T(C) systems in hospitals, clinics and surgery centers on a full-time basis under arrangements where fees are incurred only as the equipment is used. As of December 1, 2003, Medstone-owned equipment providing such fee-for-service procedures included 14 STS systems housed in mobile trailers, one STS system located at a fixed site and 25 STS-T(C) systems located in permanent sites or moved to different locations in small trucks.

Medstone has also owned a majority interest in Northern Nevada Lithotripsy Associates, LLC since 1996 and a majority interest in Southern Idaho Lithotripsy Associates, LLC since 1997. Each of these companies provides lithotripsy services. Their revenues are derived from invoicing patients, insurers and other third-party payors.

Urotables

Medstone has used its contacts with physicians and facilities that utilize lithotripsy products to market a line of fixed and portable urological treatment tables. These tables are used for various urological procedures, both as in-office devices for physicians and as in-facility devices in hospital or clinic settings.

A Swedish manufacturer, Arcoma AB, initially developed a mobile urological treatment table for Medstone which was successfully introduced in 1999. Medstone continues to improve this table for changing market demands. Since September 2001, Medstone has owned a 25% ownership position in Arcoma AB.

Medstone’s UroPro urological treatment table was also developed by Arcoma AB. It has multi-plane movement for enhanced patient positioning capability. Physician preference settings are programmable into a multifunction touch screen control panel which controls all table, imaging and exposure functions.

Patient Handling Tables

Since 2000, Medstone has marketed a series of patient handling tables for imaging and other medical applications by pain management clinics and other users. These portable tables may be used in a cost-efficient office or clinic setting and eliminate the need for rooms dedicated solely to imaging performed with the tables. Medstone offers several models of the tables, including fixed-height or multi-plane adjustable types.

X-Ray Generators

In April 1999, Medstone’s wholly-owned subsidiary located in Fife, Scotland, Medstone International, Ltd., purchased certain assets of Creos Ltd., a former supplier to Medstone. Since that time, Medstone International, Ltd. has manufactured and marketed, mostly in the United Kingdom and member countries of the European Union, a family of compact, high frequency x-ray generators which are used in medical imaging. The products’ compact design allows installation in a very space-efficient manner. Their modular design makes repairs in the field time efficient as components can be replaced at the customer’s site. Potential buyers include hospital radiology, oncology and orthopedic departments as well as clinics and surgery centers. Most such equipment is sold as replacements of existing equipment that has ceased operating or fails performance criteria.

Digital Detector Systems

Medstone began development of a multi-plane digital x-ray system in 2002. Called the Multi-Rad, this system uses flat plate digital technology to allow a single system to take digital x-rays in a standing or supine position, thereby offering lower costs compared to the current digital imaging products in the market. Arcoma AB assisted in the early-stage development of this product. Medstone has continued developing this product in 2003.

Other Subsidiary Businesses

Medstone has owned since 1996 a majority interest in United Physicians Resources, Inc., headquartered in Phoenix, Arizona, which provides billing, practice management and consulting services to urologists and surgery centers.

Since 1999, Medstone International, Ltd. has owned all of the shares of Zenith Medical Systems, Ltd., a distributor of durable medical equipment to the British National Health Service and other customers, located in Manchester, England.

Market

Medstone’s principal current market is the kidney stone treatment market. In the United States, it is estimated that over 1.5 million persons per year suffer from kidney stones and an estimated 375,000 patients per year are hospitalized with a primary kidney stone. Historically, 200,000 - 250,000 of these patients have been treated with shockwave lithotripsy each year. With an estimated installed base of 450 lithotripters in the United States, of which approximately 100 were manufactured by Medstone, there are a sufficient number of lithotripters to supply this market. The number of lithotripsy treatments in the United States for which Medstone receives recurring payments is estimated currently to be approximately 28,500 per year. In recent years, revenue per patient to providers of lithotripsy services has been declining.

Outside the United States the incidence of kidney stones varies from country to country. The installed base of shockwave lithotripters is not as extensive as in the United States. Medstone has sold its lithotripsy systems into Japan, Egypt, Russia, Israel, Saudi Arabia, U.A.E., Hong Kong and China.

Product Development

Medstone research in 2002 concentrated on the development of the new Multi-Rad digital imaging system that incorporates a flat plate digital x-ray detector. During 2003, Medstone has continued its development of that product along with refinements of the UroPro urology treatment table. Medstone expects to continue its development alliance with Arcoma AB. During the years ended December 31, 2002, 2001, and 2000, Medstone’s expenditures for research and development totaled $1,467,937, $1,319,625 and $1,180,409, respectively. Medstone relies primarily on trade secret rights, software copyrights and confidentiality and other agreements with its employees, consultants, vendors and customers, and not on patent rights, to maintain and protect its proprietary technology.

Marketing

Medstone has a direct sales force covering the continental United States. Outside the United States, Medstone uses a network of distributors and direct sales efforts in the United Kingdom through its Medstone International, Ltd. and Zenith Medical Systems, Ltd. subsidiaries.

Marketing for Medstone’s products is accomplished through advertisement in medical journals, direct mail, direct physician contact, company participation in various associations, product exhibition and telephonic marketing.

Government Regulation

Governmental regulation in the United States and other countries is a significant factor affecting the research and development, manufacture and marketing of Medstone’s products and services. In the United States, the Food and Drug Administration has broad authority under the federal Food, Drug and Cosmetic Act and the Public Health Service Act to regulate the distribution, manufacture and sale of drugs and medical devices. Foreign sales of drugs and medical devices are subject to foreign governmental regulation and restrictions which vary from country to country.

Medical devices intended for human use in the United States are classified into three categories, depending upon the degree of regulatory control to which they will be subject. Such devices are classified by regulation into either class I (general controls), class II (performance standards) or class III (pre-market approval) depending upon the level of regulatory control required to provide reasonable assurance of the safety and effectiveness of the devices. Medstone received a pre-market approval for the STS system from the FDA in 1988 authorizing commercial sales and use of the device for treating patients with kidney stones. Medstone’s pre-market approval supplement to include the STS-T(C) system, without its C-arm imaging feature, was approved by the FDA in 1998. Another supplement to cover the C-arm imaging feature of the STS-T(C) system was approved by the FDA in 2001. In September 2000, kidney stone lithotripters were generally reclassified from Class III devices to Class II devices and became eligible for exemptions under Section 510(k) of the Food, Drug and Cosmetic Act (described below). Therefore, Medstone’s STS and STS-T(C) lithotripters, as used for treating kidney stones, are now Class II devices.

In September 2000, the FDA approved Medstone’s pre-market approval application for commercial treatment of certain gallstones with the STS system, in conjunction with the drug Actigall. The combination of the STS system and Actigall was approved for use in treating symptomic, radiolucent, non-calcified gallstones, less than 20 millimeters in maximum diameter, in certain patients with functioning gallbladders. The STS-T(C) system may also now be used under this pre-market approval. If used in treatment of gallstones, the STS System is still classified as a Class III device. As a condition to the FDA’s pre-market approval, Medstone was required to conduct a post approval study of gallstone treatments using the Medstone system. That study has not been implemented.

A subset of medical devices, including old devices commercially distributed before March 28, 1976 or substantially equivalent to devices that were in commercial distribution before that date, may be marketed under the exemption from the pre-market approval requirements in Section 510(k) of the federal Food, Drug and Cosmetic Act. The Medstone Urotables, patient handling tables, x-ray generators and Multi Rad are covered by that exemption.

Medstone is also subject to general medical device regulations of the FDA regarding FDA inspection of facilities, good manufacturing practices, labeling, maintenance of records and filings with the FDA. Medstone’s Aliso Viejo, California facility is certified by the FDA under its mandated good manufacturing practices. That facility also has received non-governmental ISO 9001 and EN 46001 certifications regarding its manufacturing procedures to produce the STS-T(C) system, which are necessary for any sales in European Union countries. Medstone is presently seeking CE mark registration, which provides product quality and safety certifications needed in the European Union, for the Aliso Viejo facility’s production of the STS-T(C) system and has CE mark registration for that facility’s production of the portable urology and patient handling table products. The plant of Medstone International, Ltd. in Scotland has good manufacturing practices certification from the FDA, and CE mark, EN 46001 and ISO 9001 certifications, for production of the Medstone x-ray generator products.

Medstone has obtained from the California Department of Health Services a license to manufacture medical devices and is subject to periodic inspections and other regulation by that agency.

Certificate of need laws and regulations are in effect in some states. Under such laws, a certificate of need issued by a governmental agency is generally required before the introduction of certain new health care services or before a hospital or other provider can acquire certain new medical equipment or facilities having values exceeding specified amounts. Failure to obtain a required certificate of need may prohibit the purchase of desired equipment or cause the denial of Medicare or other governmental reimbursements or payments for patient treatments. In recent years many states have repealed their certificate of need laws and many other states have made or are considering possible amendments to the laws. Most of the revisions involve raising the thresholds for review, eliminating certain types of facilities or services from review or streamlining the review process.

Each of Medstone’s Northern Nevada Lithotripsy Associates, LLC and Southern Idaho Lithotripsy Associates, LLC subsidiaries has a minority owner entity owned in part by, and other financial arrangements with, physicians in its service area. In addition, Medstone and its subsidiaries sell products and provide services to and have dealings with other entities or groups in which physicians have ownership or other interests. Therefore, Medstone and its subsidiaries are subject to laws and regulations restricting or governing illegal kickbacks to physicians, physician referrals to entities in which they have interests and similar matters. If Medstone or its subsidiary was found to have violated such a law or regulation, it could be subject to criminal penalties, civil liabilities, exclusion from government programs and/or loss of licenses. Medstone believes that it and its subsidiaries comply with such laws and regulations in all material respects. However, such laws and regulations are complex and changing and their interpretations by enforcement agencies and courts are sometimes unclear. Certain, but not all, of such laws are as follows:

•	The federal Medicare and Medicaid Anti-Kickback Law prohibits certain business practices and relationships under Medicare, Medicaid and other federal health care programs. Prohibited practices include the payment, receipt, offer or solicitation of money in connection with the referral of patients for services covered by a federal or state health care program.

•	The federal Self-Referral Law prohibits a physician from referring a patient to an entity with which he or she (or a family member) has a financial relationship if the referral involves a “designated health service” reimbursable under the Medicare or Medicaid programs.

•	In January 2001, the Health Care Financing Administration published final “Stark II” regulations prohibiting, under the federal Social Security Act, certain referrals by physicians with financial interests in entities providing designated health services. The rules included lithotripsy in such designated services. Pursuant to suits brought to challenge the regulations, in July 2002 the Federal District Court for the District of Columbia ruled that lithotripsy should not have been covered by the regulations.

•	Many states have adopted similar laws. Some of these laws apply even if the payment for care does not come from the government.

Competition

Medstone’s products currently marketed and under development compete with many existing products and therapies for market share. Medstone competes with medical device companies and other companies which provide lithotripsy services, many of which have substantially more experience, financial and other resources and superior expertise in research and development, manufacturing, testing, obtaining regulatory approvals, marketing and distribution.

Future products of Medstone are expected to address urological and radiology markets. The relative speed with which Medstone can develop products, complete required clinical trials and approval processes and supply commercial quantities of the products to the market are expected to be important competitive factors. Medstone expects that competition among products approved for sale will also be based on, among other things, product efficacy, safety, reliability, availability, price and sales, marketing and distribution capabilities. Medstone’s competitive position also depends upon its ability to attract and retain qualified personnel, protect its proprietary technology and secure sufficient capital resources for the often substantial period between technological conception and commercial sales.

Medstone’s two principal competitors in selling kidney stone lithotripters are Dornier, a subsidiary of a Singapore-based conglomerate, and Siemens GmbH, a German conglomerate. In addition, a number of other companies, both in the U.S. and foreign countries, have pre-market approvals or exemptions under Section 510(k) of the Food, Drug and Cosmetic Act, or are applying for such exemptions, to sell their lithotripters for the treatment of kidney stones in the U.S. Medstone believes that, in addition to the obtaining of FDA and other governmental approvals, important competitive factors in the market for lithotripters include the reliability, effectiveness in treating patients and pricing of particular systems. Medstone believes the Medstone systems compare favorably with other lithotripters presently being offered by competitors with respect to the precision of their imaging systems, their ease of patient handling, their simplicity of operation design, their safety features and their success rate in treating patients.

In providing lithotripsy services, acquiring existing lithotripsy facilities and the development of related relationships with treating physicians and other health care providers, Medstone competes with a number of businesses in a fragmented and highly competitive industry. Medstone has experienced competition with hospitals or treating physicians who have opened their own lithotripsy facilities as well as other companies which provide lithotripsy services. Medstone’s largest competitors are Prime and Healthtronics Surgical Services, Inc., a Georgia-based company which owns lithotripsy providers.

Medstone’s main competitors in the urological table business are Liebel Flarsheim Co., an Ohio-based division of Mallinkrodt which manufactures urology products, and OEC Medical Systems, Inc., a Utah-based division of GE Medical Systems, which provides imaging and related products.

Medstone’s x-ray generators compete in the x-ray and imaging equipment market which has been highly competitive and price sensitive. Competitors include GE Medical Systems, a subsidiary of General Electric, a world wide conglomerate, Siemens Medical Systems, a subsidiary of Siemens GmbH, a German conglomerate, and numerous smaller manufacturers, both domestic and foreign.

Backlog

Medstone’s product sales backlog was $930,495 as of December 1, 2003 and $345,207 as of December 1, 2002. Due to the high per unit price of the Medstone systems, equipment backlog can vary significantly from period to period based upon the number of systems on order. Backlog consists only of orders evidenced by signed contracts for equipment scheduled for delivery and installation within 12 months and does not include revenues for maintenance and per procedure charges, or management services contracts.

Employees

As of December 15, 2003, Medstone had 101 employees.

Properties

In March 1994, Medstone first took occupancy of a 20,600 square-foot facility located in Aliso Viejo, California which it uses for manufacturing, warehouse and administrative operations. The current lease, signed in April 2000, has an average monthly rent of $19,449 for the initial term which will expire November 30, 2005. Medstone has an option to renew for five additional years at a rental rate to be negotiated in the future based on market rates.

Medstone International, Ltd. leases a 5,000 square foot facility in Fife, Scotland for manufacturing, warehouse and administrative operations, for $2,980 per month with a term through October 2005.

Zenith Medical Systems, Ltd. owns a 6,107 square foot building in Manchester, England which it uses to house administration, warehouse and equipment staging.

United Physician Resources, Inc. leases 2,654 square feet of office space in Phoenix, Arizona. This lease expires in September 2005 and has an average rental expense of $4,178 per month.

Contingencies and Insurance

From time to time, Medstone is subject to legal actions and claims for personal injuries or property damage related to patients who use its products and services or other aspects of its business. Management does not believe that the resolution of any current proceedings will have a material financial impact on Medstone’s financial condition, results of operations or cash flows.

Medstone currently has in force commercial liability insurance, with coverage limits of $1,000,000 per incident, and $2,000,000 on an annual aggregate basis. It also has general umbrella liability insurance with a coverage limit of $4,000,000 per incident for a total aggregate coverage amount of $5,000,000 per incident. Medstone has product liability and directors and officers liability insurance with a $10,000,000 coverage limit per incident. Medstone’s insurance policies provide coverage on a claims-made basis and are all subject to annual review and renewals by the insurers.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of:

•	Prime common stock as of January 5, 2004;

•	Medstone common stock as of January 5, 2004, including all options, which will become fully exercisable immediately before the merger; and

•	Pro forma Prime common stock immediately after the effective time of the merger assuming:

•	That the exchange ratio is one share of Prime common stock for each share of Medstone common stock; and

•	Exercise of all Medstone stock options having an exercise price of $5.00 or less per share, but no exercises of any Medstone options at more than $5.00 per share.

by:

•	each current director and executive officer of Prime and Medstone (as applicable);

•	all current executive officers and directors as a group of each of Prime and Medstone (as applicable);

•	as relates to the pro forma Prime common stock, each current director and executive officer of Prime; and

•	each person known by Prime or Medstone (as applicable) to own beneficially more than 5% of the outstanding shares of Prime, Medstone or the combined company common stock (as applicable).

Except as described above with respect to Medstone, beneficial ownership has been determined in accordance with applicable SEC rules, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership within 60 days.

Unless otherwise indicated, to the knowledge of Prime or Medstone (as applicable), the persons listed in the table below have sole voting and investment powers with respect to the shares indicated. The address of the Prime directors and officers is 1301 S. Capital of Texas Highway, Suite B-200, Austin, Texas 78746. The address of the Medstone directors and officers is 100 Columbia, Suite 100, Aliso Viejo, California 92656.

The percentages are based on (i) 3,758,220 shares of Medstone common stock issued and outstanding as of January 5, 2004, and (ii) 17,248,535 shares of Prime common stock issued and outstanding as of January 5, 2004. The pro forma percentages are also based on the assumptions discussed above as to the exchange ratio and the exercise of Medstone stock options.

Prime

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
SAFECO Common Stock Trust, SAFECO Asset Management Company and SAFECO Corporation SAFECO Plaza Seattle, WA 98185	1,129,950	6.6%
Dimensional Fund Advisors, Inc. 10 South Wacker, Suite 2275 Chicago, IL 60606	1,064,600	6.2%
Barclays Global Investors, N.A. and Barclays Global Fund Advisors 45 Fremont Street, 17th Floor San Francisco, CA 94105	1,034,824	6.0%
Kenneth S. Shifrin (1)	492,270	2.8%
Joseph Jenkins, M.D. (1)	334,773	1.9%
William A. Searles (1)	135,100	*
Michael J. Spalding, M.D. (1)	110,241	*
Michael R. Nicolais (1)	25,000	*
R. Steven Hicks (1)	32,500	*
Carl S. Luikart, M.D. (1)	22,000	*
Brad A. Hummel (1)	356,333	2.0%
John Q. Barnidge (1)	85,833	*
Bonnie G. Lankford (1)	25,430	*
Phil J. Supple (1)	37,797	*
Richard A. Rusk (1)	34,658	*
All directors and executive officers as a group (12 persons)	1,691,935	9.1%

*	Less than 1%
(1)	Includes the following number of shares subject to options that are presently exercisable or exercisable within 60 days after January 5, 2004: Mr. Shifrin, 360,000; Dr. Jenkins, 305,000; Mr. Searles, 135,000; Dr. Spalding, 110,000; Mr. Nicolais, 25,000; Mr. Hicks, 20,000; Dr. Luikart, 20,000; Mr. Hummel, 301,667; Mr. Barnidge, 40,167; Ms. Lankford, 12,667; Mr. Supple, 25,034; and Mr. Rusk, 30,400.

Medstone

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
FMR Corp. 82 Devonshire Street Boston, MA 02109	561,200		14.9%
David V. Radlinski(2)(3) 100 Columbia, Suite 100 Aliso Viejo, CA 92656	384,548	(4)(5)	9.5%
Loeb Partners Corporation, Loeb Arbitrage Fund and Loeb Offshore Fund, Ltd. 61 Broadway New York, NY 10006	300,000		8.0%
Dimensional Fund Advisors, Inc. 1299 Ocean Ave., 11th Floor Santa Monica, CA 90401	294,400		7.8%
Lloyd I. Miller III 4550 Gordon Drive Naples, FL 34102	216,260	(6)	5.6%
Mark Selawski(3) 100 Columbia, Suite 100 Aliso Viejo, CA 92656	64,180	(4)	1.7%
Eva Novotny(3) 100 Columbia, Suite 100 Aliso Viejo, CA 92656	40,800	(4)	1.1%
Michael C. Tibbits(2) 30721 Via Conquista San Juan Capistrano, CA 92675	7,000	(4)	*
Frank R. Pope(2) 3460 Baker St. San Francisco, CA 94123	7,000	(4)	*
Jack Olshansky(2) 78305 Sunrise Canyon Avenue Palm Desert, CA 92211	5,180	(4)	*
David A. Reed(2) 30931 Via Ultimo San Juan Capistrano, CA 92675	5,000	(4)	*
All executive officers and directors as a group (7 persons)	513,708	(7)	12.3%

*	Less than 1%
(1)	All such shares were held of record with sole voting and investment power, subject to applicable community property laws, by the named individual and/or by his wife, except as indicated in the following footnotes.
(2)	Director of Medstone.
(3)	Executive officer of Medstone.
(4)	Includes the following number of shares subject to options, held at January 5, 2004, which will be fully exercisable immediately before the time of the merger: Mr. Radlinski, 300,000; Mr. Selawski, 60,000; Ms. Novotny, 40,000; Mr. Tibbitts, 5,000; Mr. Pope, 5,000; Mr. Olshansky, 5,000; and Mr. Reed, 5,000.
(5)	Subject to voting agreement with Prime regarding approval of the merger. See description on page 52.
(6)	Includes 26,460 shares in which Mr. Miller shares voting and dispositive power as adviser to the trustee of certain family trusts.
(7)	Includes 420,000 shares subject to options, held at January 5, 2004, which will be fully exercisable immediately before the time of the merger.

Pro Forma

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Dimensional Fund Advisors, Inc. 1299 Ocean Ave., 11th Floor Santa Monica, CA 90401	1,359,000	6.5%
SAFECO Common Stock Trust, SAFECO Asset Management Company and SAFECO Corporation SAFECO Plaza Seattle, WA 98185	1,129,950	5.4%
Barclays Global Investors, N.A. and Barclays Global Fund Advisors 45 Fremont Street, 17th Floor San Francisco, CA 94105	1,034,824	5.0%
Kenneth S. Shifrin	492,270	2.3%
Joseph Jenkins, M.D.	334,773	1.6%
William A. Searles	135,100	*
Michael J. Spalding, M.D.	110,241	*
Michael R. Nicolais	25,000	*
R. Steven Hicks	32,500	*
Carl S. Luikart, M.D.	22,000	*
Brad A. Hummel	356,333	1.7%
John Q. Barnidge	85,833	*
Bonnie G. Lankford	25,430	*
Phil J. Supple	37,797	*
Richard A. Rusk	34,658	*
All directors and executive officers as a group (12 persons)	1,691,935	7.6%

*	Less than 1%
(1)	Includes the following number of shares subject to options that are presently exercisable or exercisable within 60 days after January 5, 2004: Mr. Shifrin, 360,000; Dr. Jenkins, 305,000; Mr. Searles, 135,000; Dr. Spalding, 110,000; Mr. Nicolais, 25,000; Mr. Hicks, 20,000; Dr. Luikart, 20,000; Mr. Hummel, 301,667; Mr. Barnidge, 40,167; Ms. Lankford, 12,667; Mr. Supple, 25,034; and Mr. Rusk, 30,400.

COMPARISON OF STOCKHOLDER RIGHTS

The rights of Medstone stockholders are governed by Medstone’s certificate of incorporation and bylaws, each as amended, restated, supplemented or otherwise modified from time to time, and the laws of the State of Delaware, and the rights of Prime stockholders are governed by Prime’s certificate of incorporation and bylaws, each as amended, restated, supplemented or otherwise modified from time to time, and the laws of the State of Delaware. After the merger, the Medstone stockholders will become stockholders of Prime and accordingly their rights will be governed by Prime’s certificate of incorporation and bylaws, each as amended, restated, supplemented or otherwise modified from time to time, and the laws of the State of Delaware. While the rights and privileges of Medstone stockholders are, in many instances, comparable to those of the stockholders of Prime, there are some differences. The following is a summary of the material differences as of the date of this document between the rights of the Medstone stockholders and the rights of the Prime stockholders. These differences arise from differences between the respective certificates of incorporation and bylaws of Medstone and Prime.

The following discussion of these differences is only a summary of the material differences and does not purport to be a complete description of all the differences. Please consult the following references to the DGCL and the respective certificates of incorporation and bylaws, each as amended, restated, supplemented or otherwise modified from time to time, of Medstone and Prime for a more complete understanding of these differences.

Prime	Medstone
Capital Stock

Pre-Merger:	Pre-Merger:

Prime is authorized to issue:	Medstone is authorized to issue:

• 40,000,000 shares of common stock, of which 17,248,535 are issued and outstanding as of the date of this document.	• 20,000,000 shares of common stock, of which 3,758,220 are issued and outstanding as of the date of this document.

• 1,000,000 shares of preferred stock, of which none are issued and outstanding.

Post-Merger:

Prime is authorized to issue:

• 40,000,000 shares of common stock.

• 1,000,000 shares of preferred stock.

Number and Term of Directors:

Pre-Merger and Post-Merger:	Pre-Merger:

• The board must consist of at least one director. Currently, there are nine directors on the board.	• The board must consist of at least one director. Currently, there are five directors on the board.

Stockholder Consents:

Pre-Merger and Post-Merger:	Pre-Merger:

• Prime stockholders may act by written consent as provided in the DGCL.	• Medstone stockholders may act by written consent as provided in the DGCL.

Prime	Medstone
Removal of Directors:

Pre-Merger and Post-Merger:	Pre-Merger:

• At a meeting called expressly for such purpose, any director may be removed, with or without cause, by a majority stockholder vote.	• Any director may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors.

Board Vacancies:

Pre-Merger and Post-Merger:	Pre-Merger:

• Vacancies may be filled by a majority of directors then in office or by a sole remaining director. If there are no directors, then an election of directors may be held. If the directors in office constitute less than a majority of the board, a Delaware court may, upon application by 10% of Prime stockholders, order an election to be held to fill the vacancy or new directorship, or replace the chosen director or directors.	• Vacancies on the Medstone board may be filled by (a) approval of the directors, or (b) if the number of directors then in office is less than a quorum, by (i) unanimous director consent, (ii) a majority of directors then in office, or (iii) a sole remaining director, or (c) by plurality stockholder vote.

Votes Per Share:

Pre-Merger and Post-Merger:	Pre-Merger:

• Each stockholder is entitled to one vote per share.	• Each stockholder is entitled to one vote per share.

Adjournment of Stockholder Meetings:

Pre-Merger and Post-Merger:	Pre-Merger:

• If a quorum is not represented at a stockholder meeting, a majority of stockholders who are entitled to vote and are present, in person or by proxy, or, if no stockholder entitled to vote is present, any officer of Prime, has the power to adjourn the meeting until a quorum is represented.	• A stockholder meeting may be adjourned at any time by the meeting chairman or the vote of a majority of shares of Medstone common stock casting votes at the meeting, even if less than a quorum.

Proxies:

Pre-Merger and Post-Merger:	Pre-Merger:

• Proxies must be filed with the Secretary of Prime before or at the time of the stockholders meeting.	• Proxies must be filed with the Secretary of Medstone and are valid up to three years or longer periods stated in the proxies.

Director Nominations:

Pre-Merger and Post-Merger:	Pre-Merger:

• Neither the Prime certificate of incorporation nor its bylaws have any provisions dealing with this matter.	• Neither the Medstone certificate of incorporation nor its bylaws have any provisions dealing with this matter.

Prime	Medstone
Business Combinations with Interested Stockholders:

Pre-Merger and Post-Merger:	Pre-Merger:

• The company has not opted out of Section 203 of the DGCL that prevents, under certain circumstances, the company from engaging in business combinations with interested stockholders.	• The company has not opted out of Section 203 of the DGCL that prevents, under certain circumstances, the company from engaging in business combinations with interested stockholders.

Special Meeting of Stockholders:

Pre-Merger and Post-Merger:	Pre-Merger:
• May be called by chairman of the board, the president or the board of Prime and must be called by the president or secretary of Prime at the written request of 10% of stockholders.	• May be called only by the chief executive officer or the directors.

Charter Amendments:

Pre-Merger and Post-Merger:	Pre-Merger:
• The Prime certificate of incorporation may be amended as provided under the DGCL.	• The Medstone certificate of incorporation may be amended as provided under the DGCL.

Preemption:

Pre-Merger and Post-Merger:	Pre-Merger:
• The Prime certificate of incorporation and bylaws are silent on this issue. Under Delaware law, preemptive rights are denied unless granted in the certificate of incorporation.	• The Medstone certificate of incorporation denies the preemptive right of any Medstone stockholder to subscribe for, purchase or otherwise acquire any interest in any security issued by Medstone.

Remote Communication:

Pre-Merger and Post-Merger:	Pre-Merger:
• Prime stockholder meetings may be conducted by conference or other methods of remote communications. Such participation generally constitutes presence at the meeting.	• The Medstone certificate of incorporation and bylaws do not expressly provide for such voting and participation in its stockholder meetings.

ADOPTION OF THE PRIME 2003 STOCK OPTION PLAN

Prime’s Amended and Restated 1993 Stock Option Plan expired in accordance with its terms in October 2003. Prime is asking Prime stockholders to approve the Prime Medical Services, Inc. 2003 Stock Option Plan that was adopted by the Prime board of directors on November 25, 2003 to replace the Amended and Restated 1993 Stock Option Plan. As adopted by the Prime board of directors, the 2003 plan makes available up to 600,000 shares of Prime’s common stock for granting incentive stock options and non-qualified stock options to employees of Prime and certain other qualifying individuals who perform services for the benefit of Prime and its affiliates.

The more significant features of the 2003 plan are described below. This description is qualified in its entirety by the 2003 plan, which is included in this document as Annex D.

Purpose

The purpose of the plan is to promote the success of Prime by enhancing our ability to recruit and retain employees and other individuals serving Prime and providing greater incentives to such persons to apply their best efforts for the benefit of Prime. The plan is designed to provide flexibility to us in our ability to motivate, attract, and retain the services of employees upon whose judgment, interests and special effort the successful conduct of our operations largely depends. The plan will terminate ten years from the date the plan was adopted by the Prime board of directors, November 25, 2013, unless sooner terminated by the board of directors.

Participants

The plan permits the grant of options for common stock to eligible plan participants that include: (i) key employees, including officers and directors of Prime and its affiliates, (ii) non-employee directors and officers of Prime and its affiliates, and (iii) certain consultants and advisors of Prime and its affiliates who provide services to Prime and its affiliates, provided that such services are not in connection with the offer or sale of securities in a capital raising transaction.

Administration

The plan will be administered by the Prime board of directors or a committee appointed by the Prime board of directors, which will be referred to herein as the Committee. The Committee has the power to select plan participants and to grant stock options on terms the Committee considers appropriate; however, any award made to a Committee member must be approved by the Prime board of directors. In addition, the Committee has the authority to interpret the plan, to adopt, amend or waive rules or regulations for the plan’s administration, and to make all other determinations for administration of the plan, including amendments to the plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding limits on corporate deductibility of compensation paid to certain executives of Prime.

Stock Options

Stock options granted under the plan may be incentive stock options or non-qualifying stock options. Stock options granted under the plan will be evidenced by a written agreement between the participant and Prime. A stock option entitles the plan participant to purchase shares of Prime common stock at the option price. The Committee will fix the option price at the time the stock option is granted, but in the case of an incentive stock option, the exercise price cannot be less than the greater of either the par value per share of the shares, or 100% of the shares’ fair market value on the date of the grant (or, in the case of an incentive stock option granted to a 10% stockholder of Prime, 110% of the shares’ fair market value on the date of the grant). As of January 5, 2004, the closing price of Prime common stock, as reported on the Nasdaq National Market, was $4.77 per share.

The value of shares subject to incentive stock options, which may be exercisable by any individual for the first time in any calendar year based on the value of the shares on the date of the grant under the plan or any other similar plan maintained by Prime, is limited to $100,000. The option price may be paid either (i) in cash or certified check payable to Prime or, (ii) with the consent of the Committee, in shares of Prime’s stock, or a combination of cash and stock, or (iii) through such “cashless exercise” procedure that is acceptable to the Committee, in its full discretion, to the extent such procedure does not violate the Sarbanes-Oxley Act of 2002 or any other applicable law, or (iv) any other legal consideration deemed acceptable by the Committee, subject to applicable law. Stock options may be exercised at such times and subject to such conditions as may be prescribed by the Committee, except that no option will be exercisable after ten years from the grant date. In the event a participant ceases to be eligible to participate in the plan, the options held by the participant will terminate within 90 days after the cessation of the participant’s eligibility. However, if a participant ceases to be eligible due to disability (as defined in the plan) or death, then the participant and/or its representative shall have 12 months after the date of disability or death to exercise options under the plan, to the extent that such options are exercisable on the date of disability or death.

Transferability

Generally, no option is transferable by a plan participant except in the event of the plan participant’s death or the express written consent of Prime’s board of directors. The Committee may approve transfers of non-incentive options in circumstances other than transfers in the event of the plan participant’s death.

Shares Subject to the Plan

Up to 600,000 shares of Prime’s common stock may be issued to plan participants under the plan. To date, no stock options have been granted under the plan.

In general, if any stock option terminates, expires or lapses for any reason other than as a result of being exercised, or if shares issued pursuant to the plan are forfeited, the common stock subject to the forfeited stock option award will be available for future stock options.

Certain Federal Income Tax Consequences

The following discussion is a general summary of the principal U.S. federal income tax consequences under current law relating to awards granted to employees under the plan. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

Stock Options. A holder will not recognize any taxable income upon the grant of a nonqualified stock option or an incentive stock option and Prime will not be entitled to a tax deduction with respect to such grant. Generally, upon exercise of a nonqualified stock option, the excess of the fair market value of common stock on the date of exercise over the exercise price will be taxable as ordinary income to the holder. Subject to any deduction limitation under Section 162(m) of the Internal Revenue Code (which is discussed below), Prime will be entitled to a federal income tax deduction in the same amount and at the same time as (x) the holder recognizes ordinary income or (y) if Prime complies with applicable income reporting requirements, the holder should have reported the income. An optionee’s subsequent disposition of shares acquired upon the exercise of a nonqualified option will ordinarily result in capital gain or loss.

On exercise of an incentive stock option, the holder will not recognize any income and Prime will not be entitled to a deduction. However, the amount by which the fair market value of the shares on the exercise date of an incentive stock option exceeds the purchase price generally will constitute an item of adjustment for alternative minimum tax purpose and may therefore result in alternative minimum tax liability to the option holder.

The disposition of shares acquired upon exercise of an incentive stock option will ordinarily result in capital gain or loss. However, if the holder disposes of shares acquired upon exercise of an incentive stock option within two years after the date of grant or one year after the date of exercise (a “disqualifying disposition”), the holder will generally recognize ordinary income in the amount of the excess of the fair market value of the shares on the date the option was exercised over the option exercise price. Any excess of the amount realized by the holder on the disqualifying disposition over the fair market value of the shares on the date of exercise of the option will generally be capital gain. Prime will generally be entitled to a deduction equal to the amount of ordinary income recognized by a holder.

If an option is exercised through the use of shares previously owned by the holder, such exercise generally will not be considered a taxable disposition of the previously owned shares and thus no gain or loss will be recognized with respect to such shares upon such exercise. However, if the option is an incentive stock option, and the previously owned shares were acquired on the exercise of an incentive stock option or other tax-qualified stock option, and the holding period requirement for those shares is not satisfied at the time they are used to exercise the option, such use will constitute a disqualifying disposition of the previously owned shares resulting in the recognition of ordinary income in the amount described above.

Special rules may apply in the case of a holder who is subject to Section 16 of the Exchange Act.

Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by the corporation on the last day of the taxable year, but does allow a deduction for “performance-based compensation,” the material terms of which are disclosed to and approved by the stockholders. Prime has structured and intends to implement and administer the plan so that compensation resulting from options can qualify as “performance-based compensation.” The Committee, however, has the discretion to grant options with terms that will result in the awards not constituting performance-based compensation. To allow Prime to qualify such options as “performance-based compensation,” Prime is seeking stockholder approval of the plan and the material terms of the performance goals applicable to performance shares under the plan.

Section 280G of the Code. Under certain circumstances, the accelerated vesting or exercise of options or the accelerated lapse of restrictions with respect to other awards in connection with a change of control might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Internal Revenue Code. To the extent it is so considered, the grantee may be subject to a 20% excise tax and Prime may be denied a federal income tax deduction.

Changes in Capitalization and Similar Changes

In the event of any change in the number of outstanding shares of Prime’s common stock without receipt of consideration by Prime by reason of (i) any stock dividend, stock split, recapitalization or other change in the number of outstanding shares effected without receipt of consideration or (ii) any merger, recapitalization or otherwise in which Prime is the surviving corporation, the aggregate number and class of shares of Prime’s common stock reserved under the plan, the number and class of shares subject to each outstanding stock option under the plan and the exercise price of each outstanding stock option will be automatically adjusted equitably to reflect such change (provided, however, that any fractional share resulting from such adjustment may be eliminated). The Prime board of directors has full discretion to determine the resolution of the dispute regarding any adjustments and its determination will be final, binding and conclusive. The number of reserved shares or the number of shares subject to any outstanding option will be automatically reduced by any fraction included therein which results from any adjustment.

Generally, and subject to certain exceptions set forth in the plan, in the event of a dissolution or liquidation of Prime, a merger or consolidation in which Prime is not the surviving corporation, or a transaction in which any person (other than a stockholder of Prime that already is the owner of 50% or more of the total combined voting power of all classes of Prime on the date of the holder’s option agreement) becomes the owner of 50% or more of the total combined voting power of all classes of stock of Prime, the Prime board of directors may, at its election, as of the effective time of such transaction, either (1) change the number and kind of shares of stock (including substitution of shares of another corporation) and exercise price in the manner it deems appropriate, provided, however, that in no event may any change be made which would constitute a “modification” to incentive stock options under applicable law; or (2) cancel the outstanding options and pay each holder with options having an exercise price that is greater than the fair market value of the stock represented by the options a payment in cash or other property as determined by the Prime board of directors in its full discretion, the spread between such aggregate exercise price and the fair market value of such shares provided that such options have not at that time expired or been terminated.

Vote Required

Approval of the plan requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at a stockholder meeting of Prime.

New Plan Benefits

Because the Committee has discretion with respect to any grant of benefits under the plan, the benefits under the plan are not currently determinable.

THE PRIME BOARD OF DIRECTORS PROPOSES AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE 2003 STOCK OPTION PLAN.

EXPERTS

The consolidated financial statements of Prime as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 incorporated by reference in this joint proxy statement/prospectus have been so included in reliance on the report of KPMG LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Medstone as of December 31, 2002 and 2001 and for each of the two years in the period ended December 31, 2002 included in this joint proxy statement/prospectus have been so included in reliance on the report of Moss Adams LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements of operations, stockholders’ equity and cash flows of Medstone for the year ended December 31, 2000 appearing in this joint proxy statement/prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

LEGAL AND TAX MATTERS

The validity of the Prime common stock offered hereby will be passed upon by Akin Gump Strauss Hauer & Feld LLP. In addition, Palmeiri, Tyler, Wiener, Wilhelm and Waldron LLP has delivered an opinion to Medstone as to certain tax matters.

WHERE YOU CAN FIND MORE INFORMATION

Prime and Medstone file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Prime and Medstone file at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public at the web site maintained by the SEC at http://www.sec.gov, by Prime at www.primemedical.com and by Medstone at www.medstone.com.

Prime filed a registration statement on Form S-4 to register with the SEC the Prime common stock that Prime will issue to Medstone stockholders in the merger. This document is part of that registration statement and constitutes a prospectus of Prime in addition to being a proxy statement for Prime for the Prime special meeting, and a proxy statement for Medstone for the Medstone special meeting. As allowed by SEC rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

If you are a stockholder of Prime or Medstone, you can obtain copies of their annual and quarterly reports from Prime or Medstone, as applicable, or from the SEC. These documents are available from Prime or Medstone, as applicable, without charge, excluding all exhibits. Stockholders may obtain reports of Prime by requesting them in writing from Prime at the following address:

Prime Medical Services, Inc.

1301 S. Capital of Texas Highway, Suite B-200

Austin, Texas 78746

Attention: Investor Relations

Stockholders may obtain reports of Medstone by requesting them in writing from Medstone at the following address:

Medstone International, Inc.

100 Columbia, Suite 100

Aliso Viejo, California 92656

Attention: Investor Relations

If you would like to request documents from Prime or Medstone, please do so by February 11, 2004 so that you may receive them before the Prime special meeting and Medstone special meeting. You should rely only on the information contained in this document to vote on the proposals submitted by the Prime board and the Medstone board. Prime and Medstone have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated January 7, 2004. You should not assume that the information contained in this document is accurate as of any date other than the date of this document, and neither the mailing of this document to stockholders of Medstone and stockholders of Prime nor the issuance of Prime common stock in the merger shall create any implication to the contrary.

Prime has provided all of the information contained in this document with respect to Prime and Medstone has provided all of the information contained in this document with respect to Medstone.

If you own Prime common stock or Medstone common stock, please sign, date and promptly mail the enclosed proxy in the enclosed prepaid envelope. Prompt return of your proxy will help save additional solicitation expense.

Index to Consolidated Financial Statements of

Medstone International, Inc.

Page
1. Consolidated Annual Financial Statements	F-1
Reports of Independent Auditors	F-3
Consolidated Balance Sheets at December 31, 2002 and 2001	F-4
Consolidated Statements of Operations for the years ended December 31, 2002, 2001 and 2000	F-5
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2002, 2001 and 2000	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2001 and 2000	F-7
Notes to Consolidated Financial Statements	F-8
2. Schedules to Annual Consolidated Financial Statements
Schedule II—Valuation and Qualifying Accounts	F-22
All other schedules are omitted because they are not applicable or the required information is included in the consolidated financial statements or notes thereto
3. Consolidated September 30, 2003 Financial Statements
Consolidated Balance Sheets at September 30, 2003 (Unaudited) and December 31, 2002	F-23
Consolidated Statements of Operations (Unaudited) for Three and Nine Months Ended September 30, 2003 and 2002	F-24
Consolidated Statement of Stockholders’ Equity (Unaudited) for Nine Months Ended September 30, 2003	F-25
Consolidated Statements of Cash Flows (Unaudited) for Nine Months ended September 30, 2003 and 2002	F-26
Notes to Unaudited Consolidated Financial Statements	F-27

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders

Medstone International, Inc.

We have audited the accompanying consolidated balance sheets of Medstone International, Inc., as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. Our audits also included the financial statement schedule listed in the Index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Medstone International, Inc., as of December 31, 2002 and 2001, and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/ MOSS ADAMS LLP

Santa Rosa, California

February 7, 2003

REPORT OF INDEPENDENT AUDITORS

We have audited the accompanying consolidated statements of operations, stockholders’ equity and cash flows of Medstone International, Inc. for the year ended December 31, 2000. Our audit also included the financial statement schedule listed in the Index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Medstone International, Inc. for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Orange County, California

February 14, 2001

MEDSTONE INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$2,050,466	$1,928,731
Short-term investments held to maturity	4,323,491	4,570,420
Accounts receivable, less allowance for doubtful accounts of $871,769 and $804,646 in 2002 and 2001, respectively	3,720,410	4,013,781
Income taxes receivable	589,375	—
Inventories, less allowance for inventory obsolescence of $642,712 and $540,417 in 2002 and 2001, respectively	6,440,304	6,296,069
Deferred tax assets	955,877	2,160,695
Prepaid expenses and other current assets	647,169	541,194

Total current assets	18,727,092	19,510,890

Buildings, property and equipment, at cost:
Building	359,324	359,324
Lithotripters	13,524,440	13,163,285
Equipment, furniture and fixtures	3,368,431	3,010,358
Leasehold improvements	177,318	171,177

	17,429,513	16,704,144
Less accumulated depreciation and amortization	(13,602,049)	(12,041,254)

Net property and equipment	3,827,464	4,662,890

Goodwill, net	2,929,897	3,205,251
Investment in unconsolidated subsidiaries	734,083	909,492
Net investment in sale-type lease	169,428	224,731
Other assets, net	93,243	117,006

	$26,481,207	$28,630,260

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$900,295	$1,087,594
Accrued expenses	267,229	345,075
Accrued payroll expenses	366,855	313,472
Customer deposits	75,175	364,048
Deferred revenue	494,704	783,948

Total current liabilities	2,104,258	2,894,137

Deferred tax liabilities	639,224	562,534
Minority interest	423,224	497,647
Deferred rent	82,613	86,425
Stockholders’ equity:
Common stock—$.004 par value, 20,000,000 shares authorized, 5,742,670 shares issued at both December 31, 2002 and 2001	22,971	22,971
Additional paid-in capital	19,646,388	19,646,388
Accumulated earnings	16,350,292	16,050,251
Accumulated other comprehensive income	(22,054)	32,756
Treasury stock, at cost, 1,984,450 and 1,631,450 shares at December 31, 2002 and 2001, respectively	(12,765,709)	(11,162,849)

Total stockholders’ equity	23,231,888	24,589,517

	$26,481,207	$28,630,260

See accompanying notes.

MEDSTONE INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31,
	2002	2001	2000
Revenue:
Procedures, maintenance fees and fee-for-service	$17,421,545	$18,591,402	$18,930,319
Net equipment sales	5,576,221	3,650,855	3,284,119
Interest income	299,685	464,037	607,616

Total revenues	23,297,451	22,706,294	22,822,054

Costs and expenses:
Cost of procedures and maintenance fees	10,438,642	11,021,192	11,678,337
Cost of equipment sales	4,076,457	2,715,920	2,264,073
Research and development	1,467,937	1,319,625	1,180,409
Selling	3,044,324	2,681,565	2,174,592
General and administrative	3,033,593	2,554,468	2,651,172
Goodwill impairment	269,855	—	—

Total costs and expenses	22,330,808	20,292,770	19,948,583

Operating Income	966,643	2,413,524	2,873,471
Other (expense) income:
Gain on sale of investments	1,000,000	627,773	1,882,545
Reserves for impairment of investments and long-term
receivables	—	(3,232,673)	—
Other expense	(42,116)	(140,677)	(109,046)

Total other (expense) income	957,884	(2,745,577)	1,773,499

Minority interest in subsidiaries income	(667,577)	(635,355)	(833,942)
Equity loss from unconsolidated affiliates	(175,409)	(121,433)	(61,402)

Income (loss) before provision for/benefit from income taxes	1,081,541	(1,088,841)	3,751,626
Provision (benefit) for income taxes	781,500	(430,949)	1,662,990

Net income (loss)	$300,041	$(657,892)	$2,088,636

Net income (loss) per share:
Basic	$.08	$(.16)	$.46

Diluted	$.08	N/A	$.46

Number of shares used in the computation of net income (loss)
per share:
Basic	3,862,169	4,204,803	4,504,468

Diluted	3,862,169	N/A	4,511,119

See accompanying notes

MEDSTONE INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional paid-in capital	Accumulated earnings	Accumulated Other Comprehensive Income (loss)	Treasury Stock	Total
	Number of Shares	Amount
Balance at December 31, 1999	4,692,492	$22,669	$19,177,274	$14,619,507	$(13,942)	$(7,388,459)	$26,417,049
Net income	—	—	—	2,088,636	—	—	2,088,636
Other comprehensive income
Unrealized gain on foreign currency translation, net	—	—	—	—	69,337	—	69,337

Total comprehensive income							2,157,973

Common stock options exercised	75,528	302	469,114	—	—	—	469,416
Treasury stock repurchased	(459,800)	—	—	—	—	(2,736,124)	(2,736,124)

Balance at December 31, 2000	4,308,220	$22,971	$19,646,388	$16,708,143	$55,395	$(10,124,583)	$26,308,314

Net loss	—	—	—	(657,892)	—	—	(657,892)
Other comprehensive income
Unrealized gain on foreign currency translation, net	—	—	—	—	(22,639)	—	(22,639)

Total comprehensive income (loss)							(680,531)

Treasury stock repurchased	(197,000)	—	—	—	—	(1,038,266)	(1,038,266)

Balance at December 31, 2001	4,111,220	$22,971	$19,646,388	$16,050,251	$32,756	$(11,162,849)	$24,589,517
Net loss	—	—	—	300,041	—	—	300,041
Other comprehensive income
Unrealized gain on foreign currency translation, net	—	—	—	—	(54,810)	—	(54,810)

Total comprehensive income (loss)							245,231

Treasury stock repurchased	(353,000)	—	—	—	—	(1,602,860)	(1,602,860)

Balance at December 31, 2002	3,758,220	$22,971	$19,646,388	$16,060,294	$(22,054)	$(12,765,709)	$23,231,888

See accompanying notes.

MEDSTONE INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Net income (loss)	$300,041	$(657,892)	$2,088,636
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,794,400	2,005,579	2,377,014
Charge for goodwill impairment	269,855	—	—
Provision for doubtful accounts	215,000	335,000	—
Impairment reserve for investments and long-term receivable	—	3,232,673	—
Minority interest in partnership	667,577	635,355	833,942
Minority equity in unconsolidated subsidiary	175,409	121,433	61,402
Provision for inventory obsolescence	328,000	168,000	277,138
Gain on sale of long-term investments	(1,000,000)	(627,773)	(1,882,545)
Changes in operating assets and liabilities:
Accounts receivable	251,676	(145,212)	(874,191)
Inventories	(631,975)	(582,904)	(619,302)
Deferred tax assets	480,670	(1,154,660)	201,029
Prepaid expenses and other current assets	280,790	256,075	(160,051)
Accounts payable	(187,299)	429,716	46,386
Accrued expenses	(67,546)	(221,515)	(99,225)
Accrued income taxes	—	(241,495)	(226,674)
Accrued payroll expenses	53,383	(33,562)	772
Deferred revenue	(289,244)	127,616	(250,994)
Customer deposits	(288,873)	305,607	58,441
Other, net	4,801	22,768	70,884

Net cash provided by operating activities	2,356,665	3,974,809	1,902,662

Cash flows from investing activities:
Purchases of short-term investments	(5,492,741)	(9,034,053)	(12,575,069)
Proceeds from sales of short-term investments	5,739,670	9,687,292	15,981,400
Proceeds from sale of long-term investments	1,000,000	627,773	1,882,545
Investment in unconsolidated subsidiary	—	(1,000,000)	(1,000,000)
Investment in sales type lease	(133,564)	(143,114)	—
Long-term loan to unconsolidated subsidiary	—	—	(2,000,000)
Distribution of minority interest	(742,000)	(692,000)	(564,000)
Purchases of property and equipment, net	(989,323)	(1,393,406)	(1,518,177)

Net cash provided by (used in) investing activities	(617,958)	(1,947,508)	206,699

Cash flows from financing activities:
Proceeds from issuance of common stock	—	—	469,416
Purchase of treasury stock	(1,602,860)	(1,038,266)	(2,736,124)
Deferral of rent payments	(3,812)	7,728	78,697
Loan payments	(10,300)	(13,642)	(37,162)

Net cash used in financing activities	(1,616,972)	(1,044,180)	(2,225,173)

Net increase (decrease) in cash and cash equivalents	121,735	983,121	(115,812)
Cash and equivalents at beginning of year	1,928,731	945,610	1,061,422

Cash and equivalents at end of year	$2,050,466	$1,928,731	$945,610

Supplemental cash flow disclosures:
Cash paid during the year for:
Income taxes	$362,938	$1,160,011	$1,694,826

See accompanying notes

MEDSTONE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002

1. Organization and Operations of the Company

Medstone International, Inc. (“Medstone” or the “Company”) designs, manufactures and markets the Medstone STSTM and STS-T(C) Shockwave Therapy Systems (the “System”) for the noninvasive disintegration of kidney stones in human patients. The Company also generates revenues from use of the Systems under procedure fees and fee for service arrangements and from repairs and maintenance. The Company’s customers are primarily located in the United States.

2. Summary of Significant Accounting Policies

Principles of Consolidation. The consolidated financial statements include the accounts of the Company; Medstone International, Ltd., a Scottish subsidiary group; United Physicians Resources, an 80% owned physicians practice management operation incorporated in June 1996; Northern Nevada Lithotripsy Associates, LLC, a 60% owned Nevada Limited Liability Company; Southern Idaho Lithotripsy Associates, LLC, a California Limited Liability Company, also 60% owned (See Note 3); and Medstone Sales Corporation, a 100% owned foreign sales corporation. All majority-owned subsidiaries are consolidated and all material intercompany accounts and transactions are eliminated. Investments in less than 20% owned affiliates are accounted for on the cost method, unless the Company is able to exercise significant influence over the affiliates operating and financial policies, in which case the investments are accounted for on the equity method.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Fair Value of Financial Instruments. The fair market value of cash and cash equivalents, short-term investments and accounts receivable approximate cost due to the short period of time to maturity.

Short-term Investments. The Company applies the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, to its short-term investments. Under this statement, management determines the appropriate classification of such securities at the time of purchase and reevaluates such classification as of each balance sheet date. Based on its intent, the Company’s investments are classified as held-to-maturity and are carried at amortized cost.

The amortized cost and market value of investments at December 31, 2002, by contractual maturity, is shown below.

	Amortized Cost	Market Value
Due in one year or less	$4,323,491	$4,367,876

MEDSTONE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Comprehensive Income. The components of accumulated other comprehensive income/(loss) are as follows:

Foreign Currency Translation Adjustment
Balance at December 31, 2000	$55,395
Foreign currency translation adjustment net of income taxes	(22,639)

Balance at December 31, 2001	32,756
Foreign currency translation adjustment net of income taxes	(54,810)

Balance at December 31, 2002	$(22,054)

Concentrations of Credit Risk. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents that may, at times, exceed FDIC limits, and short-term investments, which are not federally insured, and accounts receivable. The Company’s short-term investments consist principally of Commercial Paper.

The Company sells its products primarily to hospitals worldwide. Credit is extended based on an evaluation of the customer’s financial condition and collateral generally is not required. The Company’s ten largest customers accounted for approximately 17% and 10% of accounts receivable at December 31, 2002 and 2001, respectively.

Accounts Receivable. The Company reviews accounts receivable on a monthly basis to determine the collectability of the amounts. After review of the accounts, a reserve requirement is established based on the amounts due over 60 days, the customers past payment history and payment cycles in the industry by geographic region.

The Company does not currently charge interest on past due amounts. This is based on a review of industry practice for similar companies.

The Company’s policy is to actively pursue past due accounts with internal resources first, then utilize collection agencies when internal resources have not been successful in collection of the amount. The last step in the collection process is to utilize the judicial system if the Company has reason to believe that sufficient financial resources are available to satisfy the debt.

If, after the above steps have not yielded successful collection of any or all of the amounts due, management then will write-off the uncollected amount against previously established reserves.

Inventories. Inventories are stated at the lower of cost (first-in, first-out) or market and consist of the following:

	December 31,
	2002	2001
Raw materials	$5,231,574	$5,110,216
Work in process	312,665	363,768
Finished goods	1,538,777	1,364,502

Gross inventories	7,083,016	6,838,486

Inventory reserves	642,712	542,417

Net inventories	$6,440,304	$6,296,069

MEDSTONE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Building, Property and Equipment. Building, property and equipment are carried at cost. Depreciation and amortization are computed on the straight-line method over the following estimated useful lives:

Building	50 years
Lithotripters	5 years
Equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	Life of lease

Depreciation expense for the years ended December 31, 2002, 2001 and 2000 was $1,794,400, $1,903,685, and $2,274,183, respectively.

Goodwill. The Company recorded goodwill resulting from the excess of the purchase prices of Northern Nevada, Southern Idaho and Zenith Medical Systems, Ltd. over the fair market value of the net assets acquired. Goodwill was amortized over periods ranging from fifteen to forty years using the straight-line method until December 31, 2001. Commencing January 1, 2002, the Company adopted SFAS No. 142 Goodwill and Other Intangible Assets and accordingly, no amortization expense was recognized in 2002. A comprehensive review of the goodwill of the Company’s two operational segments, equipment sales and service, or Zenith Medical Systems, and lithotripsy services, or Northern Nevada Lithotripsy and Southern Idaho Lithotripsy, was completed on the Company’s annual review date of October 1, 2002. The valuation of each segment was completed using discounted future cash flow projections. These cash flows resulted in no impairment in the lithotripsy services segment. The Zenith cash flows, based on the losses in the current year and economic impact of changes in products distributed, resulted in a significant short fall in the ability of Zenith’s future profits to cover the value of goodwill as of the valuation date. As a result, the Company recognized a charge for goodwill impairment of $269,855 in 2002, reducing the carrying value of goodwill related to Zenith to $0.

Goodwill and associated amortization and impairment reserves, shown in their reporting segments as of December 31, 2002, are as follows:

	Zenith Medical Systems	Lithotripsy Services	Total
Goodwill, at original cost	$310,251	$3,362,665	$3,672,916
Accumulated amortization from purchase through December 31, 2001	(40,396)	(432,768)	(473,164)

Net goodwill at December 31, 2001	269,855	2,929,897	3,199,752
Impairment charge recorded in 2002	(269,855)	0	(269,855)

Net goodwill at December 31, 2002	$0	$2,929,897	$2,929,897

MEDSTONE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In calculating pro forma information regarding net income (loss) and net income (loss) per share, as required by SFAS 142, the effect of exclusion of goodwill amortization from operating results, net of income taxes at 40% for the years ending December 31, 2002, 2001 and 2000 are as follows (in thousands, except per share information):

	Year Ended December 31,
	2002	2001	2000
Reported net income (loss)	$300	$(658)	$2,089
Add back:
Goodwill amortization, net of income tax	—	61	62

Adjusted pro forma net income (loss)	$300	$(597)	$2,151

Reported basic earnings (loss) per share	$.08	$(.16)	$.46
Goodwill amortization	—	.01	.01

Adjusted earnings (loss) per share	$.08	$(.15)	$.47

Long-Lived Assets. Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company’s analysis was based on a comparison of the carrying amount of such assets to the Company’s historical actual cash flows and to an estimate of future undiscounted cash flows.

Earnings Per Share. Basic net income per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding. Diluted net income per share includes the effect of the potential shares outstanding, including dilutive stock options and warrants using the treasury stock method. Outstanding stock options whose exercise price is in excess of the average price of the Company’s stock are considered to be antidilutive and have been excluded from the per share calculation for the year ended December 31, 2002. Since a loss exists at December 31, 2001, a diluted earnings per share number is not presented because the inclusion of common stock equivalents in the computation would be antidilutive. All earnings per share amounts for all periods have been restated to conform with the SFAS No. 128 requirements.

The following table sets forth the computation of earnings (loss) per share:

	Year Ended December 31,
	2002	2001	2000
Numerator: Net income (loss)	$300,041	$(657,892)	$2,088,636

Denominator for weighted average shares outstanding	3,862,169	4,204,803	4,504,468

Basic earnings (loss) per share	.08	(.16)	.46

Effect of dilutive securities:
Weighted average shares outstanding	$3,862,169	$4,204,803	$4,504,468
Stock options	—	708	6,651

Denominator for diluted earnings per share	$3,862,169	$4,205,511	$4,511,119

Diluted earnings per share	.08	N/A	.46

Stock Compensation. The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (APB 25) and related Interpretations in accounting for its employee

MEDSTONE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, Accounting for Stock-Based Compensation, requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

In calculating pro forma information regarding net income (loss) and net income (loss) per share, as required by Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation, the fair value was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the options on the Company’s common stock for the years ended December 31, 2002, 2001, and 2000, respectively: risk free interest rates of 4% in 2002 and 2001 and 6% in 2000; dividend yields of 0% for all periods; volatility of the expected market prices of the Company’s common stock of .324, .394 and .555; and expected life of the options of 5.5 years for all periods.

Revenue Recognition. Revenues recognized in the fee-for-service segment of the Company’s operations are invoiced as the customer uses the equipment in the month that service has been provided. Revenues from equipment sales are recognized in accordance with the underlying contractual terms of each sale. Typically, revenue recognition requires the transfer of title upon shipment, customer acceptance, receipt of specified down payments and performance of all significant contractual obligations.

Service and maintenance contract revenues are deferred and amortized over the terms of the related contracts.

Advertising. The Company expenses advertising costs including promotional literature, brochures and trade shows as incurred. Advertising expense was $53,000, $58,000 and $32,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

Shipping and Handling Costs. Shipping and handling costs are included as a component of cost of equipment sales.

Business Segments and Geographic Information. The Company applies the provisions of Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131). SFAS No. 131 establishes standards for related disclosures about products and services, geographic areas and major customers.

The Company operates in two business segments, equipment sales and fees for procedures, maintenance and management. The fees for procedures, maintenance and management segment represents recurring revenue from procedure fees and fee for service arrangements for use and the maintenance of lithotripter equipment. The accounting policies of these segments are the same as those described in the summary of significant accounting policies except that certain expenses, such as amortization of certain intangibles and certain corporate expenses, are not allocated to the segments. Asset categories used for allocation to segment reporting include net accounts receivable, net inventory, net property and equipment and net goodwill.

MEDSTONE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Selected financial information for the Company’s reportable segments as of and for the years ended December 31, 2002, 2001 and 2000 follows (in thousands):

	2002	2001	2000
Revenue:
Equipment sales	$5,576	$3,651	$3,284
Fees for procedures, maintenance and management	17,421	18,591	18,930
Nonreportable segment	300	464	608

	$23,297	$22,706	$22,822

Operating income (loss):
Equipment sales	$(47)	$(59)	$(8)
Fees for procedures, maintenance and management	853	2,118	2,394
Nonreportable segment	161	354	487

	$967	$2,413	$2,873

Assets:
Equipment sales	$3,234	$3,207	$3,642
Fees for procedures, maintenance and management	13,849	15,077	15,110

	$17,084	$18,284	$18,752

Depreciation and amortization:
Equipment sales	$296	$264	$252
Fees for procedures, maintenance and management	1,498	1,742	2,125

	$1,794	$2,006	$2,377

Expenditures for long-lived assets and equity method investments:
Equipment sales	$617	$1,468	$1,198
Fees for procedures, maintenance and management	372	951	1,319

	$989	$2,419	$2,517

Selected financial information for the Company’s operations by geographic segment is as follows (in thousands):

	2002	2001	2000
Revenue:
United States	$21,953	$20,836	$21,121
Europe and Middle East	1,048	1,532	1,464
Asia Pacific Rim	296	338	237

	$23,297	$22,706	$22,822

Long-Lived Assets:
United States	$20,274	$19,595	$21,699
Europe	1,436	1,771	865

	$21,710	$21,366	$22,564

MEDSTONE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Recently Issued Accounting Pronouncements. The Financial Accounting Standards Board (FASB) has issued the following accounting pronouncements:

Statement of Financial Accounting Standards (SFAS) No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This Statement rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement also rescinds FASB Statement No. 44, Accounting for Intangible Assets of Motor Carriers. This Statement amends FASB Statement No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The adoption of SFAS No. 145 is not expected to have a material effect on the Company’s consolidated financial statements.

SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 is not expected to have a material effect on the Company’s consolidated financial statements.

SFAS No. 148, Accounting for Stock-Based Compensation. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This Statement permits two additional transition methods for entities that adopt the preferable method of accounting for stock-based employee compensation. Both of those methods avoid the ramp-up effect arising from prospective application of the fair value based method. In addition, to address concerns raised by some constituents about the lack of comparability caused by multiple transition methods, this Statement does not permit the use of the original Statement 123 prospective method of transition for changes to the fair value based method made in fiscal years beginning after December 15, 2003. The Company has adopted the disclosure requirements of the Statement and continues to follow the intrinsic value method to account for stock-based employee compensation.

FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others. The interpretation clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. It also significantly expands the disclosures guarantors must include in their financial statements. While the interpretation’s accounting provisions are effective prospectively to guarantees issued or modified after December 31, 2002, its disclosure requirements generally apply to all guarantees and must be included in financial statements of interim and annual periods ending after December 15, 2002. The adoption of Interpretation No. 45 is not expected to have a material effect on the Company’s consolidated financial statements.

FASB Interpretation No. 46, Consolidation of Variable Interest Entities, addresses consolidation by business enterprises of variable interest entities in which 1) the equity investment is insufficient for the entity to

MEDSTONE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

finance its activities without additional financial support through other interests who will absorb some or all of the entity’s expected losses, or 2) the equity investors lack one or more essential characteristics of a controlling interest. Those characteristics include the ability to make decisions about an entity’s activities through voting rights or similar rights; the obligation to absorb the entity’s expected losses, which makes it possible for the entity to finance its activities; and the right to receive the entity’s expected residual returns as compensation for the risk of absorbing expected losses. This interpretation is effective for the Company no later than the third quarter of 2003, and is not currently expected to have a material effect on the Company’s consolidated financial statements.

3. Acquisitions and Investments in Unconsolidated Affiliates

Equity Investment in Arcoma AB. In September 2001, the Company purchased common stock representing a 25% interest in Arcoma AB (“Arcoma”) for $1 million in cash. Arcoma, based in Vaxjo, Sweden, is a designer and manufacturer of medical imaging tables/devices. Arcoma is a supplier of several types of tables that the Company currently markets, including the UroPro 2000 table introduced in 2000. The Company will continue to expand its distribution of Arcoma-designed devices in the United States in future years. The investment in Arcoma is accounted for under the equity method. The investment, net of the Company’s share of net losses for the period from September 1, 2001 through December 31, 2002 of $121,000, is included in Investment in unconsolidated subsidiaries.

Equity Investment in Medicredit.com, Inc. In April 2000, the Company purchased common stock representing a 46% interest in Medicredit.com. Inc. (“Medicredit”) for $1 million in cash. Medicredit, a California-based company, funds and services patient accounts to finance elective surgeries in the cosmetic and cash paying sector of healthcare. The investment in Medicredit is accounted for under the equity method. Based on the Company’s review of the equity balance and cash flows of Medicredit as of December 31, 2001, it was determined that a reserve of $953,011, the remaining equity investment balance, should be recorded against the investment carrying value, with the carrying value at that date being $0.

Along with the cash investments in Medicredit, the Company also provides Medicredit a subordinated line of credit of up to $2 million at the prime interest rate (4.75% at December 31, 2001). Interest payments are due monthly with principal due at maturity on April 20, 2003. As of December 31, 2001, the $2 million advanced by the Company was reviewed in relation to Medicredit’s current cash flows, and an impairment reserve of $2 million was established putting the carrying value at that date at $0.

In December 2002, the Company completed a sale of the 46% interest and $2 million note to a private partnership for $1 million in cash. The $1 million was recognized as a gain, included in other income (expense) in the year ended December 31, 2002. The Company no longer has any financial interest in Medicredit.

Investment in k. Biotech. In 1998, the Company was made aware of an opportunity to invest in a developmental biotech drug company catering to the members of the International Centre for Genetic Engineering and Biotechnology (“ICGEB”), a United Nations sponsored institute. k. Biotech purchased license agreements for formulas, developed by the ICGEB, for commercialization purposes in the Indian sub-continent as its primary market. The Company’s investment in k.Biotech preferred stock was $325,000, representing a 21% ownership interest. During 2001, the Company recognized its share of K. Biotech’s losses and an investment reserve totaling $325,000, reducing the carrying value to $0. The investment in k. Biotech is accounted for under the equity method because the Company has the ability to exercise significant influence over k.Biotech and is included in other assets. k. Biotech is continually seeking additional funding from international sources to finance its required investment in plant and equipment.

MEDSTONE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited pro forma consolidated results after giving effect to the businesses acquired during fiscal 1999 would not have been materially different from the reported amounts for 1999 and 1998 due to the immateriality of these acquisitions.

Genstar Therapeutics Corporation. Genstar Therapeutics Corp. (formerly Urogen Corp.) was a subsidiary of the Company until early 1996 at which time the Company spun off this subsidiary as a separate company. The Company distributed all the stock of Genstar to its stockholders, except for 100,000 shares which the Company retained. During 2000, the Company sold 5,000 shares of Genstar for a gain of approximately $28,000 and still holds 95,000 shares of Genstar common stock with a book value of $0 as of December 31, 2002. The market value of the retained Genstar common stock is approximately $30,400 at December 31, 2002.

As of February 4, 2003, Genstar and Vascular Genetics, a private biotech company, merged and the new entity is named CorAutus Genetics, Inc.

4. Income Taxes

The Company provides for income taxes under the liability method. Accordingly, deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to amounts which are more likely than not to be realized.

The provision (benefit) for income taxes attributable to income from continuing operations consists of the following:

	Year Ended December 31,
	2002	2001	2000
Current:
Federal	$(502,000)	$558,000	$1,125,000
State	0	166,000	336,000
Utilization of tax credits	0	0	0

Total current	(502,000)	724,000	1,461,000

Deferred:
Federal	1,093,000	(905,000)	171,000
State	190,000	(250,000)	31,000

Total deferred	1,283,000	(1,155,000)	202,000

Provision (benefit) for income taxes	$781,000	$(431,000)	$1,663,000

MEDSTONE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a reconciliation of the provision (benefit) for income taxes at the federal statutory rate compared to the Company’s effective tax rate:

	Year ended December 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
Income tax (benefit) at the statutory rate	$596,000	$(146,000)	$1,580,000
State income taxes (net of federal benefit)	125,000	(55,000)	244,000
Foreign loss without benefit	317,000	8,000	34,000
Change in valuation allowance		—	—
Minority interest	(227,000)	(190,000)	(284,000)
Tax credits (with) current benefit		—	—
Accruals (with) tax benefit		—	—
CA Nol	(53,000)	—	—
Other	23,000	(48,000)	89,000

Provision (benefit) for income taxes	$781,000	$(431,000)	$1,663,000

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	December 31, 2002	December 31, 2001
Deferred tax assets (liabilities):
State taxes	$—	$56,000
Investment reserves	139,000	139,000
Inventory reserve	275,000	231,000
Bad debt reserve	289,000	276,000
Accruals not currently deductible for tax	94,000	85,000
Inventory adjustment	16,0000	16,000
Impairment reserves	—	1,259,000
Net operating loss	80,000	—
Contributions	7,000	—
Product reserves	55,000	98,000

Net deferred assets	955,000	2,160,000

Depreciation and amortization	(639,000)	(562,000)

Total gross deferred tax liability	(639,000)	(562,000)

Net tax assets and liabilities	$316,000	$1,598,000

5. Stock Options

As of December 31, 2002, 53,000 options for shares of common stock had been granted and remain outstanding under the Company’s 1989 Stock Incentive Plan. These options expired unexercised on January 7, 2003.

In May 1997, the Company’s stockholders approved the 1997 Stock Incentive Plan which provides for the granting of a variety of stock-related securities, including shares of common stock, stock options and stock appreciation rights to employees and other selected individuals. The plan allows for the issuance of up to 800,000

MEDSTONE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

shares, with increases each January 1 that the plan is in effect by a number of shares equal to one percent of the total number of outstanding shares of common stock on that date. As of December 31, 2002 the number of shares authorized by the plan was 1,035,428 and 855,018 options for shares of common stock had been granted and are outstanding under this plan.

Effective August 13, 1998, the Company repriced all outstanding options granted under all plans with exercise prices exceeding the closing market value of the stock on that date. Accordingly, the exercise price of these options was reduced to $6.375 per share.

A summary of the Company’s stock option plans as of the end of 2002, 2001 and 2000 and changes during the years is presented below:

	December 31, 2002		December 31, 2001		December 31, 2000
	Shares	Weighted-Avg. Exercise Price	Shares	Weighted-Avg. Exercise Price	Shares	Weighted-Avg. Exercise Price
Outstanding, beginning of year	956,984	$5.92	1,050,151	$6.38	1,122,428	$6.45
Granted	169,000	4.50	303,500	4.90	136,667	5.74
Exercised	—	—	—	—	(75,528)	6.22
Cancelled	(217,966)	6.24	(396,667)	6.35	(133,416)	6.36
Outstanding, end of year	908,018	$5.57	956,984	$5.92	1,050,151	$6.38

Available for future grants	157,643		182,099		406,5617

Exercisable at end of year	504,651		522,634		761,534

Weighted-average fair value of options granted during the year		$1.68		$1.90		$3.24

The following table summarizes information about stock options outstanding at December 31, 2002:

Range of Exercise Prices	Options Outstanding
	Number Outstanding at 12/31/02	Weighted-average Exercise Price	Weighted- average Remaining Term	Options Exercisable at 12/31/02	Weighted- average Exercise Price
$4.40 to $5.00	463,568	$4.729	4.9 years	106,368	$4.818
$5.30 to $6.38	367,450	$6.27	1.1 years	335,882	$6.323
$6.56 to $7.50	77,000	$7.215	1.9 years	62,401	$7.220

$5.30 to $7.50	908,018	$5.566	3.1 years	504,651	$6.117

MEDSTONE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Company’s pro forma information for the years ended December 31, 2002, 2001 and 2000 follows (in thousands, except per share information):

	Year ended December 31,
	2002	2001	2000
Pro forma net income (loss)	$157	$(857)	$1,837
Pro forma diluted net income (loss) per share	$.04	$(.20)	$.41

These pro forma amounts do not give effect to options granted prior to January 1, 1995.

6. Stock Repurchase Plan

Since 1995, the Company has had numerous Stock Repurchase Programs. The latest repurchase program was completed during 2002 and the Company does not have a repurchase plan in effect as of December 31, 2002. Listed below is a summary of the activity of the Company’s repurchase plans.

Year ending December 31,	Number of Shares	Total Cost
2002	353,000	$1,602,860
2001	197,000	1,038,266
2000	459,800	2,736,124
All prior years	974,650	7,388,459

	1,984,450	$12,765,709

All amounts have been recorded as treasury stock.

7. Commitments

The Company has occupied its current facility since March 1994. Its current operating lease runs through November 2005. The average monthly rental expense is $19,449 over the term of the lease which is slightly different than cash payments due to previously deferred rent. The lease has the option for one five-year extension at a rate to be negotiated based on then current market rates.

United Physicians Resources has occupied its present facility since 1998. In February 2002, it extended its lease through September 2005, with an average monthly rent of $4,178.

The Company’s Scottish subsidiary has occupied its current facility since April 1999. It entered into a sixty-month lease at a monthly rent of $2,980 in October 2000.

The future minimum cash lease payments under all operating leases are as follows:

Minimum Rental
2003	$340,000
2004	$352,000
2005	$219,000
2006	$3,000

MEDSTONE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Total net rent expense under all operating leases for the years ended December 31, 2002, 2001 and 2000 was $319,000, $257,000 and $204,000, respectively.

Under the terms of an employment agreement, if the Company’s CEO is terminated without “Good Cause” or a change of control occurs, a severance payment of $750,000 will be due and payable. In addition to the above amount, a consulting contract totaling $594,000, payable in monthly installments over three years, will also be due from the Company.

8. Contingencies

The Company is involved in legal proceedings incidental to the normal conduct of its business. The Company has obtained various liability insurance policies providing coverage for general liability, product liability and other claims. Management does not believe that the resolution of any current proceedings will have a material financial impact on the Company or its consolidated financial position, results of operations and cash flows.

9. Related Party Transactions

k. Biotech. The Company’s original investment in k. Biotech was $325,000 which represents a 21% interest. During 2001, the Company recognized its share of k. Biotech’s losses and an investment reserve totaling $325,000 reducing the carrying value to $0. One member of the Board of Directors of the Company is also a stockholder of k.Biotech, Inc.

Arcoma AB. In September 2001, the Company purchased common stock representing a 25% interest in Arcoma AB (“Arcoma”) for $1 million in cash. Arcoma, based in Vaxjo, Sweden, is a designer and manufacturer of medical imaging tables/devices. Arcoma is a supplier of several types of tables that the Company currently markets, including the UroPro table introduced in 2000. The Company’s CEO is also a director of Arcoma. The Company will continue to expand its distribution of Arcoma-designed devices in the United States in future years. The investment in Arcoma is accounted for under the equity method. The investment, net of the Company’s share of net losses for the period from September 1, 2001 through December 31, 2002 of $266,000, is included in Investment in unconsolidated subsidiaries.

10. Employee Benefit Plan

In January 1990, the Company established a defined contribution profit sharing 401(k) plan for all eligible employees. The plan provides for the deferral of up to 15% of an employee’s qualifying compensation under Section 401(k) of the Internal Revenue Code. Contributions to the profit sharing portion by the Company may be made to the plan at the discretion of the Board of Directors. During 2001, the Company’s Board of Directors elected to change the employee match on a tiered system, from $.25 on a dollar up to dollar for dollar depending on years of service. The employer match maximum ranges from $2,000 to $11,000 per year. In 2002, 2001 and 2000, the Company’s contribution totaled $123,019, $85,148 and $58,382, respectively.

11. Major Customers and Foreign Sales

During the three years ended December 31, 2002, no single customer has accounted for 10% or more of total revenues in any one year. The Company derived 6%, 8% and 7% of total revenues from sales to foreign customers in the years ending December 31, 2002, 2001 and 2000, respectively.

MEDSTONE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12. Selected Quarterly Financial Data (Unaudited)

The tables below set forth selected quarterly financial information for 2002 and 2001 (in thousands, except per share amounts):

2002	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Net sales	$6,316	$6,031	$5,957	$4,994
Gross profit	2,414	2,225	2,515	1,628
Net income (loss)	167	81	227	(175)
Basic earnings (loss) per share	$.04	$.02	$.06	$(.05)

For the 4th quarter of 2002, the Company experienced net losses compared to profit in the first three quarters of the year due to recognition of additional reserves for inventory obsolescence, net of income taxes, of $93. Also recognized, without benefit of income taxes, were goodwill impairment charges ($255) and the Company’s portion of losses from unconsolidated affiliates ($145).

2001	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Net sales	$5,006	$5,580	$5,987	$6,133
Gross profit	1,823	2,231	2,376	2,540
Net income (loss)	351	230	315	(1,554)
Basic earnings (loss) per share	$.08	$.05	$.08	$(.37)

For the quarter of 2001, the Company experienced net losses compared to profit in the first three quarters of the year due to recognition of an impairment reserves charge, net of income taxes, of approximately $1,840. These reserves included charges for the Medicredit investment and related subordinated loan ($1,740) and the k. Biotech investment ($100).

MEDSTONE INTERNATIONAL, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at beginning of year	Additions		Deductions		Balance at end of year
		Charged to costs and expenses	Charged to other accounts
For the year ended December 31, 2002:
Allowance for doubtful accounts	$804,646	$215,000	$—	$147,877	(b)	$871,769

Allowance for inventory obsolescence	$540,417	$328,000	$—	$225,705	(a)	$642,712

For the year ended December 31, 2001:
Allowance for doubtful accounts	$477,180	$335,000	$—	$7,534	(b)	$804,646

Allowance for inventory obsolescence	$457,088	$168,000	$—	$84,671	(a)	$540,417

For the year ended December 31, 2000:
Allowance for doubtful accounts	$571,252	$—	$—	$94,072	(b)	$477,180

Allowance for inventory obsolescence	$307,203	$277,138	$—	$127,253	(a)	$457,088

(a)	Write-off of inventories
(b)	Write-off of bad debts

MEDSTONE INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,833,771	$2,050,466
Short-term investments held to maturity	4,392,063	4,323,491
Accounts receivable, less allowance for doubtful accounts of $1,022,821 and $871,769 at September 30, 2003 and December 31, 2002, respectively	3,615,485	3,720,410
Income taxes receivable	—	589,375
Inventories, less allowance for inventory obsolescence of $866,700 and $642,712 at September 30, 2003 and December 31, 2002, respectively	6,317,036	6,440,304
Deferred tax assets	955,877	955,877
Prepaid expenses and other current assets	697,848	647,169

Total current assets	18,812,080	18,727,092

Buildings, property and equipment, at cost:
Building	359,324	359,324
Lithotripters	13,562,890	13,524,440
Equipment, furniture and fixtures	3,454,566	3,368,431
Leasehold improvements	177,318	177,318

	17,554,098	17,429,513
Less accumulated depreciation and amortization	(14,238,574)	(13,602,049)

Net property and equipment	3,315,524	3,827,464

Goodwill, net	2,929,897	2,929,897
Investment in unconsolidated subsidiaries	885,962	734,083
Net investment in sale-type lease	509,840	169,428
Other assets, net	80,716	93,243

	$26,534,019	$26,481,207

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$991,742	$900,295
Accrued expenses	206,279	267,229
Accrued payroll expenses	332,821	366,855
Customer deposits	127,514	75,175
Deferred revenue	596,156	494,704

Total current liabilities	2,254,412	2,104,258

Deferred tax liabilities	639,224	639,224
Minority interest	573,976	426,224
Deferred rent	70,119	82,613
Commitments and contingencies (Note F)	—	—
Stockholders’ equity
Common stock—$.004 par value, 20,000,000 shares authorized, 5,742,670 shares issued at both September 30, 2003 and December 31, 2002	22,971	22,971
Additional paid-in capital	19,646,388	19,646,388
Accumulated earnings	16,060,294	16,350,292
Accumulated other comprehensive loss	68,344	(22,054)
Treasury stock, at cost, 1,984,450 shares at both September 30, 2003 and December 31, 2002	(12,765,709)	(12,765,709)

Total stockholders’ equity	23,032,288	23,231,888

	$26,534,019	$26,481,207

See accompanying notes

MEDSTONE INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Three months ended September 30, 2003 and 2002

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Procedures, maintenance fees and fee-for service	$4,342,363	$4,600,563	$12,409,571	$13,278,084
Net equipment sales	1,373,017	1,271,401	3,562,015	4,779,095
Interest income	38,978	84,862	117,431	246,506

Total revenues	5,754,358	5,956,826	16,089,017	18,303,685
Costs and expenses:
Costs of procedures and maintenance fees	2,329,620	2,604,139	7,100,598	7,642,548
Cost of equipment sales	1,195,626	837,740	3,024,920	3,506,676
Research and development	457,621	360,304	1,362,585	935,214
Selling	627,342	702,431	2,030,363	2,308,676
General and administrative	869,301	708,839	2,402,225	2,360,060

Total costs and operating expenses	5,479,510	5,213,453	15,920,691	16,753,174

Operating income	274,848	743,373	168,326	1,550,511
Other expense (income)	19,389	22,942	41,751	25,208
Minority interests:
Minority interest in subsidiaries income	223,116	191,550	572,752	522,208
Equity in loss (income) from unconsolidated subsidiary	64,396	—	(160,379)	30,359

Total minority interest	287,512	191,550	412,373	552,439

Income (loss) before provision for income taxes	(32,053)	528,881	(285,798)	972,864
Provision for income taxes	74,100	301,800	4,200	497,300

Net income (loss)	$(106,153)	$227,081	$(289,998)	$475,564

Net income (loss) per share:
Basic	(.03)	$.06	$(.08)	$.12

Diluted	N/A	$.06	N/A	$.12

Number of shares used in the computation of earnings (loss) per share:
Basic	3,758,220	3,812,153	3,758,220	3,896,819

Diluted	N/A	3,812,153	N/A	3,896,850

(See accompanying notes)

MEDSTONE INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional paid-in capital	Accumulated earnings	Accumulated Other Comprehensive Income (loss)	Treasury Stock	Total
	Number of Shares	Amount
Balance at December 31, 2002	3,758,220	$22,971	$19,646,388	$16,350,292	$(22,054)	$(12,765,709)	$23,231,888
Net loss	—	—	—	(289,998)	—	—	(289,998)
Other comprehensive income
Unrealized gain on foreign currency translation, net	—	—	—	—	90,398	—	90,398

Total comprehensive loss							(199,600)

Balance at September 30, 2003
(Unaudited)	3,758,220	$22,971	$19,646,388	$16,060,294	$68,344	$(12,765,709)	$23,032,288

See accompanying notes.

MEDSTONE INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Nine months ended September 30, 2003 and 2002

(Unaudited)

	2003	2002
Cash flows from operating activities:
Net income (loss)	$(289,998)	$475,564
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,189,042	1,356,731
Provision for doubtful accounts	165,000	165,000
Provision for inventory obsolescence	225,000	126,000
Minority interest in partnership	572,752	522,080
Minority equity in unconsolidated subsidiaries	(151,879)	30,359
Changes in assets and liabilities:
Accounts receivable	188,888	28,253
Inventories	(101,732)	(54,499)
Prepaid expenses and other current assets	(50,679)	242,471
Accounts payable and accrued expenses	30,497	(37,553)
Accrued payroll expenses	(34,134)	122,124
Accrued income taxes	—	211,102
Deferred revenue	101,452	(104,212)
Customer deposits	52,339	(283,136)
Other, net	180,253	(37,747)

Net cash provided by operating activities	2,076,801	2,762,537

Cash flows from investing activities:
Purchase of short-term investments	(4,392,063)	(4,305,503)
Proceeds from sales fo short-term investments	4,323,491	4,570,420
Net investment in sales type lease		(133,564)
Distribution of minority interest	(458,000)	(550,000)
Investment in other entities	—	—
Purchase of property and equipment, net	(754,430)	(930,103)

Net cash used in investing activities	(1,281,002)	(1,348,750)

Cash flows from financing activities:
Purchase of treasury stock	—	(1,602,860)
Deferral of rent payments	(12,494)	(334)

Net cash used in financing activities	(12,494)	(1,603,194)

Net increase in cash and cash equivalents	783,305	(189,407)
Cash and cash equivalents at beginning of period	2,050,466	1,928,731

Cash and cash equivalents at end of period	$2,833,771	$1,739,324

Supplemental cash flow disclosures:
Cash paid during the period for:
Income taxes	$27,488	$331,008

See accompanying notes

MEDSTONE INTERNATIONAL, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2003

A. Basis of presentation

The accompanying consolidated financial statements include the accounts of Medstone International, Inc. and its subsidiaries (the Company). All significant intercompany transactions and accounts have been eliminated.

In the opinion of the Company’s management, the accompanying unaudited consolidated financial statements include all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation of its consolidated financial position at September 30, 2003 and consolidated results of operations and cash flows for the periods presented. Although the Company believes that the disclosures in these financial statements are adequate to make the information presented not misleading, certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. These financial statements should be read in conjunction with the Company’s audited financial statements included in the Company’s 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2003. Results of operations for the three and nine months ended September 30, 2003 are not necessarily indicative of results to be expected for the full year.

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

B. Accumulated Other Comprehensive Loss

The components of other comprehensive loss are as follows:

Currency Translation Adjustment
Balance at December 31, 2002	$(22,054)
Foreign currency translation adjustments	90,398

Balance at September 30, 2003	68,344

The functional currency of the investment in foreign subsidiary is considered to be the United States dollar.

The earnings associated with the Company’s investment in its foreign subsidiary are considered to be permanently invested and no provision for U.S. federal and state income taxes on those earnings or translation adjustments has been provided.

For the three months ended September 30, 2003 and 2002, total comprehensive income/(loss) was $(32,456) and $201,779, respectively. For the nine months ended September 30, 2003 and 2002, total comprehensive income/(loss) was $(199,600) and $404,872, respectively.

MEDSTONE INTERNATIONAL, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

C. Business Segments

The Company operates in two business segments, equipment sales and fees for procedures, maintenance and management.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Equipment sales	$1,373,017	$1,271,401	$3,562,015	$4,779,095
Fees for procedures, maintenance and management	4,342,363	4,600,563	12,409,571	13,278,084

	$5,715,380	$5,871,964	$15,971,586	$18,057,179

Operating income (loss):
Equipment sales	$(166,049)	$131,187	$(620,376)	$241,918
Fees for procedures, maintenance and management	440,897	612,186	788,702	1,308,593

	$(274,484)	$743,373	$168,326	$1,550,511

D. Per share information

Common equivalent shares result from the assumed exercise of outstanding dilutive securities when applying the treasury stock method. Fully diluted per share information is not presented for periods in which the effect is antidilutive.

The following table sets forth the computation of earnings per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Numerator: Net income (loss)	$(106,153)	$227,081	$(289,998)	$475,564

Denominator for weighted average shares outstanding	3,758,220	3,812,153	3,758,220	3,896,819

Basic income (loss) per share	$(.03)	$.06	$(.08)	$.12

Effect of dilutive securities:
Weighted average shares outstanding	N/A	3,812,153	N/A	3,896,819
Stock options	N/A	—	N/A	31

Denominator for diluted earnings per share	N/A	3,812,153	N/A	3,896,850

Diluted earnings per share	N/A	$.06	N/A	$.12

E. Inventories

Effective January 1, 2003, the Company changed its method of accounting for inventories from first-in first-out to an average cost method. The impact of this change was not material to the financial statements.

MEDSTONE INTERNATIONAL, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Inventories are stated at the lower of average cost or market and consist of the following:

	September 30, 2003	December 31, 2002
Raw materials	$5,376,576	$5,231,574
Work in process	196,374	312,665
Finished goods	1,610,786	1,538,777

Gross Inventories	$7,183,736	$7,083,016

Less: Inventory reserves	(866,700)	(642,712)

Net inventories	$6,317,036	$6,440,304

F. Contingencies

From time to time, the Company is subject to legal actions and claims for personal injuries or property damage related to patients who use its products. The Company has obtained a liability insurance policy providing coverage for product liability and other claims. Management does not believe that the resolution of any current proceedings will have a material financial impact on the Company or the consolidated financial statements.

G. Stock Compensation

The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, Accounting for Stock-Based Compensation, requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

In calculating pro forma information regarding net income (loss) and net income (loss) per share, as required by Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation, the fair value was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the options on the Company’s common stock for the three and nine months ended September 30, 2003 and 2002, respectively: risk free interest rates of 3% and 4% in 2003 and 2002, respectively; dividend yields of 0% for all periods; volatility of the expected market prices of the Company’s common stock of .324 for all periods; and expected life of the options of 5.5 years for all periods.

MEDSTONE INTERNATIONAL, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options’ vesting period. Had the Company’s stock option and stock purchase plan been accounted for under SFAS No. 123, net income and earnings per share would have been reduced to the following pro forma amounts (in thousands, except per share data):

	Three Months Ended		Nine Months Ended
	Sept. 30, 2003	Sept. 30, 2002	Sept. 30, 2003	Sept. 30, 2002
Net income (loss):
As reported	$(106)	$227	$(290)	$476
Compensation expense, net of tax	32	52	107	162

Pro forma	$(138)	$175	$(397)	$314

Earnings per share:
Basic	$(.03)	$06	$(.08)	$12
Diluted	N/A	$06	N/A	$12
Pro forma basic	$(.04)	$05	$(.11)	$08
Pro forma diluted	N/A	$05	N/A	$08

H. Subsequent Event

On November 11, 2003, the Company, Prime Medical Services, Inc., a Delaware corporation (“Prime”), and a wholly-owned subsidiary of Prime entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, the subsidiary will be merged into Medstone and, as the surviving corporation, Medstone will become a wholly-owned subsidiary of Prime (the “Merger”). As a result of the Merger, Medstone stockholders will receive $5.00 of Prime common stock for each share of Medstone common stock they hold, subject to cash payments for fractional shares. The number of Prime shares to be issued to Medstone stockholders will be calculated based on the average closing price of Prime common stock for the 30 trading days immediately preceding the third trading day before the closing of the transaction. The completion of the Merger is subject to approval by the stockholders of Medstone and of Prime and other conditions set forth in the Merger Agreement. The Merger is intended to be a tax-free reorganization under Section 368(a) of the Internal Revenue Code, as amended. The details of this transaction are disclosed in the Merger Agreement in the Company’s Form 8-K filed with the Securities and Exchange Commission on November 12, 2003.

ANNEX A

AGREEMENT AND PLAN OF MERGER

By and Among

PRIME MEDICAL SERVICES, INC.,

ABC MERGER, INC.

and

MEDSTONE INTERNATIONAL, INC.

Dated as of November 11, 2003

ARTICLE I THE MERGER		1
1.1	The Merger	1
1.2	Effective Time of the Merger	1
1.3	Tax Treatment	1

ARTICLE II THE SURVIVING CORPORATION		1
2.1	Certificate of Incorporation	1
2.2	Bylaws	2
2.3	Directors and Officers	2

ARTICLE III CONVERSION OF SHARES		2
3.1	Conversion of Capital Stock	2
3.2	Surrender and Payment	3
3.3	Stock Plans; Convertible Securities	4
3.4	No Fractional Shares	4
3.5	Dissenter’s Rights	4
3.6	Closing	5

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF TARGET		5
4.1	Organization and Qualification	5
4.2	Capitalization	6
4.3	Authority	6
4.4	Consents and Approvals; No Violation	7
4.5	Target SEC Reports	8
4.6	Financial Statements	8
4.7	Absence of Undisclosed Liabilities	8
4.8	Absence of Certain Changes	8
4.9	Taxes	9
4.10	Litigation	10
4.11	Employee Benefit Plans; ERISA	10
4.12	Environmental Liability	12
4.13	Compliance with Applicable Laws	13
4.14	Insurance	13
4.15	Labor Matters; Employees	13
4.16	Permits	14
4.17	Material Contracts	14
4.18	Required Stockholder Vote or Consent	14
4.19	Proxy/Prospectus; Registration Statement	15
4.20	Intellectual Property	15
4.21	Hedging	15
4.22	Brokers	15
4.23	Tax-Free Reorganization	15
4.24	Fairness Opinion	16
4.25	Takeover Laws	16
4.26	Fairness Opinion	16

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		17
5.1	Organization and Qualification	17
5.2	Capitalization	18
5.3	Authority	18
5.4	Material Contracts; Consents and Approvals; No Violation	19
5.5	Parent SEC Reports	20
5.6	Parent Financial Statements	20
5.7	Absence of Undisclosed Liabilities	20

5.8	Absence of Certain Changes	20
5.9	Taxes	21
5.10	Litigation	21
5.11	Environmental Liability	22
5.12	Compliance with Applicable Laws	22
5.13	Labor Matters	22
5.14	Required Stockholder Vote or Consent	23
5.15	Proxy/Prospectus; Registration Statement	23
5.16	Brokers	23
5.17	Healthcare Laws	23

ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER		24
6.1	Conduct of Business by Target Pending the Merger	24
6.2	Conduct of Business by Parent Pending the Merger	26

ARTICLE VII ADDITIONAL AGREEMENTS		27
7.1	Access and Information	27
7.2	Acquisition Proposals	27
7.3	Directors’ and Officers’ Indemnification and Insurance	28
7.4	Further Assurances	28
7.5	Expenses	29
7.6	Cooperation	29
7.7	Publicity	29
7.8	Additional Actions	29
7.9	Filings	29
7.10	Consents	29
7.11	Stockholders’ Meetings	29
7.12	Preparation of the Proxy/Prospectus and Registration Statement	30
7.13	Stock Exchange Listing	31
7.14	Notice of Certain Events	31
7.15	Affiliate Agreements; Tax Treatment	31
7.16	Stockholder Litigation	31
7.17	Employment Agreements and Severance Agreements, Non-Competition Agreement	31
7.18	Tax Structure Not Confidential	32
7.19	Qualify Subsidiary to Do Business	32

ARTICLE VIII CONDITIONS TO CONSUMMATION OF THE MERGER		32
8.1	Conditions to the Obligation of Each Party	32
8.2	Conditions to the Obligations of Parent	32
8.3	Conditions to the Obligations of Target	33

ARTICLE IX SURVIVAL		33
9.1	Survival of Representations and Warranties	33
9.2	Survival of Covenants and Agreements	33

ARTICLE X TERMINATION, AMENDMENT AND WAIVER		34
10.1	Termination	34
10.2	Effect of Termination	35

ARTICLE XI MISCELLANEOUS		36
11.1	Notices	36
11.2	Entire Agreement	37
11.3	Assignment; Binding Effect; Third Party Beneficiaries	37
11.4	Severability	37
11.5	Interpretation	37
11.6	Counterparts; Effectiveness	37
11.7	Governing Law	37

11.8	Attorneys’ Fees	37
11.9	Disclosure Schedules	37
11.10	Amendments and Supplements	38
11.11	Construction.	38
11.12	Extensions, Waivers, Etc.	38
11.13	Enforcement.	38

INDEX OF DEFINED TERMS

Term	Section
Agreement	Preamble
Ancillary Agreements	4.3
Audit	4.9(h)
Closing	3.6
Closing Date	3.6
Code	Preamble
Confidentiality Agreement	7.1
Contract Employees	4.11(h)
Customary Post-Closing Consents	4.4(b)
D&O Insurance	7.3(c)
DGCL	1.1
de minimis Shares	3.1(b)
Dissenting Shares	3.5
Dissenting Stockholder	3.5
Effective Time	1.2
Enforceability Exception	4.3
Environmental Laws	4.12(a)
ERISA	4.11(a)
Exchange Act	4.4(b)
Exchange Agent	3.2(a)
Exchange Fund	3.2(a)
Exchange Instructions	3.2(b)
Exchange Ratio	3.1(b)
GAAP	4.6
Governmental Authority	3.2(c)
Hazardous Substances	4.12(b)
Healthcare Law	4.26(a)
HIPAA	4.26(f)
Indemnified Liabilities	7.3(a)
Indemnified Party	7.3(a)
Intellectual Property	4.20
Legacy Employee	4.11(a)
Liens	4.2(b)
Market Price	3.1(b)
Merger	Preamble
Merger Consideration	3.1(b)
Merger Sub	Preamble
Parent	Preamble
Parent Breach	10.1(c)
Parent Common Shares	3.1(a)
Parent Disclosure Schedule	5.1
Parent Material Adverse Effect	5.1(c)
Parent Parties	Preamble
Parent SEC Reports	5.5
Parent Special Meeting	7.10(b)
Parent Stockholders’ Approval	5.14
PBGC	4.11(b)
PCBs	4.12(e)
Permits	4.16

Term	Section
Person	3.2(c)
proceeding	7.3(a)
Proxy/Prospectus	4.19
Registration Statement	4.19
Retention Bonuses	6.1(g)
Securities Act	4.4(b)
SEC	4.5
Severance Package Table	4.11(h)
SSA	4.26(a)
Stock Certificate	3.1(b)
Stock Consideration	3.1(b)
Subsidiary	4.1(c)
Surviving Corporation	1.1
Target	Preamble
Target Acquisition Proposal	7.2(a)
Target Benefit Plans	4.11(a)
Target Breach	10.1(d)
Target Shares	3.1(a)
Target Disclosure Schedule	4.1(a)
Target Employee Agreement	4.11(a)
Target Employee	4.11(a)
Target ERISA Affiliate	4.11(a)
Target Material Adverse Effect	4.1(c)
Target Material Contracts	4.17(a)
Target Restricted Stock	3.3(b)
Target Shares	3.1(a)
Target SEC Reports	4.5
Target Special Meeting	7.11(a)
Target Stock Options	3.3(a)
Target Stock Plans	3.3(a)
Target Stockholders’ Approval	4.18
Tax Structure	7.18
Tax Treatment	7.18
Target Superior Proposal	10.1(h)
Target’s Employee Communication	6.1(m)
Tax Authority	4.9(h)
Tax Returns	4.9(h)
Taxes	4.9(h)
Termination Date	10.1(b)
Termination Fee	10.2(b)
Transactions	3.6
Voting Agreement	Preamble
WARN Act	4.15(c)

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) dated as of November 11, 2003, by and between Prime Medical Services, Inc., a Delaware corporation (“Parent”), ABC Merger, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub,” and, together with Parent, the “Parent Parties”) and Medstone International, Inc., a Delaware corporation (“Target”).

WHEREAS, the respective Boards of Directors of the Parent Parties and Target deem it advisable and in the best interests of their respective corporations and stockholders that Merger Sub merge with and into Target (the “Merger”) upon the terms and subject to the conditions set forth herein, and such Boards of Directors have approved the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, with the approval of Target’s Board of Directors, Parent has entered into a voting agreement with David V. Radlinski under which he has among other things agreed to support the Merger upon the terms and conditions set forth therein (collectively, the “Voting Agreement”); and

WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time Merger Sub shall merge with and into Target and the separate corporate existence of Merger Sub shall thereupon cease and Target shall be the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”) as a wholly-owned subsidiary of Parent. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law (the “DGCL”), including the Surviving Corporation’s succession to and assumption of all rights and obligations of Merger Sub and Target.

1.2 Effective Time of the Merger. The Merger shall become effective (the “Effective Time”) upon the later of (i) the date of filing of a properly executed Certificate of Merger relating to the Merger with the Secretary of State of Delaware in accordance with the DGCL, and (ii) at such later time as the parties shall agree and set forth in such Certificate of Merger. The filing of the Certificate of Merger referred to above shall be made as soon as practicable on the Closing Date set forth in Section 3.6.

1.3 Tax Treatment. It is intended that the Merger shall constitute a reorganization under Section 368(a) of the Code.

ARTICLE II

THE SURVIVING CORPORATION

2.1 Certificate of Incorporation. The Certificate of Incorporation of Target in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with the terms thereof and the DGCL.

2.2 Bylaws. The bylaws of Target as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation at and after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Certificate of Incorporation and bylaws of the Surviving Corporation and the DGCL.

2.3 Directors and Officers. At and after the Effective Time, the directors and officers of the Surviving Corporation shall be as designated by Parent at the time of Closing, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and bylaws and the DGCL.

ARTICLE III

CONVERSION OF SHARES

3.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock described below:

(a) All shares of Common Stock of Target, par value $.004 per share (“Target Shares”), that are held in Target’s treasury shall be canceled and cease to exist and no cash, shares of Parent’s common stock, par value $.01 per share (the “Parent Common Shares”), or other consideration shall be delivered in exchange therefor.

(b) Subject to Sections 3.4 and 3.5, each issued and outstanding Target Share (other than Target Shares treated in accordance with Section 3.1(a) or Target Shares held by a Dissenting Stockholder) shall be converted into a fraction of one Parent Common Share equal to the Exchange Ratio (the “Stock Consideration”). The “Exchange Ratio” is a fraction, the numerator of which is $5.00 and the denominator of which is the Market Price. “Market Price” means the average of closing prices of a Parent Common Share on the NASDAQ National Market, as reported in The Wall Street Journal, for the 30 consecutive trading days immediately preceding the third trading day before the Closing. All such Target Shares, when so converted, shall no longer be outstanding and shall automatically be retired and shall cease to be outstanding, and the holder of a certificate (“Stock Certificate”) that, immediately prior to the Effective Time, represented Target Shares shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Stock Certificate in accordance with Section 3.2: (i) the applicable Stock Consideration, (ii) certain dividends and other distributions under Section 3.1(e), and (iii) cash in lieu of fractional Parent Common Shares under Section 3.4 (the “de minimis Shares”), in each case without interest (collectively, the “Merger Consideration”). Notwithstanding the foregoing, if between the date hereof and the Effective Time the Parent Common Shares or Target Shares shall have been changed into a different number of shares or a different class, because of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

(c) As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Target Shares or any shares of capital stock of Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one fully paid and nonassessable share of common stock of the Surviving Corporation, and such converted shares, collectively, will represent all of the issued and outstanding capital stock of the Surviving Corporation.

(d) The Merger shall not affect any Parent Common Share issued and outstanding immediately prior to the Effective Time.

(e) No dividends or other distributions declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any un-surrendered Stock Certificate with respect to the applicable Merger Consideration represented thereby until the holder of record of such Stock Certificate has surrendered such Stock Certificate in accordance with Section 3.2. Subject to the effect of applicable laws (including escheat and abandoned property laws), following surrender of any such Stock Certificate, the record holder of the certificate or certificates representing the Merger Consideration issued in exchange therefor shall be paid without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to Merger Consideration, and (ii) if the payment date for any dividend or distribution payable with respect to Merger Consideration has not occurred prior to the surrender of such Stock Certificate, at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender of such Stock Certificate and a payment date subsequent to the surrender of such Stock Certificate.

(f) All Merger Consideration issued upon the surrender of Stock Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Stock Certificates and the Target Shares, and from and after the Effective Time there shall be no further registration of transfers effected on the stock transfer books of the Surviving Corporation of Target Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE III.

3.2 Surrender and Payment

(a) Parent shall authorize one or more transfer agent(s) reasonably acceptable to Target to act as Exchange Agent hereunder (the “Exchange Agent”) with respect to the Merger. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent for the benefit of the holders of Target Shares, for exchange in accordance with this Section 3.2 through the Exchange Agent, the aggregate amount of Merger Consideration payable in connection with the Merger (collectively, the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the applicable Merger Consideration in exchange for surrendered Stock Certificates pursuant to Sections 3.1 out of the Exchange Fund. Except as contemplated by Section 3.2(d), the Exchange Fund shall not be used for any other purpose.

(b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to send to each holder of record of Stock Certificates a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title with respect to the Stock Certificates shall pass, only upon proper delivery of the Stock Certificates to the Exchange Agent), and instructions for use in effecting the surrender of Stock Certificates for payment therefor in accordance herewith (together, the “Exchange Instructions”).

(c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Target Shares represented by the Stock Certificate(s) surrendered in exchange therefor, no such issuance or payment shall be made unless (i) the Stock Certificate(s) so surrendered have been properly endorsed or otherwise be in proper form for transfer and (ii) the Person requesting such issuance has paid to the Exchange Agent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder or establish to the Exchange Agent’s satisfaction that such tax has been paid or is not applicable. For this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any governmental or regulatory authority or agency (a “Governmental Authority”).

(d) Any portion of the Exchange Fund that remains unclaimed by the holders of Target Shares one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such holder’s Stock Certificates in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent, as a general creditor thereof, to exchange such Stock Certificates or to pay amounts to which such holder is entitled pursuant to Section 3.1. If outstanding Stock Certificates are not surrendered prior to six years after the Effective Time (or, in any particular case, prior to such earlier date on which any Merger Consideration issuable or payable upon the surrender of such Stock Certificates would otherwise escheat to or become the property of any governmental unit or agency), the Merger Consideration issuable or payable upon the surrender of such Stock Certificates shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Target or the Surviving Corporation shall be liable to any holder of Stock Certificates for any amount paid, or Merger Consideration delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

(e) If any Stock Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate is lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Stock Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Stock Certificate the Merger Consideration in respect thereof pursuant to this Agreement.

3.3 Stock Plans; Convertible Securities.

(a) At or prior to the Closing, and conditioned upon the occurrence of the Closing, all outstanding employee or director stock options of Target (the “Target Stock Options”) granted under the stock option plans of Target listed on Section 3.3 of the Target Disclosure Schedule (collectively, the “Target Stock Plans”) shall have been cancelled, exercised or terminated. In the case of Target Stock Options for which the per share consideration payable upon exercise thereof is less than $5, Target shall exercise diligent efforts to secure an agreement to cancel (rather than exercise) such Target Stock Options from each such option holder in return for a cash payment from Target as consideration for such cancellation, which payment shall equal the difference between (i) $5 multiplied by the aggregate number of shares covered by such Target Stock Option, and (ii) the aggregate exercise price for the Target Stock Option. All cash payments made hereunder shall not exceed $260,000 in the aggregate. To the extent required by the terms of any option, plan or agreement, Target shall obtain the consent of each affected option holder to the cancellation of his or her option(s). Target shall deliver written notice, not less than 15 days prior to the Closing, to all holders of Target Stock Options (with copies to Parent) notifying such holders that (i) all vesting and other conditions to exercise of such Target Stock Options are accelerated, (ii) if unexercised prior to the Closing, such Target Stock Options will automatically terminate in accordance with Section 15(b) of Target’s 1997 Stock Incentive Plan, provided that such acceleration and exercise may be conditioned upon the occurrence of the Closing, and (iii) their Target Stock Options will be treated as set forth in this Section 3.3(a).

(b) At the Effective Time, all remaining restrictions with respect to the Target Restricted Stock shall expire and the Target Restricted Stock shall be treated in accordance with Section 3.1(b). “Target Restricted Stock” means the shares of Target restricted stock issued pursuant to Target Benefit Plans.

3.4 No Fractional Shares. No de minimis Shares shall be issued in the Merger and fractional share interests (which remain held by any owner after applying Section 3.1(b) to all of such owner’s Target Shares) shall not with respect to such fractional shares entitle the owner thereof to vote or to any rights of a stockholder of Parent. All holders of de minimis Shares shall be entitled to receive, in lieu thereof, an amount in cash equal to such fraction times the closing price of Parent Common Shares at the Effective Time.

3.5 Dissenter’s Rights. Notwithstanding anything in this agreement to the contrary, Target Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has delivered a written demand for appraisal for such shares in accordance with Section 262 the DGCL (a “Dissenting Stockholder”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.1, unless and until such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal under the DGCL. A Dissenting Stockholder may receive payment of the fair value of the Target Shares issued and outstanding immediately prior to the Effective Time and held by such Dissenting Stockholder (“Dissenting Shares”) in accordance with the provisions of the DGCL, provided that such Dissenting Stockholder complies with Section 262 of the DGCL. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist and shall represent only the right to receive the fair value thereof in accordance with the DGCL. If, after the Effective Time, any Dissenting Stockholder fails to perfect or effectively withdraws or otherwise loses such Dissenting Stockholder’s right to appraisal, such Dissenting Stockholder’s Dissenting Shares shall thereupon be treated as if they had been converted, as of the Effective Time, into the right to receive the applicable Merger Consideration, without interest thereon. Target shall give Parent (a) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served under the DGCL, and (b) the opportunity to participate in and direct all negotiations, proceedings or settlements with respect to demands for appraisal under the DGCL. Target shall not voluntarily make any payment with respect to any appraisal demands for appraisal and shall not, except with Parent’s prior written consent, settle or offer to settle any such demands.

3.6 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall take place at 10:00 a.m., local time, on the business day (the “Closing Date”) on which all of the conditions set forth in ARTICLE VIII are satisfied or waived, at the offices of Akin Gump Strauss Hauer & Feld LLP, 300 West Sixth Street, Austin, Texas 78701, or at such other date and time as Parent and Target shall agree.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TARGET

Target represents and warrants to the Parent Parties as follows:

4.1 Organization and Qualification.

(a) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 4.1(a) of the disclosure letter delivered by Target to Parent contemporaneously with the execution hereof (the “Target Disclosure Schedule”), which include each jurisdiction in which the character of Target’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Target Material Adverse Effect (as defined below). Target has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Target has made available to Parent a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date, and Target’s certificate of incorporation and bylaws as so delivered are in full force and effect. Target is not in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws.

(b) Section 4.1(b) of the Target Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of Target and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of Target’s Subsidiaries is an entity duly created, formed or organized, validly existing and in good standing under the laws of the jurisdiction of its creation, formation or organization. Each of Target’s Subsidiaries is authorized to conduct its business and is in good standing under the laws of each jurisdiction listed for such Subsidiary in Section 4.1(b) of the Target Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Target Material Adverse Effect (as defined in subsection (c) below). Each of Target’s Subsidiaries has the requisite power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Except as provided in Section 4.1(b) of the Target Disclosure Schedule, Target has made available to Parent a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of Target’s Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar organizational documents) as so delivered are in full force and effect. No Subsidiary of Target is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents). Other than Target’s Subsidiaries, Target does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

(c) For this Agreement, (i) a “Target Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, prospects or results of operations of Target and its Subsidiaries taken as a whole; provided that such term shall not include effects that are not applicable primarily to Target or result from conditions affecting the economy generally; and (ii) “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of the entities so owned or controlled by such party, or by such party and one or more of its owned or controlled entities, or (y) such party or any entity directly or indirectly beneficially owned or controlled by such party is a general partner of a partnership or a manager of a limited liability company.

4.2 Capitalization.

(a) The authorized capital stock of Target consists of 20,000,000 Target Shares, par value $.004 per share. As of the date hereof, (i) 3,758,220 of Target Shares were issued and outstanding (which figure excludes treasury shares), and (ii) stock options to acquire 802,500 Target Shares were outstanding under all stock option plans and agreements of Target and its Subsidiaries. All of the outstanding Target Shares are validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above or in Section 4.2(a) of the Target Disclosure Schedule, and other than pursuant to this Agreement, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments (including “rights plans” or “poison pills”) obligating Target to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class. Except as contemplated by the Voting Agreement, there are no agreements, arrangements or other understandings with respect to the right to vote any shares of capital stock of Target.

(b) Except as set forth in Section 4.2(b) of the Target Disclosure Schedule, Target is, directly or indirectly, the record and beneficial owner of all of the outstanding equity securities of each Target Subsidiary, there are no irrevocable proxies with respect to any such securities, and no equity securities of any Target Subsidiary are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, equity securities of any Target Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Target or any Target Subsidiary is or may be bound to issue additional equity securities of any Target Subsidiary or securities convertible into or exchangeable or exercisable for any such equity securities. Except as set forth on Section 4.2(b) of the Target Disclosure Schedule, all of such equity securities Target owns are validly issued, fully paid and nonassessable and are owned by it free and clear of all liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind (collectively, “Liens”).

4.3 Authority. Target has full corporate power and authority to execute and deliver this Agreement and any ancillary agreements to which Target is or will be a party (the “Ancillary Agreements”) and, subject to obtaining the Target Stockholders’ Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Target is or will be a party and the consummation of the

Transactions have been duly and validly authorized by Target’s Board of Directors, and no other corporate proceedings on the part of Target are necessary to authorize this Agreement and the Ancillary Agreements to which Target is or will be a party or to consummate the Transactions, other than the Target Stockholders’ Approval. This Agreement has been, and the Ancillary Agreements to which Target is or will be a party are, or upon execution will be, duly and validly executed and delivered by Target and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or upon execution and delivery by all parties will constitute, valid and binding obligations of Target enforceable against Target in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity (the “Enforceability Exception”).

4.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the Transactions and the performance by Target of its obligations hereunder will not:

(a) subject to receipt of the Target Stockholders’ Approval, conflict with any provision of Target’s certificate of incorporation or bylaws or the certificate of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries, in each case as amended;

(b) subject to obtaining the Target Stockholders’ Approval and filing of the Certificate of Merger with the Secretary of State of Delaware, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), state laws relating to takeovers, if applicable, state securities or blue sky laws, except as set forth in Section 4.4(b) of the Target Disclosure Schedule and except for approvals that are ministerial in nature and are customarily obtained from Governmental Authorities after the Effective Time in connection with transactions of the same nature as are contemplated hereby (“Customary Post-Closing Consents”) or (ii) except as set forth in Section 4.4(b) of the Target Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (i) result in a Target Material Adverse Effect, (ii) materially impair the ability of Target or any of its Subsidiaries, as the case may be, to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the Transactions;

(c) except as set forth in Section 4.4(c) of the Target Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Target or any of its Subsidiaries is a party or by which Target or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Target Material Adverse Effect, (ii) materially impair the ability of Target or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the Transactions;

(d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Target or any Subsidiary of Target;

(e) result in the creation of any Lien upon any shares of capital stock or material properties or assets of Target or any of its Subsidiaries under any agreement or instrument to which Target or any of its Subsidiaries is a party or by which Target or any of its Subsidiaries or any of their properties or assets is bound; or

(f) except as set forth in Section 3.5, result in any holder of any securities of Target being entitled to appraisal, dissenters’ or similar rights.

4.5 Target SEC Reports. Target has filed with the Securities and Exchange Commission (the “SEC”), and has heretofore made available to Parent true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including its Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed by it or its predecessors with the SEC since January 1, 2000 under the Securities Act or the Exchange Act (collectively, the “Target SEC Reports”). As of the respective dates the Target SEC Reports were filed or, if any Target SEC Reports were amended, as of the date such amendment was filed, each Target SEC Reports, including any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No event since the date of the last Target SEC Report has occurred that would require Target to file a Current Report on Form 8-K other than the execution of this Agreement. All documents required to be filed with the SEC have been filed with the SEC. The Chief Executive Officer and Chief Financial Officer of Target have each provided all certifications in the manner and at the time required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, and Target has not become aware of any information or circumstances that could reasonably have caused the statements in those certifications to have been inaccurate or misleading in any respect at the time made.

4.6 Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Target (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 2000, 2001 and 2002 and its Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31 and June 30 have been prepared from, and are in accordance with, the books and records of Target and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Target and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Target and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

4.7 Absence of Undisclosed Liabilities. Except (a) as specifically disclosed in the Target SEC Reports filed and publicly available prior to the date hereof and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 2002, neither Target nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would have a Target Material Adverse Effect or would be required by GAAP to be reflected on a consolidated balance sheet of Target and its Subsidiaries or the notes thereto which are not so reflected.

4.8 Absence of Certain Changes. Except as disclosed in the Target SEC Reports filed and publicly available prior to the date hereof, as set forth in Section 4.8 of the Target Disclosure Schedule or as contemplated by this Agreement, since December 31, 2002 (a) Target and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Target Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Target, or any repurchase, redemption or other acquisition by Target or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Target or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Target or any of its Subsidiaries, (e) there has not been any change in any method of accounting or accounting practice by Target or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP and (f) Target has not changed the independent accounting firm that conducts it audits.

4.9 Taxes. Except as otherwise disclosed in Section 4.9 of the Target Disclosure Schedule and for matters that would have no adverse effect on Target:

(a) Target and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns (as defined below) required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects. All such Tax Returns accurately reflect the facts, income, assets, and operations or other matters or information shown thereon of Target and each of its Subsidiaries. An extension of time within which to file a Tax Return that has not been filed has not been requested or granted. Target and each of its Subsidiaries have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local or foreign law) and has, within the time and manner prescribed by law, withheld and paid over to the proper taxing authorities all amounts required to be withheld and paid over under applicable laws.

(b) Target and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes (as defined below) due with respect to any period ending prior to or as of the Closing Date.

(c) No Audit (as defined below) by a Tax Authority (as defined below) is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, Target or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of Target or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against Target or any of its Subsidiaries. There are no liens for Taxes upon the assets of Target or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

(d) Neither Target nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date. Neither Target nor any of its Subsidiaries has requested or received a ruling (adverse or otherwise) from any Tax Authority or signed a closing or other agreement with any Tax Authority.

(e) Neither Target nor any of its Subsidiaries are required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of any voluntary or involuntary change in accounting method (nor has any Taxing Authority proposed any such adjustment or change in accounting method).

(f) Neither Target nor any of its Subsidiaries has received any notice of any claim made by a Taxing Authority in a jurisdiction, where the Target or Subsidiary does not file a Tax Return, that the Target is or may be subject to taxation in such jurisdiction.

(g) Prior to the date hereof, Target and its Subsidiaries have disclosed, and provided or made available true and complete copies to Parent of, all material Tax sharing, Tax indemnity, or similar agreements to which Target or any of its Subsidiaries are a party to, is bound by, or has any obligation or liability for Taxes.

(h) In this Agreement, (i) “Audit” means any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes; (ii) “Taxes” means all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto; (iii) “Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes; and (iv) “Tax Returns” means all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

(i) Except for the group of which Target is currently the parent, Target has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code or similar state or local filing group for tax purposes.

4.10 Litigation. Except as disclosed in the Target SEC Reports filed and publicly available prior to the date hereof or Section 4.10 of the Target Disclosure Schedule and for matters that would not have a Target Material Adverse Effect, there is no suit, claim, action, proceeding or investigation pending or, to Target’s knowledge, threatened against or directly affecting Target, any Subsidiaries of Target or any of the directors or officers of Target or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have a Target Material Adverse Effect, if adversely determined. Neither Target nor any of its Subsidiaries, nor any officer, director or employee of Target or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Target or such Subsidiary nor, to the knowledge of Target, is Target, any Subsidiary or any officer, director or employee of Target or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Target SEC Reports filed and publicly available prior to the date hereof or Section 4.10 of the Target Disclosure Schedule, there is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Target or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 4.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12.

4.11 Employee Benefit Plans; ERISA.

(a) Section 4.11(a)(1) of the Target Disclosure Schedule contains a true and complete list of each individual or group employee benefit plan or arrangement of any type (including plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), sponsored, maintained or contributed to by Target or any trade or business, whether or not incorporated, which together with Target would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (a “Target ERISA Affiliate”) within six years prior to the Effective Time, including each bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, performance awards, retirement, vacation, severance, salary continuation, disability, death benefit, cafeteria/flexible benefits, hospitalization, medical, dependent care assistance, tuition reimbursement or scholarship program, fringe benefits or other plan, arrangement or understanding (whether or not legally binding, formal or informal, funded or unfunded, written or oral) providing benefits to any former or retired employee, officer consultant, independent contractor, agent or director of the Target or its Subsidiaries (hereinafter collectively referred to as a “Legacy Employee”) or any current employee, officer, consultant, independent contractor, agent or director of the Target or its Subsidiaries (referred to as “Target Employee”) together with any indication of the funding status of each (e.g., trust, insured or general company assets) and any employment, consulting, severance termination, change in control or indemnification agreement, arrangement or understanding covering any Target Employee or Legacy Employee or between the Target, its Subsidiaries and any Target Employee or Legacy Employee, without regard to whether the same constitutes an employee benefit plan under ERISA or the number of employees (“Target Benefit Plans”), and Section 4.11(a)(2) of the Target Disclosure Schedule lists each individual employment, severance or similar agreement with respect to which Target or any Target ERISA Affiliate has any current or future obligation or liability (“Target Employee Agreement”).

(b) With respect to each Target Benefit Plan: (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of Target, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law, except for any noncompliance with respect to any such plan that could not reasonably be expected to result in a Target

Material Adverse Effect; (iii) neither Target nor any Target ERISA Affiliate has engaged in, and Target and each Target ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Target or any Target ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a Target Material Adverse Effect; (iv) no disputes are pending or, to the knowledge of Target or any Target ERISA Affiliate, threatened; (v) neither Target nor any Target ERISA Affiliate has engaged in, and Target and each Target ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code that could reasonably be expected to result in a Target Material Adverse Effect; (vi) there have been no “reportable events” within the meaning of Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the Pension Benefit Guaranty Corporation (the “PBGC”); (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under Section 302 of ERISA or Code Section 412); (viii) no notice of intent to terminate such plan has been given under Section 4041 of ERISA and no proceeding has been instituted under Section 4042 of ERISA to terminate such plan; and (ix) except for defined benefit plans (if applicable), such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any Target Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Target or a Target ERISA Affiliate.

(c) Target has delivered to the Parent true, complete and correct copies of the following, if applicable to such Target Benefit Plan, (1) each Target Benefit Plan (or, in the case of any unwritten Target Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Target Benefit Plan (if any such report was required), (3) the most recent summary plan description for each Target Benefit Plan for which such summary plan description is required, (4) each trust agreement and group contract relating to any Target Benefit Plan, and (5) copies of all determination letters and other governmental agency rulings and open requests for rulings or letters with respect to each Target Benefit Plan.

(d) Target, and all Target ERISA Affiliates, have substantially complied with the health care continuation coverage provisions of ERISA Sections 601-608 and Code Section 4980B with respect to all group health plans, as such term is defined in Code Section 5000(b)(1), of the Target and the Target ERISA Affiliates, and there are no past or current violations of the continuation coverage provisions by the Target and the Target ERISA Affiliates that could give rise to any Target Material Adverse Effect.

(e) No Target Benefit Plan is nor has the Target or any Target ERISA Affiliate maintained or been required to contribute to (1) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA and ERISA Section 3(37)) or a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (2) a defined benefit plan subject to Title IV of ERISA or the minimum funding standards of ERISA Section 302 or Code Section 402. No event has occurred with respect to Target or a Target ERISA Affiliate in connection with which Target could be subject to any liability, lien or encumbrance with respect to any Target Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by a Target ERISA Affiliate under ERISA or the Code.

(f) Except as set forth in Section 4.11(f) of the Target Disclosure Schedule, no Target Employee or Legacy Employees are covered by any Target Benefit Plans or Target Employee Agreements that provide or will provide severance pay, including accrued unused vacation pay, post-termination health or life insurance benefits (except as required pursuant to Section 4980(B) of the Code or applicable state law) or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, increase the amount payable or trigger any other material obligation pursuant to any Target Benefit Plans or result in any breach or violation of, or default under any Target Benefit Plan or any similar benefits, and the consummation of the Transactions shall not cause any payments or benefits to any employee to be either subject to an excise tax or non-deductible to Target under Sections 4999 and 280G of the Code, respectively.

(g) Target and its Subsidiaries have (A) correctly categorized all Target Employees as either employees or independent contractors for federal tax purposes, and are in compliance with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting their employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to Target Employees; (B) have withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Target Employees; (C) are not liable for or in arrears for the payment of wage or any taxes or any penalty for failure to comply with any of the foregoing; (D) are not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Target Employees, and (E) have provided Target Employees with the benefits to which they are entitled to pursuant to the terms of all Target Benefit Plans.

(h) Attached as Section 4.11(h) of the Target Disclosure Schedule is a current list of Target Employees and a severance package table (the “Severance Package Table”) which lists the maximum amount of all severance pay that may be paid to Target Employees, and a list of Target Employees with written employment agreements, written letter agreements, agreements covered by resolution of the Target Board of Directors addressing specific employees, or other agreements set forth in Section 4.11(a)(2) of the Target Disclosure Schedule (“Contract Employees”).

4.12 Environmental Liability. Except as set forth in Section 4.12 of the Target Disclosure Schedule or as could not reasonably be expected to result in liabilities that have a Target Material Adverse Effect:

(a) The businesses of Target and its Subsidiaries have been and are operated in material compliance with all applicable federal, state and local environmental protection, health and safety or similar laws, statutes, ordinances, restrictions, licenses, rules, orders, regulations, permit conditions, injunctive obligations, standard, and legal requirements, including the common law and the Federal Clean Water Act, Safe Drinking Water Act, Resource Conservation & Recovery Act, Clean Air Act, Outer Continental Shelf Lands Act, Comprehensive Environmental Response, Compensation and Liability Act, and Emergency Planning and Community Right to Know Act, each as amended and currently in effect (together, “Environmental Laws”).

(b) Neither Target nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum products or any substance regulated under any Environmental Law (together, “Hazardous Substances”), except in material compliance with all Environmental Laws, and, to Target’s knowledge, no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Target or any of its Subsidiaries except in material compliance with all Environmental Laws.

(c) Neither Target nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Target, any other communication alleging or concerning any material violation by Target or any of its Subsidiaries of, or responsibility or liability of Target or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of Target, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Target or any of its Subsidiaries alleging or concerning any material violation of, or responsibility or liability under, any Environmental Law, nor does Target have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

(d) Target and its Subsidiaries are in possession of and are in compliance with all material approvals, permits, licenses, registrations and similar authorizations from all Governmental Authorities under all Environmental Laws required for the operation of the businesses of Target and its Subsidiaries; there are no pending or, to the knowledge of Target, threatened, actions, proceedings or investigations alleging violations of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and Target does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation regarding the violation of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

(e) Without in any way limiting the generality of the foregoing, (i) to Target’s knowledge, all offsite locations where Target or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are licensed and operating as required by law and (ii) no polychlorinated biphenyls (“PCBs”), PCB-containing items, asbestos-containing materials, or radioactive materials are used or stored at any property owned, leased or operated by Target or any of its Subsidiaries except in material compliance with Environmental Laws.

(f) No claims have been asserted or, to Target’s knowledge, threatened to be asserted against Target or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of alleged exposure or otherwise related to Hazardous Substances used, handled, generated, transported or disposed by Target or its Subsidiaries.

4.13 Compliance with Applicable Laws. Target and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of its respective businesses, as now conducted, and such businesses are not being, and neither Target nor any of its Subsidiaries has received any notice from any Person that any such business has been or is being conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety, except for possible violations which either individually or in the aggregate have not resulted and would not result in a Target Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 4.13 is made with respect to Environmental Laws, which are covered exclusively in Section 4.12.

4.14 Insurance. Section 4.14 of the Target Disclosure Schedule lists each insurance policy relating to Target or its Subsidiaries currently in effect. Target has made available to Parent a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder none of Target, any of its Subsidiaries or any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Target does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Target Material Adverse Effect. Section 4.14 of the Target Disclosure Schedule describes any self-insurance arrangements affecting Target or its Subsidiaries. The insurance policies listed in Section 4.14 of the Target Disclosure Schedule include all policies which are required by applicable laws in connection with the operation of the businesses of Target and its Subsidiaries as currently conducted.

4.15 Labor Matters; Employees.

(a) Target has made available to Parent the following information, complete and accurate in all material respects as of October 24, 2003, for each Target Employee, including each Target Employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Target Benefit Plan.

(b) Except as set forth in Section 4.15 of the Target Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Target, threatened against or affecting Target or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of Target or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Target or any of its Subsidiaries, (iii) none of the employees of Target or any of its Subsidiaries are represented by any labor organization and none of Target or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Target or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) Target and its Subsidiaries have each at all times been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against any of Target or any of its Subsidiaries pending or, to the knowledge of Target, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Target or any of its Subsidiaries, (vii) neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to Target or any of its Subsidiaries, and (viii) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers’ Compensation claims, sexual harassment complaints or demand letters or threatened claims.

(c) Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), none of Target or any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of Target or any of its Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Target or any of its Subsidiaries, nor has Target or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Target Material Adverse Effect.

4.16 Permits. Immediately prior to the Effective Time and except for Customary Post-Closing Consents, Target and its Subsidiaries hold all of the permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of Governmental Authorities (“Permits”) required or necessary to construct, own, operate, use and/or maintain its properties and conduct its operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Target Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this Section 4.16 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively in Section 4.12.

4.17 Material Contracts.

(a) Set forth in Section 4.17(a) of the Target Disclosure Schedule is a list of each contract, lease, indenture, agreement, arrangement or understanding to which Target or any of its Subsidiaries is subject that is currently in effect and is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement were filed by Target (collectively, the “Target Material Contracts”).

(b) Except as set forth in Section 4.17(a) or 4.17(b) of the Target Disclosure Schedule, (A) all Target Material Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms; (B) Target is not in material breach or default with respect to, and to the knowledge of Target, no other party to any Target Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; and (C) no party to any Target Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof.

4.18 Required Stockholder Vote or Consent. The only vote of the holders of any class or series of Target’s capital stock necessary to consummate the Transactions is adoption of this Agreement by the holders of a majority of the outstanding Target Shares (which excludes treasury shares) (the “Target Stockholders’ Approval”).

4.19 Proxy/Prospectus; Registration Statement. None of the information to be supplied by Target for inclusion in (a) the joint proxy statement relating to the Target Special Meeting and the Parent Special Meeting (in each case, as defined below) (also constituting the prospectus in respect of Parent Common Shares into which Target Shares will be converted) (the “Proxy/Prospectus”), to be filed by Target and Parent with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy/Prospectus, at the time the Proxy/Prospectus or any amendment or supplement thereto is first mailed to the Target stockholders, at the time of the Target Special Meeting and the Parent Special Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.20 Intellectual Property. Target or its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs (“Intellectual Property”) currently used in the conduct of the business of Target and its Subsidiaries, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have a Target Material Adverse Effect. No Person has notified either Target or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Target and its Subsidiaries that could have a Target Material Adverse Effect, and, to Target’s knowledge, no Person is infringing on any right of Target or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Target’s knowledge, threatened that Target or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.

4.21 Hedging. Except as set forth in Section 4.21 of the Target Disclosure Schedule, as of the date hereof, neither Target nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities.

4.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s fee or other fee or commission payable by Target or any of its Subsidiaries in connection with the Transactions based upon arrangements made by and on behalf of Target or any of its Subsidiaries.

4.23 Tax-Free Reorganization. Neither Target nor, to the knowledge of Target, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Without limiting the generality of the foregoing:

(a) Prior to and in connection with the Merger, (i) none of the Target Shares will be redeemed, (ii) no extraordinary distribution will be made with respect to Target Shares, and (iii) none of the Target Shares will be acquired by Target or any Person related (as defined in Treas. Reg. § 1.368-1(e)(3) without regard to § 1.368-1(e)(3)(i)(A)) to Target.

(b) No assets of Target have been sold, transferred or otherwise disposed of which would prevent Parent from continuing the historic business of Target or from using a significant portion of Target’s historic business assets in a business following the Merger, and Target intends to continue its historic business or use a significant portion of its historic business assets in a business.

(c) Target and the Target Stockholders will each pay their respective expenses, if any, incurred in connection with the Merger. Expenses of the Target Stockholders shall be limited to those expenses which a Target Stockholder may individually incur or contract for on his own behalf in his capacity as a Target

Stockholder, and shall not apply to any expenses incurred by or contracted for by Target in connection with this Agreement or any of the other actions or documents contemplated by or referred to in this Agreement or in the Exhibits or Schedules thereto.

(d) There is no intercorporate indebtedness existing between Target and Parent that was issued, acquired, or will be settled at a discount.

(e) Target is not an investment company as defined in Section 368(a(2)(F)(iii) and (iv) of the Code.

(f) Target is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(g) The liabilities of Target were incurred by Target in the ordinary course of its business.

4.24 Fairness Opinion. Target’s Board of Directors has received a written opinion from Friend & Company to the effect that, as of the date of such opinions, the Exchange Ratio and the Merger Consideration is fair, from a financial point of view, to the holders of the Target Shares. A true and complete copy of such opinion has been given to Parent.

4.25 Takeover Laws. Target and Target’s Board of Directors have each taken all actions necessary to be taken such that no restrictive provision of any “moratorium,” “control share acquisition,” “fair price,” “interested shareholder,” “affiliate transaction,” “business combination,” or other similar anti-takeover statutes, laws or regulations of any state, including the State of Delaware and Section 203 of the DGCL, or any applicable anti-takeover provision in the certificate of incorporation or bylaws of the Target, is, or at the Effective Time will be, applicable to Target, Parent, Merger Sub, the Target Shares, the Voting Agreement, this Agreement or the Transactions.

4.26 Healthcare Laws.

(a) None of Target, its Subsidiaries, or any of their managers or employees (as defined in 42 C.F.R. Part 420 Subpart C and 42 C.F.R. Section 1001.1001(a)(2)) has been, or is being investigated with respect to, any activity that materially contravenes or could contravene, or constitutes or could constitute, a material violation of any Healthcare Law.

“Healthcare Law” means the following laws or regulations relating to the regulation of the healthcare industry or to payment for services rendered by healthcare providers (as such laws are currently enforced or as interpreted on the Closing Date by existing, publicly available judicial and administrative decisions and regulations): (i) Sections 1877, 1128, 1128A or 1128B of the Social Security Act (the “SSA”); (ii) any prohibition on the making of any false statement or misrepresentation of material facts to any governmental agency that administers a federal or state healthcare program (including, but not limited to, Medicare, Medicaid and the federal Civilian Health and Medical Plan of the Uniformed Services); (iii) the licensure, certification or registration requirements of healthcare facilities, services or equipment; (iv) any state certificate of need or similar law governing the establishment of healthcare facilities or services or the making of healthcare capital expenditures; (v) any state law relating to fee-splitting or the corporate practice of medicine; (vi) any state physician self-referral prohibition or state anti-kickback law; (vii) any criminal offense relating to the delivery of, or claim for payment for, a healthcare item or service under any federal or state healthcare program; (viii) any federal or state law relating to the interference with or obstruction of any investigation into any criminal offense; and (ix) any criminal offense under federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance.

(b) None of Target, any of its Subsidiaries or their managers or employees has engaged in any activity that contravenes or constitutes a violation of any Healthcare Law during their employment or association with Target or its Subsidiaries, except for violations which either individually or in the aggregate have not resulted and would not result in a Target Material Adverse Effect.

(c) Neither Target nor its Subsidiaries has: (i) had a material civil monetary penalty assessed against it under Section 1128A of the SSA or any regulations promulgated thereunder; (ii) been excluded from participation under the Medicare program or a state or federal healthcare program; or (iii) been convicted (as that term is defined in 42 C.F.R. Section 1001.2) of any of the following categories of offenses as described in SSA Section 1128(a) and (b)(1), (2), (3), or any regulations promulgated thereunder: (A) criminal offenses relating to the delivery of an item or service under Medicare or any state or federal healthcare program; (B) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a healthcare item or service; (C) criminal offenses under federal or state law for misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local governmental agency; (D) federal or state laws relating to the interference with or obstruction of any investigation into any criminal offense described above in this clause (c); or (E) criminal offenses under federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance.

(d) to the extent applicable, Target and each of its Subsidiaries has a Medicare provider number and a participating provider agreement in force with a Medicare Part B carrier, and, to Target’s knowledge, materially meets all applicable Medicare conditions of coverage, in each locale, as applicable, in which Target or such Subsidiary bills directly to Medicare for services furnished by Target or such Subsidiary.

(e) to the extent applicable, Target and each of its Subsidiaries has a Medicaid provider number and a participating provider agreement, and materially satisfies all applicable Medicaid conditions of coverage, in each state, as applicable, in which Target or such Subsidiary bills directly to such state’s Medicaid agency for services provided by Target or such Subsidiary.

(f) Target and each of its Subsidiaries is in material compliance with the privacy regulations promulgated pursuant to the Health Insurance Portability and Accountability Act (“HIPAA”) as set forth at 45 C.F.R. Parts 160 and 164, as may be amended from time to time, and Target is in material compliance with all Business Associate Agreements, as that term is contemplated by HIPAA, to which Target is a party.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to Target as follows:

5.1 Organization and Qualification.

(a) Each Parent Party is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 5.1(a) of the disclosure letter delivered by Parent to Target contemporaneously with the execution hereof (the “Parent Disclosure Schedule”), which include each jurisdiction in which the character of its properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Parent Material Adverse Effect (as defined below). Each Parent Party has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Each Parent Party has made available to Target a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date, and each such certificate of incorporation and bylaws as so delivered are in full force and effect. No Parent Party is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws. Merger Sub is a direct, wholly owned subsidiary of Parent formed solely for the purpose of effecting the Merger and has conducted no activity and has incurred no liability or obligation other than as contemplated by this Agreement.

(b) Section 5.1(b) of the Parent Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of Parent (other than Merger Sub) and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of Parent’s Subsidiaries is a corporation duly created, formed or organized, validly existing and in good standing under the laws of the jurisdiction of its creation, formation or organization. Each of Parent’s Subsidiaries is authorized to conduct its business and is in good standing under the laws of each jurisdiction listed in Section 5.1(b) of the Parent Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Parent Material Adverse Effect. Each of Parent’s Subsidiaries has the requisite power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Parent has made available to Target a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of Parent’s Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar organizational documents) as so delivered are in full force and effect. No Subsidiary of Parent is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents). Other than Parent’s Subsidiaries, Parent does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

(c) For this Agreement, a “Parent Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, prospects or results of operations of Parent and its Subsidiaries, taken as a whole; provided, that such term shall not include effects that are not applicable primarily to Parent or result from conditions affecting the economy generally.

5.2 Capitalization.

(a) The authorized capital stock of Parent consists of 40,000,000 Parent Common Shares, and 1,000,000 shares of preferred stock of Parent, par value $.01 per share. As of the date hereof, Parent has (i) 17,081,869 Parent Common Shares issued and outstanding, (ii) 242,716 Parent Common Shares in treasury, (iii) no shares of preferred stock outstanding and (iv) outstanding stock options and warrants to acquire 3,247,028 Parent Common Shares under all stock option plans and agreements of Parent. All such shares have been validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above and in Section 5.2(a) of the Parent Disclosure Schedule, and other than this Agreement, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments (including “rights plans” or “poison pills”) obligating Parent to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class. Except as set forth in Section 5.2(a) of the Parent Disclosure Schedule, there are no agreements, arrangements or other understandings with respect to the right to vote any shares of capital stock of Parent.

(b) Except as set forth in Section 5.2(b) of the Parent Disclosure Schedule, Parent is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Parent Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Parent Subsidiary are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Parent Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Parent or any Parent Subsidiary is or may be bound to issue additional shares of capital stock of any Parent Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. All of such shares so owned by Parent are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens.

5.3 Authority. Each of Parent and, solely with respect to this Agreement, Merger Sub, has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and, subject to receipt of the Parent Stockholders’ Approval and other approvals as expressly contemplated by Section 7.11(b), to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by each Parent Party’s Board of Directors, and no other corporate proceedings on the part of either Parent Party are necessary to authorize this Agreement or the Ancillary Agreements to which any of them are or will be a party or to consummate the Transactions, other than obtaining the Parent Stockholders’ Approval and other approvals as expressly contemplated by Section 7.11(b). This Agreement has been, and the Ancillary Agreements to which Parent or Merger Sub is or will be a party are, or upon execution will be, duly and validly executed and delivered by each Parent Party and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes or upon execution and delivery by all parties will constitute, valid and binding obligations of each Parent Party enforceable against such persons in accordance with their respective terms, except for the Enforceability Exception.

5.4 Material Contracts; Consents and Approvals; No Violation.

(a) Except as set forth in Section 5.4(a) of the Parent Disclosure Schedule, Parent is not in material breach or default with respect to a material contract to which Parent is a party, and to the knowledge of Parent, no other party to any such material contract is in material breach or default with respect to its obligations thereunder, including with respect to payments or otherwise.

(b) The execution and delivery of this Agreement, the consummation of the Transactions and the performance by each Parent Party of its obligations hereunder will not:

(i) subject to receipt of the Parent Stockholders’ Approval and other approvals as expressly contemplated by Section 7.11(b), conflict with any provision of the certificate of incorporation or bylaws, as amended, of Parent or the certificates of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

(ii) subject to obtaining the Parent Stockholders’ Approval, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and other approvals as expressly contemplated by Section 7.11(b), require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (A) any Governmental Authority, except for applicable requirements of the Securities Act, the Exchange Act, state laws relating to takeovers, if applicable, state securities or blue sky laws, and Customary Post-Closing Consents or (B) except as set forth in Section 5.4(b)(ii) of the Parent Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (A) result in a Parent Material Adverse Effect, (B) materially impair the ability of Parent or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (C) prevent the consummation of any of the Transactions;

(iii) except as set forth in Section 5.4(b)(iii) of the Parent Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (A) result in a Parent Material Adverse Effect, (B) materially impair the ability of Parent or any of its Subsidiaries, as the case may be, to perform its obligations under this Agreement or any Ancillary Agreement or (C) prevent the consummation of any of the Transactions;

(iv) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries;

(v) result in the creation of any Lien upon any material properties or assets or on any shares of capital stock of Parent or its Subsidiaries, other than Target and its Subsidiaries after the Effective Time, under any agreement or instrument to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their properties or assets is bound; or

(vi) result in any holder of any securities of Parent being entitled to appraisal, dissenters’ or similar rights.

5.5 Parent SEC Reports. Parent has filed with the SEC, and has heretofore made available to Target true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including its Annual Reports to Stockholders incorporated by reference in certain of such reports, filed with the SEC since January 1, 2000 under the Securities Act or the Exchange Act (collectively, the “Parent SEC Reports”). As of the respective dates such Parent SEC Reports were filed or, if any such Parent SEC Reports were amended, as of the date such amendment was filed, each Parent SEC Report, including any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No event since the date of the last Parent SEC Report has occurred that would require Parent to file a Current Report on Form 8-K other than the execution of this Agreement. All documents required to be filed with the SEC have been filed with the SEC. The Chief Executive Officer and Chief Financial Officer of Parent have each provided all certifications in the manner and at the time required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, and Parent has not become aware of any information or circumstances that could reasonably have caused the statements in those certifications to have been inaccurate or misleading in any respect at the time made.

5.6 Parent Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 2000, 2001 and 2002 and its Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31 and June 30 have been prepared from, and are in accordance with, the books and records of Parent and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Parent and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

5.7 Absence of Undisclosed Liabilities. Except (a) as specifically disclosed in the Parent SEC Reports filed and publicly available prior to the date hereof and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 2002, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would have a Parent Material Adverse Effect or would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries or the notes thereto which are not so reflected.

5.8 Absence of Certain Changes. Except as disclosed in the Parent SEC Reports filed and publicly available prior to the date hereof, as set forth in Section 5.8 of the Parent Disclosure Schedule or as contemplated by this Agreement, since December 31, 2002 (a) Parent and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Parent Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent, or any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Parent or any of its Subsidiaries, (e) there has not been any change in any method of accounting or accounting practice by Parent or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP and (f) Parent has not changed the independent accounting firm that conducts its audits.

5.9 Taxes. Except as otherwise disclosed in Section 5.9 of the Parent Disclosure Schedule and for matters that would have no adverse effect on Parent:

(a) Parent and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects. All such Tax Returns accurately reflect the facts, income, assets, and operations or other matters or information shown thereon of Parent and each of its Subsidiaries. Parent and each of its Subsidiaries have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local or foreign law) and has, within the time and manner prescribed by law, withheld and paid over to the proper taxing authorities all amounts required to be withheld and paid over under applicable laws.

(b) Parent and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes due with respect to any period ending prior to or as of the Closing Date.

(c) No Audit by a Tax Authority is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, Parent or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of Parent or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against Parent or any of its Subsidiaries. There are no liens for Taxes upon the assets of Parent or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

5.10 Litigation. Except as disclosed in the Parent SEC Reports filed and publicly available prior to the date hereof and for matters that would not have a Parent Material Adverse Effect, there is no suit, claim, action, proceeding or investigation pending or, to Parent’s knowledge, threatened against or directly affecting Parent, any Subsidiaries of Parent or any of the directors or officers of Parent or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have a Parent Material Adverse Effect, if adversely determined. Neither Parent nor any of its Subsidiaries, nor any officer, director or employee of Parent or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Parent or such Subsidiary, nor, to the knowledge of Parent, is Parent, any Subsidiary or any officer, director or employee of Parent or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Parent SEC Reports filed and publicly available prior to the date hereof, there is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Parent or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 5.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.11.

5.11 Environmental Liability. Except as set forth in Section 5.11 of the Parent Disclosure Schedule or as could not reasonably be expected to result in liabilities that have a Parent Material Adverse Effect:

(a) The businesses of Parent and its Subsidiaries have been and are operated in material compliance with all Environmental Laws.

(b) Neither Parent nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances except in material compliance with all Environmental Laws, and, to Parent’s knowledge, no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Parent or any of its Subsidiaries except in material compliance with all Environmental Laws.

(c) Neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Parent, any other communication alleging or concerning any material violation by Parent or any of its Subsidiaries of, or responsibility or liability of Parent or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of Parent, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Parent or any of its Subsidiaries alleging or concerning any material violation of, or responsibility or liability under, any Environmental Law, nor does Parent have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

(d) Parent and its Subsidiaries are in possession of and are in compliance with all material approvals, permits, licenses, registrations and similar authorizations from all Governmental Authorities under all Environmental Laws required for the operation of the businesses of Parent and its Subsidiaries; there are no pending or, to the knowledge of Parent, threatened, actions, proceedings or investigations alleging violations of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and Parent does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation regarding the violation of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

(e) Without in any way limiting the generality of the foregoing, (i) to Parent’s knowledge, all offsite locations where Parent or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are licensed and operating as required by law and (ii) no PCB’s, PCB-containing items, asbestos-containing materials, or radioactive materials are used or stored at any property owned, leased or operated by Parent or any of its Subsidiaries except in material compliance with Environmental Laws.

(f) No claims have been asserted or, to Parent’s knowledge, threatened to be asserted against Parent or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of alleged exposure or otherwise related to Hazardous Substances used, handled, generated, transported or disposed by Parent or its Subsidiaries.

5.12 Compliance with Applicable Laws. Parent and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of its respective businesses, as now conducted, and such businesses are not being, and neither Parent nor any of its Subsidiaries has received any notice from any Person that any such business has been or is being, conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety, except for possible violations which either individually or in the aggregate have not resulted and would not result in a Parent Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 5.12 is made with respect to Environmental Laws, which are covered exclusively in Section 5.11.

5.13 Labor Matters. Except as set forth in Section 5.13 of the Parent Disclosure Schedule, (i) Parent and its Subsidiaries have each at all times been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (ii) neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to Parent or any of its Subsidiaries, and (iii) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers’ Compensation claims, sexual harassment complaints or demand letters or threatened claims.

5.14 Required Stockholder Vote or Consent. The only vote or written consent of the holders of any class or series of Parent’s capital stock that shall be necessary to consummate the Transactions is the approval by a majority of the votes cast by Parent Common Shares of the issuance of Parent Common Shares to the holders of Target Shares (the “Parent Stockholders’ Approval”).

5.15 Proxy/Prospectus; Registration Statement. None of the information to be supplied by Parent for inclusion in (a) the Proxy/Prospectus to be filed by Target and Parent with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy/Prospectus, at the time the Proxy/Prospectus or any amendment or supplement thereto is first mailed to the Target and Parent stockholders, at the time of the Target Special Meeting and the Parent Special Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.16 Brokers. No broker, finder or investment banker (other than Aspen Equity Partners, LLC and Banc of America Securities LLC, the fees and expenses of which will be paid by Parent) is entitled to any brokerage, finder’s fee or other fee or commission payable by Parent or any of its Subsidiaries in connection with the Transactions based upon arrangements made by and on behalf of Parent or any of its Subsidiaries.

5.17 Healthcare Laws.

(a) None of Parent, its Subsidiaries, or any of their managers or employees (as defined in 42 C.F.R. Part 420 Subpart C and 42 C.F.R. Section 1001.1001(a)(2)) has been, or is being investigated with respect to, any activity that materially contravenes or could contravene, or constitutes or could constitute, a material violation of any Healthcare Law.

(b) None of Parent, any of its Subsidiaries or their managers or employees has engaged in any activity that contravenes or constitutes a violation of any Healthcare Law during their employment or association with Parent or its Subsidiaries, except for violations which either individually or in the aggregate have not resulted and would not result in a Parent Material Adverse Effect.

(c) Neither Parent nor its Subsidiaries has: (i) had a material civil monetary penalty assessed against it under Section 1128A of the SSA or any regulations promulgated thereunder; (ii) been excluded from participation under the Medicare program or a state or federal healthcare program; or (iii) been convicted (as that term is defined in 42 C.F.R. Section 1001.2) of any of the following categories of offenses as described in SSA Section 1128(a) and (b)(1), (2), (3), or any regulations promulgated thereunder: (A) criminal offenses relating to the delivery of an item or service under Medicare or any state or federal healthcare program; (B) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a healthcare item or service; (C) criminal offenses under federal or state law for misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local governmental agency; (D) federal or state laws relating to the interference with or obstruction of any investigation into any criminal offense described above in this clause (c); or (E) criminal offenses under federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance.

(d) to the extent applicable, Parent and each of its Subsidiaries has a Medicare provider number and a participating provider agreement in force with a Medicare Part B carrier, and, to Parent’s knowledge, materially meets all applicable Medicare conditions of coverage, in each locale, as applicable, in which Parent or such Subsidiary bills directly to Medicare for services furnished by Parent or such Subsidiary.

(e) to the extent applicable, Parent and each of its Subsidiaries has a Medicaid provider number and a participating provider agreement, and materially satisfies all applicable Medicaid conditions of coverage, in each state, as applicable, in which Parent or such Subsidiary bills directly to such state’s Medicaid agency for services provided by Parent or such Subsidiary.

(f) Parent and each of its Subsidiaries is in material compliance with the privacy regulations promulgated pursuant to HIPAA as set forth at 45 C.F.R. Parts 160 and 164, as may be amended from time to time, and Parent is in material compliance with all Business Associate Agreements, as that term is contemplated by HIPAA, to which Parent is a party.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

6.1 Conduct of Business by Target Pending the Merger. From the date hereof until the Effective Time, except as Parent otherwise agrees in writing (which consent shall not be unreasonably withheld), as set forth in the Target Disclosure Schedule, or as otherwise contemplated by this Agreement, Target and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees, subject to the terms of this Agreement. Except as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld):

(a) Neither Target nor its Subsidiaries will adopt or propose any change to its certificate of incorporation or bylaws (or similar organizational documents);

(b) Target will not, and will not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Target or its Subsidiaries (except for intercompany dividends from direct or indirect wholly owned subsidiaries) or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Target or any of its Subsidiaries;

(c) Target will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire assets of any other Person for aggregate consideration in excess of $150,000, or enter a new line of business or commence business operations in any country in which Target is not operating as of the date hereof;

(d) Except as set forth in Section 6.1(d) of the Target Disclosure Schedule, Target will not, and will not permit any of its Subsidiaries to, in a single transaction (or series of related transactions), sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than among Target and its direct and indirect wholly owned Subsidiaries) with an aggregate fair market value exceeding $400,000 in the case of a transaction in the ordinary course of business or with an aggregate fair market value exceeding $150,000 in the case of a transaction outside of the ordinary course of business;

(e) Except as set forth in Section 6.1(e) of the Target Disclosure Schedule, Target will not, and will not permit any of its Subsidiaries to, enter into any single agreement or arrangement (or series of related agreements or arrangements) pursuant to which it is obligated to incur costs and expenses with an aggregate value in excess of $150,000, other than in the ordinary course of business consistent with past practices;

(f) Target will not settle any material Audit, make or change any material Tax election or file any material amended Tax Return;

(g) Except as otherwise permitted by this Agreement, Target will not issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise and except pursuant to existing obligations disclosed in the Target SEC Reports filed and publicly available prior to the date hereof or the Target Disclosure Schedule), enter into any amendment of any term of any outstanding security of Target or of any of its Subsidiaries, incur any indebtedness except trade debt in the ordinary course of business and debt pursuant to existing credit facilities or arrangements (except as set forth in Section 6.1(g) of the Target Disclosure Schedule), fail to make any required contribution to any Target Benefit Plan, increase compensation, bonus or other benefits payable to, or modify or amend any Target Employment Agreements including any severance agreements with, any Target Employee or Legacy Employee, including any executive officer or former employee (except as set forth in Sections 6.1(g) and (l) of the Target Disclosure Schedule) or enter into any settlement or consent with respect to any pending litigation other than settlements in the ordinary course of business; provided, however, that Target is entitled to provide bonuses or other non-salary incentives to Target Employee or Legacy Employees other than David V. Radlinski, as deemed necessary in good faith by Target and agreed to by Parent (which agreement Parent shall not unreasonably withhold) to keep available the services of those employees until after the Effective Time or termination of this Agreement (“Retention Bonuses”);

(h) Target will not change any method of accounting or accounting practice by Target or any of its Subsidiaries, except for any such change required by GAAP;

(i) Target will not take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a “plant closing” or “mass layoff” (each as defined in the WARN Act);

(j) Target will not, and will not permit any of its Subsidiaries to (i) take, or agree or commit to take, any action that would make any representation or warranty of Target hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time;

(k) Neither Target nor any of its Subsidiaries shall (i) except as set forth in Section 6.1(k) of the Target Disclosure Schedule, adopt, amend (other than amendments that reduce the amounts payable by Target or any Subsidiary, or amendments required by law to preserve the qualified status of a Target Benefit Plan or otherwise comply with ERISA, the Code or other applicable law) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any Target Employment Agreement or, severance or similar contract with any Person (including contracts with management of Target or any Subsidiaries that might require that payments be made upon consummation of the Transactions) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (ii) engage in any transaction (either acting alone or in conjunction with any Target Benefit Plan or trust created thereunder) in connection with which Target or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iii) terminate any Target Benefit Plan in a manner, or take any other action with respect to any Target Benefit Plan, that could result in the liability of Target or any Subsidiary to any person, (iv) take any action that could adversely affect the qualification of any Target Benefit Plan or its compliance with the applicable requirements of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Target Benefit Plan, any agreement relating thereto or applicable law, Target or any Subsidiary are required to pay as contributions thereto or (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Target Benefit Plan;

(l) Target shall not (i) approve an increase in salary for any Target Employees other than the Retention Bonuses or, with respect to Target Employees other than David V. Radlinski, Mark Selawski, Eva Novotny, and Graham Wale, increases in the ordinary course of business consistent with past practices or (ii) without

Parent’s prior written consent (which consent shall not be unreasonably withheld), terminate any Target Employee entitled to any severance payment upon such termination, unless (A) such termination is not part of a reduction in Target’s labor force and (B) any related severance obligations of Target are pursuant to a written agreement or plan that exists at the time of execution of this Agreement and such written agreement or plan has been fully disclosed on a schedule to this Agreement with a copy provided to Parent;

(m) Target agrees that between the date of the Agreement and the Closing Date, Target will not directly or indirectly communicate to Target Employees, either in written or oral form, any substantive term, condition, or other matter related to Target Employees’ employment with either the Target or its Subsidiaries (but only to the extent such communication could reasonably be expected to give rise to a liability or obligation of Parent following the Closing) without first notifying the Parent at least 3 business days in advance of the Target’s intent to communicate to Employees (“Target’s Employee Communication”). Target further agrees that any and all terms of Target’s Employee Communication is subject to the Parent’s review and approval;

(n) Target shall not organize or acquire any Person that could become a Subsidiary;

(o) Target will not permit any of its Subsidiaries to merge or consolidate with any other Person or sell all, or substantially all, of its assets to any other Person; and

(p) Target will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

Notwithstanding the foregoing, from the date hereof until the Effective Time, Target may enter into certain arrangements and consent to certain transactions related to certain Target investments, to the extent the nature of those transactions was disclosed to Parent prior to the execution of this Agreement.

6.2 Conduct of Business by Parent Pending the Merger. From the date hereof until the Effective Time, except as Target otherwise agrees in writing, as set forth in the Parent Disclosure Schedule, or as otherwise contemplated by this Agreement, Parent shall conduct, and shall cause its Subsidiaries to conduct, its business in the ordinary course consistent with past practice and shall use, and shall cause its each of its Subsidiaries to use, all reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its key employees, subject to the terms of this Agreement. Except as set forth in the Parent Disclosure Schedule or as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the prior written consent of Target (which consent shall not be unreasonably withheld):

(a) Parent will not adopt or propose any change to its certificate of incorporation or bylaws that would alter the terms of the Parent Common Shares or create a new class or series of capital stock;

(b) Parent will not declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Parent;

(c) Parent will not, and will not permit any of its Subsidiaries to (i) take, or agree or commit to take, any action that would make any representation or warranty of Parent hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time; and

(d) Parent will not agree or commit to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Access and Information. The parties shall each afford to the other and to the other’s financial advisors, legal counsel, accountants, and consultants retained for the specific purpose of advising with respect to the transactions contemplated by this Agreement access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, contracts, leases, plants and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other party reasonably may request, provided that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Notwithstanding the foregoing, a party may elect to withhold from the other party any information as such party, in the exercise of its reasonable discretion, determines may place it at a competitive disadvantage in the event the Transactions do not close and such information were inadvertently or intentionally used by the other party, but the party electing to withhold such information must provide the other party with written notice specifying the nature of the information withheld, and must actually provide the information to the other party on or before the date that all other conditions to Closing under Article VIII are satisfied. Each party recognizes that information that is withheld pursuant to the preceding sentence can serve as the basis for a breach of a covenant, representation or warranty in this Agreement, and neither party waives any rights that it may have as a result of any such breach. Each party shall hold in confidence all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other or destroy all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. Notwithstanding the foregoing, the confidentiality agreements dated April 14, 2003 and August 2, 2003 between Parent and Target (the “Confidentiality Agreements”) shall survive the execution and delivery of this Agreement.

7.2 Acquisition Proposals.

(a) From the date hereof until the termination of this Agreement, Target and its Subsidiaries shall not, and shall cause their respective officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Target Acquisition Proposal (as hereinafter defined) or (ii) engage in discussions or negotiations with, or disclose any nonpublic information relating to Target or its Subsidiaries, respectively, or afford access to their respective properties, books or records to any Person that may be considering making, or has made, a Target Acquisition Proposal. Nothing contained in this Section 7.2(a) shall prohibit Target and its Board of Directors and officers from (i) taking such actions necessary to comply with Rules 14d-9 and 14e-2(a) promulgated by the SEC under the Exchange Act, or (ii) furnishing information, including nonpublic information to, or entering into negotiations with, any Person that has indicated its willingness to make an unsolicited bona fide Target Acquisition Proposal if, and only to the extent that (with respect to clause (ii) of this Section 7.2(a) only):

(A) such interest in making an unsolicited bona fide Target Acquisition Proposal is made by a third party that Target’s Board of Directors determines in good faith has the good faith intent to proceed with negotiations to consider, and the financial capability to consummate, such Target Acquisition Proposal,

(B) Target’s Board of Directors, after duly consulting with Target’s outside legal counsel, determines in good faith that such action is necessary for Target’s Board of Directors to comply with its fiduciary duties imposed by applicable law,

(C) contemporaneously with furnishing such information to, or entering into discussions with, such Person, Parent enters into a customary confidentiality agreement with such Person,

(D) contemporaneously with furnishing such information to, or entering into discussions or negotiations with, such Person, Target provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person, and

(E) Target uses all reasonable efforts to keep Parent informed in all material respects of the status and terms of any such negotiations or discussions (including the identity of the Person with whom such negotiations or discussions are being held) and provides Parent copies of such written proposals and any amendments or revisions thereto or correspondence related thereto; provided, that Parent agrees to execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to Parent pursuant to this clause (E), which confidentiality agreement shall be subject to Parent’s disclosure obligations arising under applicable law or securities exchange regulations.

The term “Target Acquisition Proposal” means any offer or proposal for, or any indication of interest in, a merger, acquisition, consolidation or other business combination directly or indirectly involving Target or any Target Subsidiary or the acquisition of all or a substantial equity interest in, or all or a substantial portion of the assets of, any such Person, other than the Transactions.

7.3 Directors’ and Officers’ Indemnification and Insurance.

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof an officer or director of Target or its Subsidiaries (each an “Indemnified Party”), who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, or investigative (a “proceeding”) against all losses, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and experts and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Parent, which will not be unreasonably withheld)) actually and reasonably incurred by the Indemnified Party because the Indemnified Party is or was a director or officer of Target or any of its Subsidiaries pertaining to any act or omission existing or occurring at or prior to the Effective Time including any act or omission relating to this Agreement or the Transactions (the “Indemnified Liabilities”) to the full extent permitted under Delaware law or the Surviving Corporation’s certificate of incorporation and bylaws. If any claim for Indemnified Liabilities is asserted or made by an Indemnified Party, any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the DGCL shall be made by independent counsel mutually acceptable to the Surviving Corporation and the Indemnified Party; and provided, further, that nothing in this Section 7.3 shall impair any separate rights or obligations of any Indemnified Party. If any claim or claims are brought against any Indemnified Party (whether arising before or after the Effective Time), such Indemnified Party may select counsel for the defense of such claim, which counsel shall be reasonably acceptable to Target (if selected before the Effective Time) and the Surviving Corporation (if selected after the Effective Time).

(b) The Surviving Corporation shall promptly advance all reasonable out-of-pocket expenses of each Indemnified Party in connection with any such action or proceeding described above, as such expenses are incurred, to the fullest extent permitted by the DGCL, subject to the receipt by the Surviving Corporation of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by the Surviving Corporation.

(c) The Surviving Corporation shall maintain Target’s existing officers’ and directors’ liability insurance policy (“D&O Insurance”) for a period of at least six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, that the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers.

7.4 Further Assurances. Each party shall use all reasonable efforts to obtain all consents and approvals and to do all other things necessary for the consummation of the Transactions. The parties shall take such further action to deliver or cause to be delivered to each other at the Closing and at such other times thereafter as shall be reasonably agreed by such parties such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the Transactions. The parties shall afford each other access to all information, documents, records and personnel who may be necessary for any party to comply with laws or regulations (including the filing and payment of taxes and handling tax audits), to fulfill its obligations with respect to indemnification hereunder or to defend itself against suits or claims of others. Parent and Target shall duly preserve all files, records or any similar items of Parent or Target received or obtained as a result of the Transactions with the same care and for the same period of time as it would preserve its own similar assets.

7.5 Expenses. Except as provided in Sections 10.2(c), each party shall bear solely and entirely, all expenses that it incurs in connection with or related to the due diligence, authorization, preparation, negotiation, execution and performance of this Agreement, including all reasonable fees and expenses of outside counsel, accountants, financing sources, investment bankers, experts and consultants to a party hereto and its affiliates; provided, however, that if this Agreement is terminated for any reason, then the aggregate expenses (other than fees and expenses of legal counsel, accountants, and investment bankers and compensation of employees) incurred by the Parent Parties, on the one hand, and Target, on the other hand, related to preparing, printing, filing and mailing the Registration Statement, the Proxy/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and Proxy/Prospectus shall be allocated one-half each.

7.6 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each party shall confer on a regular and frequent basis with one or more representatives of the other parties to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the Transactions.

7.7 Publicity. Neither Target, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Transactions without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange, and each party shall use reasonable efforts to provide copies of such release or other announcement to the other party hereto, and give due consideration to such comments as each such other party may have, prior to such release or other announcement.

7.8 Additional Actions. Subject to the terms and conditions of this Agreement, each party agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the Transactions, subject, however, to the Target Stockholders’ Approval and the Parent Stockholders’ Approval.

7.9 Filings. Each party shall make all filings such party is required to make in connection herewith or desirable to achieve the purposes contemplated hereby, and shall cooperate as needed with respect to any such filing by any other party.

7.10 Consents. Each of Parent and Target shall use all reasonable efforts to obtain all consents necessary or advisable in connection with its obligations hereunder.

7.11 Stockholders’ Meetings.

(a) Target shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the “Target Special Meeting”) for the purpose of securing the Target Stockholders’ Approval, (ii) distribute to its stockholders the Proxy/Prospectus in accordance with applicable federal and state law and its certificate of incorporation and bylaws, which Proxy/Prospectus shall contain the recommendation of the Target Board of Directors that its stockholders approve this Agreement, and (iii) use all reasonable efforts to solicit from its stockholders proxies in favor of approval of this Agreement and to secure the Target Stockholders’ Approval, and (iv) cooperate and consult with Parent with respect to each of the foregoing matters; provided, that nothing contained in this Section 7.11(a) shall prohibit the Target Board of Directors from failing to make or from withdrawing or modifying its recommendation to the Target stockholders hereunder if such Board of Directors, after consultation with outside legal counsel, determines in good faith that such action is necessary for Target’s Board of Directors to comply with its fiduciary duties under applicable law.

(b) Parent shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the “Parent Special Meeting”) for the purpose of securing the Parent Stockholders’ Approval, (ii) distribute to its stockholders the Proxy/Prospectus in accordance with applicable federal and state law and its certificate of incorporation and bylaws, which Proxy/Prospectus shall contain the recommendation of the Parent Board of Directors that its stockholders approve this Agreement, (iii) use all reasonable efforts to solicit from its stockholders proxies in favor of approval of the Parent Stockholders’ Approval, and (iv) cooperate and consult with Target with respect to each of the foregoing matters; provided, that nothing contained in this Section 7.11(b) shall prohibit the Parent Board of Directors from failing to make or from withdrawing or modifying its recommendation to the Parent stockholders hereunder if Parent’s Board of Directors, after consultation with outside legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties under applicable law.

7.12 Preparation of the Proxy/Prospectus and Registration Statement.

(a) Parent and Target shall promptly prepare and file with the SEC a preliminary version of the Proxy/Prospectus and will use all reasonable efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy/Prospectus. At any time from (and including) the initial filing with the SEC of the Proxy/Prospectus, Parent shall file with the SEC the Registration Statement containing the Proxy/Prospectus so long as Parent shall have provided to Target a copy of the Registration Statement containing the Proxy/Prospectus at least ten days prior to any filing thereof and any supplement or amendment at least two days prior to any filing thereof. Subject to the foregoing sentence, Parent and Target shall jointly determine the date that the Registration Statement is filed with the SEC. Parent and Target shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Shares in the Merger and Target shall furnish all information concerning Target and the holders of shares of Target capital stock as may be reasonably requested in connection with any such action. Promptly after the effectiveness of the Registration Statement, Parent and Target shall cause the Proxy/Prospectus to be mailed to their respective stockholders, and if necessary, after the definitive Proxy/Prospectus shall have been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies or written consents, as applicable. Parent shall advise Target and Target shall advise Parent, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement shall become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Shares for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(b) Following receipt by KPMG LLP, Parent’s independent auditors, of an appropriate request from Target pursuant to SAS No. 72, Parent shall use all reasonable efforts to cause to be delivered to Target a letter of KPMG LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Target, in form and substance reasonably satisfactory to Target and customary in scope and substance for “cold comfort” letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy/Prospectus.

(c) Following receipt by Moss Adams LLP, Target’s independent auditors, of an appropriate request from Parent pursuant to SAS No. 72, Target shall use all reasonable efforts to cause to be delivered to Parent a letter of Moss Adams LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Parent, in form and substance satisfactory to Parent and customary in scope and substance for “cold comfort” letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy/Prospectus.

7.13 Stock Exchange Listing. Parent shall use all reasonable efforts to cause the Parent Common Shares to be issued in the Merger to be approved for listing on the NASDAQ National Market at or prior to the Effective Time, subject to official notice of issuance.

7.14 Notice of Certain Events. Each party shall promptly as reasonably practicable notify the other parties of:

(a) any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the Transactions;

(b) any notice or other communication from any Governmental Authority in connection with the Transactions;

(c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date hereof, would have been required to have been disclosed pursuant to Sections 4.10, or 5.10 or which relate to the consummation of the Transactions;

(d) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date hereof, under any material agreement; and

(e) any Target Material Adverse Effect or Parent Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Target Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

7.15 Affiliate Agreements; Tax Treatment.

(a) Target shall identify in a letter to Parent all Persons who are, on the date hereof, “affiliates” of Target, as such term is used in Rule 145 under the Securities Act. Target shall use all reasonable efforts to cause its respective affiliates to deliver to Parent not later than 10 days prior to the date of the Parent Special Meeting, a written agreement substantially in the form attached as Exhibit 7.15, and shall use all reasonable efforts to cause Persons who become “affiliates” after such date but prior to the Closing Date to execute and deliver agreements at least 5 days prior to the Closing Date.

(b) Each party shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any subsidiary of such party from taking, any actions which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.

7.16 Stockholder Litigation. Each of Parent and Target shall give the other the reasonable opportunity to participate in the defense of any litigation against Parent or Target, as applicable, and its directors relating to the Transactions.

7.17 Employment Agreements and Severance Agreements, Non-Competition Agreement. Parent shall assume the obligations under the Target Employment Agreements and severance agreements to which Target is a party or is otherwise subject, to the extent such agreements are listed on Section 4.11 or Section 6.1(g) of the Target Disclosure Schedule. Parent shall enter into with David V. Radlinski an Employment and Non-Competition Agreement with Parent in the form attached to the Agreement as Exhibit 7.17.

7.18 Tax Structure Not Confidential. The parties shall continue to observe the terms of the Confidentiality Agreement provided that the Parent Parties and the Target(and their employees, representatives, including Tax advisers, and other agents) may disclose to any and all Persons, without limitation of any kind, the federal income tax treatment of the transaction set forth in this Agreement (the “Tax Treatment”) and any fact that may be relevant to understanding the federal income tax treatment of the transaction (the “Tax Structure”) and all materials of any kind that are provided to it relating to such Tax Treatment and Tax Structure.

7.19 Qualify Subsidiary to Do Business. Target shall cause Southern Idaho Lithotripsy Associates, LLC to qualify to do business in the state of Idaho before the Effective Time.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

8.1 Conditions to the Obligation of Each Party. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a) The Target Stockholders’ Approval and the Parent Stockholders’ Approval must have been obtained.

(b) No action, suit or proceeding instituted by any Governmental Authority may be pending and no statute, rule, order, decree or regulation and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction may be in effect, in each case which would prohibit, restrain, enjoin or restrict the consummation of the Transactions; provided, however, that the party seeking to terminate this Agreement pursuant to this subsection (b) must have used all reasonable best efforts to prevent the entry of such injunction or other order.

(c) The Registration Statement must have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement may be in effect and no proceeding for such purpose may be pending before or threatened by the SEC.

(d) Each of Target and Parent must have obtained all material permits, authorizations, consents, or approvals required to consummate the Transactions.

(e) The Parent Common Shares to be issued in the Merger must have been approved for listing on the NASDAQ National Market, subject to official notice of issuance.

8.2 Conditions to the Obligations of Parent. The obligation of Parent to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Target must have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time.

(b) Each of the representations and warranties of Target contained in this Agreement (without giving effect to any materiality qualifications or limitations therein or any references therein to Target Material Adverse Effect), other than the representations and warranties of Target contained in Section 4.26, shall be true and correct, in each case as of the Effective Time as though made on and as of the Effective Time, except (i) for such failures, individually or in the aggregate, to be true and correct that would not reasonably be expected to have a Target Material Adverse Effect; (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, subject to the qualifications in (i) above; and (iii) for changes expressly permitted as contemplated by the terms of this Agreement.

(c) From the date hereof through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of Target and its Subsidiaries, taken as a whole that would constitute a Target Material Adverse Effect, other than any such change that affects both Parent and Target in a substantially similar manner.

(d) Parent must have received a certificate signed on behalf of Target by both the Chief Executive Officer and the Chief Financial Officer of Target to the effect that each of the conditions specified in Section 8.2(a)-(c) has been satisfied in all respects.

(e) Parent must have received the letter from Moss Adams LLP described in Section 7.12(c).

(f) Southern Idaho Lithotripsy Associates, LLC must be qualified to do business in Idaho.

8.3 Conditions to the Obligations of Target. The obligation of Target to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Parent must have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time.

(b) Each of the representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any materiality qualifications or limitations therein or any references therein to Parent Material Adverse Effect) shall be true and correct, in each case as of the Effective Time as though made on and as of the Effective Time, except (i) for such failures, individually or in the aggregate, to be true and correct that would not reasonably be expected to have a Parent Material Adverse Effect; (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, subject to the qualifications in (i) above; and (iii) for changes expressly permitted as contemplated by the terms of this Agreement.

(c) From the date hereof through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of Parent and its Subsidiaries, taken as a whole that would constitute a Parent Material Adverse Effect, other than any such change that affects both Parent and Target in a substantially similar manner.

(d) Target must have received a certificate signed on behalf of Parent by both the Chief Executive Officer and the Chief Financial Officer of Parent to the effect that each of the conditions specified in Section 8.3(a)-(c) has been satisfied in all respects.

(e) Target must have received the letter from KPMG LLP described in Section 7.12(b).

(f) Target must have received an opinion from an outside accounting firm or an outside law firm prior to the effectiveness of the Registration Statement to the effect that (i) the Merger shall constitute a reorganization under Section 368(a) of the Code, (ii) Parent and Target shall each be a party to that reorganization, and (iii) no gain or loss shall be recognized by Target shareholders because of the Merger; provided, however, that Target must have used all reasonable best efforts to obtain such opinion.

ARTICLE IX

SURVIVAL

9.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall not survive the Effective Time.

9.2 Survival of Covenants and Agreements. The covenants and agreements of the parties to be performed after the Effective Time contained in this Agreement shall survive the Effective Time.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Target or Parent:

(a) by the mutual written consent of Parent and Target;

(b) by either Parent or Target, if the Effective Time has not occurred on or before May 31, 2004 (the “Termination Date”), provided that the party seeking to terminate this Agreement pursuant to this Section 10.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before the Termination Date;

(c) by Target, if there has been a material breach by Parent of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within 20 business days following receipt by Parent of notice of such breach (a “Parent Breach”), or if a Parent Material Adverse Effect has occurred and such Parent Material Adverse Effect cannot be cured prior to the Termination Date;

(d) by Parent, if there has been a material breach by Target of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within 20 business days following receipt by Target of notice of such breach (a “Target Breach”), or if a Target Material Adverse Effect has occurred and such Target Material Adverse Effect cannot be cured prior to the Termination Date;

(e) by either Target or Parent, if there shall be any applicable law, rule or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction restrains or prohibits the consummation of the Merger, and such judgment, injunction, order or decree becomes final and nonappealable;

(f) by either Target or Parent, if either of the stockholder approvals referred to in Section 7.11 is not obtained because of the failure to obtain the requisite approval upon a vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

(g) by Parent, if (i) Target’s Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or resolves to do any of the foregoing or Target’s Board of Directors recommends to Target’s stockholders any Target Acquisition Proposal or resolves to do so; or (ii) a tender offer or exchange offer for outstanding shares of Target’s capital stock then representing 30% or more of the combined power to vote generally for the election of directors is commenced, and Target’s Board of Directors does not, within the applicable period required by law, recommend that stockholders not tender their shares into such tender or exchange offer;

(h) by Parent or Target, if Target accepts a Target Superior Proposal. For this Agreement, “Target Superior Proposal” means bona fide written Target Acquisition Proposal that (i) Target’s Board of Directors in good faith determines, after consultation with its financial advisors and its outside legal counsel, is reasonably likely to be consummated taking into account the Person making such Target Acquisition Proposal and all legal, financial, regulatory and other relevant aspects of such Target Acquisition Proposal, and Target’s Board of Directors in good faith determines, after consultation with its financial advisors and its outside legal counsel, that such Target Acquisition Proposal would, if consummated, result in a transaction that is more favorable from a financial point of view to the holders of Target Shares than the Transactions; provided, however, that Target may not terminate this Agreement under this Section 10.1(h) unless it pays the Termination Fee pursuant to Section 10.2(b)(ii) and has used all reasonable efforts to provide Parent with two business days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions of such Target Acquisition Proposal;

(i) by Target, if (i) Parent’s Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Target or resolves to do any of the foregoing; or (ii) a tender offer or exchange offer for outstanding shares of capital stock of Parent then representing 30% or more of the combined power to vote generally for the election of directors is commenced, and Parent’s Board of Directors does not, within the applicable period required by law, recommend that stockholders not tender their shares into such tender or exchange offer; or

(j) by Target if the Exchange Ratio is less than 0.91, or by either Parent or Target if the Exchange Ratio is greater than 1.43, provided that if the Exchange Ratio is greater than 1.43 and Parent desires to terminate the Agreement on such basis, then it must provide Target with ten (10) days prior written notice of such decision, and Target may (but is not obligated to) elect to decrease the Exchange Ratio to 1.43 on or before the date of termination identified in the notice, in which case Parent shall have no right to terminate this Agreement pursuant to this Section 10.1(j).

10.2 Effect of Termination.

(a) If this Agreement is terminated and the Merger is abandoned under this ARTICLE X, all obligations of the parties shall terminate, except the parties’ obligations pursuant to this Section 10.2 and except for Sections 7.5, 7.7, 11.2, 11.3, 11.7, 11.8, and the last two sentences of Section 7.1, provided that nothing herein shall relieve any party from liability for any breaches hereof.

(b) Termination by Parent or Pursuant to Target Superior Proposal.

(i) If Parent terminates this Agreement under (x) Section 10.1(g) (change of recommendation; recommendation of Target Acquisition Proposal), (y) Section 10.1(d) (Target Breach) or (z) Section 10.1(b) (Effective Time has not occurred on or prior to Termination Date) at a time that a Target Breach (as defined in Section 10.1(d)) exists, and, in each case, within six months after such termination of this Agreement:

(A) a transaction is consummated with a person, which transaction, if offered or proposed, would constitute a Target Acquisition Proposal,

(B) a definitive agreement (the execution and delivery of which has been authorized by the boards of directors, or comparable bodies) that would if consummated constitute a Target Acquisition Proposal is entered into with a person or

(C) (X) any person acquires beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated hereunder), shall have been formed that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of Target then representing 30% or more of the combined power to vote generally for the election of directors, and (Y) Target’s Board of Directors has taken any material action for the benefit of such person or group, that facilitates the acquisition by such person or group of such beneficial ownership, then Target shall promptly (and no later than two business days after the first to occur of Parent’s termination of this Agreement or the existence of grounds to do so under this Section 10.2(b)(i) pay to Parent a termination fee of $750,000 (the “Termination Fee”).

(ii) If Target or Parent terminates this Agreement pursuant to Section 10.1(h) (Target Superior Proposal), Target shall promptly (and in any event no later than two business days after such termination) pay to Parent the Termination Fee.

(iii) No such Termination Fee shall be payable if the Parent Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the Merger or the Parent stockholders fail to give the Parent Stockholders’ Approval when the proposals contemplated thereby are properly submitted to a vote at the Parent Special Meeting or any postponement or adjournment thereof or Parent has committed a material breach entitling Target to terminate this Agreement pursuant to Section 10.1(c) on or prior to the date that Parent became entitled to terminate this Agreement pursuant to Sections 10.l(d) or 10.1(g).

(c) Termination by Target. If Target terminates this Agreement under (x) Section 10.1(i) (change of recommendation; recommendation of Parent Acquisition Proposal; failure to reject), (y) Section 10.1(c) (Parent Breach) or (z) Section 10.1(b) (Effective Time has not occurred on or prior to Termination Date) at a time that a Parent Breach (as defined in Section 10.1(c)) exists, then Parent shall promptly (and no later than two business days after the first to occur of Target’s termination of this Agreement or the existence of grounds to do so under this Section 10.2(c) pay to Target an amount equal to all Retention Bonuses, and such payment shall not be in lieu of other remedies to which Target may be entitled.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. All notices, requests and other communications provided for or permitted to be given under this Agreement must be in writing and shall be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, as follows (or to such other address as any party may give in a notice given in accordance with the provisions hereof):

To Parent:

Prime Medical Services, Inc.

1301 S. Capital of Texas Highway—Suit 200B

Austin, Texas 78746

Attention: Brad A. Hummel, President and Chief Executive Officer

Facsimile No.: (512) 328-8510

With a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

300 West Sixth Street, Suite 2100

Austin, Texas 78701

Attention: Tim LaFrey

Facsimile No.: (512) 703-1111

To Target:

Medstone International, Inc.

100 Columbia, #100

Aliso Viejo, California 92656

Attention: David V. Radlinski, Chief Executive Officer

Facsimile: (949) 448-7880

With a copy (which shall not constitute notice) to:

Mike Balmages

13611 Lindale Lane

Santa Ana, California 92705

Facsimile: (714) 838-7784

All notices, requests or other communications will be effective and deemed given only as follows: (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the date of receipt reflected in the carrier’s records, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, (iv) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day. Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

11.2 Entire Agreement. This Agreement, together with the Confidentiality Agreements, the Exhibits and Schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

11.3 Assignment; Binding Effect; Third Party Beneficiaries. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors and permitted assigns. Except as provided in Section 7.3, there are no third party beneficiaries having rights under or with respect to this Agreement.

11.4 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the parties agree that the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

11.5 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.6 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, which delivery may be made by exchange of copies of the signature page by facsimile transmission. For purposes of determining whether a party has signed this Agreement or any document contemplated hereby or any amendment or waiver hereof, only a handwritten signature on a paper document or a facsimile transmission of a handwritten original signature will constitute a signature, notwithstanding any law relating to or enabling the creation, execution or delivery of any contract or signature by electronic means.

11.7 Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the state of Delaware, without reference to rules relating to conflicts of law.

11.8 Attorneys’ Fees. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

11.9 Disclosure Schedules. The disclosures made on any disclosure schedule, including the Target Disclosure Schedule and the Parent Disclosure Schedule, with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is reasonably evident from the face of the disclosure schedule. The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Target Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

11.10 Amendments and Supplements. At any time before or after approval of the matters presented in connection with the Merger by the respective stockholders of Parent and Target and prior to the Effective Time, this Agreement may be amended or supplemented in writing by Parent and Target with respect to any of the terms contained in this Agreement, except as otherwise provided by law; provided, however, that following approval of this Agreement by the stockholders of Parent, or Target, as applicable, there shall be no amendment or change to the provisions hereof unless permitted by the DGCL without further approval by the stockholders of Parent, or Target, as applicable.

11.11 Construction. Any reference to any law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. Time is of the essence in the performance of this Agreement.

11.12 Extensions, Waivers, Etc. Any party may, for itself only, (a) extend the time for the performance of any of the obligations of any other party under this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver will be valid only if set forth in a writing signed by the party to be bound thereby. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence. Neither the failure nor any delay on the part of any party to exercise any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

11.13 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of Article VI or Article VII of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of those provisions, this being in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PRIME MEDICAL SERVICES, INC.

By:	/s/ BRAD A. HUMMEL
Brad A. Hummel, President and Chief Executive Officer

ABC MERGER, INC.

By:	/s/ BRAD A. HUMMEL
Brad A. Hummel, President

MEDSTONE INTERNATIONAL, INC.

By:	/s/ DAVID RADLINSKI
David Radlinski, Chief Executive Officer

ANNEX B

November 06, 2003

Personal & Confidential

Board of Directors

Medstone International, Inc.

100 Columbia, Suite 100

Aliso Viejo, CA 92656

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Medstone International, Inc. (“Medstone” or the “Company”), of the consideration offered pursuant to the Agreement and Plan of Merger dated as of October 22, 2003 (the “Agreement”).

We understand that Prime Medical Services, Inc., a Delaware corporation (“Prime”) desires to acquire all of the outstanding capital stock of the Company (including all issued and outstanding common stock and options and other securities convertible into or exercisable for common stock of the Company) either directly or indirectly through its wholly owned subsidiary Prime Medstone, Inc., a Delaware corporation and a wholly owned subsidiary of Prime. Prime Medstone intends to merge with and into Medstone whereupon Prime Medstone will cease to exist and Medstone will be the surviving corporation (the “Merger”). As the surviving corporation, Medstone will be a wholly owned subsidiary of Prime

Pursuant to the Agreement, Medstone’s stockholders will receive shares of newly issued Prime common stock at an exchange ratio (the “Exchange Ratio”), which shall be calculated by dividing $5.00 by the average closing price of Prime common stock, as reported in The Wall Street Journal, for the 30 consecutive trading days immediately preceding the second trading day before the Closing (the Market Price”).

Either Prime or Medstone may elect to terminate the Merger, whether before or after approval by the shareholders of Prime or Medstone, if the Exchange Ratio is greater than 1.43 or less than 0.91. Based on the foregoing, either Prime or Medstone may elect to terminate the Merger if the Market Price of Prime’s common stock is greater than $5.50 or less than $3.50. As of November 06, 2003, the Market Price per share of Prime’s common stock was $4.41.

The terms and conditions of the Merger are set forth in more detail in the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

Friend & Company (“Friend”), as part of its investment banking business, is continually engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have been engaged to act as financial advisors to the Company Board of Directors (the “Board”) in connection with the Merger and to advise the Board as to the fairness of the Merger. We have not been requested to negotiate or structure the Agreement or advise you with respect to alternatives to it. Furthermore, we have not been engaged by the Company to solicit third-party indications of interest for the acquisition of all or any part of the Company.

In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. We have, among other things:

(i) reviewed certain publicly available financial statements and other information of Medstone and Prime;

(ii) reviewed certain internal financial statements and other financial and operating data concerning Medstone and Prime prepared by the managements of Medstone and Prime, respectively;

(iii) reviewed certain financial projections prepared by the managements of Medstone and Prime;

(iv) discussed the past and current operations and financial condition and the prospects of Medstone and Prime, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Medstone and Prime;

(v) reviewed the reported prices and trading activity for the common stock of Medstone and Prime;

(vi) compared the financial performance of Medstone and Prime and the prices and trading activity of the common stock of Medstone and Prime with that of certain other comparable publicly-traded companies and their securities;

(vii) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions;

(viii) reviewed the merger agreement and certain related documents, and performed such other analyses and considered such other factors as Friend deemed appropriate.

We have relied upon the representations of the Company and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company and that there has been no material change in the assets, financial condition and business prospects of the Company since the date of the most recent financial statements made available to us. We have further relied upon the assurances of the Company that the information provided has been prepared on a reasonable basis in accordance with industry practice and, with respect to financial planning data, reflects the best currently available estimates and judgment of the Company and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We express no opinion as to such financial planning data or the assumptions on which it is based.

We have assumed that the final form of the Agreement (including the exhibits thereto) will not vary in any respect that is material to our analysis from the last draft reviewed by us, and that the Merger will be consummated in accordance with the terms set forth in such draft, including, among other things, that the Merger will be accounted for as a tax-free reorganization and/or exchange, each pursuant to Section 368 (a) of the United States Internal Revenue Code of 1986.

We have not independently verified the accuracy and completeness of the financial and other information supplied to us or publicly available and do not assume any responsibility with respect to it. We have relied upon the Company or counsel to the Company, as the case may be, with respect to interpretations of the provisions contained in the constituent documents and related agreements of the Company and the application of applicable law to such documents. We have not made any independent appraisal of any of the properties or assets of the

Company or conducted any independent inquiry or investigation with respect to the Company or the Merger. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which the Company is a party or may be subject and, at your direction and with your consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertions of claims, outcomes or damages arising out of any such matters.

This opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any circumstances or events occurring after the date hereof and we assume no responsibility to update, revise or reaffirm this opinion after the date hereof.

Friend has not acted as a financial advisor to the Company in connection with the Merger. Neither this opinion nor Friend’s fees is not contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We, in the ordinary course of business, have from time to time provided, and in the future may continue to provide, investment banking, financial advisory and other related services to the Company and/or its affiliates, as the case may be, for which we have or will receive fees.

This opinion is furnished solely for the benefit of the Board and may not otherwise be reproduced, except that this opinion may be included in its entirety in any filing made by the Company in respect of the Merger with the Securities and Exchange Commission including proxy statements provided to the Company’s shareholders and, subject to our prior review and consent, referred to therein, which consent will not be unreasonably withheld.

This opinion addresses solely the fairness, from a financial point of view, to the shareholders of Medstone of the consideration offered pursuant to the Agreement and does not address any other terms or agreement relating to the Merger. We were not requested to opine as to, and this opinion does not address, the Company’s underlying business decision to proceed with or effect the Merger or the structure thereof, the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage, or whether any alternative transaction might produce superior benefits to the Company and does not constitute an opinion or recommendation to any shareholder as how to vote with respect to the proposed Merger.

This opinion is delivered to the Board subject to the conditions, scope of engagement, limitations and understandings set forth in this opinion and our engagement letter dated August 08, 2003 and subject to the understanding that the obligations of Friend in the Merger are solely corporate obligations, and no officer, director, employee, agent, membership unit holder or controlling person of Friend shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of any recipient of this opinion. The Company has also agreed to indemnify Friend for certain liabilities that may arise out of rendering this opinion.

As of the date hereof, based upon and subject to the foregoing, and based upon such other matters, as we deemed relevant, it is our opinion that the consideration offered to the shareholders of Medstone is fair from a financial point of view.

Very truly yours,

/s/ FRIEND & COMPANY
FRIEND & COMPANY

ANNEX C

November 7, 2003

Board of Directors

Prime Medical Services, Inc.

1301 S. Capital of Texas Highway

Austin, Texas 78746

Members of the Board of Directors:

You have requested our opinion as to the fairness from a financial point of view to Prime Medical Services, Inc. (“Parent”) of the Exchange Ratio (as defined below) provided for in connection with the proposed merger (the “Merger”) of Medstone International, Inc. (“Target”) with a wholly owned subsidiary of Parent. Pursuant to the terms of the Agreement and Plan of Merger (the “Agreement”), to be entered into by and among Target, Parent and Prime Medstone, Inc. (“Merger Sub”), Target will become a wholly owned subsidiary of Parent, and stockholders of Target will receive for each share of Common Stock, par value $0.004 per share, of Target (the “Target Common Stock”) held by them, other than shares held in treasury or held by Parent or any affiliate of Parent or as to which dissenters’ or appraisal rights have been perfected, consideration equal to a fraction (the “Exchange Ratio”), the numerator of which is $5.00 and the denominator of which is the Market Price (as defined below), of one share of Common Stock, par value $0.01 per share, of Parent (the “Parent Common Stock”). Pursuant to the Agreement and for purposes of determining the Exchange Ratio, “Market Price” means the average of closing prices of a share of Parent Common Stock on the NASDAQ National Market, as reported in The Wall Street Journal, for the 30 consecutive trading days immediately preceding the second trading day before the closing of the Merger. The Agreement also provides both Parent and Target with a termination right where the Exchange Ratio is greater than 1.43 or less than 0.91, provided that if the Exchange Ratio is greater than 1.43, Target may elect to decrease the Exchange Ratio to 1.43, in which case Parent will not have the right to terminate the Agreement. You have informed us, and we have assumed, that the Merger will constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. The terms and conditions of the Merger are more fully set out in the Agreement.

For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other business and financial information of Target and Parent, respectively;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning Target and Parent, respectively;

(iii)	analyzed certain financial forecasts prepared by the managements of Target and Parent, respectively;

(iv)	reviewed and discussed with senior executives of Target and Parent information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of Target and Parent, respectively;

(v)	discussed the past and current operations, financial condition and prospects of Target with senior executives of Target and discussed the past and current operations, financial condition and prospects of Parent with senior executives of Parent;

(vi)	reviewed the pro forma impact of the Merger on Parent’s earnings per share, cash flow, consolidated capitalization and financial ratios;

(vii)	reviewed and considered in the analysis, information prepared by members of senior management of Target and Parent relating to the relative contributions of Target and Parent to the combined company;

(viii)	reviewed the reported prices and trading activity for Target Common Stock and Parent Common Stock;

(ix)	compared the financial performance of Target and Parent and the prices and trading activity of Target Common Stock and Parent Common Stock with that of certain other publicly traded companies we deemed relevant;

(x)	reviewed certain financial terms as compared to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

(xi)	reviewed the November 3, 2003 draft of the Agreement and certain related documents; and

(xii)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of Target and Parent. We have not made any independent valuation or appraisal of the assets or liabilities of Target or Parent, nor have we been furnished with any such appraisals.

We were not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the transactions contemplated by the Agreement (the “Transactions”), or to provide services other than the delivery of this opinion. We did not participate in negotiations with respect to the terms of the Transactions. Consequently, we have assumed that such terms are the most beneficial terms from Parent’s perspective that could under the circumstances be negotiated among the parties to such Transactions, and no opinion is expressed whether any alternative transaction might be more favorable to Parent.

We have assumed that the final executed Agreement will not differ in any material respect from the draft Agreement reviewed by us, and that the Merger will be consummated as provided in the draft Agreement, with full satisfaction of all covenants and conditions set forth in the draft Agreement and without any waivers thereof. We have also assumed that, in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed beyond those restrictions to which the parties would be required to agree under the terms of the Agreement or that would otherwise not have a material adverse effect on the contemplated benefits expected to be derived from the proposed Merger.

We have acted as financial advisor to the Board of Directors of Parent in connection with this transaction and will receive a fee for our services which is contingent upon rendering this opinion. In the past, Banc of America Securities LLC or its affiliates have provided financial advisory and financing services for Parent and Target and have received fees for the rendering of these services, and Banc of America Securities LLC or its affiliates may also provide such services to Parent or Target in the future and would expect to receive fees for the rendering of such services. In addition, an affiliate of Banc of America Securities LLC is a lender and administrative agent under Parent’s $50 million revolving credit facility due July 25, 2005. In the ordinary course of their businesses, our affiliates may actively trade the debt and equity securities of Target and Parent for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

It is understood that this letter is for the benefit and use of the Board of Directors of Parent in connection with and for purposes of its evaluation of the Merger and is not on behalf of, and shall not confer rights or remedies upon, any person other than the Board of Directors. This opinion may be included in its entirety in any filing made by Parent in respect of the Transactions with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form acceptable to us and our counsel. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise or reaffirm this opinion. This opinion does not in any manner address the prices at which Parent Common Stock will trade following consummation of the Merger. In addition, we express no opinion or recommendation as to how the stockholders of Parent should vote at the stockholders’ meeting held in connection with the Merger.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio in the proposed Merger is fair from a financial point of view to Parent.

Very truly yours,

/s/ BANC OF AMERICA SECURITIES LLC
BANC OF AMERICA SECURITIES LLC

ANNEX D

PRIME MEDICAL SERVICES, INC.

2003 STOCK OPTION PLAN

Scope and Purpose of Plan

Prime Medical Services, Inc., a Delaware corporation (the “Corporation”), has adopted this 2003 Stock Option Plan (the “Plan”) to provide for the grant of:

(a) Incentive Stock Options (hereinafter defined) to certain key employees of the Corporation, or of its Affiliates (hereinafter defined), and

(b) Non-Incentive Stock Options (hereinafter defined) to certain key employees and nonemployee directors of the Corporation or of its Affiliates.

The purpose of the Plan is to provide an incentive for Eligible Individuals (hereinafter defined) to remain in the service of the Corporation or its Affiliates, to extend to them the opportunity to acquire a proprietary interest in the Corporation so that they will apply their best efforts for the benefit of the Corporation, and to aid the Corporation in attracting able persons to enter the service of the Corporation and its Affiliates.

The Plan was adopted by the Board of Directors of the Corporation on November 25, 2003, and will become effective on the date that the shareholders vote to approve the plan in accordance with applicable laws (the “Effective Date”).

SECTION 1. Definitions

1.1. “Affiliates” will mean any parent corporation or subsidiary corporation of the Corporation, whether now or hereafter existing as those terms are defined in Sections 424(e) and (f), respectively of the Code.

1.2. “Agreement” will mean the written agreement between the Corporation and a Holder evidencing the Option granted by the Corporation and the understanding of the parties with respect thereto. Each Agreement will be subject to the terms and conditions of the Plan and need not be identical.

1.3. “Board of Directors” will mean the board of directors of the Corporation.

1.4. “Code” will mean the Internal Revenue Code of 1986, as amended.

1.5. “Committee” means a committee of one or more members of the Board of Directors in accordance with Section 3.5.

1.6. “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Corporation for whom total compensation is required to be reported to shareholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

1.7. “Effective Date” will have the meaning provided in the preamble.

1.8. “Eligible Individuals” will mean (a) key employees, including officers and directors who are also employees of the Corporation or of any of its Affiliates, (b) nonemployee directors and officers of the Corporation or of any of its Affiliates and (c) consultants and advisors of the Corporation or of any of its Affiliates who render bona fide services to the Corporation or of any of its Affiliates; provided such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

1.9. “Exchange Act” will mean the Securities Exchange Act of 1934, as amended.

1.10. “Fair Market Value” will mean:

(a) If shares of Stock of the same class are listed or admitted to unlisted trading privileges on any national or regional securities exchange at the date of determining the Fair Market Value, the last reported sale price on such exchange on the last business day prior to the date in question; or

(b) If shares of Stock of the same class will not be listed or admitted to unlisted trading privileges as provided in Subparagraph 1.10(a) and sales prices therefor in the over-the-counter market will be reported by the National Association of Securities Dealers, Inc. Automated Quotations, Inc. (“NASDAQ”) National Market System at the date of determining the Fair Market Value, the last reported sale price so reported on the last business day prior to the date in question; or

(c) If shares of Stock of the same class will not be listed or admitted to unlisted trading privileges as provided in Subparagraph 1.10(a) and sales prices therefor will not be reported by the NASDAQ National Market System as provided in Subparagraph 1.10(b), and bid and asked prices therefor in the over-the-counter market will be reported by NASDAQ (or, if not so reported, by the National Quotation Bureau Incorporated) at the date of determining the Fair Market Value, the average of the closing bid and asked prices on the last business day prior to the date in question; and

(d) If shares of Stock of the same class will not be listed or admitted to unlisted trading privileges as provided in Subparagraph 1.10(a) and sales prices or bid and asked prices therefor will not be reported by NASDAQ (or the National Quotation Bureau Incorporated) as provided in Subparagraph 1.10(b) or Subparagraph 1.10(c) at the date of determining the Fair Market Value, the value determined in good faith by the Board of Directors.

1.11. “Holder” will mean an Eligible Individual to whom an Option has been granted.

1.12. “Incentive Stock Option” will mean any stock option that is intended to satisfy the requirements of Section 422 of the Code and the regulations promulgated thereunder.

1.13. “Non-Employee Director” will mean a director who meets the definition of “non-employee director” under Rule 16b-3 under the Exchange Act, and who qualifies as an “outside director” within the meaning of Section 162(m) of the Code, and to the extent applicable, meets the requirements for an independent director, pursuant to the rules of any securities exchange on which the stock is listed, or if the stock is not listed, the rules of the National Association of Securities Dealers, Inc. (“NASD”), if applicable.

1.14. “Non-Incentive Stock Options” will mean any stock option that does not qualify as an Incentive Stock Option.

1.15. “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

1.16. “Options” will mean either Incentive Stock Options or Non-Incentive Stock Options, or both.

1.17. “Stock” will mean the Corporation’s authorized common stock, $0.01 par value, together with any other securities with respect to which Options granted hereunder may become exercisable.

SECTION 2. Stock and Maximum Number of Shares Subject to the Plan.

2.1. Description of Stock and Maximum Shares Allocated. The Stock which Options granted hereunder give a Holder the right to purchase may be unissued or reacquired shares of Stock, as the Corporation may, in its sole and absolute discretion, from time to time determine.

Subject to the adjustments provided for in Section 6.6 hereof, the aggregate number of shares of Stock to be issued pursuant to the exercise of all Options granted hereunder may equal but will not exceed 600,000 shares of Stock.

2.2. Restoration of Unpurchased Shares. If an Option granted hereunder expires or terminates for any reason during the term of this Plan and prior to the exercise of the Option in full, the shares of Stock subject to but not issued under such Option will again be available for Options granted hereunder subsequent thereto.

SECTION 3. Administration of the Plan.

3.1. Administration by Board of Directors. The Board of Directors will administer the Plan unless and until the Board of Directors delegates administration to a Committee, as provided in Section 3.5.

3.2. Powers of Board of Directors. Subject to the express provisions hereof, the Board of Directors will have the authority, in its sole and absolute discretion, (a) to adopt, amend, and rescind administrative and interpretive rules and regulations relating to the Plan; (b) to determine the terms and provisions of the respective Agreements (which need not be identical), including provisions defining or otherwise relating to (i) subject to Section 6 of the Plan, the term and the period or periods and extent of exercisability of the Options, (ii) the extent to which the transferability of shares of Stock issued upon exercise of Options is restricted, and (iii) the effect of approved leaves of absence (consistent with any applicable regulations of the Internal Revenue Service); (c) to accelerate the time of exercisability of any Option that has been granted; (d) to construe the respective Agreements and the Plan; and (e) to make all other determinations and perform all other acts necessary or advisable for administering the Plan, including the delegation of such ministerial acts and responsibilities as the Board of Directors deems appropriate. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Agreement in the manner and to the extent it will deem expedient to carry it into effect, and it will be the sole and final judge of such expediency. The Board of Directors will have full discretion to make all determinations on the matters referred to in this Section; such determinations will be final, binding and conclusive.

3.3. Meetings and Actions of Board of Directors. The Board of Directors will hold its meetings at such times and places as it may determine. All decisions and determinations of the Board of Directors will be made by the majority vote or decision of all of its members present at a meeting; provided, however, that any decision or determination reduced to writing and signed by all of the members of the Board of Directors will be as fully effective as if it had been made at a meeting duly called and held. The Board of Directors may make any rules and regulations for the conduct of its business that are not inconsistent with the provisions hereof and with the bylaws of the Corporation as it may deem advisable.

3.4. Effect of Board of Directors’ Decision. All determinations, interpretations and constructions made by the Board of Directors in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons. Members of the Board of Directors and any officer or employee of the Corporation or any Affiliate acting at the direction of, or on behalf of, the Board of Directors will not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and will, to the extent permitted by law, be fully indemnified by the Corporation with respect to any such action or determination.

3.5 Delegation to Committee.

(a) General. The Board of Directors may delegate administration of the Plan to a Committee or Committees of one (1) or more members of the Board of Directors, and the term “Committee” will apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board of Directors, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board of Directors will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board of Directors. The Board of Directors may abolish the Committee at any time and revest in the Board of Directors the administration of the Plan.

(b) So long as the Corporation is publicly traded, in the discretion of the Board of Directors, the Committee may consist solely of two or more Non-Employee Directors. Within the scope of such authority, the Board of Directors or the Committee may (i) delegate to a committee of one or more members of the Board of Directors who are not “outside directors” within the meaning of Section 162(m) of the Code the authority to grant Options to Eligible Individuals who are either (A) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Option or (B) not persons with respect to whom the Corporation wishes to comply with Section 162(m) of the Code or (ii) delegate to a committee of one or more members of the Board of Directors who are not “non-employee directors” within the meaning of Rule 16b-3 the authority to grant Options to Eligible Individuals who are not then subject to Section 16 of the Exchange Act.

SECTION	4. Eligibility and Participation.

4.1. Eligible Individuals. Options may be granted hereunder only to persons who are Eligible Individuals at the time of the grant thereof. Notwithstanding any provision contained herein to the contrary, a person will not be eligible to receive an Incentive Stock Option hereunder unless he is an employee of the Corporation or an Affiliate, nor will a person be eligible to receive an Incentive Stock Option hereunder if he, at the time such Option is granted, would own (within the meaning of Section 422 of the Code) stock possessing more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Corporation or of an Affiliate unless at the time such Incentive Stock Option is granted the exercise price per share of Stock is at least one hundred and ten percent (110%) of the Fair Market Value of each share of Stock to which the Incentive Stock Option relates and the Incentive Stock Option is not exercisable after the expiration of five years from the date it is granted.

4.2. Section 162(m) Limitation. Subject to the provisions of Section 6.6 relating to adjustments upon changes in the shares of Stock, no employee will be eligible to be granted Options covering more than 250,000 shares of Stock during any calendar year.

4.3. No Right to Option. The adoption of the Plan will not be deemed to give any person a right to be granted an Option.

SECTION	5. Grant of Options and Certain Terms of the Agreements.

Subject to the express provisions hereof, the Board of Directors will determine which Eligible Individuals will be granted Options hereunder from time to time. In making grants, the Board of Directors will take into consideration the contribution the potential Holder has made or may make to the success of the Corporation or its Affiliates and such other considerations as the Board of Directors may from time to time specify. The Board of Directors will also determine the number of shares subject to each of such Options, and will authorize and cause the Corporation to grant Options in accordance with such determinations.

The date on which the Board of Directors completes all action constituting an offer of an Option to an individual, including, but not limited to, the specification of the number of shares of Stock to be subject to the Option and the exercise price thereof. In no event will a Holder gain any rights in addition to those specified by the Board of Directors in its grant, regardless of the time that may pass between the grant of the Option and the actual execution of the Agreement by the Corporation and the Holder.

Each Option granted hereunder will be evidenced by an Agreement, executed by the Corporation and the Eligible Individual to whom the Option is granted, incorporating such terms as the Board of Directors will deem necessary or desirable. More than one Option may be granted hereunder to the same Eligible Individual and be outstanding concurrently hereunder. In the event an Eligible Individual is granted both one or more Incentive Stock Options and one or more Non-Incentive Stock Options, such grants will be evidenced by separate Agreements, one for each of the Incentive Stock Option grants and one for each of the Non-Incentive Stock Option grants.

Each Agreement may contain or otherwise provide for conditions giving rise to the forfeiture of the Stock acquired pursuant to an Option granted hereunder or otherwise and such restrictions on the transferability of shares of the Stock acquired pursuant to an Option granted hereunder or otherwise as the Board of Directors in its sole and absolute discretion will deem proper or advisable. Such conditions giving rise to forfeiture may include, but need not be limited to, the requirement that the Holder render substantial services to the Corporation or its Affiliates for a specified period of time. Such restrictions on transferability may include, but need not be limited to, options and rights of first refusal in favor of the Corporation and shareholders of the Corporation other than the Holder of such shares of Stock who is a party to the particular Agreement or a subsequent holder of the shares of Stock who is bound by such Agreement. In addition, no Option may be exercisable for a period of more than ten years from the date the Option is granted.

SECTION	6. Terms and Conditions of Options.

All Options granted hereunder will comply with, be deemed to include, and will be subject to the following terms and conditions:

6.1. Number of Shares. Each Agreement will state the number of shares of Stock to which it relates.

6.2. Exercise Price. Each Agreement will state the exercise price per share of Stock. The exercise price per share of Stock subject to an Incentive Stock Option will not be less than the greater of (a) the par value per share of the Stock or (b) 100% of the Fair Market Value per share of the Stock on the date of the grant of the Option. The exercise price per share of Stock subject to a Non-Incentive Stock Option will be determined by the Board of Directors upon the granting of the Non-Incentive Stock Option.

6.3. Medium and Time of Payment, Method of Exercise, and Withholding Taxes. The Committee shall determine the time or times an Option may be exercised. The exercise price of an Option will be payable upon the exercise of the Option either (i) in cash or by certified or cashier’s check payable to the order of the Corporation (or by personal check if agreed to by the Corporation), or, (ii) with the consent of the Board of Directors, with shares of Stock of the Corporation owned by the Holder, including a multiple series of exchanges of such Stock, or with the consent of the Board of Directors, by a combination of cash and such shares or, (iii) through such “cashless exercise” procedure that is acceptable to the Committee in its full discretion to the extent that such procedure does not violate the Sarbanes Oxley Act of 2002 or any other applicable law or, (iv) any other legal consideration that is acceptable to the Committee and is in accordance with applicable law. Exercise of an Option will not be effective until the Corporation has received written notice of exercise. Such notice must specify the number of whole shares to be purchased and be accompanied by payment in full of the aggregate exercise price of the number of shares purchased. The Corporation will not in any case be required to sell, issue, or deliver a fractional share of Stock with respect to any Option.

The Board of Directors may, in its discretion, require a Holder to pay to the Corporation at the time of exercise of an Option or portion thereof the amount that the Corporation deems necessary to satisfy its obligation to withhold Federal, state or local income or other taxes incurred by reason of the exercise. Where the exercise of an Option does not give rise to an obligation to withhold Federal income or other taxes on the date of exercise, the Corporation may, in its discretion, require a Holder to place shares of Stock purchased under the Option in escrow for the benefit of the Corporation until such time as Federal income or other tax withholding is no longer required with respect to such shares or until such withholding is required on amounts included in the gross income of the Holder as a result of the exercise of an Option or the disposition of shares of Stock acquired pursuant thereto. At such later time, the Corporation, in its discretion, may require a Holder to pay to the Corporation the amount that the Corporation deems necessary to satisfy its obligation to withhold Federal, state or local income or other taxes incurred by reason of the exercise of the Option or the disposition of shares of Stock. Upon receipt of such payment by the Corporation, such shares of Stock will be released from escrow to the Holder.

6.4. Term, Time of Exercise, and Transferability of Options. In addition to such other terms and conditions as may be included in a particular Agreement granting an Option, an Option will be exercisable during a Holder’s lifetime only by the Holder or by the Holder’s guardian or legal representative. Incentive Stock Options will not be transferable other than by will or the laws of descent and distribution. Non-Incentive Stock Options will not be transferable other than by will or the laws of descent and distribution, or upon the express prior written consent of the Board of Directors in each instance. The provisions of the remainder of this paragraph will apply to the extent a Holder’s Agreement does not expressly provide otherwise. If a Holder ceases to be an Eligible Individual, the Option will terminate ninety days after such Holder ceases to be an Eligible Individual. Notwithstanding the foregoing, if a Holder ceases to be an Eligible Individual by reason of (a) disability (as defined in Section 105(d)(4) of the Code), or (b) death, then the Holder will have the right for twelve months after the date of disability or death to exercise an Option to the extent such Option is exercisable on the date of his death or disability.

That portion of the Option which is not exercisable on the date the Holder ceases to be an Eligible Individual will terminate and be forfeited to the Corporation on the date of such cessation.

Notwithstanding any other provision of this Plan, no Incentive Stock Option will be exercisable after the expiration of ten years from the date it is granted, or the period specified in Section 4.1, if applicable. The Board of Directors will have authority to prescribe in any Agreement that the Option evidenced thereby may be exercised in full or in part as to any number of shares subject thereto at any time or from time to time during the term of the Option, or in such installments at such times during said term as the Board of Directors may prescribe. Except as provided above and unless otherwise provided in any Agreement, an Option may be exercised at any time or from time to time during the term of the Option. Such exercise may be as to any or all whole (but no fractional) shares which have become purchasable under the Option.

Within a reasonable time or such time as may be permitted by law after the Corporation receives written notice that the Holder has elected to exercise all or a portion of an Option, such notice to be accompanied by payment in full of the aggregate Option exercise price of the number of shares of Stock purchased, the Corporation will issue and deliver a certificate representing the shares acquired in consequence of the exercise and any other amounts payable in consequence of such exercise. In the event that a Holder exercises both an Incentive Stock Option, or portion thereof, and a Non-Incentive Stock Option, or a portion thereof, separate Stock certificates will be issued, one for the Stock subject to the Incentive Stock Option and one for the Stock subject to the Non-Incentive Stock Option. The number of the shares of Stock transferable due to an exercise of an Option under this Plan will not be increased due to the passage of time, except as may be provided in an Agreement. However, the number of such shares of Stock which are transferable may increase due to the occurrence of certain events which are fully described in Section 6.6.

Nothing herein or in any Option granted hereunder will require the Corporation to issue any shares upon exercise of any Option if such issuance would, in the opinion of counsel for the Corporation, constitute a violation of the Securities Act of 1933, as amended, or any similar or superseding statute or statutes, or any other applicable statue or regulation, as then in effect. At the time of any exercise of an Option, the Corporation may, as a condition precedent to the exercise of such Option, require from the Holder of the Option (or in the event of his death, his legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning his intentions with regard to the retention or disposition of the shares being acquired by exercise of such Option and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Corporation, may be necessary to ensure that any disposition by such Holder (or in the event of his death, his legal representatives, heirs, legatees, or distributees), will not involve a violation of the Securities Act of 1933, as amended, or any similar or superseding statute or statutes, or any other applicable state or federal statute or regulation, as then in effect. Certificates for shares of Stock, when issued, may have the following or similar legend, or statements of other applicable restrictions, endorsed thereon, and may not be immediately transferable:

The shares of Stock evidenced by this certificate have been issued to the registered owner in reliance upon written representations that these shares have been purchased for investment. These shares have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws, in reliance upon an exception from registration. Without such registration, these shares may not be sold, transferred, assigned or otherwise disposed of unless, in the opinion of the Corporation and its legal counsel, such sale, transfer, assignment or disposition will not be in violation of the Securities Act of 1933, as amended, applicable rules and regulations of the Securities and Exchange Commission, and any applicable state securities laws.

6.5 Limitation on Aggregate Value of Shares That May Become First Exercisable During Any Calendar Year Under an Incentive Stock Option. Except as is otherwise provided in Section 6.6, with respect to any Incentive Stock Option granted under this Plan, the sum of:

(a) the aggregate Fair Market Value of shares of Stock subject to such Incentive Stock Option that first become purchasable in a calendar year under such Incentive Stock Option, and

(b) the aggregate Fair Market Value of shares of Stock or stock of any Affiliate (or a predecessor of the Corporation or an Affiliate) subject to any other incentive stock option (within the meaning of Section 422 of the Code) of the Corporation or its Affiliates (or a predecessor corporation of any such corporation), that first become purchasable in a calendar year under such incentive stock option may not (with respect to any Holder) exceed $100,000, with such Fair Market Value to be determined as of the date the Incentive Stock Option or such other incentive stock option is granted.

For purposes of this Section, “predecessor corporation” means (i) a corporation that was a party to a transaction described in Section 425(a) of the Code (or which would be so described if a substitution or assumption under such section had been effected) with the Corporation, (ii) a corporation which, at the time the new incentive stock option (within the meaning of Section 422 of the Code) is granted, is an Affiliate of the Corporation or a predecessor corporation of any such corporations, or (iii) a predecessor corporation of any such corporations.

6.6 Adjustments Upon Changes in Capitalization. Notwithstanding any other provision hereof, in the event of any change in the number of outstanding shares of Stock effected without receipt of consideration therefor by the Corporation, by reason of a stock dividend, or split, combination, exchange of shares or other recapitalization, merger, or otherwise, in which the Corporation is the surviving corporation (1) the aggregate number and class of the reserved shares, (2) the number and class of shares subject to each outstanding Option and (3) the exercise price of each outstanding Option will be automatically adjusted to equitably reflect the effect thereon of such change (provided, however, that any fractional share resulting from such adjustment may be eliminated). In the event of a dispute concerning such adjustment, the Board of Directors has full discretion to determine the resolution of the dispute. Such determination will be final, binding and conclusive. The number of reserved shares or the number of shares subject to any outstanding Option will be automatically reduced by any fraction included therein which results from any adjustment made pursuant to this Section.

The following provisions of this Section will apply unless a Holder’s Agreement provides otherwise. In the event of:

(a) a dissolution or liquidation of the Corporation,

(b) a merger or consolidation (other than a merger effecting a re-incorporation of the Corporation in another state or any other merger or a consolidation in which the shareholders of the surviving corporation and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the shareholders of the Corporation and their proportionate interests therein immediately prior to the merger or consolidation) in which the Corporation is not the surviving corporation (or survives only as a subsidiary of another corporation in a transaction in which the shareholders of the parent of the Corporation and their proportionate interests therein immediately after the transaction are not substantially identical to the shareholders of the Corporation and their proportionate interests therein immediately prior to the transaction; provided, however, that the Board of Directors may at any time prior to such a merger or consolidation provide by resolution that the foregoing provisions of this parenthetical will not apply if a majority of the board of directors of such parent immediately after the transaction consists of individuals who constituted a majority of the Board of Directors immediately prior to the transaction), or

(c) a transaction in which any person (other than a shareholder of the Corporation that already is the owner of 50% or more of the total combined voting power of all classes of the Corporation on the date of the Holder’s Agreement) becomes the owner of 50% or more of the total combined voting power of all classes of stock of the Corporation (provided, however, that the Board of Directors may at any time prior to such transaction provide by resolution that this subparagraph (c) will not apply if such acquiring person is a corporation and a majority of the board of directors of the acquiring corporation immediately after the transaction consists of individuals who constituted a majority of the Board of Directors immediately prior to the acquisition of such 50% or more total combined voting power)

the Board of Directors may, at its election, as of the effective time of such transaction, either (1) change the number and kind of shares of stock (including substitution of shares of another corporation) and exercise price in the manner it deems appropriate, provided, however, that in no event may any change be made under this Section which would constitute a “modification” within the meaning of Section 425(h)(3) of the Code; or (2) cancel the outstanding Options and pay each Holder with Options having an exercise price that is greater than the Fair Market Value of the Stock represented by the Options a payment in cash or other property as determined by the Board of Directors in its full discretion, the spread between such aggregate exercise price and the Fair Market Value of such shares provided that such Options have not at that time expired or been terminated.

6.7 Rights as a Shareholder. A Holder will have no right as a shareholder with respect to any shares covered by his Option until a certificate representing such shares is issued to him. No adjustment will be made for dividends (ordinary or extraordinary, whether in cash or other property) or distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 6.6 hereof.

6.8 Modification, Extension and Renewal of Options. Subject to the terms and conditions of and within the limitations of the Plan, the Board of Directors may modify, extend or renew outstanding Options granted under the Plan; provided, however, that no Options may be repriced nor may any modification or exchange of Options occur if such modification or exchange would be deemed a repricing of the Options. Further, the Board of Directors may not, without the consent of the Holder, alter or impair any rights or obligations under any Option theretofore granted hereunder to such Holder under the Plan, except as may be necessary, to permit such Options to continue to qualify under Section 162(m) of the Code, as applicable, and with respect to Incentive Stock Options, to satisfy the requirements of Section 422 of the Code. Nothing in this Section 6.8 shall prohibit the Board of Directors from exercising its full discretion under Section 6.6.

6.9. Furnish Information. Each Holder will furnish to the Corporation all information requested by the Corporation to enable it to comply with any reporting or other requirement imposed upon the Corporation by or under any applicable statute or regulation.

6.10 Obligation to Exercise; Termination of Employment. The granting of an Option hereunder will impose no obligation upon the Holder to exercise the same or any part thereof. In the event of a Holder’s termination of employment with the Corporation or an Affiliate, the unexercised portion of an Option granted hereunder will terminate in accordance with Section 6.4 hereof.

6.11 Agreement Provisions. The Agreements authorized under the Plan will contain such provisions in addition to those required by the Plan (including, without limitation, restrictions or the removal of restrictions upon the exercise of the Option and the retention or transfer of shares thereby acquired) as the Board of Directors will deem advisable. Each Agreement will identify the Option evidenced thereby as an Incentive Stock Option or a Non-Incentive Stock Option, as the case may be. Each Agreement relating to an Incentive Stock Option granted hereunder will contain such limitations and restrictions upon the exercise of the Incentive Stock Option to which it relates as will be necessary for the Incentive Stock Option to which such Agreement relates to constitute an incentive stock option, as defined in Section 422 of the Code.

SECTION	7. Remedies.

7.1. Attorneys Fees. The Corporation will be entitled to recover from a Holder reasonable attorneys’ fees incurred in connection with the enforcement of the terms and provisions of the Plan and any Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

7.2. Specific Performance. The Corporation will be entitled to enforce the terms and provisions of this Section 7, including the remedy of specific performance, in Travis County, Texas.

SECTION 8. Duration of Plan.

No Options will be granted herein after the date that is ten years from the earlier of (a) the date the Plan is accepted by the Board of Directors or (b) the date the Plan is approved by the shareholders of the Corporation.

SECTION 9. Amendment of Plan.

The Board of Directors may at any time terminate or from time to time amend or suspend the Plan; provided, however, that no such amendment will, without approval of the shareholders of the Corporation, except as provided in Section 6 hereof, (a) increase the aggregate number of shares of Stock as to which Options may be granted under the Plan; (b) change the minimum Option exercise price; (c) increase the maximum period during which Options may be exercised; or (d) extend the effective period of the Plan. No Option may be granted during any suspension of the Plan or after the Plan has been terminated and no amendment, suspension or termination will, without a Holder’s consent, adversely alter or impair any of the rights or obligations under any Option theretofore granted to such Holder under the Plan.

The Board of Directors may, in its sole discretion, submit any other amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

SECTION 10. General.

10.1. Application of Funds. The proceeds received by the Corporation from the sale of shares pursuant to Options will be used for general corporate purposes.

10.2. Right of the Corporation and Affiliates to Terminate Employment. Nothing contained in the Plan, or in any Agreement, will confer upon any Holder the right to continue in the employ of the Corporation or any Affiliate, or interfere in any way with the rights of the Corporation or any Affiliate to terminate his employment any time.

10.3. No Liability for Good Faith Determinations. Neither the members of the Board of Directors nor any member of the Board of Directors will be liable for any act, omission, or determination taken or made in good faith with respect to the Plan or any Option granted under it, and members of the Board of Directors and the Board of Directors will be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage, or expense (including attorneys’ fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by the Corporation, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising therefrom to the full extent permitted by law and under any directors and officers liability or similar insurance coverage that may from time to time be in effect.

10.4. Other Benefits. Participation in the Plan will not preclude the Holder from eligibility in any other stock option plan of the Corporation or any Affiliate or any old age benefit, insurance, pension, profit sharing, retirement, bonus, or other extra compensation plans which the Corporation or any Affiliate has adopted, or may, at any time, adopt for the benefit of its employees.

10.5. Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock to the Holder, or to his legal representative, heir, legatee, or distributee, in accordance with the provisions hereof, will, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Board of Directors may require any Holder, legal representative, heir, legatee, or distributee, as a condition precedent to such payment, to execute a release and receipt therefor in such form as it will determine.

10.6. No Guarantee of Interests. Neither the Board of Directors nor the Corporation guarantees the Stock of the Corporation from loss or depreciation.

10.7. Payment of Expenses. All expenses incident to the administration, termination, or protection of the Plan, including, but not limited to, legal and accounting fees, will be paid by the Corporation or its Affiliates; provided, however, the Corporation or an Affiliate may recover any and all damages, fees, expenses, and/or costs arising out of any actions taken by the Corporation to enforce its rights hereunder.

10.8. Corporation Records. Records of the Corporation or its Affiliates regarding the Holder’s period of employment, termination of employment and the reason therefor, leaves of absence, re-employment, and other matters will be conclusive for all purposes hereunder, unless determined by the Board of Directors to be incorrect.

10.9. Information. The Corporation and its Affiliates will, upon request or as may be specifically required hereunder, furnish or cause to be furnished, all of the information or documentation which is necessary or required by the Board of Directors to perform its duties and functions under the Plan.

10.10. No Liability of Corporation. The Corporation assumes no obligation or responsibility to the Holder or his legal representatives, heirs, legatees, or distributees for any act of, or failure to act on the part of, the Board of Directors.

10.11. Corporation Action. Any action required of the Corporation will be by resolution of its Board of Directors or by a person authorized to act by resolution of the Board of Directors.

10.12. Severability. If any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions hereof, but such provision will be fully severable and the Plan will be construed and enforced as if the illegal or invalid provision had never been included herein.

10.13. Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail or by a nationally recognized courier service. Any notice required or permitted to be delivered hereunder will be deemed to be delivered on the date on which it is personally delivered, or, if mailed, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has previously specified by written notice delivered in accordance herewith or, if by courier, twenty-four hours after it is sent, addressed as described in this Section. The Corporation or a Holder may change, at any time and from time to time, by written notice to the other, the address which it or he had previously specified for receiving notices. Until changed in accordance herewith, the Corporation and each Holder will specify as its and his address for receiving notices the address set forth in the Agreement pertaining to the shares to which such notice relates.

10.14. Waiver of Notice. Any person entitled to notice hereunder may waive such notice.

10.15. Successors. The Plan will be binding upon the Holder, his legal representatives, heirs, legatees and distributees upon the Corporation, its successors, and assigns, and upon the Board of Directors, and its successors.

10.16. Headings. The titles and headings of sections and paragraphs are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

10.17. Governing Law. All questions arising with respect to the provisions of the Plan will be determined by application of the laws of the State of Texas except to the extent Texas law is preempted by federal law. Questions arising with respect to the provisions of an Agreement that are matters of contract law will be governed by the laws of the state specified in the Agreement, except to the extent preempted by federal law and except to the extent that Texas corporate law conflicts with the contract law of such state, in which event Texas corporate law will govern. The obligation of the Corporation to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

10.18. Word Usage. Words used in the masculine will apply to the feminine where applicable, and wherever the context of this Plan dictates, the plural will be read as the singular and the singular as the plural.

IN WITNESS WHEREOF, Prime Medical Services, Inc., acting by and through its officer hereunto duly authorized, has executed this Plan on this the 25th day of November, 2003.

PRIME MEDICAL SERVICES, INC.

By:	/s/ JOHN Q. BARNIDGE

John Q. Barnidge, Senior Vice President and Chief Financial Officer